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As filed with the Securities and Exchange Commission on November 10, 2004

Registration No. 333-112055

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JOSTENS HOLDING CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3911 (Primary Standard Industrial Classification Code Number)	20-0049713 (I.R.S. Employer Identification No.)

5501 American Boulevard West
Minneapolis, Minnesota 55437
(952) 830-3300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Marie D. Hlavaty, Esq.
Jostens Holding Corp.
5501 American Boulevard West
Minneapolis, Minnesota 55437
(952) 830-3300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
 Todd R. Chandler, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Filed Pursuant to Rule 424(b)5
Registration Number 333-112055

PROSPECTUS

JOSTENS HOLDING CORP.

$247,200,000 PRINCIPAL AMOUNT AT MATURITY
OF
10 1/4% SENIOR DISCOUNT NOTES DUE 2013

The Company:

  •
  We are a leading North American specialty printing, marketing and school-related affinity products and services enterprise.

The notes:

  •
  Maturity: December 1, 2013.

  •
  Interest Payment: Prior to December 1, 2008, interest will accrue on the notes in the form of an increase in the accreted value of such notes. The notes will have an initial accreted value of $606.82 per $1,000 stated principal amount at maturity. The accreted value of each note will increase from the date of issuance until December 1, 2008, at a rate of 10 1/4% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the stated principal amount at maturity on December 1, 2008. Thereafter, cash interest on the notes will accrue and be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2009, at a rate of 10 1/4% per annum.

  •
  Optional Redemption: We may redeem some or all of the notes at any time prior to December 1, 2008 at the make-whole premium described in this prospectus, plus accrued and unpaid interest to the date of redemption. We may redeem some or all of the notes at any time on or after December 1, 2008 at the redemption prices listed under "Description of the Notes—Optional Redemption."

  In addition, on or before December 1, 2006, we may redeem up to 35% of the notes at a redemption price (expressed as a percentage of the accreted value thereof at the redemption date) of 110.25%, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of certain equity offerings. See "Description of the Notes—Optional Redemption."

  •
  Ranking: The notes will rank:

  •
  senior in right of payment to all of Jostens Holdings' future subordinated indebtedness;

  •
  equally in right of payment with all of Jostens Holdings' future unsecured senior indebtedness;

  •
  junior to all of Jostens Holdings' future secured indebtedness to the extent of the value of the security for that indebtedness; and

  •
  effectively junior to all of the existing and future indebtedness and other liabilities and preferred stock of Jostens Holdings' subsidiaries.

        Consider carefully the "Risk Factors" beginning on page 11 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus will be used by Credit Suisse First Boston LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the securities. We do not intend to list the securities on any securities exchange. Credit Suisse First Boston LLC has advised us that it is currently making a market in the securities; however, it is not obligated to do so and may stop at any time. Credit Suisse First Boston LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the securities but will bear the expenses of registration. See "Plan of Distribution."

Credit Suisse First Boston

The date of this prospectus is                      , 2004

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of each such contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits thereto, at the Commission's Public Reading Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as us who file electronically with the Commission.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and in accordance therewith, will file reports with the Commission. You may inspect and copy these reports and other information at the addresses set forth above. You may request copies of the documents, at no cost, by telephone at (952) 830-3300 or by mail to Jostens Holding Corp., 5501 American Boulevard West, Minneapolis, Minnesota 55437.

i

INDUSTRY AND MARKET DATA

        Industry and market data used throughout this prospectus are based on our research and estimates. While we believe our internal research and estimates are reliable and appropriate, we have not independently verified such data and we make no representation as to the accuracy of such information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements." Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "project" or "continue" or the negative thereof or other similar words. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Any or all of our forward-looking statements in this prospectus and in any public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. Investors are cautioned not to place undue reliance on any forward-looking statements. Investors should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events and should not consider the following list to be a complete statement of all potential risks and uncertainties.

        Any change of following factors may materially and adversely affect our business and our financial results:

  •
  our substantial indebtedness following the consummation of the Transactions (as defined);

  •
  our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner;

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  competition from other companies;

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  the seasonality of our businesses;

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  loss of significant customers or customer relationships;

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  fluctuations of raw material prices and our reliance on a limited number of suppliers;

  •
  Jostens, Inc.'s reliance on independent sales representatives;

  •
  our reliance on numerous complex information systems;

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  Von Hoffmann Holdings Inc.'s dependency on the sale of school textbooks;

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  the textbook adoption cycle and levels of government funding for education spending;

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  the reliance of our businesses on limited production facilities;

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  the amount of capital expenditures required at our businesses;

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  the failure of Arcade's sampling systems to comply with U.S. postal regulations;

  •
  labor disturbances;

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  environmental regulations;

  •
  foreign currency fluctuations and foreign exchange rates;

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  the outcome of litigation;

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  control by our controlling shareholders; and

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  the other factors discussed below under the caption "Risk Factors."

        The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

ii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. Therefore, you should read the entire prospectus carefully, including, in particular, the section entitled "Risk Factors" and the financial statements and the related notes to those statements. All references to market share contained in this prospectus are based on sales volumes unless otherwise indicated. Except where otherwise indicated in this prospectus, (1) "Jostens Holdings" refers to Jostens Holding Corp.; (2) "JIHC" refers to Jostens IH Corp., all the outstanding common stock of which is owned by Jostens Holdings indirectly through Jostens Secondary Holdings Corp.; (3) "Jostens" refers to Jostens, Inc., all the outstanding common stock of which is owned by JIHC; (4) "Von Hoffmann" refers to Von Hoffmann Holdings Inc. and its subsidiaries; (5) "Arcade" refers to AHC I Acquisition Corp. and its subsidiaries; and (6) "we," "our," "ours," "us" and "Company" refer collectively to Jostens Holdings and its subsidiaries, including JIHC, Jostens, Von Hoffmann and Arcade after giving effect to the Transactions. The use of these terms is not intended to imply that Jostens Holdings, JIHC, Jostens and Jostens' subsidiaries, Von Hoffmann and Von Hoffmann's subsidiaries and Arcade and Arcade's subsidiaries are not separate and distinct legal entities. Jostens Holdings is the sole obligor on the notes, and its subsidiaries do not have any obligation with respect to the notes. All references to a particular Jostens Holdings fiscal year are to the four fiscal quarters ended the Saturday nearest to December 31. All references to a particular Von Hoffmann fiscal year are to the four fiscal quarters ended December 31. All references to a particular Arcade fiscal year are to the four fiscal quarters ended June 30. Unless otherwise indicated, financial information identified in this prospectus as pro forma gives effect to the consummation of the Transactions in the manner described under "Unaudited Pro Forma Condensed Consolidated Financial Information."

Our Company

        We are a leading North American specialty printing, marketing and school-related affinity products and services enterprise that was formed through the combination of Jostens, Von Hoffmann and Arcade. On a pro forma basis, we generated approximately 74% of our net sales for fiscal 2003 from printing and marketing products, which include, among others, yearbooks, educational materials, diplomas, announcements, direct marketing materials and commercial printing. We also manufacture and distribute other non-print based school-related affinity products and services such as class rings, caps and gowns and school photography. More than 80% of our pro forma net sales for fiscal 2003 were generated for products and services for which we believe we have the #1 or #2 market position in North America.

        On October 4, 2004, Jostens Holdings completed a series of transactions pursuant to which Arcade and Von Hoffmann became indirect, wholly-owned subsidiaries of Jostens Holdings. As a result of these transactions, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, own approximately 49.6% of our voting interest and 45% of our economic interest, and affiliates of DLJ Merchant Banking Partners III, L.P., or DLJMBP III, own approximately 41% of our voting interest and 45% of our economic interest, with the remainder held by other co-investors and certain members of management. See "The Transactions."

        Our primary end market is the North American educational sector, which generated approximately 76.9% of our pro forma net sales for fiscal 2003. The North American educational sector includes high schools, colleges, middle and elementary schools and the educational publishers that service them. Over the last 100 years, we have developed long-standing relationships with administrators in over 25,000 schools in North America and major publishers of educational textbooks such as Harcourt Inc., Houghton Mifflin Company, The McGraw-Hill Companies and Pearson Plc.

        We believe Jostens, Von Hoffmann and Arcade all have attractive and growing niche end markets. We believe that the combination of these businesses will diversify our revenue base as well as allow us to realize substantial cost savings over time.

        We will manufacture and provide our products and services through three operating companies: Jostens, Von Hoffmann and Arcade. The following chart sets forth a list of key products and services and our belief as to our respective market positions for each of our operating companies:

	Jostens		Von Hoffmann		Arcade
Key products and services:	• • • •	Yearbooks Class and affiliation rings Graduation products Photography	• • • •	Textbooks Textbook covers Standardized tests Textbook components	• •	ScentStrip® Patented products, including BeautiSeal®
Estimated North American market position:	• • • •	#1 Yearbooks #1 Class rings #1 Graduation products #1 School photography (Canada)	• •	#1 Textbook covers #2 Elementary and high school case-bound textbooks	•	#1 Scent strip samplers

Jostens

        Jostens is the nation's leading provider of school-related affinity products and services including yearbooks, class rings and graduation products. Our 107-year history of providing quality products has enabled us to develop long-standing relationships with school administrators throughout the country. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% in its major product lines. We believe Jostens has an estimated 40% to 50% market share across its major product lines.

        Jostens sells its products and services predominantly to North American high school and college students, primarily through a network of approximately 1,000 sales representatives and associates. Most of these sales representatives and associates are independent. Jostens' sales representatives and technical support employees assist students and faculty advisors with the planning and layout of yearbooks. With a new class of students each year and periodic faculty advisor turnover, Jostens' sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. In most schools with which it has a relationship, Jostens sells class rings to students as the designated supplier of the school's official class ring. Class rings are also sold through college bookstores, other campus stores, retail jewelry stores and via the Internet. Jostens also sells caps, gowns, diplomas and announcements, as well as graduation-related accessories, to students and administrators through the same sales representatives who sell class rings.

        In addition to its other product lines, Jostens is the leading provider of school photography products and services in Canada and has a small but growing presence in the United States. Through Jostens' network of sales representatives and independent dealers, Jostens provides photography services for special events and class and individual school pictures of high school, middle and elementary school students.

        We estimate that the school-related affinity products market, which consists of sales of yearbooks, class rings and graduation products to 16,500 U.S. high schools and 5,300 U.S. colleges, represents $1.5 billion in annual revenues. Jostens also participates in the estimated $2.7 billion North American school photography industry. Historically, Jostens has benefited from growth in the number of total graduates and the total school population, unlike other businesses whose growth is correlated with economic cycles. According to the National Center for Educational Statistics, the number of U.S. high school graduates increased from 2.5 million in 1992 to a projected 3.0 million in 2004. The U.S. Department of Education expects continued growth for the remainder of the decade.

Von Hoffmann

        Von Hoffmann is a leading manufacturer of four-color case-bound and soft-cover educational textbooks, textbook covers, standardized test materials and related components for major educational publishers in the United States. The educational publishers, in turn, sell them to elementary schools, middle schools, high schools and colleges. Von Hoffmann also provides commercial printing services to non-educational customers, including business-to-business catalog publishers, the federal government, trade publishers and the health-care and financial services industries. Its Lehigh Direct business provides a range of innovative printing products and services to the direct marketing sector. Over its 100-year history, Von Hoffmann has established itself as a trusted provider of quality products with a reputation for on-time delivery and innovation.

        Von Hoffmann's primary customers in the instructional materials market include Harcourt, Inc., Houghton Mifflin Company, The McGraw-Hill Companies and Pearson Plc. Von Hoffmann competes in the educational textbook market by leveraging its reputation for quality and full service and by providing competitive pricing and rapid turnaround. We believe that Von Hoffmann has approximately a 50% market share of the textbook cover market and approximately a 35% market share of the elementary through high school, or ELHI, four-color case-bound textbook market.

        The 2004 Veronis Suhler Forecast estimates that the end-market for ELHI and college instructional materials will grow from $8.7 billion in 2003 to $11.6 billion in 2008 driven by increases in: (1) prospective textbook adoptions in the coming years; (2) standardized testing; (3) state funding for public elementary and secondary schools; (4) the importance of supplemental materials; and (5) levels of student enrollment. We believe that expected positive trends in the planned textbook adoption cycle in key states over the next several years and the respective curricula to be adopted will contribute significantly to growth in our business. We believe that the market for ELHI and college instructional materials has attractive characteristics and remains one of the strongest sectors within the book publishing industry.

Arcade

        Arcade is a leading global marketer and manufacturer of multi-sensory and interactive advertising sampling systems that utilize various technologies to engage the senses of touch, sight and smell. Arcade has over a 100 year history and introduced its ScentStrip® product in 1980. Arcade offers an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, such as magazine inserts, catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs.

        Arcade sells its products to fragrance companies (such as Estée Lauder, Inc. and L'Oréal Group), prestige and mass cosmetic companies (such as Mary Kay Inc.), consumer products companies (such as The Procter & Gamble Company), department stores, home shopping retailers and specialty retailers. ScentStrip® sales represented 39% of Arcade's net sales for fiscal 2003. We estimate that Arcade has approximately a 50% market share of the scent strip segment of the fragrance sampling market.

Business Strengths

        We believe that we are distinguished by the following business strengths:

Leading market positions and competitive advantages

        More than 80% of our pro forma net sales for fiscal 2003 were generated from products and services in which we believe we have the #1 or #2 market position in North America. We believe that Jostens has an approximately 40% to 50% market share across its major product lines, Von Hoffmann has approximately a 50% market share of the textbook cover market and approximately a 35% market share of the four-color case-bound textbook market, and Arcade has approximately a 50% market share of the scent strip sampler market.

        The majority of Jostens' sales are "in the schoolhouse", to school administrators and students, with whom long-standing relationships and the trust that an individualized, quality product will be delivered on-time are important. Von Hoffmann's manufacturing operations, particularly its bookbinding capabilities, and dedication to the educational end market provide a competitive advantage over other printers that would have to dedicate significant resources to establish similar production capabilities. We believe that Arcade is the industry leader in the introduction of innovative products with nearly one half of Arcade's revenues generated from products for which Arcade holds patents.

Attractive and growing industry dynamics

        The markets for our products and services exhibit attractive characteristics that we believe will contribute to the growth of our businesses. We believe that continued growth in the number of high school graduates will benefit Jostens. Jostens' core products are generally purchases that are made through various economic cycles. Additionally, we believe that the expected upturn in the textbook adoption cycle over the next several years will be a primary contributor to growth for Von Hoffmann. Similarly, we believe that Arcade is well positioned to benefit from any rebound in the advertising market.

Reputation for superior quality and customer service

        We have successfully leveraged the quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve 25,000 schools, every major textbook publisher and a variety of leading fragrance, cosmetic and consumer products customers. We believe our businesses are well regarded in the markets in which they operate, where reliable service, product quality and the ability to solve complex production and distribution problems are important competitive attributes. Jostens has maintained long-standing customer relationships through its ability to provide highly customized and personalized products. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% of its customers in its major product lines. Von Hoffmann maintains long-standing relationships with the major educational publishers, and each of its top five customers has been a customer of Von Hoffmann for over 30 years. Arcade's technical expertise, manufacturing reliability and customer capabilities have enabled it to develop strong relationships with its customers. Arcade's top five customers have been Arcade customers for over 10 years.

Experienced management team

        Our executive management team has considerable industry experience. Marc Reisch, who has joined our company as Chairman, President and Chief Executive Officer, has over 20 years experience in the printing and publishing industries and formerly served as the Chairman and Chief Executive Officer of Quebecor World North America. He also has a proven track record of successfully acquiring and integrating companies. Our senior management team has substantial industry experience and an average of 22 years of experience in the industries in which our companies operate. Our management will also be highly motivated stakeholders through our new equity and option plan, which includes substantial management investment in our equity.

Business Strategy

        The principal features of our business strategy include the following:

Improve customer service and selling strategy to drive growth

        We expect to continue to enhance our relationships with our customers through a focus on customer service and sales force effectiveness across our businesses. Jostens, Von Hoffmann and Arcade will maintain separate sales forces to sell their products, which will help to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our selling strategy. At Jostens, our sales strategy will be focused on improving account retention and buy rates through enhanced customer service and new product offerings, increasing the cross-selling of additional Jostens products to existing customers and adding new customers. At Von Hoffmann, our efforts will be directed at increasing our sales to existing educational customers through a focus on product quality, customer service and the breadth of our product offering following the acquisition of Lehigh Press. We also plan to expand our commercial printing business during our off-peak seasons through a targeted sales effort to non-educational customers. At Arcade, we intend to grow our market share with our core fragrance and cosmetics customers through a continued emphasis on customer service and product innovation. We also plan to expand Arcade's customer base by emphasizing the effectiveness of its advertising solutions in less traditional markets such as consumer packaged goods.

Enhance core product and service offerings

        We have continually invested in our businesses to position ourselves as a leader in innovation and breadth of products and services in each market we serve. Through new product development and services and the addition of new features, add-ons and customization, we believe we are able to further stimulate the demand for our products, improve account retention and relationships and generate additional revenue. For instance, Jostens was an industry leader in introducing the electronic manufacturing of yearbooks. Similarly, Von Hoffmann has selectively added new service offerings, such as design, art procurement, editorial, color separation and printing plastic transparencies and decorative covers in the instructional materials and commercial printing markets. Arcade has expanded its sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories. We believe that Arcade's innovative sampling systems have altered the economics and efficiencies of product sampling in the cosmetic and fragrance markets. We intend to continue to invest time and resources to maintain our leading positions in our three businesses.

Implement near-term cost savings initiatives

        By combining our three businesses in connection with the Transactions, we believe that significant, near-term cost saving opportunities exist. These cost savings will primarily be achieved through procurement initiatives aimed at reducing the costs of materials and services used in our operations and reducing corporate and administrative expenses. Our procurement initiatives will focus on our raw materials, but will also encompass other materials and services such as logistics and energy costs. We expect to reduce our corporate and administrative expenses through selected rationalization of certain overhead costs across our three businesses. Through these initiatives, we expect to achieve annual cost savings of between $22 million and $30 million, with approximately $20 million achievable in 2005. See "Risk Factors—Risks Relating to Our Business—We may not be able to achieve all of our expected cost savings and benefits from the Transactions."

Improve operating efficiencies and asset utilization

        The combination of Jostens, Von Hoffmann and Arcade provides opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. First, we intend to extend continuous improvement and lean manufacturing practices across all three businesses. Second, we will continue to invest in certain facilities and consolidate others to improve our asset utilization while continuing to provide our customers with high quality products and services. Third, we intend to take advantage of the seasonality present in our businesses to capture selected commercial printing business. We intend to leverage Von Hoffmann's facilities, our reputation in the commercial market and our management team's experience in the commercial printing industry to increase our presence in the commercial printing market. Lastly, we intend to continue to identify additional corporate purchasing and procurement opportunities beyond those outlined above.

Selectively pursue complementary acquisitions

        We intend to pursue opportunistic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings. In 2003, Von Hoffmann acquired Lehigh Press, which provides us with a market-leading position in the manufacturing of textbook covers and a significant direct mail business. In 2003, Jostens purchased a small U.S. photography business and a small soft-cover, elementary school-focused memory book printer. We believe that there will be additional acquisition opportunities in the industries in which we operate.

The Transactions

        We are directly owned by affiliates of DLJMBP III, affiliates of KKR (together with DLJMBP III, the "Sponsors"), other co-investors and certain members of management. On July 21, 2004, we entered into a contribution agreement with Fusion Acquisition LLC, or Fusion, an affiliate of KKR, pursuant to which Fusion contributed to us (the "Contribution") all of the stock of Von Hoffmann and Arcade that Fusion acquired immediately prior to such Contribution pursuant to two separate mergers, or the Mergers, in exchange for shares of our common stock to Fusion. Subsequent to the Contribution, we caused all of the equity interests of Von Hoffmann and Arcade held by us to be contributed to JIHC, which resulted in Von Hoffmann and Arcade becoming JIHC's wholly-owned subsidiaries.

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P., or DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, Fusion was issued equity interests representing approximately 49.6% of our voting interest and 45% of our economic interest. As a result of the Transactions, affiliates of DLJMBP III hold equity interests representing approximately 41% of our voting interest and 45% of our economic interest, with the remainder held by other co-investors and certain members of management.

        In connection with the Transactions, we have concluded tender offers to repurchase any and all of the outstanding 12 3/4% Senior Subordinated Notes Due 2010 of Jostens, 10 1/4% Senior Notes Due 2009 and 10 3/8% Senior Subordinated Notes Due 2007 of Von Hoffmann Corporation, 13 1/2% Subordinated Exchange Debentures Due 2009 of Von Hoffmann Holdings Inc. and 10 1/2% Senior Notes Due 2008 of AKI, Inc. and received the requisite consents from the respective holders of those notes to amend the indentures governing each respective series of notes to eliminate substantially all of the restrictive covenants and effect certain other amendments to those indentures. In accordance with the contribution agreement, we discharged the indentures governing the 12 3/4% Senior Subordinated Notes due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all other notes not tendered in connection with the tender offers.

        In connection with the Transactions:

  •
  JIHC entered into new senior secured credit facilities, consisting of a $150 million Term Loan A Facility, an $870 million Term Loan B Facility and a $250 million revolving credit facility, primarily to cover seasonal working capital requirements;

  •
  JIHC issued $500 million aggregate principal amount of 7 5/8% senior subordinated notes due 2012;

  •
  Von Hoffmann equity holders were paid approximately $187.5 million;

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  Holders of Arcade's Amended and Restated Notes were paid $81.0 million and holders of Arcade's Mandatorily Redeemable Preferred Stock were paid $63.6 million;

  •
  JIHC repaid approximately $61.9 million of indebtedness under its previous revolving credit facility;

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  JIHC used approximately $1,384.7 million to redeem Jostens' 14% Senior Redeemable Payment-in-Kind Preferred Stock and to refinance other outstanding indebtedness of Jostens, Von Hoffmann and Arcade (including accrued interest, tender premiums and prepayment penalties);

  •
  JIHC paid approximately $86.0 million of transaction fees and expenses; and

  •
  JIHC issued shares of our common stock and options to purchase shares of our common stock to Marc Reisch, our new Chief Executive Officer.

        The Contribution, Mergers and related financing transactions are referred to collectively in this prospectus as the "Transactions".

Ownership and Corporate Structure

        The chart below illustrates our ownership and corporate structure.

(1)
An affiliate of KKR owns equity interests representing approximately 49.6% of the voting interest and 45% of the economic interest of Jostens Holdings, and affiliates of DLJMBP III own equity interests representing approximately 41% of the voting interest and 45% of the economic interest of Jostens Holdings, with the remainder held by other co-investors and certain members of management.

(2)
Consists of 10 1/4% Senior Discount Notes Due 2013 of Jostens Holdings that remain outstanding.

(3)
Jostens Secondary Holdings Corp. pledged the stock of JIHC as security for the benefit of the lenders under JIHC's new senior secured credit facilities and is a guarantor of JIHC's new senior secured credit facilities.

(4)
Consists of a six-year $150 million Term Loan A Facility, a seven-year $870 million Term Loan B Facility and a $250 million five-year revolving credit facility. JIHC drew approximately $70 million under its revolving credit facility at closing of the Transactions. Except for approximately $15 million of outstanding indebtedness under the Canadian portion of JIHC's new revolving credit facility, JIHC expects to repay the entire outstanding portion of its new revolving credit facility during the fourth quarter of 2004 with cash flows from operations. JIHC's new senior secured credit facilities are secured by substantially all of JIHC's assets and substantially all of the assets of JIHC's material current and future domestic subsidiaries, including all of JIHC's capital stock and the capital stock of each of JIHC's direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries, and substantially all of JIHC's and certain of JIHC's domestic subsidiaries' tangible and intangible assets.

Summary of Terms of the Notes

        The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Jostens Holding Corp.
Securities	$247.2 million in aggregate principal amount at maturity of 10 1/4% senior discount notes due 2013.
Maturity	December 1, 2013.
Accretion; Interest	The notes were initially issued at a discount to their aggregate principal amount at maturity. Prior to December 1, 2008, interest will accrue on the notes in the form of an increase in the accreted value of such notes. The notes had an initial accreted value of $606.82 per $1,000 stated principal amount at maturity. The accreted value of each note will increase from the date of issuance until December 1, 2008, at a rate of 10 1/4% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the stated principal amount at maturity on December 1, 2008. Thereafter, cash interest on the notes will accrue and be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2009, at a rate of 10 1/4% per annum.
Ranking	The notes will be unsecured senior obligations of Jostens Holdings. The notes will rank:
• senior in right of payment to all of Jostens Holdings' future subordinated indebtedness;
• equally in right of payment with all of Jostens Holdings' future unsecured senior indebtedness;
• junior to all of Jostens Holdings' future secured indebtedness to the extent of the value of the security for that indebtedness; and
• structurally junior to all of the existing and future indebtedness and other liabilities and preferred stock of Jostens Holdings' subsidiaries.
As of July 3, 2004, after giving pro forma effect to the Transactions, Jostens Holdings' subsidiaries would have had $1,520.0 million of indebtedness outstanding, including $1,020.0 million of secured indebtedness under JIHC's new senior secured credit facilities and $500 million of senior subordinated notes of JIHC. See "Description of the Notes—Ranking."
Optional Redemption	We may redeem some or all of the notes at any time prior to December 1, 2008 at the make-whole premium described in this prospectus, plus accrued and unpaid interest to the date of redemption. We may redeem some or all of the notes at any time on or after December 1, 2008 at the redemption prices listed under "Description of the Notes—Optional Redemption."
In addition, on or before December 1, 2006, we may redeem up to 35% of the notes at a redemption price (expressed as a percentage of the accreted value thereof at the redemption date) of 110.25%, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of certain equity offerings. See "Description of the Notes—Optional Redemption."

Change of Control	If we experience a change of control (as defined in the indenture), we will be required to make an offer to repurchase the notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of repurchase.
Certain Covenants	The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:
	•	incur or guarantee additional indebtedness or issue preferred stock;
	•	pay dividends or make distributions to our stockholders;
	•	repurchase or redeem capital stock or subordinated indebtedness;
	•	make investments;
	•	create liens;
	•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;
	•	enter into transactions with our affiliates; and
	•	merge or consolidate with other companies or transfer all or substantially all of our assets.
These limitations are subject to a number of exceptions and qualifications. See "Description of the Notes—Certain Covenants."
Form of Notes	The notes are represented by a global note deposited with the trustee for the securities for the benefit of DTC. You will not receive notes in certificated form unless one of the events set forth below under the heading "Description of the Notes—Book-Entry, Delivery and Form" occurs. Instead, beneficial interests in the notes will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.
Risk Factors	You should refer to the section below entitled "Risk Factors" for an explanation of the material risks of investing in the notes.

Information About Us

        Jostens Holding Corp. was incorporated in Delaware on June 16, 2003. Our principal executive offices are located at 5501 American Boulevard West, Minneapolis, Minnesota 55437, and our telephone number is (952) 830-3300. We maintain websites at www.jostens.com, www.vonhoffmann.com and www.arcadeinc.com. Information contained on our websites does not constitute part of this prospectus and is not being incorporated by reference herein.

RISK FACTORS

        Investing in the notes involves a high degree of risk. You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to Our Business

If we fail to implement our business strategy, our business, financial condition and results of operations could be materially and adversely affected.

        Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including improving customer service and selling strategies to drive growth, enhancing our core product and service offerings and improving operating efficiencies and asset utilization. We may not be able to successfully implement our business strategy or achieve the benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to successfully implement some or all of the initiatives of our business plan, our operating results may not improve to the extent we expect, or at all.

        Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty in achieving our strategic objectives. Any failure to successfully implement our business strategy may adversely affect our business, financial condition and results of operations and thus our ability to service our indebtedness, including our ability to make principal and interest payments on the notes. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

The combination of Jostens, Von Hoffmann and Arcade may prove disruptive and could result in the combined businesses failing to meet our expectations.

        Our future operations and cash flow will depend largely upon our ability to operate Jostens, Von Hoffmann and Arcade efficiently, achieve the strategic operating objectives for our businesses and realize significant synergies and cost savings. Our new management team may encounter unforeseen difficulties in managing the integration of our three businesses. In order to successfully combine and operate our businesses, our management team will need to focus on realizing projected synergies and cost savings on a timely basis while maintaining the efficiency of our operations. Any substantial diversion of management attention or difficulties in operating three distinct businesses could affect our sales and ability to achieve operational, financial and strategic objectives.

We may not be able to achieve all of our expected cost savings and benefits from the Transactions.

        Our business plan anticipates net potential annualized cost savings of between $22 and $30 million. The scope of our cost savings plan is broad and significant and may cause losses to our business that we cannot predict. The costs to implement our cost savings plan are approximately $10 million. However, a variety of factors could cause us not to achieve the benefits of the savings plan, or could result in harm to our business, including, among others, the following:

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  delays in the anticipated timing of activities related to our cost savings plan;

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  higher than expected or unanticipated costs to implement the plan and to operate the business;

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  our inability to obtain lower raw material prices;

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  our inability to replace suppliers with less expensive alternative sources; and

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  our inability to reduce corporate and administrative expenses.

The occurrence of any of these or other factors could affect our ability to achieve cost savings in a timely manner and could adversely affect our business, financial condition and results of operations.

We may not be able to consummate acquisitions on acceptable terms, and future acquisitions may be disruptive.

        As part of our business strategy, we may selectively pursue strategic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings. Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

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  diversion of management attention from existing businesses;

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  difficulty with integration of personnel and financial and other systems;

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  increased expenses, including compensation expenses resulting from newly hired employees; and

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  potential disputes with the sellers of acquired businesses, technologies, services or products.

        Our ability to consummate acquisitions will be limited by our ability to identify appropriate acquisition candidates on acceptable terms and our financial resources, including available cash and borrowing capacity. In addition, we could experience financial or other setbacks if any of the businesses that we have acquired or invested in have problems of which we are not aware.

We are subject to competition.

        We face competition in our businesses from a number of companies, some of which have substantial financial and other resources. Our future financial performance will depend, in large part, on our ability to establish and maintain an advantageous market position. Because of substantial resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer preferences or to devote greater resources to the promotion and sale of their products than we can. We expect to meet significant competition from existing competitors with entrenched positions, and may face additional competition from new competitors, with respect to our existing product lines and new products we might introduce. Further, competitors might expand their product offerings, either through internal product development or acquisitions of our direct competitors. These competitors could introduce products or establish prices for their products in a manner that could adversely affect our ability to compete. For example, in recent years competitive pressures have resulted in lower prices for some of Arcade's fragrance products. Additional increases in competition could have an adverse effect on our business, financial condition and results of operations, as could similar increases in competition and the supply of the products that we produce. To maintain a competitive advantage, we may need to invest in product development, manufacturing capabilities and sales and marketing. We may not have sufficient resources to make the necessary investments to compete successfully against competitors.

The seasonality of our industries could have a material adverse effect on our business, financial condition and results of operations.

        We are subject to seasonal fluctuations. Our businesses experience seasonal fluctuations in their net sales tied primarily to the North American school year. For 2003, on a pro forma basis, we recorded approximately 40% of our annual net sales during the second quarter of our fiscal year. Jostens generates a majority of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. Von Hoffmann's net sales are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. Arcade's net sales have also historically reflected seasonal variations, and we expect Arcade to generate a majority of its annual net sales during our third and fourth quarters. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

        The majority of our pro forma cash flows historically would have been generated in the fourth quarter of our fiscal year. The seasonality of our businesses requires us to manage our cash flows carefully over the course of the year. If we fail to manage our cash flows effectively in response to seasonal fluctuations, we may be unable to offset the results from any such period with results from other periods, which could impair our ability to service our debt. These seasonal fluctuations also require us to allocate our resources accurately in order to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demand periods. If we fail to monitor production and distribution accurately during these peak seasonal periods and are unable to satisfy our customers' delivery requirements, we could jeopardize our relationships with our customers.

A substantial decrease or interruption in business from our significant customers could adversely affect our business, financial condition or results of operations.

        Our top ten customers represented 20.6% of our pro forma net sales for 2003. Von Hoffmann and Arcade are particularly dependent on a limited number of customers. Many of our customer arrangements are by purchase order or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in write-offs or in the loss of future business and could have a material adverse effect on our business, financial condition and results of operations.

        Jostens relies on relationships with schools, school administrators and students for the sale of its products. If Jostens failed to deliver high quality products in a timely manner or failed to respond to changing consumer preferences, it could jeopardize its customer relationships. Significant customer losses at our Jostens business would have a material adverse effect on our business, financial condition and results of operations.

        Von Hoffmann's customers include, among others, approximately 50 autonomous divisions of the four major educational textbook publishers. Each of these divisions maintains its own manufacturing relationships and generally makes textbook manufacturing decisions independently of other divisions. Combining division sales, these four publishers accounted for approximately 42% of Von Hoffmann's net sales for 2003. Von Hoffmann does not have long-term contracts with any of these customers. Accordingly, Von Hoffmann's ability to retain or increase its business with these customers depends upon its relationships with each customer's divisional managers and senior executives. Any cancellation, deferral or significant reduction in manufacturing sold to these principal customers or a significant number of smaller customers could seriously harm our business, financial condition and results of operations.

        Arcade's top three customers accounted for 41.9% of Arcade's net sales for fiscal 2004. Arcade does not generally have long-term contracts with any of its customers. Arcade may be required by some customers to qualify its manufacturing operations under specified supplier standards. If Arcade is unable to qualify under any supplier standards, Arcade's customers may not continue to purchase sampling systems from Arcade. An adverse change in Arcade's relationship with any of its significant customers could have a material adverse effect on our business, financial condition and results of operations.

We are subject to fluctuations in the cost and availability of raw materials and the possible loss of suppliers.

        We are dependent upon the availability of raw materials to manufacture our products. The principal raw materials that Jostens purchases are gold and other precious metals, paper products and precious, semiprecious and synthetic stones. Von Hoffmann primarily uses paper, ink, bindery materials and adhesives. Similarly, Arcade utilizes paper in producing its sampling products. The price and availability of these raw materials is affected by numerous factors beyond our control. These factors include:

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  the level of consumer demand for these materials;

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  the supply of these materials;

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  foreign government regulation and taxes;

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  market uncertainty;

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  environmental conditions in the case of paper; and

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  political and worldwide economic conditions.

        Any material increase in the price of these raw materials could adversely impact our cost of sales. When these fluctuations result in significantly higher raw material costs, our operating results are adversely affected to the extent we are unable to pass on these increased costs to our customers. Therefore, significant fluctuations in gold, paper products or precious, semiprecious and synthetic stone prices and other materials could have a material adverse effect on our business, financial condition and results of operations.

        We rely on a limited number of suppliers for some of our raw materials. For example, Jostens purchases substantially all of its precious, semiprecious and synthetic stones from a single supplier located in Germany with manufacturing sites in Germany and Sri Lanka. We believe this supplier provides stones to almost all of the class ring manufacturers in the United States. If access to this supplier were lost or curtailed to any significant extent, particularly during periods of peak demand for rings, Jostens' business would suffer. We may not be able to secure alternative supply arrangements in a timely and cost-efficient fashion. Similarly, all of Arcade's ScentStrip® sampling systems, which accounted for approximately 39% of Arcade's net sales for fiscal 2004, utilize specific grades of paper that are produced exclusively for Arcade by one domestic supplier. Arcade does not have a purchase agreement with the supplier, and we are not aware of any other suppliers of these specific grades of paper. Until alternative methods are developed, however, a loss of Arcade's supply of paper and the resulting competitive advantage could have a material adverse effect on Arcade's business, financial condition and results of operations to the extent that Arcade is unable to obtain such paper elsewhere. Moreover, certain of Arcade's label sampling systems, including Arcade's ScentSeal®, LiquaTouch®, BeautiSeal® and BeautiTouch® products, which accounted for approximately 27% of Arcade's net sales for fiscal 2004, utilize certain foil laminates that are sourced from one qualified vendor, with whom we do not have a supply agreement in place. We may not be successful in locating another vendor should our current vendor cease to supply component materials to us. A loss of supply of these raw materials could have a material adverse effect on our business, financial condition and results of operations.

        Von Hoffmann operates a paper management program for several of its customers. The largest and most significant paper supplier that participates in this program is MeadWestvaco Corporation, which provided approximately 92% of the paper for this program in 2003. We may not be successful in ensuring that our customers will continue to participate in the program. In addition, Von Hoffmann does not have long-term contracts with any of its raw material suppliers. Therefore, these suppliers may not continue to provide raw materials to Von Hoffmann at attractive prices, or at all, or Von Hoffmann may not be able to obtain raw materials in the future from these or other providers on the scale and within the time frames required.

        Any failure to obtain raw materials for our business on a timely basis at an affordable cost, or any significant delays or interruptions of supply could have a material adverse effect on our business, financial condition and results of operations.

Changes in Jostens' relationships with its independent sales representatives may adversely affect our business, financial condition and results of operations.

        The success of our Jostens business is highly dependent upon the efforts and abilities of Jostens' network of independent sales representatives. Many of Jostens' relationships with customers and schools are cultivated and maintained by its sales representatives. Jostens' independent sales representatives typically operate under one to three year contracts for the sale of Jostens products. These contracts are generally terminable upon 90 days notice from the end of the current year. Jostens' sales representatives could terminate or fail to renew their contracts with Jostens due to factors outside of our control. If Jostens were to experience a significant loss of its independent sales representatives, it could have a material adverse effect upon our business, financial condition and results of operations.

Our businesses depend on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

        Our businesses depend upon numerous information systems for operational and financial information and our billing operations. Jostens, for example, currently has a major information technology initiative underway. We may not be able to enhance existing information systems or implement new information systems that can integrate successfully our disparate operational and financial information systems. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. In addition, our information systems may require modifications, improvements or replacements that may require substantial expenditures and may require interruptions in operations during periods of implementation. Implementation of these systems is further subject to the availability of information technology and skilled personnel to assist us in creating and implementing the systems. The failure to successfully implement and maintain operational, financial and billing information systems at our businesses could have an adverse effect on our business, financial condition and results of operations.

We may be required to make significant capital expenditures for our businesses in order to remain technologically and economically competitive.

        Our capital expenditure requirements primarily relate to our Von Hoffmann and Jostens businesses. Von Hoffmann's capital expenditure requirements primarily relate to capacity increases and technological improvements to remain competitive. Changing competitive conditions or the emergence of any significant technological advances utilized by competitors could require us to invest significant capital in additional production technology or capacity in order to remain competitive. Jostens' capital expenditure requirements primarily relate to information technology and capital improvements throughout its business. Jostens may be required to incur additional capital expenditures to remain competitive in its industry. If we are unable to fund any such investment or otherwise fail to invest in new technologies, our business, financial condition or results of operations could be materially and adversely affected.

Our businesses are subject to changes arising from developments in technology that could render our products obsolete or reduce product consumption.

        New emerging technologies, including those involving the Internet, could result in new products and services being provided that could compete with our products and services. As a result of these factors, our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to incorporate the latest technological advances and accommodate changing customer preferences, including the use of the Internet. Jostens' Internet-based efforts may not be successful and may erode its relationships with its current customers. Similarly, Von Hoffmann derives a significant portion of its net sales from customers in the business of publishing textbooks intended for the ELHI and college markets and is thereby dependent upon the sale of books to these markets. Von Hoffmann's business would suffer if consumption of these products decreased or if these products became obsolete, e.g., if there were a shift to use of online materials. If we fail to anticipate or respond adequately to changes in technology and user preferences or are unable to finance the capital expenditures necessary to respond to such changes, our business, financial condition or results of operations could be materially and adversely affected.

Von Hoffmann's results of operations are subject to variations due to the textbook adoption cycle and government funding for education spending.

        Von Hoffmann experiences fluctuations in its results of operations due to the textbook adoption cycle and government funding for education spending. The cyclicality of the elementary and high school market is primarily attributable to the textbook adoption cycle. Von Hoffmann's results of operations are also affected by reductions in local, state and/or federal school funding for textbook purchasing. In school districts in states that primarily rely on local tax proceeds, significant reductions in those proceeds can severely restrict district purchases of instructional materials. In districts and states that primarily rely on state funding for instructional materials, a reduction in state allocations, changes in announced school funding or additional restrictions on the use of those funds may affect our results of operations. Lower than expected sales by us during the adoption period or a reduction in government funding for education spending could have a material adverse effect on Von Hoffmann's cash flows and, therefore, on our ability to service our obligations with respect to the notes and our other indebtedness. Recently, Von Hoffmann has experienced pricing pressures due to these factors and general economic conditions. If these conditions were to persist, our business, financial condition and results of operations could be adversely affected.

The results of operations of Von Hoffmann and Arcade are dependent on their respective principal production facilities.

        Approximately 50% of Von Hoffmann's net sales for 2003 were generated from its Jefferson City, Missouri production facility where it manufactures, among other products, its four-color educational textbooks. Any disruption of production capabilities at this facility for a significant term could lead to the loss of customers during any period during which production is interrupted and adversely affect our business, financial condition and results of operations. Similarly, Arcade produces each of its product lines in a different facility. Any disruption of production capabilities at any of Arcade's facilities could adversely affect its business, financial condition and results of operations.

Actions taken by the U.S. Postal Service could have a material adverse effect on our Arcade business.

        Arcade's sampling products are approved by the U.S. Postal Service, or USPS, for inclusion in subscription magazines mailed at periodical postage rates. USPS approved sampling systems have a significant cost advantage over other competing sampling products, such as miniatures, vials, packettes, sachets and blisterpacks, because these competing products cause an increase from periodical postage rates to the higher third-class rates for the magazine's entire circulation. Subscription magazine sampling inserts delivered to consumers through the USPS accounted for approximately 22% of Arcade's net sales for its fiscal 2004. If the USPS approves other competing types of sampling products for use in subscription magazines without requiring a postal surcharge, or reclassifies Arcade's sampling products such that they would incur a postal surcharge, it could have a material adverse effect on Arcade's business, financial condition and results of operations.

A deterioration in labor relations or labor availability could have an adverse impact on our operations.

        As of July 3, 2004, we employed 7,678 full-time employees on a pro forma basis (19.4% of which were subject to collective bargaining agreements). Approximately 808 of our employees at Jostens work under two collective bargaining agreements that expire in June 2007 and August 2007, respectively. Approximately 450 of our employees at Von Hoffmann work under six collective bargaining agreements that expire between December 2004 and March 2008. Approximately 229 of our employees at Arcade work under a collective bargaining agreement that expires in March 2007. We may not be able to negotiate subsequent labor agreements on satisfactory terms. If these workers were to engage in a strike, work stoppage or other slowdown, we could experience a disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. In addition, if our other employees were to become unionized, we could experience a further disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. Given the seasonality of its business, Jostens utilizes a high percentage of seasonal employees to maximize efficiency and manage its costs. If these seasonal employees were to find alternative forms of employment, we may not be able to find replacements in a timely or cost effective manner.

We are subject to environmental obligations and liabilities that could impose substantial costs upon us and may adversely affect our financial results and our ability to service our debt.

        Our operations are subject to a wide variety of federal, state and local laws and regulations governing emissions to air, discharge to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Our costs include compliance with such laws and regulations. Such laws and regulations have generally become more stringent over time, and compliance with them could increase our costs or otherwise affect our operations in the future.

        Also, as an owner or operator of real property or as a generator of hazardous substances, we may be subject to liability for environmental investigations and cleanups, regardless of fault, pursuant to the Comprehensive Environmental Response Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. In addition to the potentially large expenses associated with investigation and cleanup liabilities and damage awards, many of these laws and regulations provide for substantial fines and criminal sanctions for violations, as well as punitive damages. Liability in many situations may be imposed not only without regard to fault, but may also be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire cost.

        We have incurred losses to address environmental conditions at or emanating from several of our current and former facilities. At one of those facilities, approximately $7.5 million has been spent to date. Based on findings included in remediation reports and discussions with our advisors, we estimate that less than $1 million will be needed to finish addressing environmental conditions there. Our accrual as of October 2, 2004 for this matter was approximately $592,000. However, our estimates of the potential liability associated with this site may be exceeded by, or our reserve may be insufficient to cover, the actual costs of remediation. Also, environmental conditions may be identified at other sites, including current and former facilities that conduct or have conducted operations similar to those at our facilities that are or have been the subject of environmental investigation and remediation, resulting in additional liabilities to us. Any such liabilities could have a material adverse effect on our results of operations and could adversely affect our ability to make payments on the notes.

We are subject to risks that our intellectual property may not be adequately protected, and we may be adversely affected by the intellectual property rights of others.

        We rely on a combination of patents and trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights, particularly those of Arcade, which derives a majority of its revenues from products with some proprietary protections. We enter into confidentiality agreements with customers, vendors, employees, consultants and potential acquisition candidates to protect our know-how, trade secrets and other proprietary information. However, these measures and our patents and trademarks may not afford complete protection of our intellectual property, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or otherwise infringe, impair, misappropriate, dilute or violate our intellectual property rights. In addition, a portion of Arcade's manufacturing processes is not covered by any patent or patent application. Our competitors may independently develop equivalent or superior know-how, trade secrets or production methods.

        We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights. Third parties from time to time may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights. Our intellectual property rights may not have the value that we believe them to have, and our products or processes may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. Further, we may not prevail in any such litigation, and the results or costs of any such litigation may have a material adverse effect on our business, financial condition or results of operations. The expense involved in Arcade intellectual property litigation, for example, has been and could continue to be significant. Any litigation concerning intellectual property could be protracted and costly, is inherently unpredictable and could have a material adverse effect on our business, financial condition and results of operations regardless of its outcome.

Our controlling shareholders may have interests that conflict with yours.

        As a result of the Transactions, we are controlled by the Sponsors. These investors collectively control our affairs and policies. Circumstances may occur in which the interests of these shareholders could be in conflict with the interests of the holders of the notes. In addition, these shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the notes if the transactions resulted in our being more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our shareholders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from the Sponsors or other investors to reduce our leverage and pay our debts, while the Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. For instance, certain of the Sponsors currently have investments in Merrill Corp. and Primedia Inc. Further, if they pursue such acquisitions or make further investments in our industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence or effectively control our decisions.

We are dependent upon certain members of our senior management.

        We are substantially dependent on the personal efforts, relationships and abilities of certain members of our senior management, particularly our Chairman, President and Chief Executive Officer, Marc Reisch. The loss of Mr. Reisch's services or the services of any other member of senior management could have a material adverse effect on our company.

Risks Related To The Notes

Because there is no public market for the notes, you may not be able to resell your notes.

        The notes are registered under the Securities Act, but constitute a new issue of securities with no established trading market, and there can be no assurance as to:

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  the liquidity of any trading market that may develop;

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  the ability of holders to sell their notes; or

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  the price at which the holders would be able to sell their notes.

        If a trading market were to develop, the notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

        We understand that Credit Suisse First Boston LLC presently intends to make a market in the notes. However, it is not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

Jostens Holdings may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the notes.

        Jostens Holdings is a holding company with no operations or assets of its own other than the capital stock of Jostens Secondary Holdings Corp., which itself is a holding company with no operations or assets of its own other than the capital stock of JIHC, which also is a holding company with no operations or assets of its own other than the capital stock of Jostens, Von Hoffmann and Arcade. Operations are conducted through Jostens, Von Hoffmann and Arcade and their subsidiaries and Jostens Holdings' ability to make payments on the notes is dependent on the earnings and the distribution of funds from the subsidiaries through loans, dividends or otherwise. However, none of our subsidiaries is obligated to make funds available to Jostens Holdings for payment on the notes. The terms of the new senior secured credit facilities significantly restrict JIHC from paying dividends and otherwise transferring assets to Jostens Secondary Holdings Corp. and Jostens Holdings. JIHC's senior secured credit facilities permit cash dividends to Jostens Holdings to pay dividends on the notes after cash payments are required to be made provided that JIHC is in pro forma compliance with the coverage ratio contained in the credit agreement after giving effect to such payment (which will require JIHC to maintain a minimum coverage ratio of 2.4 to 1.0 for the first three quarters of 2009 increasing to 2.5 to 1.0 in the fourth quarter of 2009). In addition, under JIHC's senior secured credit facilities, JIHC can make dividend payments to Jostens Holdings, at any time, either to pay administrative and similar expenses or using the "Applicable Amount", which is (1) $50 million, plus (A)(1) 50% of cumulative consolidated net income available to stockholders (i.e. cumulative net income less dividends paid) if the leverage ratio for the most recent latest twelve month period is less than 4.50 to 1.0 and (2) any capital contributions made in cash; minus (B)(1) certain investments, (2) dividends paid after the closing date and (3) certain prepayments of subordinated indebtedness. Further, the terms of the indenture governing the JIHC Notes significantly restrict JIHC and its other subsidiaries from paying dividends and otherwise transferring assets to Jostens Secondary Holdings Corp. and Jostens Holdings. The indenture governing the JIHC notes permits cash dividends to Jostens Holdings to pay dividends on the notes after cash payments are required to be made. The ability of JIHC to otherwise pay dividends is governed by a formula based on 50% of its consolidated net income (which excludes any after-tax effect of extraordinary, non-recurring or unusual gains or losses) accruing from the beginning of the first fiscal quarter of 2005. In addition, as a condition to making such payments to Jostens Holdings based on such formula, JIHC must have a minimum coverage ratio of 2.0 to 1.0 after giving effect to any such payments. Notwithstanding these restrictions, the indenture governing the JIHC notes permits dividends to be paid if JIHC complies with such coverage ratio after giving effect to such payment. In addition, an aggregate of $50 million of such payments may be made whether or not there is availability under the formula or the conditions to its use are met. JIHC would currently be able to distribute only $50.0 million to Jostens Holdings pursuant to the restrictions in its new senior secured credit facilities and notes. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund cash interest payments on the notes when scheduled to begin on June 1, 2009.

        Given the restrictions in our existing debt and preferred stock instruments, we currently anticipate that, in order to pay the principal amount at maturity of the notes or to repurchase the notes upon a change of control as defined in the indenture governing the notes, we will be required to adopt one or more alternatives, such as refinancing all of our indebtedness, selling our equity securities or the equity securities or assets of our operating companies or seeking capital contributions or loans from our affiliates. None of our affiliates is required to make any capital contributions, loans or other payments to us with respect to our obligations on the notes. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, if at all, or that any of the foregoing actions would enable us to refinance our indebtedness or pay the principal amount of the notes or that any of such actions would be permitted by the terms of the indenture governing the notes or any other debt or preferred stock instruments of us or our subsidiaries then in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness and Preferred Stock."

Because Jostens Holdings is the sole obligor of the notes, and its subsidiaries will not guarantee Jostens Holdings' obligations under the notes or have any obligation with respect to the notes, the notes will be structurally subordinated to the debt and liabilities of Jostens Holdings' subsidiaries.

        Jostens Holdings has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. Jostens Holdings' subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

        The notes are structurally subordinated to all debt and liabilities of Jostens Holdings' subsidiaries, including JIHC, Von Hoffmann and Arcade. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Jostens Holdings' subsidiaries, you will participate with all other holders of Jostens Holdings' indebtedness in the assets remaining after Jostens Holdings' subsidiaries have paid all of their debts and liabilities. In any of these cases, Jostens Holdings' subsidiaries may not have sufficient funds to make payments to Jostens Holdings, and you may receive less, ratably, than the holders of debt of Jostens Holdings' subsidiaries and other liabilities.

        We cannot assure you that if Jostens Holdings' subsidiaries have their debt accelerated, Jostens Holdings will be able to repay the indebtedness contemplated hereby. We also cannot assure you that Jostens Holdings' assets and its subsidiaries' assets will be sufficient to fully repay the notes and its other indebtedness. See "Description of Other Indebtedness and Preferred Stock."

Jostens Holdings' subsidiaries may not be able to generate sufficient cash to service all of their indebtedness and may be forced to take other actions to satisfy their obligations under such indebtedness, which may not be successful.

        We cannot assure you that our subsidiaries will maintain a level of cash flows from operating activities sufficient to permit them to pay the principal, premium, if any, and interest on their indebtedness. If our subsidiaries' cash flows and capital resources are insufficient to fund their debt service obligations, our subsidiaries may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance their indebtedness. These alternative measures may not be successful and may not permit our subsidiaries to meet their scheduled debt service obligations. In the absence of such operating results and resources, they could face substantial liquidity problems and might be required to dispose of material assets or operations to meet their debt service and other obligations. The new senior secured credit facilities and the indenture governing the JIHC Notes restrict our subsidiaries' ability to dispose of assets and use the proceeds from the disposition. Our subsidiaries may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations then due. Our subsidiaries' ability to make scheduled payments on or to refinance their debt obligations depends on our subsidiaries' financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond their or our control.

If Jostens Holdings' subsidiaries default on their obligations to pay their indebtedness, we may not be able to make payments on the notes.

        If Jostens Holdings' subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on their indebtedness, or if they otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing their indebtedness (including covenants in JIHC's new senior secured credit facilities), we or they could be in default under the terms of the agreements governing such indebtedness. If the operating performance of JIHC's subsidiaries declines in the future, JIHC may need to obtain waivers from the lenders under its new senior secured credit facility to avoid being in default under the facilities. If JIHC breaches its covenants under the new senior secured credit facilities and seeks a waiver, it may not be able to obtain a waiver from the required lenders. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under JIHC's new senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against JIHC's assets, and JIHC could be forced into bankruptcy or liquidation. Any of the foregoing could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes.

Our high level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

        As of July 3, 2004, on a pro forma basis, we would have had outstanding indebtedness of $1,682.9 million, which would have represented 87.0% of our total capitalization. As of July 3, 2004, on a pro forma basis, we would have had availability of $235.4 million (net of standby letters of credit of $14.6 million) under JIHC's new revolving credit facility. JIHC drew approximately $70 million under its new revolving credit facility at closing, due primarily to seasonal working capital requirements.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for and reacting to changes in our businesses and in the industries in which we operate;

  •
  make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

  •
  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes; and

  •
  place us at a disadvantage compared to our competitors who have less debt.

        Any of the above listed factors could materially and adversely affect our business, financial condition and results of operations. Furthermore, our interest expense could increase if interest rates increase because the entire amount of our debt under JIHC's new senior secured credit facilities bears interest at floating rates, initially, at JIHC's option, at either adjusted LIBOR plus 2.50% per annum or the alternate base rate plus 1.50% (or, in the case of Canadian dollar denominated loans under the revolving credit facility, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum). See "Description of Certain Indebtedness—New Senior Secured Credit Facilities". If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

        We will be able to incur significant additional indebtedness in the future. Although the indentures governing the notes and the JIHC notes and the credit agreement governing JIHC's new senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. As of July 3, 2004, on a pro forma basis, JIHC's new senior secured credit facilities and the JIHC notes would permit additional borrowings of up to $235.4 million (net of standby letters of credit of approximately $14.6 million) under JIHC's new revolving credit facility. JIHC drew approximately $70 million under its new revolving credit facility at closing, due primarily to seasonal working capital requirements. We also expect that JIHC's new senior secured credit facilities will allow JIHC, subject to certain conditions, to incur term loans under the Term Loan B Facility, or under a new term loan facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan B Facilities. One-half of this amount may be incurred under the indenture governing the JIHC notes as permitted debt. All of those borrowings would rank senior to the JIHC notes and subsidiary guarantees thereof. If new debt is added to our anticipated debt levels, the related risks that we now face, including those described above, could intensify. Except for approximately $15 million of outstanding indebtedness under the Canadian portion of JIHC's new revolving credit facility, JIHC expects to repay the entire outstanding portion of the new revolving credit facility during the fourth quarter of 2004 with cash flows from operations.

The terms of the new senior secured credit facilities and the indentures governing the notes and the JIHC notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

        JIHC's new senior secured credit facilities and the indentures governing the notes and the JIHC notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to engage in acts that may be in our best long-term interests. JIHC's new senior secured credit facilities include financial covenants, including requirements that JIHC:

  •
  maintain a minimum interest coverage ratio; and

  •
  not exceed a maximum total leverage ratio.

The financial covenants contained in JIHC's new senior secured credit facilities will become more restrictive over time. In addition, JIHC's new senior secured credit facilities limit JIHC's ability to make capital expenditures and require that JIHC use a portion of excess cash flow and proceeds of certain asset sales that are not reinvested in JIHC's business to repay indebtedness under them.

        JIHC's new senior secured credit facilities also include covenants restricting, among other things, JIHC's ability to:

  •
  incur liens;

  •
  incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases of, subordinated debt;

  •
  make loans and investments;

  •
  make capital expenditures;

  •
  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

  •
  change the business conducted by Jostens Secondary Holdings Corp., JIHC or our subsidiaries; and

  •
  amend the terms of subordinated debt.

        The indentures relating to the notes offered hereby and the JIHC notes also contain numerous covenants including, among other things, restrictions on our ability to:

  •
  incur or guarantee additional indebtedness or issue disqualified or preferred stock;

  •
  create liens;

  •
  pay dividends or make other equity distributions;

  •
  repurchase or redeem capital stock;

  •
  make investments or other restricted payments;

  •
  sell assets or consolidate or merge with or into other companies;

  •
  create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; and

  •
  engage in transactions with affiliates.

        The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in JIHC's senior secured credit facilities would result in a default under the new senior secured credit facilities. If any such default occurs, the lenders under the new senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require JIHC to apply all of its available cash to repay these borrowings, any of which would result in an event of default under the notes. The lenders also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

Jostens Holdings may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, Jostens Holdings will be required to offer to repurchase all notes that are outstanding at 101% of their principal amount. The source of funds for any such purchase of the notes will be Jostens Holdings' available cash or cash generated from the operations of Jostens Holdings' subsidiaries or other sources, including borrowings, sales of assets or sales of equity. Jostens Holdings may not be able to repurchase the notes upon a change of control because Jostens Holdings or its subsidiaries may not have sufficient funds. Jostens Holdings' failure to repurchase the notes upon a change of control would cause a default under the indenture. JIHC's new senior secured credit facilities also provide that failure to fully repay the lenders thereunder upon a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Jostens Holdings may enter into a debt agreement containing similar provisions in the future.

Certain corporate events may not trigger a change of control event upon which occurrence Jostens Holdings will not be required to repurchase your notes.

        The indenture governing the notes and the indenture governing the JIHC Notes permit Jostens Holdings and its subsidiaries to engage in certain important corporate events, such as leveraged recapitalizations, that would increase indebtedness but would not constitute a "Change of Control." If either Jostens Holdings or its subsidiaries effected a leveraged recapitalization or other such "non-change of control" transaction that resulted in an increase in indebtedness, Jostens Holdings' ability to make payments on the notes would be adversely affected. However, Jostens Holdings would not be required to make an offer to repurchase the notes, and you might be required to continue to hold your notes, despite Jostens Holdings' decreased ability to meet its obligations under the notes.

You will be required to pay U.S. federal income tax on accrual of original issue discount on the notes even if Jostens Holdings does not pay cash interest.

        The notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes prior to December 1, 2008, and there will be no periodic payments of cash interest on the notes prior to June 1, 2009, original issue discount (the excess of the stated redemption price at maturity over the issue price of the notes) will accrue from the issue date of the notes. Consequently, purchasers of the notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. See "Material United States Federal Income Tax Consequences."

Federal and state statutes could allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from us.

        We used the net proceeds from the offering of the notes to purchase the outstanding 8% Senior Redeemable Preferred Stock of JIHC from DLJMBP III and certain co-investors and to pay a dividend on Jostens Holdings' common stock, which at the time of the dividend payment was owned by

DLJMBP III and certain co-investors. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce a guarantor's guaranty, or subordinate such guaranty to the applicable guarantor's existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the applicable guarantor entered into its guaranty or, in some states, when payments became due under such guaranty, the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which such guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that such guarantor would incur, debts beyond such guarantor's ability to pay such debts as they mature.

        In addition, any payment by us pursuant to the notes could be voided and required to be returned to us, or to a fund for the benefit of our creditors.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

  •
  the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all of our assets; or

  •
  if the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  we could not pay our debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that we, after giving effect to the indebtedness incurred in the offering of the notes and the application of the proceeds therefrom, were not insolvent, did not have unreasonably small capital for the business in which we are engaged and had not incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

THE TRANSACTIONS

        On July 21, 2004, we entered into a contribution agreement with Fusion providing for the contribution by Fusion of all of the stock of Von Hoffmann and Arcade held by it to us in exchange for shares of our common stock. Fusion is controlled by investment funds affiliated with KKR.

        Immediately prior to the Contribution, Fusion acquired all of the stock of Von Hoffmann and Arcade through two separate mergers. A wholly-owned subsidiary of Fusion merged with and into Von Hoffmann with Von Hoffmann surviving the merger. As a result of the merger, Von Hoffmann became a wholly-owned subsidiary of Fusion. At the effective time of the Von Hoffmann merger, holders of equity interests in Von Hoffmann exchanged their interests in Von Hoffmann for the right to receive an aggregate amount of $650 million less the aggregate amount of Von Hoffmann's net debt and certain transaction expenses, subject to adjustment based upon working capital at the closing date.

        Contemporaneous with the Von Hoffmann merger, a wholly-owned subsidiary of Fusion merged with and into Arcade with Arcade surviving the merger. As a result of the merger, Arcade became a wholly-owned subsidiary of Fusion. As of the effective time of the Arcade merger, Arcade's outstanding common stock was cancelled in exchange for no consideration. Holders of the Mandatorily Redeemable Preferred Stock of Arcade received an aggregate of $250 million less the aggregate amount of Arcade's net debt and certain transaction expenses, subject to adjustment based upon working capital at the closing date.

        After the acquisition by Fusion of the outstanding equity interests of Von Hoffmann and Arcade and the subsequent Contribution, we contributed the equity interests of Von Hoffmann and Arcade to Jostens Secondary Holdings Corp. and then to JIHC, which resulted in Von Hoffmann and Arcade becoming JIHC's wholly-owned subsidiaries.

        Prior to consummation of the Transactions, affiliates of DLJMBP II controlled Von Hoffmann and Arcade, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, Fusion was issued equity interests representing approximately 49.6% of our voting interest and 45% of our economic interest, and affiliates of DLJMBP III held equity interests representing approximately 41% of our voting interest and 45% of our economic interest, with the remainder held by other co-investors and certain members of management.

        In connection with the Transactions, JIHC entered into new senior secured credit facilities, consisting of a $150 million Term Loan A Facility, an $870 million Term Loan B Facility and a $250 million revolving credit facility and issued $500 million aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2012.

        In connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness and remaining preferred stock. Each of the companies has concluded tender offers for their existing notes. In connection with these tender offers, each company received the requisite consents of the holders of these notes to amend the respective indentures governing these notes to eliminate substantially all of the restrictive covenants contained in these indentures. In accordance with the contribution agreement entered into in connection with the Transactions, we discharged the indentures governing the 12 3/4% Senior Subordinated Notes Due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all other notes not tendered in connection with the tender offers.

USE OF PROCEEDS

        We will not receive any cash proceeds from the sale of the notes by Credit Suisse First Boston LLC.

CAPITALIZATION

        The following table sets forth our capitalization as of July 3, 2004 on an actual basis and on a pro forma basis giving effect to the Transactions. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Condensed Consolidated Financial Information" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of July 3, 2004*
	Historical	Pro Forma
	(In millions)
Debt (including current maturities)
Old revolving credit facilities(1)	$34.7	$—
Old senior secured credit facilities(2)	417.7	—
New senior secured credit facilities(3):
Revolving credit facility(4)	—	—
Term Loan A Facility	—	150.0
Term Loan B Facility	—	870.0
Promissory note of Jostens Holdings	3.9	3.9
10 1/4% Senior Discount Notes of Jostens Holdings	159.0	159.0
12 3/4% Senior Subordinated Notes of Jostens(5)	224.9	—
10 3/8% Senior Subordinated Notes of Von Hoffmann Corporation(5)	100.0	—
10 1/4% Senior Notes of Von Hoffmann Corporation(5)	277.5	—
13 1/2% Subordinated Exchange Debentures of Von Hoffmann(5)	44.2	—
10 1/2% Senior Notes of AKI, Inc.(5)	103.5	—
Arcade Amended and Restated Notes	72.9	—
14% Senior Redeemable Payment-in-Kind Preferred Stock of Jostens(5)	122.4	—
Arcade Mandatorily Redeemable Preferred Stock	133.0	—
7 5/8% Senior Subordinated Notes of JIHC	—	500.0

Total debt	1,693.7	1,682.9
Total shareholders' equity	178.2	251.2

Total capitalization	$1,871.9	$1,934.1

*
As of June 30, 2004 with respect to the debt of Von Hoffmann, Von Hoffmann Corporation, Arcade and AKI, Inc.

(1)
Consists of old revolving credit facilities of Jostens, Von Hoffmann and Arcade.

(2)
Consists of old senior secured credit facility of Jostens.

(3)
Consists of a $150 million six-year Term Loan A Facility, an $870 million seven-year Term Loan B Facility and a $250 million five-year revolving credit facility.

(4)
JIHC drew approximately $70 million under JIHC's new revolving credit facility in connection with the closing of the Transactions. Except for approximately $15 million of outstanding indebtedness under the Canadian portion of JIHC's new revolving credit facility, JIHC expects to repay the entire outstanding portion of the new revolving credit facility during the fourth quarter of 2004 with cash flows from operations.

(5)
Assumes that 100% of holders tender their notes in the currently outstanding tender offers and that all outstanding preferred stock is redeemed. In accordance with the contribution agreement entered into in connection with the Transactions, we discharged the indentures governing the 12 3/4% Senior Subordinated Notes Due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all other notes not tendered in connection with the tender offers.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial statements are derived from the historical consolidated financial statements of Jostens Holdings. Von Hoffmann and Arcade included elsewhere in this prospectus. The historical financial data of Combined Jostens Holdings set forth below combines the historical consolidated financial data of Jostens Holdings, Von Hoffmann and Arcade after July 29, 2003 as a result of common ownership of Jostens Holdings, Von Hoffmann and Arcade by affiliates of DLJMBP III and DLJMBP II effective as of such date. The historical consolidated financial statements of Jostens Holdings prior to July 29, 2003 are those of Jostens as the predecessor of Jostens Holdings. The selected consolidated financial data of Jostens Holdings prior to July 29, 2003 have been prepared using Jostens Holdings' historical basis of accounting. The unaudited pro forma condensed consolidated balance sheet gives effect to (1) the Transactions and (2) the reclassification of Lehigh Direct from an asset held for sale to an asset held for use, as if they had all occurred on July 3, 2004. The unaudited pro forma condensed consolidated statements of income for the 2003 fiscal year and the six month periods ended June 28, 2003 and July 3, 2004 give effect to (1) the Transactions, (2) the 2003 Jostens Merger, (3) the Lehigh Press Acquisition and (4) the reclassification of the Lehigh Direct division from a discontinued operation to a continuing operation as if they had all occurred on December 29, 2002. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. The Von Hoffmann and Arcade pro forma financial data have been presented based on their respective four quarters ended December 31 and two quarters ended June 30.

        The 2003 Jostens Merger and the Lehigh Press Acquisition were accounted for utilizing purchase accounting, which resulted in a new valuation for the assets and liabilities of Jostens and Lehigh Press to their fair values. See notes 2 and 3 to the financial statements of Combined Jostens Holdings included elsewhere in this prospectus for the purchase price allocation of the 2003 Jostens Merger and the Lehigh Press Acquisition. The following unaudited pro forma condensed consolidated financial statements give effect to purchase accounting for these transactions for all periods presented. The combination of Jostens Holdings, Von Hoffmann and Arcade has been accounted for as a combination of entities under common control, and as such the historical basis of accounting has not been adjusted.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information is presented for informational purposes only. The unaudited pro forma financial information does not purport to represent what our results of operations or financial condition would actually have been had all of the events described above, including the Transactions, occurred on the dates indicated, nor does it purport to project the results of operations or financial condition of Jostens Holdings for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in "Selected Historical Consolidated Financial Data", "Prospectus Summary—The Transactions", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

JOSTENS HOLDING CORP.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	As of July 3, 2004
	Combined Jostens Holdings Historical	Adjustments		Pro Forma
	(In thousands)
Assets
Cash and cash equivalents	$32,187	$(18,144	)(a)	$14,081
		38	(b)
Accounts receivable, net	169,169	15,777	(b)	184,946
Inventories, net	96,890	2,893	(b)	99,783
Deferred income taxes	14,573	189	(b)	22,082
		7,320	(c)
Salesperson overdrafts, net	21,414	—		21,414
Prepaid and other current assets	10,781	719	(b)	11,500
Assets held for sale	62,280	(62,280	)(b)	—

Total current assets	407,294	(53,488)		353,806
Property and equipment, net	228,534	26,560	(b)	255,094
Goodwill	1,111,041	9,277	(b)	1,120,318
Intangibles, net	627,750	16,000	(b)	643,750
Deferred financing costs, net	39,631	(33,939	)(d)	5,692
New deferred financing costs, net	—	53,878	(e)	53,878
Other	11,080	—		11,080

	$2,425,330	$18,288		$2,443,618

Liabilities and Shareholders' Equity
Short-term borrowings	$9,675	$(9,675	)(a)	$—
Accounts payable	43,566	6,867	(b)	50,433
Accrued employee compensation and related taxes	40,620	504	(b)	41,124
Commissions payable	45,653	—		45,653
Customer deposits	57,866	—		57,866
Income taxes payable	38,527	353	(b)	—
		(46,200	)(c)
		7,320	(c)
Interest payable	22,564	(22,564	)(a)	—
Current portion old debt	5,150	(5,150	)(a)	—
Current portion new debt		9,975	(a)	9,975
Deferred income taxes	—	—		—
Other accrued liabilities	20,165	489	(b)	20,654
Current portion of discontinued operations	2,770	—		2,770

Total current liabilities	286,556	(58,081)		228,475
Old debt	1,423,493	(1,237,652	)(a)	162,978
		(22,863	)(f)
New debt	—	1,510,025	(a)	1,510,025
Redeemable preferred stock	255,387	(173,903	)(a)	—
		(16,328	)(f)
		(65,156	)(g)
Deferred income taxes	247,503	960	(b)	256,815
		8,352	(c)
Pension liabilities, net	—	—		—
Other noncurrent liabilities	34,144	—		34,144

Total liabilities	2,247,083	(54,646)		2,192,437

Total shareholders' equity	178,247	72,934	(h)	251,181

	$2,425,330	$18,288		$2,443,618

See the accompanying notes to the unaudited pro forma condensed consolidated balance sheet.

JOSTENS HOLDING CORP.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In thousands)

(a)
Set forth below are the estimated sources and uses of funds pertaining to the Transactions as described in "Use of Proceeds".

(1)	Sources of funds:
	Proceeds from revolving credit facility	$—
	Proceeds from Term loan A facility (current portion of $5,625)	150,000
	Proceeds from Term loan B facility (current portion of $4,350)	870,000
	Proceeds from offering of 7 5/8% Senior Subordinated Notes	500,000
	Von Hoffmann/Arcade available cash	18,144
	Proceeds from KKR equity contribution	254,500
	Proceeds from management investment	5,000

	Total sources of funds	$1,797,644

(2)	Uses of funds:
	Repayment of Jostens revolving credit facility	$9,675

	Repayment of long term debt:
	Jostens term loan	417,705
	Jostens 12 3/4% Senior Subordinated Notes	203,985
	Von Hoffmann credit facility	23,500
	Von Hoffmann 10 1/4% Senior Notes	275,000
	Von Hoffmann 10 3/8% Senior Subordinated Notes	100,000
	Von Hoffmann 13 1/2% Subordinated Exchange Debentures	44,181
	Arcade credit facility	1,500
	Arcade 10 1/2% Senior Notes	103,510
	Repurchase of notes held by Arcade shareholders including $483 of accrued interest	73,904

		$1,243,285	*
	Repayment or Repurchase of Preferred Stock:
	Repurchase of Jostens Preferred Stock	106,107
	Payment to Arcade Preferred Shareholders	67,796

		173,903
	Payment of accrued interest, excluding $483 related to the Arcade shareholder notes	22,081
	Payment to Von Hoffmann shareholders	183,800
	Payment of transaction fees, expenses and other transaction costs	85,800
	Payment of prepayment penalties/premiums	79,100

	Total uses of funds	$1,797,644

*	Total repayment of long term debt	1,243,285
	less current liabilities	(5,150)
	less accrued interest	(483)

		1,237,652

(b)
Reclassification of balance sheet for Lehigh Direct that was reported as an asset held for sale in the historical financial results. In connection with the Transactions, Lehigh Direct was treated as a business held for use and not as a business held for sale. The reclassification is as follows:

Cash and cash equivalents	$38
Accounts receivable, net	15,777
Inventories, net	2,893
Deferred income taxes	189
Prepaid and other current assets	719
Assets held for sale	(62,280)
Property and equipment, net	26,560
Goodwill	9,277
Intangibles	16,000

Total assets	$9,173

Accounts payable	$6,867
Accrued employee compensation and related taxes	504
Income taxes payable	353
Other accrued liabilities	489
Deferred income taxes	960

Total liabilities	$9,173

(c)
Reflects the incremental tax effect of the Transactions as follows:

Currently deductible transaction costs	$7,322
Prepayment penalties (excluding $15,700 of non-deductible preferred stock penalties)	63,400
Unamortized premium related to Von Hoffmann 10 1/4% Senior Notes	(2,485)
Unamortized debt issuance costs related to historical debt	33,939
Unamortized original issue discount related to existing Jostens 12 3/4% Senior Subordinated Notes (tax basis)	13,323

115,499
Tax rate	40%

Current tax provision	$46,200 *

Unamortized premium related to Jostens 12 3/4% Senior Subordinated Notes (book basis)	$(20,879)
Tax rate	40%

Deferred tax provision	$(8,352)

Total tax provision	$37,848

*
The $46,200 debit to income tax payable resulted in an increase to the deferred tax asset of $7,320.

(d)
Reflects the elimination of unamortized debt issuance costs of $33,939 related to the existing notes and credit facilities that were repaid in connection with the Transactions.

(e)
Reflects capitalization of estimated debt issuance costs of $53,878 that we incurred in connection with the new senior credit facilities we are entering into and the 7 5/8% Senior Subordinated Notes Due 2012 of JIHC.

(f)
Reflects gain from unamortized premiums of $20,879 related to the Jostens senior notes, unamortized premiums of $2,485 related to the Von Hoffmann senior notes, unamortized premiums of $16,328 related to the Jostens preferred stock and a loss from $501 discount on the Arcade notes.

(g)
Reflects redemption of Arcade preferred stock with a book value of $132,952 for cash payment to its shareholders of $67,796. The excess $65,156 book value of the preferred stock over the cash payment to the shareholders has been reflected as an adjustment to shareholders' equity.

(h)
Reflects adjustments to equity consisting of:

Management equity contribution	$5,000
KKR equity contribution	254,500
Cash to Von Hoffmann shareholders	(183,800)
Gain on redemption of Arcade preferred stock	65,156
Income statement adjustments(1)	(67,922)

$72,934

(1) Reflects income statement impact as follows:
Transaction fees and expenses, net of amount capitalized	$(31,922)
Prepayment penalties/premiums	(79,100)
Write-off of historical unamortized debt issuance costs	(33,939)
Write-off of historical premiums and discounts on debt and preferred stock as described in note (f) above	39,191
Tax impact as described in note (c) above.	37,848

$(67,922)

JOSTENS HOLDING CORP.

Unaudited Pro Forma Condensed Consolidated Statement of Income
Fiscal Year 2003

	Combined Jostens Holdings Five Months Ended January 4, 2004 Historical	Jostens Seven Months Ended July 29, 2003 Historical	Von Hoffmann Seven Months Ended July 31, 2003 Historical	Arcade Seven Months Ended July 31, 2003 Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except for ratio)
Net sales	$486,358	$504,058	$233,776	$64,230	$121,121	(a)	$1,409,543
Cost of products sold	323,779	218,594	191,250	41,298	93,446	(b)	868,367

Gross profit	162,579	285,464	42,526	22,932	27,675		541,176
Selling and administrative expenses	164,588	196,430	12,730	10,793	46,838	(c)	431,379
Transaction costs	226	30,960	—	—	(31,186	)(h)	—
Special charges	1,512	—	390	—	—		1,902

Operating income (loss)	(3,747)	58,074	29,406	12,139	12,023		107,895
Interest expense, net	67,990	32,446	23,640	15,056	(27,497	)(d)	111,635
Loss on redemption of debt	503	13,878	—	1,015	(15,396	)(e)	—
Other expense	325	—	287	266	262	(f)	1,140

Income (loss) from continuing operations before income taxes	(72,565)	11,750	5,479	(4,198)	54,654		(4,880)
Provision (benefit) for income taxes	(20,099)	8,695	2,252	804	5,030	(g)	(3,318)

Income (loss) from continuing operations	$(52,466)	$3,055	$3,227	$(5,002)	$49,624		$(1,562)

Other Financial Data:
Ratio of earnings to fixed charges							1.0	x(i)

See the accompanying notes to the unaudited pro forma condensed consolidated statement of income.

JOSTENS HOLDING CORP.

Unaudited Pro Forma Condensed Consolidated Statement of Income

	Six Months Ended July 3, 2004
	Combined Jostens Holdings Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except for ratio)
Net sales	$810,785	$47,010	(a)	$857,795
Cost of products sold	482,759	13,463	(b)	496,222

Gross profit	328,026	33,547		361,573
Selling and administrative expenses	235,611	7,539	(c)	243,150
Special charges	1,229	—		1,229

Operating income	91,186	26,008		117,194
Interest expense, net	85,729	(29,466	)(d)	56,263
Loss on redemption of debt	420	(420	)(e)	—
Other expense	156	—	(f)	156

Income from continuing operations before income taxes	4,881	55,894		60,775
Provision for income taxes	4,992	36,334	(g)	41,326

Income from continuing operations	$(111)	$19,560		$19,449

Other Financial Data:
Ratio of earnings to fixed charges				2.1	x(i)

See the accompanying notes to the unaudited pro forma condensed consolidated statement of income.

JOSTENS HOLDING CORP.

Unaudited Pro Forma Condensed Consolidated Statement of Income

	Six Months Ended June 28, 2003
	Jostens Holdings Historical	Von Hoffmann Historical	Arcade Historical	Adjustments		Pro Forma
	(In thousands)
Net sales	$496,460	$198,114	$53,263	$67,316	(a)	$815,153
Cost of products sold	211,750	161,902	34,664	56,506	(b)	464,822

Gross profit	284,710	36,212	18,599	10,810		350,331
Selling and administrative expenses	180,047	11,089	9,138	32,390	(c)	232,664
Special charges	—	334	—	—		334

Operating income	104,663	24,789	9,461	(21,580)		117,333
Interest expense, net	27,475	20,276	11,708	(4,117	)(d)	55,342
Loss on redemption of debt	—	—	1,015	(1,015	)(e)	—
Other expense	—	288	233	69	(f)	590

Income (loss) from continuing operations before income taxes	77,188	4,225	(3,495)	(16,517)		61,401
Provision for income taxes	32,079	1,738	182	7,754	(g)	41,753

Income (loss) from continuing operations	$45,109	$2,487	$(3,677)	$(24,271)		$19,648

See the accompanying notes to the unaudited pro forma condensed consolidated statement of income.

JOSTENS HOLDING CORP.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands)

(a)
Represents adjustments to net sales consisting of:

		Six Months Ended
	Fiscal Year
		June 28, 2003	July 3, 2004
	2003
Lehigh Press Acquisition(1)	$104,815	$67,316	$—
Lehigh Direct reclassification(2)	16,306	—	47,010

	$121,121	$67,316	$47,010

  (1)
  Reflects sales of Lehigh Press prior to the Lehigh Press Acquisition.

  (2)
  Reclassification of sales of Lehigh Direct, which was reported as a discontinued operation in the historical financial results of Von Hoffmann. In connection with the Transactions, Lehigh Direct was no longer treated as a discontinued operation.

(b)
Represents adjustments to cost of products sold consisting of:

		Six Months Ended
	Fiscal Year
		June 28, 2003	July 3, 2004
	2003
Jostens historical purchase accounting adjustments(1)	$(43,330)	$—	$(38,278)
Jostens depreciation expense(2)	7,908	4,012	3,584
Jostens order backlog intangible(3)	36,900	2,400	11,800
Lehigh Press Acquisition(4)	79,256	50,001	—
Lehigh Direct reclassification(5)	12,047	—	34,049
Lehigh Press depreciation expense(6)	665	93	2,308

	$93,446	$56,506	$13,463

  (1)
  Elimination of Jostens' historical purchase accounting adjustments recorded in connection with the 2003 Jostens Merger in the period from July 30, 2003 to July 3, 2004. The adjustment eliminates the effect of amortization of purchase price allocated to the order backlog intangible asset of $2,190 and $34,400 for the fiscal year 2003 and the six months ended July 3, 2004, respectively, incremental depreciation as a result of the write-up of property, plant and equipment of $3,393 and $3,858 for fiscal 2003 and the six months ended July 3, 2004, respectively, and sale of inventory of $37,747 for fiscal 2003.

  (2)
  Incremental Jostens' depreciation as a result of the purchase price allocated to property, plant and equipment, in applying purchase accounting in connection with the 2003 Jostens Merger, depreciated over the remaining useful lives.

  (3)
  Reflects Jostens' amortization of purchase price allocated to order backlog intangible, in applying purchase accounting in connection with the 2003 Jostens Merger, as product in backlog is delivered to customers over a 17 month period.

  (4)
  Reflects cost of products sold related to sales adjustment in (a)(1) above.

  (5)
  Reclassification of cost of products sold related to sales adjustment in (a)(2) above.

  (6)
  Incremental Lehigh Press depreciation as a result of the purchase price allocated to property, plant and equipment, in applying purchase accounting in connection with the Lehigh Press Acquisition, depreciated over the remaining useful lives.

(c)
Represents adjustments to selling and administrative expenses consisting of:

		Six Months Ended
	Fiscal Year
		June 28, 2003	July 3, 2004
	2003
Jostens historical purchase accounting adjustments(1)	$(17,312)	$—	$(20,738)
Jostens school relationship intangible(2)	33,505	16,438	16,438
Jostens internally developed software intangible(3)	3,398	1,699	1,736
Jostens patented/unpatented technology intangible(4)	3,713	1,820	1,820
Jostens depreciation expense(5)	580	(166)	779
Lehigh Press Acquisition(6)	19,305	11,702	—
Lehigh Direct reclassification(7)	2,045	—	6,029
Lehigh Press depreciation(8)	(13)	(37)	1,475
Lehigh Press amortization(9)	3,829	2,002	—
Lehigh Press shareholder expenses(10)	(1,855)	(895)	—
Lehigh Press historical amortization(11)	(357)	(173)	—

	$46,838	$32,390	$7,539

  (1)
  Elimination of Jostens' historical purchase accounting adjustments recorded in connection with the 2003 Jostens Merger in the period from July 30, 2003 to July 3, 2004 related to amortization of purchase price allocated to intangibles in applying purchase accounting.

  (2)
  Reflects amortization over 10 years of purchase price allocated to school relationship intangible, in applying purchase accounting.

  (3)
  Reflects amortization over two to five years of purchase price allocated to internally developed software intangible, in applying purchase accounting.

  (4)
  Reflects amortization over three years of purchase price allocated to patented/unpatented technology intangible, in applying purchase accounting.

  (5)
  Incremental depreciation as a result of the purchase price allocated to property, plant and equipment, in applying purchase accounting in connection with the 2003 Jostens Merger, depreciated over the remaining useful lives.

  (6)
  Reflects selling and administrative expenses of Lehigh Press incurred prior to the Lehigh Press Acquisition.

  (7)
  Reclassification of selling and administrative expenses of Lehigh Direct that were reported as a discontinued operation in the historical financial results of Von Hoffmann. In connection with the Transactions, Lehigh Direct was no longer treated as a discontinued operation.

  (8)
  Incremental Lehigh Press depreciation as a result of the purchase price allocated to property, plant and equipment, in applying purchase accounting, depreciated over the remaining useful lives.

  (9)
  Amortization of purchase price allocated to Lehigh Press non-compete agreements and customer relationship intangibles, in applying purchase accounting in connection with the Lehigh Press Acquisition, over their estimated useful lives.

  (10)
  Elimination of compensation, fringe benefits and other costs directly associated with two Lehigh Press stockholders whose employment did not continue after completion of the Lehigh Press Acquisition.

  (11)
  Adjustment for elimination of compensation arrangements associated with these Lehigh Press stockholders.

(d)
Reflects pro forma interest expense resulting from our new capital structure based on an assumed London Interbank Offered Rate, or LIBOR, of 1.98% as follows:

		Six Months Ended
	Fiscal Year
		June 28, 2003	July 3, 2004
	2003
Revolving credit facility(1)	$1,871	$531	$1,144
Term Loan A Facility(2)	6,657	3,360	3,171
Term Loan B Facility(3)	38,927	19,488	19,342
10 1/4% Senior Discount Notes of Jostens Holdings(4)	15,760	7,683	8,491
7 5/8% Senior Subordinated Notes of JIHC(5)	38,125	19,063	19,063
Commitment fees(6)	1,041	566	497
Gold contract fees(7)	358	153	290
Other miscellaneous interest expense and fees(8)	1,313	712	458

Total cash interest expense	104,052	51,556	52,456
Amortization of capitalized debt issuance costs(9)	7,583	3,786	3,807

Total pro forma net interest expense	111,635	55,342	56,263

Less historical net interest expense	(139,132)	(59,459)	(85,729)

Net adjustment to net interest expense	$(27,497)	$(4,117)	$(29,466)

  (1)
  Reflects pro forma interest expense on JIHC's new revolving credit facility assuming outstanding balances ranging from $18,000 to $96,000 and using an effective interest rate of LIBOR plus 2.50%.

  (2)
  Reflects pro forma interest expense on JIHC's new Term Loan A Facility assuming an initial outstanding balance of $150,000 and scheduled semi-annual amortization and using an effective interest rate of LIBOR plus 2.50%.

  (3)
  Reflects pro forma interest expense on JIHC's new Term Loan B Facility assuming an initial outstanding balance of $870,000 and scheduled semi-annual amortization and using an effective interest rate of LIBOR plus 2.50%.

  (4)
  Reflects pro forma interest expense on $247,200,000 of 10 1/4% Senior Discount Notes of Jostens Holdings.

  (5)
  Reflects pro forma interest expense on $500,000 of 7 5/8% Senior Subordinated Notes of JIHC.

  (6)
  Reflects commitment fees of 0.50% on the undrawn balance of the $250,000 revolving credit facility.

  (7)
  Represents fees paid under JIHC's precious metals consignment arrangement in order to finance JIHC's gold inventory.

  (8)
  Reflects miscellaneous interest expense related to payments of tax liabilities and deferred compensation arrangements as well as fees incurred to maintain operating bank accounts. For the fiscal year 2003, includes $2,860 for interest expense related to a settlement with the Internal Revenue Service, or IRS.

  (9)
  Reflects non-cash amortization of capitalized debt issuance costs over the term of JIHC's senior secured credit facilities.

A 1/8% change in the interest rate on our new indebtedness would have the following effect on pro forma interest expense:

		Six Months Ended
	Fiscal Year
		June 28, 2003	July 3, 2004
	2003
New senior secured credit facilities	$1,324	$652	$660
10 1/4% Senior Discount Notes of Jostens Holdings	188	91	101
7 5/8% Senior Subordinated Notes of JIHC	625	312	312

	$2,137	$1,055	$1,073

As of July 3, 2004, the estimated weighted average interest rate on our new borrowings was approximately 5.51%.

(e)
Represents elimination of the historical loss (gain) related to redemption of existing notes and credit facilities that was recorded during the applicable periods as a result of redemptions recorded during such periods. The existing notes and existing credit facilities are being repaid in connection with the Transactions.

(f)
Represents adjustments to other expense consisting of:

		Six Months Ended
	Fiscal Year
		June 28, 2003	July 3, 2004
	2003
Lehigh Press Acquisition other expenses(1)	$12,460	$81	$—
Lehigh Press Acquisition transaction expenses(2)	(12,186)	—	—
Lehigh Press gain on disposal of fixed assets(3)	(12)	(12)	—

	$262	$69	$—

  (1)
  Reflects other expenses of Lehigh Press incurred prior to or concurrently with the Lehigh Press Acquisition, including transaction expenses in connection with the Lehigh Press Acquisition.

  (2)
  Reflects expenses incurred by Lehigh Press in connection with the Lehigh Press Acquisition.

  (3)
  Reflects gain on disposal of fixed assets prior to the Lehigh Press Acquisition.

(g)
Reflects an effective tax rate of 68%. The effective tax rate is higher than the statutory rate due to the relatively large impact of permanent differences on relatively small pre-tax net income. The effective rate for the year is used to record tax expense on an interim basis through the year as required by generally accepted accounting principles.

(h)
Represents elimination of transaction expenses related to the 2003 Jostens Merger.

(i)
For the purposes of calculating the ratio of earnings to fixed charges (and for any period subsequent to the adoption of SFAS 150, preferred stock dividends), earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of SFAS 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expenses.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

Historical

        The selected consolidated financial data as of December 28, 2002 and January 3, 2004, for the years ended December 29, 2001 and December 28, 2002 and for the period from December 29, 2002 to July 29, 2003 (predecessor) and for the period from July 30, 2003 to January 3, 2004 (successor) presented below have been derived from the consolidated financial statements and related notes of Jostens Holdings included elsewhere in this prospectus. The selected consolidated financial data as of January 1, 2000, December 30, 2000 and December 29, 2001 and for the years ended January 1, 2000 and December 30, 2000 presented below have been derived from the consolidated financial statements and related notes of Jostens Holdings that are not included in this prospectus. The selected consolidated financial data as of June 28, 2003 (predecessor) and July 3, 2004 (successor) and for each of the periods then ended have been derived from the unaudited consolidated financial statements and related notes of Jostens Holdings included elsewhere in this prospectus. In the opinion of management, the unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or any future period.

        As a result of the 2003 Jostens Merger, Jostens Holdings has reflected predecessor and successor periods in the following selected consolidated financial data. The 2003 Jostens Merger has been accounted for utilizing purchase accounting, which resulted in a new valuation for the assets and liabilities of Jostens Holdings to their fair values. The selected consolidated financial data of Jostens Holdings prior to July 29, 2003 are those of Jostens as the predecessor of Jostens Holdings and have been prepared using Jostens' historical basis of accounting.

        The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto of Jostens Holdings included elsewhere in this prospectus.

Combined Jostens Holdings—Supplemental Financial Data

        As a result of Jostens Holdings' merger with a subsidiary established by DLJMBP III on July 29, 2003 (the "2003 Jostens Merger") Jostens Holdings applied purchase accounting, which resulted in a new valuation for the assets and liabilities of Jostens Holdings to their fair values. In addition, as a result of the 2003 Jostens Merger, we have accounted for the combination of Jostens Holdings, Von Hoffmann and Arcade as entities under common control. The historical financial data of Jostens Holdings as of and for periods prior to July 29, 2003 are those of Jostens as the predecessor of Jostens Holdings and have been prepared using Jostens' historical basis of accounting. In this prospectus, "Combined Jostens Holdings" refers to the combined financial data of Jostens Holdings, Von Hoffmann and Arcade after July 29, 2003.

        The supplemental selected historical financial data of Combined Jostens Holdings set forth below combine the historical consolidated financial data of Jostens Holdings, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of Jostens Holdings, Von Hoffmann and Arcade by affiliates of DLJMBP III on such date. The supplemental selected combined financial data for the period from July 30, 2003 through January 3, 2004 have been derived from the audited combined financial statements and related notes included elsewhere in this prospectus. The supplemental selected combined financial data as of July 3, 2004 (successor), for the period then ended have been derived from the unaudited combined financial statements and related notes of Combined Jostens Holdings included elsewhere in this prospectus. In the opinion of management, the unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or any future period.

        The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto of Combined Jostens Holdings included elsewhere in this prospectus.

Historical
Supplemental Combined Jostens Holdings
Jostens
Jostens and Jostens Holdings
Predecessor Seven Months Ended July 29, 2003	Six Months Ended
Successor Five Months Ended January 3, 2004	Six Months Ended
Fiscal Year	Successor Five Months Ended January 3, 2004
Predecessor June 28, 2003	Successor July 3, 2004	Successor July 3, 2004
1999	2000	2001	2002
(In millions, except for percentages)
Statement of Operations(1):
Net sales	$701.5	$724.6	$736.6	$756.0	$504.1	$284.1	$496.5	$519.3	$486.4	$810.8
Cost of products sold	305.0	305.1	311.3	316.0	218.6	162.6	211.8	257.7	323.8	482.8

Gross profit	396.5	419.5	425.3	440.0	285.5	121.5	284.7	261.6	162.6	328.0
Selling and administrative expenses	293.6	301.7	300.9	306.4	196.5	143.8	180.0	204.8	166.1	235.6
Transaction costs(2)	—	46.4	—	—	31.0	0.2	—	—	0.2	—
Special charges(3)	20.2	0.3	2.5	—	—	—	—	—	—	1.2

Operating income (loss)	82.7	71.1	121.9	133.6	58.0	(22.5)	104.7	56.8	(3.7)	91.2
Loss on redemption of debt(4)	—	—	—	1.8	13.9	0.5	—	0.4	0.5	0.4
Interest expense, net	7.0	58.9	76.8	67.3	32.4	32.4	27.5	40.2	68.0	85.7
Other expense	—	—	—	—	—	—	—	—	0.4	0.2
Equity losses and write-down of investment(3)	—	6.7	—	—	—	—	—	—	—	—

Income (loss) from continuing operations before income taxes	75.7	5.5	45.1	64.5	11.7	(55.4)	77.2	16.2	(72.6)	4.9
Provision (benefit) for income taxes	31.7	16.0	18.6	36.2	8.7	(18.4)	32.1	3.9	(20.1)	5.0

Income (loss) from continuing operations	44.0	(10.5)	26.5	28.3	3.0	(37.0)	45.1	12.3	(52.5)	(0.1)
Gain (loss) on discontinued operations, net of tax	(0.8)	(2.3)	(22.4)	1.6	—	—	—	—	1.4	4.2
Cumulative effect of accounting change, net of tax	—	(5.9)	—	—	4.6	—	—	—	—	—

Net income (loss)	43.2	(18.7)	4.1	29.9	7.6	(37.0)	45.1	12.3	(51.1)	4.1
Dividends and accretion on redeemable preferred shares	—	(5.8)	(10.2)	(11.7)	(6.5)	—	(6.5)	—	—	—

Net income (loss) available to common shareholders	$43.2	$(24.5)	$(6.1)	$18.2	$1.1	$(37.0)	$38.6	$12.3	$(51.1)	$4.1

Statement of Cash Flows:
Net cash provided by (used in) operating activities	$125.2	$35.5	$71.6	$55.5	$(6.8)	$72.3	$32.2	$33.1	$103.0	$46.4
Net cash used in investing activities	(37.2)	(18.2)	(15.8)	(22.8)	(11.9)	(440.5)	(10.8)	(11.6)	(552.3)	(13.5)
Net cash provided by (used in) financing activities	(52.1)	(29.3)	(39.3)	(64.8)	12.9	392.8	(9.6)	(38.0)	482.3	(49.8)
Other Financial Data(1):
Ratio of earnings to fixed charges and preferred stock dividends(5)	9.0	x	1.1	x	1.6	x	1.9	x	1.4	x	—	3.8	x	1.4	x	—	1.1	x
Depreciation and amortization	$22.7	$26.8	$28.6	$26.9	$14.6	$34.5	$12.6	$69.7	$47.3	$87.2
Capital expenditures	$26.8	$21.2	$22.2	$22.8	$6.1	$17.0	$5.4	$11.6	$20.7	$18.7

Balance Sheet Data (at end of period):
Cash and cash equivalents	$38.5	$26.6	$43.1	$10.9	$—	$24.8	$22.9	$8.2	$49.1	$32.2
Working capital(5)	10.2	(12.8)	(55.0)	(51.5)	—	(59.3)	5.2	1.6	13.4	87.6
Property and equipment, net	84.6	79.3	68.2	65.4	—	105.6	60.7	102.2	245.4	228.5
Total assets	408.2	388.3	374.6	327.5	—	1,731.4	330.9	1,635.5	2,512.6	2,425.3
Total debt	121.2	684.8	647.0	589.4	—	849.7	581.8	815.2	1,476.4	1,438.3
Redeemable preferred stock(6)	—	48.8	59.0	70.8	—	135.3	77.3	122.4	258.8	255.4
Shareholders' equity (deficit)	36.5	(586.3)	(599.1)	(582.5)	—	244.3	(543.1)	256.8	173.9	178.2

(1)
Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of the exit of our Recognition business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(2)
For the year ended December 30, 2000, transaction costs represent $46.4 million of transaction expenses incurred in connection with the merger and recapitalization of Jostens. For the predecessor period in 2003, transaction costs represent $31.0 million transaction expenses incurred in connection with the 2003 Jostens Merger. For the successor period for the five months ended December 31, 2003, transaction costs represent $0.2 million transaction expenses incurred in connection with the 2003 Jostens Merger.

(3)
For the fiscal year ended January 1, 2000, special charges represent restructuring charges consisting of $4.9 million attributable to termination benefits, $6.5 million attributable to abandonment of internal use software under development, $4.6 million attributable to write-off of impaired goodwill related to the retail class ring sales channel, $3.1 million attributable to write-off of goodwill related to exiting the direct marketing sales channel to college alumni and $1.1 million of other costs related to exiting the direct marketing sales channel to college alumni. For the fiscal year ended December 30, 2000, special charges represent $0.3 million of additional restructuring costs related to exiting the direct marketing channel to college alumni, and equity losses and write-downs of $6.7 million were in connection with two equity investments. For fiscal year ended December 29, 2001, special charges represent $2.1 million of severance costs in conjunction with the termination of three senior executives and $0.4 million to write-off an investment in a joint venture in Mexico. For the Supplemental Combined Jostens Holdings six months ended July 3, 2004, the $1.2 million consists of a Von Hoffmann restructuring charge of $0.9 million for employee severance and equipment relocation related to the closure of Precision Offset Printing Inc. facilities and Von Hoffmann consulting services of $0.3 million.

(4)
For year ended December 28, 2002, loss on redemption of debt represents a loss of $1.8 million in connection with Jostens repurchase of $7.5 million principal amount of Jostens' 12 3/4% Senior Subordinated Notes. For the predecessor seven month period from December 29, 2002 through July 29, 2003, loss on redemption of debt represents a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens' old senior secured credit facility. For the successor five month period from July 30, 2003 through January 3, 2004, loss on redemption of debt represents a loss of $0.5 million in connection with Jostens' repurchase of $8.5 million principal amount of Jostens' 12 3/4% Senior Subordinated Notes. For the successor six month period ended July 3, 2004, loss on redemption of debt represents a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens' 12 3/4% Senior Subordinated Notes.

(5)
For the purposes of calculating the ratio of earnings to fixed charges (and for any period subsequent to the adoption of SFAS 150, preferred stock dividends), earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of SFAS 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expense. For the five months ended December 2003, Jostens Holding and Combined Jostens Holding earnings did not cover fixed charges by $55.5 million and $72.6 million, respectively.

(6)
Working capital represents current assets (excluding cash and cash equivalents, deferred taxes and assets held for sale, as applicable) less current liabilities (excluding short-term borrowings, current maturities of long-term debt, deferred taxes, income taxes payable and interest payable, as applicable).

(7)
Liquidation preference of Jostens' (predecessor) redeemable preferred stock as of the end of 2000, 2001, 2002 and 2003 was $65.6 million, $75.2 million, $86.3 million and $99.1 million, respectively, including accrued dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under "Cautionary Note Regarding Forward-Looking Statements" and under "Risk Factors". You should read the following discussion in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information", "Selected Historical Consolidated Financial Data" and the consolidated financial statements and notes appearing elsewhere in this prospectus.

Management Overview

        Our businesses will generate a significant portion of their net sales through the sale of specialty printing and marketing products to the North American education sector. Our printing and marketing products include, among others, yearbooks, educational materials, diplomas, announcements, direct marketing materials and commercial printing. We also manufacture and distribute school-related affinity products and services, such as class rings, graduation products and school photography. We sell our products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by general economic conditions, seasonality, cost of raw materials, school population trends, product quality and service and price.

        Jostens manufactures yearbooks, class rings and graduation products and provides photography services primarily to U.S. high school and college students. This business is affected by seasonality of sales, buy rates, the prices of its products and services, the maintenance and addition of accounts and trends in consumer purchasing demands or consumer preferences. We believe that our success in the school-related affinity products and services industry depends on our ability to effectively address the degree of seasonality in our industry and the highly specific needs of our customers, who require personalized, timely service.

        Von Hoffmann manufactures four-color case-bound and soft-cover instructional materials and related components for major educational publishers in the United States. Our Von Hoffmann business also provides printing and design services as well as commercial printing services. Von Hoffmann's sale of products is affected by a number of factors including competition, the ELHI textbook adoption process, general economic conditions and market seasonality. The sale of instructional materials is also affected over the long term by demographic trends in ELHI and college populations.

        Arcade manufactures multi-sensory marketing and interactive advertising and sampling systems. Arcade sells its products to fragrance companies, prestige and mass cosmetic companies, consumer products companies, department stores, home shopping retailers and specialty retailers. The advertising and marketing budgets of these customers are affected by prevailing economic cycles and market conditions.

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. For 2003, on a pro forma basis, we recorded approximately 40% of our annual net sales during the second quarter of our fiscal year. Jostens generates a majority of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. Von Hoffmann's net sales are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. Arcade's net sales also historically reflected seasonal variations, and we expect Arcade to generate a majority of its annual net sales during our third and fourth quarters. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

        Excess capacity in the commerical printing industry in which we operate coupled with recent weaker economic conditions have resulted in continued downward pricing pressures in an already competitive industry environment. Our net sales include sales to certain customers of paper we purchase. The price of paper, a primary material across most of our products and services, is volatile over time and may cause swings in net sales and cost of sales. We generally are able to pass on increases in the cost of paper to our customers across most product lines as such increases are realized by us. Increases in paper prices that began in the second quarter of 2004 are expected to continue through the second half of this year and the first half of 2005.

Acquisitions

        1997 Von Hoffmann Merger.    In 1997, DLJMBP II acquired a controlling interest in Von Hoffmann, with the remaining interest retained by ZS VH L.P. and affiliated funds, or ZS. On June 20, 2002, ZS sold its remaining interest in Von Hoffmann to DLJMBP II. The purchase price paid for ZS's interest came from proceeds from equity contributions made by DLJMBP II in March 2002. As a result of the Transactions, Von Hoffmann is now a wholly-owned subsidiary of JIHC.

        1997 Arcade Merger.    In December 1997, DLJMBP II formed Arcade to acquire all of the outstanding equity interests of Arcade Holding Corporation. As a result of the Transactions, Arcade is now a direct, wholly-owned subsidiary of JIHC.

        Color Prelude Acquisition.    On December 18, 2001, Arcade acquired, through a newly formed subsidiary, IST Corp., the business including certain assets and liabilities of Color Prelude, Inc., or CP. CP manufactures interactive advertising and sampling products for cosmetic and consumer products companies. As a result of the Transactions, IST, Corp. is now a wholly-owned indirect subsidiary of JIHC.

        2003 Jostens Merger.    On July 29, 2003, DLJMBP III acquired Jostens through a merger in which Jostens became the surviving company and the direct subsidiary of Jostens Holding. Jostens paid $471.0 million to holders of its common stock, warrants and options representing a cash payment of $48.25 per share. Jostens accounted for the merger using the purchase method of accounting. The aggregate purchase price of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their relative fair values as of the date of the merger. As a result of the Transactions, an affiliate of KKR owns approximately 49.6% of Jostens Holdings' voting interest and 45% of Jostens Holdings' economic interest, and affiliates of DLJMBP III owns approximately 41% of Jostens Holdings' voting interest and 45% of Jostens Holdings' economic interest, with the remainder held by other co-investors and certain members of management. Also as a result of the Transactions, Jostens is now a direct, wholly-owned subsidiary of JIHC.

        Lehigh Press Acquisition.    On October 22, 2003, Von Hoffmann acquired all of the outstanding shares of Lehigh Press for approximately $108.3 million, which we refer to as the Lehigh Press Acquisition. The Lehigh Press Acquisition was financed by the borrowing of funds under Von Hoffmann's existing senior secured credit facilities and cash on hand. The acquisition was accounted for under the purchase method of accounting in accordance with the SFAS No. 141, "Business Combinations". The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on the estimates of their respective fair values at the date of the acquisition. The allocation of purchase price resulted in value being assigned to intangible assets and goodwill of $29.4 million and $41.1 million, respectively. In addition, Von Hoffmann has escrowed approximately $3.0 million for certain potential indemnification obligations pursuant to the related stock purchase agreement. The escrow provisions expire at various dates through April 2005. As a result of the Transactions, Lehigh Press is now a wholly-owned subsidiary of JIHC.

Discontinued Operations

        In November 2003, Von Hoffmann's Board of Directors authorized the exploration of a potential sale of Lehigh Direct. As a result, retroactive to the date Von Hoffmann acquired Lehigh Press, the Lehigh Direct division of Lehigh Press met the criteria for classification as an asset held for sale as outlined by SFAS No. 144. Accordingly, at the acquisition date, the carrying value of the division's net assets was adjusted to its fair value less costs to sell, amounting to $55.0 million, which was based on internal analysis of recent similar transactions.

        In connection with the Transactions, Lehigh Direct was treated as an operating business and not as a business held for sale. As a result, the Lehigh Direct division of Lehigh Press no longer meets the criteria, as of July 21, 2004, for classification as an asset held for sale under SFAS No. 144. Accordingly in the third quarter of 2004, the Lehigh Direct division will be valued at its carrying amount, adjusted for any depreciation and amortization that would have been recognized had the division been continuously classified as "held and used".

        The change in classification of the Lehigh Direct division resulted in its assets and liabilities being classified within their respective individual financial statement line items rather than within the asset held for sale line in the consolidated balance sheet. The results of the Lehigh Direct division were classified as an operating business rather than as a discontinued operation. We recorded during the third quarter of 2004, a one-time cumulative adjustment for approximately $5.9 million, on a pre-tax basis, associated with the depreciation and amortization expense as if the division was classified as an asset held for use since October 2003, the date of the Lehigh Press Acquisition.

        In December 2001, Jostens' Board of Directors approved a plan to exit its former Recognition business in order to focus its resources on our core school-related affinity products business. The results of the Recognition business are reflected as discontinued operations in its consolidated statement of operations.

Restructuring Activity

        On June 22, 2004, Jostens announced its decision to close its graduation diploma customer service and production operations at our Red Wing, Minnesota manufacturing facility, and to relocate these operations to facilities in Owatonna, Minnesota, Shelbyville, Tennessee and Topeka, Kansas. During the three months ended July 3, 2004, we established a $2.9 million purchase accounting liability for severance and other personnel costs related to the involuntary termination or relocation of employees associated with the closure. The decision to close the Red Wing facility was made in order to improve customer service and the overall efficiency of Jostens. On June 22, 2004, we formally communicated the termination of employment to approximately 180 full-time and seasonal plant and administrative employees. We anticipate that the majority of these exit costs will be paid during 2004.

        In addition to the exit costs, during the remainder of 2004, we expect to incur $1.3 million of capital expenditures, as well as approximately $2.2 million of period costs to transfer equipment, develop information systems and train employees.

        On June 18, 2004, Von Hoffmann announced plans to integrate the skills and capabilities of its three premedia operations: Preface, H & S Graphics and Lehigh Digital, to form one full-service business to be named Anthology, Inc., which performs services from creative through premedia. The integration of these operations into one facility located in Arlington Heights, Illinois will be completed in the fourth quarter of 2004. The cost impact to Von Hoffmann's ongoing operations and financial position is not expected to be material.

        On December 11, 2003, Von Hoffmann announced the closure of two manufacturing facilities under the Precision Offset Printing Company Inc. subsidiary. The remaining operations of this subsidiary have been combined into the Pennsauken, NJ-based Lehigh Lithographers division of The Lehigh Press. The purpose of the closure was to reduce the cost structure as well as to consolidate Von Hoffmann's service offerings to the educational customers who print products on plastics and other synthetic substrates. The amount of pre-tax expenses associated with this closure was approximately $2.2 million.

Other Factors Affecting Comparability

        On July 29, 2003, Jostens was acquired by DLJMBP III through a merger in which Jostens became the surviving company and our direct subsidiary. As a result of the 2003 Jostens Merger, Jostens applied purchase accounting, and a new basis of accounting began on July 29, 2003. Accordingly, the results of operations of Jostens for periods prior to the acquisition are not comparable to results for subsequent periods. In order to enhance comparability, management's discussion and analysis of financial condition and results of operations has been presented on both a pro forma and historical basis. The pro forma financial information does not purport to represent what our financial position or results of operations would actually have been had the acquisition in fact occurred at the beginning of the periods presented or to project our financial position or results of operations for any future date or period.

        As a result of the merger, we have reflected a Jostens predecessor period from December 29, 2002 to July 29, 2003 and a successor period from July 30, 2003 to January 3, 2004 (together, the "Twelve Month 2003 Period") in the historical management's discussion and analysis of financial condition and results of operations for fiscal 2003. The historical financial information for the predecessor periods prior to July 29, 2003 is that of Jostens and its wholly-owned subsidiaries and was prepared using Jostens' historical basis of accounting.

        In addition to the stand-alone financial statements of Jostens Holdings, management's discussion and analysis of financial condition and results of operations includes supplemental information that presents financial information for Jostens Holdings combined with that of Von Hoffmann and Arcade subsequent to July 29, 2003. The combination results from the three entities being under common ownership subsequent to the acquisition of Jostens Holdings by DLJMBP III.

Critical Accounting Policies and Estimates

        In the ordinary course of business, our companies make a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of their financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates and assumptions. We believe that the following discussion addresses our companies' most critical accounting policies, which are those that are most important to the portrayal of their financial condition and results and require management's judgment about the effect of matters that are uncertain.

        On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, recoverability of long-lived assets, continued value of goodwill and intangibles and pension and other postretirement benefits. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

Goodwill and Indefinite-Lived Intangible Assets

        Our companies have adopted SFAS No. 142, "Goodwill and Other Intangible Assets". Under SFAS 142, our companies are required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. We believe that there are no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which totaled approximately $1.7 billion at July 3, 2004 on a combined basis.

Pension and Other Postretirement Benefits

        Jostens sponsors several defined-benefit pension plans that cover nearly all of its employees. Jostens also provides certain medical and life insurance benefits for eligible retirees. Von Hoffmann maintains a trusteed, noncontributory defined benefit pension plan for eligible employees of the Lehigh Press division not otherwise covered by collective bargaining agreements. Jostens and Von Hoffmann account for their respective plans under SFAS No. 87, "Employer's Accounting for Pensions", which requires management to use three key assumptions when computing estimated annual pension expense. These assumptions are the discount rate applied to the projected benefit obligation, expected return on plan assets and the rate of compensation increases.

        Of the three key assumptions, only the discount rate is based on external market indicators, such as the yield on currently available high-quality, fixed income investments or annuity settlement rates. The discount rate used to value the pension obligation at any year end is used for expense calculations the next year. For the rates of expected return on assets and compensation increases, management uses estimates based on experience as well as future expectations. Due to the long-term nature of pension liabilities, management attempts to choose rates for these assumptions that will have long-term applicability.

        The following is a summary of the three key assumptions that are being used in determining 2003 pension expense for Jostens and 2004 pension expense for Von Hoffmann, along with the impact of a 1% change in each assumed rate. Brackets indicate annual pension expense would be reduced.

Modification of these assumptions does not impact Jostens' and Von Hoffmann's respective pension funding requirements.

Assumption	Rate	Impact of 1% Increase	Impact of 1% Decrease
		(In thousands)
Jostens
Discount rate	6.75%	$(1,900)	$400
Expected return on plan assets	9.50%	(2,100)	2,100
Rate of compensation increases	6.30%	400	(400)
Von Hoffmann
Discount rate	6.25%	$(492)	$103
Expected return on plan assets	8.00%	(226)	226
Rate of compensation increases	3.00%	104	(104)

Income Taxes

        As part of the process of preparing their consolidated financial statements, our companies are required to estimate their income taxes in each of the jurisdictions in which they operate. This process involves estimating their actual current tax exposure together with assessing temporary differences resulting from differing treatment of items such as capital assets for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within their respective consolidated balance sheets. Our companies must then assess the likelihood that any deferred tax assets will be recovered from taxable income of the appropriate character within the carryback or carryforward period and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. On a combined basis, our companies have established a tax valuation allowance of $45.0 million at July 3, 2004, primarily related to capital loss and foreign tax credit carryforwards as the tax benefits are not likely to be fully realized.

Revenue Recognition

        The Commission's Staff Accounting Bulletin, or SAB, No. 104, "Revenue Recognition", provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, our businesses recognize revenue when the products are shipped FOB shipping point, delivered (if shipped FOB destination), risk of loss transfers or as services are performed as determined by the contractual agreement and collectibility is reasonably assured. The policies are consistent with industry practices.

Results of Operations—Jostens Holdings Historical

Six Months Ended July 3, 2004 Compared to the Six Months Ended June 28, 2003

        The following table sets forth selected information derived from Jostens Holdings' condensed consolidated statements of operations for the six month period ended July 3, 2004 (successor) and its condensed consolidated statements of operations for the six month period ended June 28, 2003 (predecessor).

	Jostens (Predecessor) Six Months Ended June 28, 2003	Jostens Holdings (Successor) Six Months Ended July 3, 2004	$ Change between Six Months Ended June 28, 2003 and Adjusted Six Months Ended July 3, 2004	% Change between Six Months Ended June 28, 2003 and Adjusted Six Months Ended July 3, 2004
	(In thousands)
Net sales	$496,460	$519,271	$22,811	4.6%
Cost of products sold	211,750	257,647	45,897	21.7%

Gross profit	284,710	261,624	(23,086)	(8.1)%
Selling and administrative expenses	180,047	204,804	24,757	13.8%

Operating income (loss)	104,663	56,820	(47,843)	(45.7)%
Loss on redemption of debt	—	420	420	NM
Interest expense, net	27,475	40,159	12,684	46.2%

Income (loss) from continuing operations before income taxes	77,188	16,241	(60,947)	(79.0)%
Provision for (benefit from) income taxes	32,079	3,898	(28,181)	(87.8)%

Net income (loss)	$45,109	$12,343	$(32,766)	(72.6)%

NM
= percentage not meaningful

        Net Sales.    Net sales increased $22.8 million, or 4.6%, to $519.3 million for the six months ended July 3, 2004 from $496.5 million for the same period last year. The results were attributable to higher overall volume, modest price increases and improved jewelry metal mix back to historical levels. Specific factors contributing to the increase in volume included:

  •
  increased orders for yearbooks associated with modest net account growth and Jostens Holdings' acquisition of a yearbook business in the latter part of fiscal 2003;

  •
  increased orders for graduation regalia products attributable to net account growth, an increase in sales of accessory items and an increase in collegiate regalia units per school;

  •
  a slight shift in customer demand for Spring rather than Fall deliveries of yearbooks;

  •
  an increase in the number of color pages per yearbook; and

  •
  increased jewelry orders for professional championship rings and an emerging specialty market.

        These increases were partially offset by lower commercial printing volume and lower same school buy rates for high school class rings.

        Gross Profit.    Gross profit decreased $23.1 million, or 8.1%, to $261.6 million for the six months ended July 3, 2004 from $284.7 million for the same prior year period. As a percentage of net sales, gross profit margin decreased 6.9 percentage points to 50.4% for the current six-month period from 57.3% for the same period last year. Excluding $38.3 million of depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, gross profit and gross profit margin increased $15.2 million and 0.5 percentage points, respectively.

        The increase in gross profit was attributable to the sales fluctuations discussed above as well as the impact of prior year non-recurring costs associated with the difficulties encountered with the ERP system implementation. Jostens Holdings' gross profit in the current period was negatively impacted by higher costs for precious raw materials compared to last year.

        Selling and Administrative Expenses.    Selling and administrative expenses increased $24.8 million, or 13.8%, to $204.8 million for the six months ended July 3, 2004 from $180.0 million for the same prior year period. As a percentage of net sales, selling and administrative expenses increased 3.1 percentage points to 39.4% for the current six-month period from 36.3% for the same period last year. Excluding $20.7 million of depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, selling and administrative expenses increased $4.0 million resulting in a 0.9 percentage point decrease in selling and administrative expenses as a percentage of net sales.

        The $4.0 million increase was primarily due to higher commission expense as a result of increased sales, additional investment in customer service and increased spending on marketing activities.

        These increases were partially offset by the following:

  •
  the impact of prior year non-recurring costs associated with the difficulties encountered with the ERP system implementation;

  •
  the impact of prior year non-recurring costs for severance, a legal settlement and acquisition related items; and

  •
  lower information systems expense due to the timing of costs associated with maintenance contracts and the elimination of depreciation expense related to fully amortized software.

        Operating Income.    Operating income decreased $47.8 million to $56.8 million for the six months ended July 3, 2004 from $104.7 million for the same prior year period. Excluding $59.0 million of depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, operating income increased $11.2 million driven by higher net sales, improved gross profit margin and improved cost control.

        Loss on Redemption of Debt.    During the six months ended July 3, 2004, Jostens Holdings voluntarily redeemed $5.0 million principal amount of Jostens' senior subordinated notes recognizing a loss of $0.4 million. The loss consisted of $0.8 million of premium paid on redemption of the notes and a net $0.4 million credit resulting from the write-off of related unamortized premium, original issuance discount and deferred financing costs.

        Net Interest Expense.    Net interest expense increased $12.7 million, or 46.2%, to $40.2 million for the six months ended July 3, 2004 as compared to $27.5 million for the same prior year period. The increase was primarily due to $7.7 million of additional interest expense on Jostens Holdings' 10.25% senior discount notes and reclassification of $7.2 million of dividends on Jostens' redeemable preferred stock in connection with the prior year change in accounting principle.

        Provision for Income Taxes.    The effective rate of tax presented for results of operations for the current six-month period is based on Jostens Holdings' estimated consolidated effective rate for the entire year. Our estimated annual consolidated effective tax rate for 2004 is 24% and is impacted by nondeductible interest expense associated with Jostens' preferred stock and our anticipated pre-tax loss for the year.

        Net Income.    As a result of the aforementioned items, net income decreased $32.8 million, or 72.6%, to $12.3 million for the six months ended July 3, 2004 from $45.1 million for the same prior year period.

Year Ended January 3, 2004 Compared to the Year Ended December 28, 2002

        The following table sets forth selected information derived from Jostens Holdings' condensed consolidated statement of operations for the five month period ended January 3, 2004 (successor) and its condensed consolidated statement of operations for the seven month period ended July 29, 2003 (predecessor) and fiscal years 2002 and 2001. Jostens Holdings' consolidated financial statements for the predecessor period from December 29, 2002 through July 29, 2003 were prepared using the historical basis of accounting for Jostens. As a result of the transaction on July 29, 2003, Jostens

Holdings applied purchase accounting as discussed above under "Factors Affecting Comparability." Although a new basis of accounting began on July 29, 2003, Jostens Holdings has presented Twelve Month 2003 Period results representing the sum of the seven month predecessor period and the five month successor period in 2003 as it believes this presentation facilitates the comparison of its results with the corresponding periods for fiscal years 2002 and 2001.

	Jostens (Predecessor) Twelve Months 2002	Jostens (Predecessor) Seven Months 2003	Jostens Holdings (Successor) Five Months 2003	Twelve Month 2003 Period	$ Change between Twelve Months 2002 and Twelve Month 2003 Period	% Change between Twelve Months 2002 and Twelve Month 2003 Period
	(In thousands)
Net sales	$755,984	$504,058	$284,171	$788,229	$32,245	4.3%
Cost of products sold	315,961	218,594	162,656	381,250	65,289	20.7%

Gross profit	440,023	285,464	121,515	406,979	(33,044)	7.5%
Selling and administrative expenses	306,449	196,430	143,845	340,275	33,826	11.0%
Transaction costs	—	30,960	226	31,186	31,186	NM

Operating income (loss)	133,574	58,074	(22,556)	35,518	(98,056)	(73.4)%
Interest expense, net	67,326	32,446	32,417	64,863	(2,463)	(3.7)%
Loss on redemption of debt	1,765	13,878	503	14,381	12,616	NM

Income (loss) from continuing operations before income taxes	64,483	11,750	(55,476)	(43,726)	(108,209)	(167.8)%
Provision for (benefit from) income taxes	36,214	8,695	(18,436)	(9,741)	(45,955)	(126.9)%

Income (loss) from continuing operations	28,269	3,055	(37,040)	(33,985)	(62,254)	(220.2)%
Gain on discontinued operations	1,637	—	—	—	(1,637)	NM
Cumulative effect of accounting	—	4,585	—	4,585	4,585	NM

Net income (loss)	$29,906	$7,640	$(37,040)	$(29,400)	$(59,306)	(198.3)%

NM = not meaningful

        Net Sales.    Net sales increased $32.2 million, or 4.3%, to $788.2 million for the Twelve Month 2003 Period from $756.0 million for 2002. Of this 4.3% increase, approximately 2.2% resulted from price increases across all product lines, approximately 1.3% resulted from volume/mix increases and approximately 0.8% was due to the strengthening of the Canadian dollar against the U.S. dollar. The fluctuation attributable to price increases includes the effect of a slight recovery in jewelry product mix toward more precious metals with higher price points. Primary factors contributing to the increase in volume from 2002 to 2003 include:

  •
  net account growth across most of our product lines;

  •
  an increase in the number of individual orders for graduation products and higher average purchases per student;

  •
  volume associated with our acquisition of a photography business early in the year;

  •
  an increase in the number of color pages per yearbook; and

  •
  incremental jewelry volume from an emerging market.

        These increases were partially offset by a modest decline in net accounts for yearbooks compounded by a slight shift in mix of orders to smaller yearbooks; slightly lower same school buy rates for high school class rings; and lower commercial printing volume.

        Gross Profit.    Gross profit decreased $33.0 million, or 7.5%, to $407.0 million for the Twelve Month 2003 Period from $440.0 million for 2002. As a percentage of net sales gross profit margin decreased 6.6 percentage points to 51.6% for the Twelve Month 2003 Period from 58.2% for 2002. Excluding $43.3 million of inventory costs and depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, gross profit increased $10.3 million resulting in a 1.1 percentage point decrease in gross profit margin.

        The decrease in gross profit margin is primarily due to additional production costs and production inefficiencies incurred in connection with the installation of an ERP system in our graduation products line. The decline in gross profit margin is due, to a lesser extent, to an increase in the price of gold, higher pension and employee benefit costs, the effect of sales growth on lower margin products and an unfavorable currency fluctuation against the euro associated with our purchases of precious, semiprecious and synthetic stones. Gross profit results were favorably impacted by the general price increases and incremental volume discussed above combined with the strengthening of the Canadian dollar against the U.S. dollar.

        Selling and Administrative Expenses.    Selling and administrative expenses increased $33.8 million, or 11.0%, to $340.3 million for the Twelve Month 2003 Period from $306.4 million for 2002. As a percentage of net sales, selling and administrative expenses increased 2.7 percentage points to 43.2% for the Twelve Month 2003 Period from 40.5% for 2002. Excluding $17.3 million of depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, selling and administrative expenses increased $16.5 million resulting in a 0.5 percentage point decrease in selling and administrative expenses as a percentage of net sales.

        The $16.5 million increase is primarily due to the following:

  •
  higher commission expense as a result of increased sales;

  •
  incremental spending on information systems, customer service support and selling activities to address the difficulties encountered with the installation of the ERP system;

  •
  higher pension and employee benefit costs;

  •
  additional investment in customer service and support; and

  •
  incremental spending on a combination of severance costs, a legal settlement and acquisition related expenses.

        These increases were partially offset by lower general and administrative expense compared to last year.

        Transaction Costs.    During the Twelve Month 2003 Period, we incurred $31.2 million of transaction expenses in connection with the 2003 Jostens Merger, consisting of investment banking fees, legal and accounting fees, compensation expense related to stock option payments and a charge to write off prepaid management fees.

        Net Interest Expense.    Net interest expense decreased $2.5 million, or 3.7%, to $64.9 million for the Twelve Month 2003 Period as compared to $67.3 million for 2002. The decrease was due to a lower average outstanding debt balance during the predecessor period of 2003 compared to 2002 and lower average interest rates offset by $1.3 million of additional interest expense on the Jostens Holdings notes, $2.8 million of dividends on the JIHC preferred stock and $6.4 million of additional interest expense as a result of the reclassification of dividends on the Jostens preferred stock in connection with the change in accounting principle as further described in ITEM 8, Note 8 of the Notes to Consolidated Financial Statements.

        Loss on Redemption of Debt.    As a result of refinancing our senior secured credit facility, we recognized a loss of $13.9 million consisting of unamortized deferred financing costs. In addition, during the successor period of 2003, we redeemed $8.5 million principal amount of the Jostens notes, recognizing a loss of $0.5 million. The loss consisted of $0.8 million of premium paid on redemption of the notes and a net $0.3 million credit to write-off unamortized premium, original issuance discount and deferred financing costs.

        (Benefit from) Provision for Income Taxes.    Our effective tax rate was 22.3% for the Twelve Month 2003 period compared to 56.2% for 2002. Our effective rate of tax benefit for the successor period of

2003 is 33.2%. The rate of benefit for the 2003 period is less than our historical effective income tax rate due primarily to the unfavorable impact of nondeductible interest expense attributable to the change in accounting principle and non deductible transaction costs compounded by our loss position.

        Cumulative Effect of Accounting Change.    We recognized a cumulative effect of a change in accounting principle upon adoption of SFAS 150 on June 29, 2003, the beginning of our third quarter. We assessed the value of our redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, resulting in an adjustment of $4.6 million. We did not provide any tax provision in connection with the adoption of SFAS 150 because the payment of the related preferred dividend and discount amortization are not tax deductible.

        Net Income (Loss).    As a result of the aforementioned items, net income decreased $59.3 million, or 198.3%, to a loss of $29.4 million for the Twelve Month 2003 Period from $29.9 million for 2002.

Year Ended December 28, 2002 Compared to the Year Ended December 29, 2001

        Net Sales.    Net sales increased $19.4 million, or 2.6%, to $756.0 million for 2002 from $736.6 million for 2001. Of this 2.6% increase, approximately 2.2% resulted from price increases across all product lines and approximately 0.4% resulted from volume/mix increases. The fluctuation attributable to price increases is net of the effect of a shift in jewelry product mix toward non-precious metals with lower price points. Primary factors contributing to the increase in volume from 2001 to 2002 include net account growth across most of our product lines; an increase in the number of pages per yearbook including more color pages; and photography territory additions and new product development. These increases were partially offset by the loss of a large college customer in the jewelry and graduation product lines; lower same school buy rates for high school class rings; lower average purchases per student for graduation products; and lower commercial printing volume.

        Gross Profit.    Gross profit increased $14.7 million, or 3.5%, to $440.0 million for 2002 from $425.3 million for 2001. As a percentage of net sales, gross profit margin increased 0.5 percentage points to 58.2% in 2002 from 57.7% in 2001. Gross profit was favorably impacted by general price increases across all product lines; continued improvement in plant efficiencies including the implementation of lean manufacturing principles; and sales mix of our printing products resulting in increased higher margin yearbook volume and decreased lower margin commercial printing volume. These profit improvements were partially offset by an increase in the price of gold compared to 2001; higher employee benefit costs; and a general shift in consumer spending toward lower-priced products with lower profit margins in some of our product lines.

        Selling and Administrative Expenses.    Selling and administrative expenses increased $5.5 million, or 1.8%, to $306.4 million for 2002 from $300.9 million for 2001. As a percentage of net sales, selling and administrative expenses decreased 0.4 percentage points to 40.5% for 2002 compared to 40.9% for 2001. The $5.5 million increase is primarily due to higher spending on information systems related to the upgrade of our transaction processing system and early costs associated with the installation of an ERP system in our graduation products line; as well as higher commissions and general and administrative expenses, both as a result of increased sales. These increases were partially offset by reduced spending for outside legal counsel in connection with the resolution of a specific legal matter pending in 2001.

        Loss on Redemption of Debt.    During 2002, we redeemed $7.5 million principal amount of the Jostens notes. As a result, we recognized a loss of $1.8 million in 2002 consisting of $1.0 million of premium paid on redemption of the notes and $0.8 million to write-off unamortized original issuance discount and deferred financing costs.

        Net Interest Expense.    Net interest expense decreased $9.4 million, or 12.3%, to $67.3 million for 2002 as compared to $76.8 million for 2001. The decrease was due to a lower average outstanding debt balance and a lower average interest rate, partially as a result of refinancing a portion of Jostens' senior secured credit facility, but primarily due to declining interest rates in 2002.

        Provision for Income Taxes.    The effective tax rate for continuing operations was 56.2% for 2002 compared to 41.2% for 2001. The increase was due primarily to the effect of additional federal and state income taxes attributable to earnings repatriated from the Canadian subsidiary.

        Income from Continuing Operations.    Income from continuing operations increased $1.7 million, or 6.5%, to $28.3 million for 2002 from $26.5 million for 2001 primarily as a result of increased net sales, improved gross profit margin and lower net interest expense.

Results of Operations—Jostens Holdings Combined Historical—Supplemental

Successor Six Months Ended July 3, 2004 Compared to the Predecessor Six Months Ended June 28, 2003

        The following table sets forth selected information derived from our condensed combined statements of operations for the six month period ended July 3, 2004 (successor) and our condensed consolidated statements of operations for the six month period ended June 28, 2003 (predecessor).

	Jostens (Predecessor) Six Months Ended June 28, 2003	Combined Jostens Holdings (Successor) Six Months Ended July 3, 2004	$ Change	% Change
	(In thousands)
Net sales	$496,460	$810,785	$314,325	63.3%
Cost of products sold	211,750	482,759	271,009	128.0%

Gross profit	284,710	328,026	43,316	15.2%
Selling and administrative expenses	180,047	235,611	55,564	30.9%
Special charges	—	1,229	1,229	NM

Operating income	104,663	91,186	(13,477)	(12.9)%
Interest expense, net	27,475	85,729	58,254	212.0%
Loss on redemption of debt	—	420	420	NM
Other	—	156	156	NM

Income from continuing operations before income taxes	77,188	4,881	(72,307)	(93.7)%
Provision for income taxes	32,079	4,992	(27,087)	(84.4)%

Income from continuing operations	45,109	(111)	(45,220)	(100.2)%
Gain on discontinued operations	—	4,229	4,229	NM

Net income	$45,109	$4,118	$(40,991)	(90.9)%

NM    Not meaningful

        Net sales.    Net sales increased $314.3 million, or 63.3%, to $810.8 million for the six months ended July 3, 2004 from $496.5 million for the same prior year period. The combination of Von Hoffmann and Arcade with Jostens Holdings accounted for $228.0 million and $63.5 million, respectively, of increased net sales while Jostens' net sales increased $22.8 million compared to the same prior year period.

        Jostens' results were attributable to higher overall volume, modest price increases and improved jewelry metal mix back to historical levels. Specific factors contributing to the increase in volume included:

  •
  increased orders for yearbooks associated with modest net account growth and our acquisition of a yearbook business in the latter part of 2003;

  •
  increased orders for graduation regalia products attributable to net account growth, an increase in sales of accessory items and an increase in collegiate regalia units per school;

  •
  a slight shift in customer demand for spring rather than fall deliveries of yearbooks;

  •
  an increase in the number of color pages per yearbook; and

  •
  increased jewelry orders for professional championship rings.

These increases were partially offset by lower commercial printing volume and lower same school buy rates for high school class rings.

        Gross profit.    Gross profit increased $43.3 million, or 15.2%, to $328.0 million for the six months ended July 3, 2004 from $284.7 million for the same prior year period. As a percentage of net sales, gross profit margin decreased 16.8 percentage points to 40.5% for the 2004 six month period from 57.3% for the same prior year period.

        The combination of Von Hoffmann and Arcade with Jostens Holdings resulted in $42.9 million and $23.5 million, respectively, of gross profit increase whereas Jostens' gross profit decreased $23.1 million compared to the same prior year period. Excluding $38.3 million of depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, Jostens' gross profit and gross profit margin increased $15.2 million and 0.5 percentage points, respectively.

        The increase in Jostens' gross profit was attributable to the sales fluctuations discussed above as well as the impact of prior year non-recurring costs associated with the difficulties encountered with the ERP system implementation. Jostens' gross profit in the 2004 six month period was negatively impacted by higher costs for precious raw materials compared to 2003.

        Selling and administrative expenses.    Selling and administrative expenses increased $55.6 million, or 30.9%, to $235.6 million for the six months ended July 3, 2004 from $180.0 million for the same prior year period. As a percentage of net sales, selling and administrative expenses decreased 7.2 percentage points to 29.0% for the 2004 six month period from 36.3% for the same prior year period.

        The combination of Von Hoffmann and Arcade with Jostens Holdings contributed $19.5 million and $11.3 million, respectively, of the increased expense while Jostens' selling and administrative expenses increased $24.7 million compared to the same prior year period. Excluding $20.7 million of depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, Jostens' selling and administrative expenses increased $4.0 million resulting in a 0.9 percentage points decrease in the selling and administrative expenses as a percentage of net sales.

        The $4.0 million increase in Jostens' selling and administrative expenses was primarily due to higher commission expense as a result of increased sales, additional investment in customer service and increased spending on marketing activities.

        These increases were partially offset by the following:

  •
  the impact of prior year non-recurring costs associated with the difficulties encountered with the ERP system implementation;

  •
  the impact of prior year non-recurring costs for severance, a legal settlement and acquisition related items; and

  •
  lower information systems expense due to the timing of costs associated with maintenance contracts and the elimination of depreciation expense related to fully amortized software.

        Operating income.    Operating income decreased $13.5 million to $91.2 million for the six months ended July 3, 2004 from $104.7 million for the same prior year period. Jostens' decrease in operating income of $47.8 million was partially offset by the combination of Von Hoffmann and Arcade with Jostens Holdings, which contributed $22.2 million and $12.2 million, respectively, of operating income. Excluding $59.0 million of depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, Jostens' operating income increased $11.2 million driven by higher net sales, improved gross profit margin and improved cost control.

        Loss on redemption of debt.    During the six months ended July 3, 2004, Jostens voluntarily redeemed $5.0 million principal amount of its senior subordinated notes, recognizing a loss of $0.4 million. The loss consisted of $0.8 million of premium paid on redemption of the notes and a net $0.4 million credit resulting from the write-off of related unamortized premium, original issuance discount and deferred financing costs.

        Net interest expense.    Net interest expense increased $58.3 million, or 212.0%, to $85.7 million for the six months ended July 3, 2004 as compared to $27.5 million for the same prior year period. The combination of Von Hoffmann and Arcade with Jostens Holdings contributed to $24.4 million and $21.2 million, respectively, of the increased expense while Jostens' net interest expense increased $12.7 million compared to the same prior year period. The increase related to Jostens was primarily due to additional interest expense on its 10.25% senior discount notes and reclassification of $7.2 million of dividends on its redeemable preferred stock in connection with the prior year change in accounting principle offset by premium amortization associated with purchase accounting.

        Provision for income taxes.    The effective rate of tax presented for the combined successor results of operations for the 2004 six month period was based on the total of the income tax expense (benefit) recorded on each of our companies' separately reported financial statements. Jostens and Von Hoffmann applied tax rates of 24% and 30%, respectively, to their separately reported results of operations for the 2004 six month period. Arcade's effective tax rate for this same period was not meaningful.

        Consistent with the provisions of APB 28, Interim Financial Reporting, both Jostens and Von Hoffmann have recorded income tax provisions based on their best estimate of the effective tax rate for the entire year on a separate company basis. The tax provision for Arcade was based on its audited annual income tax provision reduced by the tax provision separately reported for its six month results of operations ended December 31, 2003.

        The principal factor influencing Jostens' and Arcade's separate company tax rates was the effect of nondeductible interest expense associated with the redeemable preferred stock. Arcade's effective tax rate was also negatively affected by an increase in the valuation allowance on certain of its deferred tax assets. The principal factor influencing the Von Hoffmann separate company tax rate was the effect of nondeductible interest expense on its subordinated exchange debentures.

        The effective rate of tax for the successor period is not intended to predict the effective rate of tax for the remainder of fiscal 2004, nor is it intended to reflect the rate that would have applied had the transaction occurred at the beginning of the period.

        Discontinued operations.    Discontinued operations of $4.2 million represented Von Hoffmann's operating results for the six months ended July 3, 2004, net of a $2.7 million income tax provision, related to its asset held for sale, the Lehigh Direct division of Lehigh Press.

        Net income.    As a result of the aforementioned items, net income decreased $41.0 million, or 90.9%, to $4.1 million for the six months ended July 3, 2004 from $45.1 million for the same prior year period.

The Twelve Month 2003 Period Compared to the Predecessor Year Ended December 28, 2002

        The following table sets forth selected information derived from our combined statements of operations for the five month period ended January 3, 2004 (successor) and our consolidated statements of operations for the seven month period ended July 29, 2003 (predecessor) and fiscal year 2002. Although a new basis of accounting began on July 29, 2003, we have presented Twelve Month 2003 Period results representing the sum of the seven month predecessor period and the five month successor period in 2003 as we believe this presentation facilitates the comparison of our results with the corresponding periods for fiscal year 2002.

	Jostens (Predecessor) Twelve Months 2002	Jostens Holdings (Predecessor) Seven Months 2003	Combined Jostens Holdings (Successor) Five Months 2003	Twelve Month 2003 Period	$ Change between Twelve Months 2002 and Twelve Month 2003 Period	% Change between Twelve Months 2002 and Twelve Month 2003 Period
	(In thousands)
Net sales	$755,984	$504,058	$486,358	$990,416	$234,432	31.0%
Cost of products sold	315,961	218,594	323,779	542,373	226,412	71.7%

Gross profit	440,023	285,464	162,579	448,043	8,020	1.8%
Selling and administrative expenses	306,449	196,430	166,100	362,530	56,081	18.3%
Transaction costs	—	30,960	226	31,186	31,186	NM

Operating income (loss)	133,574	58,074	(3,747)	54,327	(79,247)	(59.3)%
Interest expense, net	67,326	32,446	67,990	100,436	33,110	49.2%
Loss on redemption of debt	1,765	13,878	503	14,381	12,616	714.8%
Other	—	—	325	325	325	NM

Income (loss) from continuing operations before income taxes	64,483	11,750	(72,565)	(60,815)	(125,298)	(194.3)%
Provision (benefit) for income taxes	36,214	8,695	(20,099)	(11,404)	(47,618)	(131.5)%

Income (loss) from continuing operations	28,269	3,055	(52,466)	(49,411)	(77,680)	(274.8)%
Gain on discontinued operations	1,637	—	1,351	1,351	(286)	NM
Cumulative effect of accounting change	—	4,585	—	4,585	4,585	NM

Net income (loss)	$29,906	$7,640	$(51,115)	$(43,475)	$(73,381)	(245.4)%

NM    Not meaningful

        Net sales.    Net sales increased $234.4 million, or 31.0%, to $990.4 million for the Twelve Month 2003 Period from $756.0 million for 2002. The combination of Von Hoffmann and Arcade with Jostens Holdings accounted for $143.3 million and $58.9 million, respectively, of the increased net sales while Jostens' net sales increased $32.2 million, or 4.3%, compared to the same prior year period.

        Of the 4.3% increase in Jostens' net sales, approximately 2.2% resulted from price increases across all product lines, approximately 1.3% resulted from volume/mix increases and approximately 0.8% was due to the strengthening of the Canadian dollar against the U.S. dollar. The fluctuation attributable to price increases included the effect of a slight recovery in jewelry product mix toward more precious metals with higher price points. Primary factors contributing to the increase in volume from 2002 to the Twelve Month 2003 Period included:

  •
  net account growth across most of our product lines;

  •
  an increase in the number of individual orders for graduation products and higher average purchases per student;

  •
  volume associated with our acquisition of a photography business early in the year;

  •
  an increase in the number of color pages per yearbook; and

  •
  incremental jewelry volume from the affinity market.

        These increases were partially offset by a modest decline in net accounts for yearbooks compounded by a slight shift in mix of orders to smaller yearbooks; slightly lower same school buy rates for high school class rings; and lower commercial printing volume.

        Gross profit.    Gross profit increased $8.0 million, or 1.8%, to $448.0 million for the Twelve Month 2003 Period from $440.0 million for 2002. As a percentage of net sales, gross profit margin decreased 13.0 percentage points to 45.2% for 2003 from 58.2% for 2002. The combination of Von Hoffmann and Arcade with JIHC resulted in $21.3 million and $19.7 million, respectively, of gross profit increases, whereas Jostens' gross profit decreased $33.0 million in the Twelve Month 2003 Period compared to 2002. Excluding $43.3 million of inventory costs and depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, Jostens' gross profit increased $10.3 million resulting in a 1.1 percentage point decrease in gross profit margin.

        The decrease in Jostens' gross profit margin was primarily due to additional production costs and production inefficiencies incurred in connection with the installation of an ERP system in Jostens' graduation products line. The decline in gross profit margin was due, to a lesser extent, to an increase in the price of gold, higher pension and employee benefit costs, the effect of sales growth on lower margin products and an unfavorable currency fluctuation against the euro associated with our purchases of precious, semiprecious and synthetic stones. Gross profit results were favorably impacted by the general price increases and incremental volume discussed above combined with the strengthening of the Canadian dollar against the U.S. dollar.

        Selling and administrative expenses.    Selling and administrative expenses increased $56.1 million, or 18.3%, to $362.5 million for 2003 from $306.4 million for 2002. As a percentage of net sales, selling and administrative expenses decreased 3.9 percentage points to 36.6% for 2003 from 40.5% for 2002.

        The combination of Von Hoffmann and Arcade with Jostens Holdings contributed $13.3 million and $9.0 million, respectively, of the increased expense while Jostens' selling and administrative expenses increased $33.8 million in the Twelve Month 2003 Period compared to 2002. Excluding $17.3 million of depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, Jostens' selling and administrative expenses increased $16.5 million resulting in a 0.5 percentage point increase in selling and administrative expenses as a percentage of net sales. The $16.5 million increase was primarily due to the following:

  •
  higher commission expense as a result of increased sales;

  •
  incremental spending on information systems, customer service support and selling activities to address the difficulties encountered with the installation of the ERP system;

  •
  higher pension and employee benefit costs;

  •
  additional investment in customer service and support; and

  •
  incremental spending on a combination of severance costs, a legal settlement and acquisition related expenses.

        These increases were partially offset by lower general and administrative expense compared to 2002.

        Loss on redemption of debt.    As a result of refinancing its senior secured credit facility, Jostens recognized a loss of $13.9 million consisting of unamortized deferred financing costs. In addition, during the successor period of 2003, Jostens redeemed $8.5 million principal amount of its senior subordinated notes, recognizing a loss of $0.5 million. The loss consisted of $0.8 million of premium paid on redemption of the notes and a net $0.3 million credit to write off unamortized premium, original issuance discount and deferred financing costs.

        Transaction costs.    During the Twelve Month 2003 Period, Jostens incurred $31.2 million of transaction expenses in connection with the 2003 Jostens Merger, consisting of investment banking fees, legal and accounting fees, compensation expense related to stock option payments and a charge to write off prepaid management fees.

        Net interest expense.    Net interest expense increased $33.1 million, or 49.2%, to $100.4 million for the Twelve Month 2003 Period as compared to $67.3 million for 2002. The combination of Von Hoffmann and Arcade with Jostens Holdings contributed $18.5 million and $17.1 million, respectively, of the increased expense whereas Jostens' net interest expense decreased $2.5 million in 2003 compared to 2002. The decrease was due to a lower average outstanding debt balance during the predecessor period of 2003 compared to 2002 and lower average interest rates offset by $1.3 million of additional interest expense on the 10.25% senior discount notes, $2.8 million of dividends on the 8% JIHC redeemable preferred stock and $6.4 million of additional interest expense as a result of the reclassification of dividends on the 14% redeemable preferred stock in connection with the change in accounting principle.

        Provision (benefit) for income taxes.    The effective rate of tax presented for the results of operations for the Twelve Month 2003 Period was based on the total of the income tax expense (benefit) recorded on each of our companies' separately reported financial statements. Jostens applied a 22.3% rate of tax benefit to its 12 month pre-tax loss of $43,726. The rate of tax benefit was less than the statutory rate of 35% due to the unfavorable effect of nondeductible interest expense on redeemable preferred stock and nondeductible transaction costs. The rate of tax expense (benefit) provided by Von Hoffmann and Arcade on pre-tax results for the five month successor period in 2003 was (34.6)% and 30.4%, respectively. Von Hoffmann's effective tax rate was negatively impacted by the effect of nondeductible interest expense on subordinated exchange debentures. Arcade's effective tax rate was negatively impacted by the effect of nondeductible interest expense on its redeemable preferred stock and an increase in the valuation allowance on certain of its deferred tax assets.

        The 18.8% effective rate of tax for the Twelve Month 2003 Period is not intended to predict the effective rate of tax for 2004, nor is it intended to reflect the rate that would have applied had the transaction occurred at the beginning of the period.

        For 2002, Jostens' effective tax rate was 56.2%. The rate was greater than the statutory rate due primarily to the negative effect of Jostens' foreign earnings repatriation.

        Cumulative effect of accounting change.    Jostens recognized a cumulative effect of a change in accounting principle upon adoption of SFAS 150 on June 29, 2003, the beginning of Jostens' third quarter. Jostens assessed the value of its 14% redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, resulting in an adjustment of $4.6 million. Jostens did not provide any tax provision in connection with the adoption of SFAS 150 because the payment of the related preferred dividend and discount amortization are not tax deductible.

        Net income (loss).    As a result of the aforementioned items, net income decreased $73.4 million, or 245.4%, to a loss of $43.5 million for the Twelve Month 2003 Period from $29.9 million for 2002.

Results of Operations—Pro Forma

Six Months Ended July 3, 2004 Compared to the Six Months Ended June 28, 2003

        Pro forma net sales.    Net sales increased $42.6 million, or 5.2%, to $857.8 million for the six months ended July 3, 2004 from $815.2 million for the same prior year period.

        Jostens' net sales increased $22.8 million, or 4.6%, to $519.3 million for the six months ended July 3, 2004 from $496.5 million for the same prior year period. The results were attributable to higher overall volume, modest price increases and improved jewelry product mix toward more precious metals at levels consistent with historical levels. Specific factors contributing to the increase in volume included:

  •
  increased orders for yearbooks associated with modest net account growth and Jostens' acquisition of a yearbook business in the latter part of fiscal 2003;

  •
  increased orders for graduation regalia products attributable to net account growth, an increase in sales of accessory items and an increase in collegiate regalia units per school;

  •
  a slight shift in customer demand for spring rather than fall deliveries of yearbooks;

  •
  an increase in the number of color pages per yearbook; and

  •
  increased jewelry orders for professional championship rings.

These increases were partially offset by lower commercial printing volume and lower same school buy rates for high school class rings.

        Von Hoffmann's net sales increased $9.6 million, or 3.6%, to $275.0 million for the six months ended June 30, 2004 from $265.4 million for the same prior year period. Included in both six month periods is net sales from Lehigh Press of $81.9 and $67.3 million for 2004 and 2003, respectively. The four-color ELHI and college businesses experienced strong performance with increases of 9.4% and 1.2%, respectively for the six month period of 2004. In addition, our sales in the four-color non-educational market continued to grow with a 76% increase over the comparable prior year six month period. However, the one- and two-color markets, both non-educational and educational, demonstrated double-digit decreases of 19.6% and 18.2%, respectively. The decreases in these segments were impacted by strong prior year sales with one-time catalog, ELHI, and testing projects as well as overall reduction in computer printing activity. Net sales for Lehigh Press increased by $14.6 million over the same period, primarily driven by activity within Lehigh Direct, Von Hoffmann's direct marketing business.

        Arcade's net sales increased $10.2 million, or 19.2%, to $63.5 million for the six months ended June 30, 2004 from $53.3 million for the same prior year period. The increase in net sales was primarily attributable to an increase in sales of sampling technologies for advertising and marketing of domestic fragrance and cosmetic products and international cosmetic products as well as favorable foreign exchange rates. These increases were partially offset by a decrease in sales of sampling technologies for advertising and marketing of domestic consumer products due to strong performance in 2003 driven by one of Arcade's consumer products customers.

        Pro forma gross profit.    Gross profit increased $11.2 million, or 3.2%, to $361.6 million for the six months ended July 3, 2004 from $350.3 million for the same prior year period. As a percentage of net sales, gross profit margin decreased 0.8 percentage points to 42.2% for the six month period ended July 3, 2004 from 43.0% for the same prior year period.

        Jostens' gross profit increased $6.2 million, or 2.2%, to $284.5 million for the six months ended July 3, 2004 from $278.3 million for the same prior year period. As a percentage of net sales, Jostens' gross profit margin decreased 1.3 percentage points to 54.8% for the six month period ended July 3, 2004 from 56.1% for the same prior year period. Included in gross profit is amortization of value allocated to order backlog in applying purchase accounting of $11.8 and $2.4 million for the six months ended 2004 and 2003, respectively, as well as incremental depreciation as a result of purchase price allocated to property, plant and equipment of $3.6 and $4.0 million for the six months ended 2004 and 2003, respectively. Excluding the impact of purchase accounting, gross profit increased $15.2 million, or 5.3%, to $299.9 million for the six months ended July 3, 2004 from $284.7 million for the same prior year period. Gross profit margin increased 0.5 percentage points to 57.8% from 57.3%. The increase in gross profit, excluding the impact of purchase accounting, was attributable to the sales increases discussed above as well as the impact of prior year costs associated with the difficulties encountered with the ERP system implementation, which we believe to be non-recurring. Jostens' gross profit in the current period was negatively impacted by higher costs for precious raw materials compared to 2003.

        Von Hoffmann's gross profit increased $0.1 million, or 0.1%, to $53.5 million for the six months ended June 30, 2004 from $53.4 million for the same prior year period. As a percentage of net sales, gross profit margin decreased 0.6 percentage points to 19.5% for the six month period ended June 30, 2004 from 20.1% for the same prior year period. The decrease in gross profit margin in 2004 resulted from the adverse impact of the lower activity in the one and two-color market segments.

        Arcade's gross profit increased $4.9 million, or 26.6%, to $23.5 million for the six months ended June 30, 2004 from $18.6 million for the same prior year period. As a percentage of net sales, gross profit margin increased 2.2 percentage points to 37.1% for the six month period ended June 30, 2004 from 34.9% for the same prior year period. The increase in gross profit was primarily due to the increase in sales volume and favorable foreign exchange rates, partially offset by changes in product and format mix and the reduction in prices of certain fragrance sampling products in order to maintain and grow market share.

        Pro forma selling and administrative expenses.    Selling and administrative expenses increased $10.5 million, or 4.5%, to $243.2 million for the six months ended July 3, 2004 from $232.7 million for the same prior year period. As a percentage of net sales, selling and administrative expenses decreased 0.2 percentage points to 28.3% for the six month period ended July 3, 2004 from 28.5% for the same prior year period.

        Jostens' selling and administrative expenses increased $4.9 million, or 2.4%, to $204.7 million for the six months ended July 3, 2004 from $199.8 million for the same prior year period. As a percentage of net sales, selling and administrative expenses decreased 0.9 percentage points to 39.4% for the six month period ended July 3, 2004 from 40.3% for the same prior year period. Included in selling and administrative expenses is amortization of value allocated to intangibles in applying purchase accounting of $20.0 million in the six months ended 2004 and 2003, as well as increased/(decreased) depreciation as a result of purchase price allocated to property, plant and equipment of $0.8 and ($0.2) million for the six months ended 2004 and 2003, respectively. Excluding the impact of purchase accounting, selling and administrative expenses increased $3.9 million, or 2.2%, to $183.9 million for the six months ended July 3, 2004 from $180.0 million for the same prior year period, and as a percentage of net sales, decreased 0.9 percentage points to 35.4% for the six month period ended July 3, 2004 from 36.3% for the same prior year period.

        The $3.9 million increase was primarily due to higher commission expense as a result of increased sales, additional investment in customer service and increased spending on marketing activities.

        These increases were partially offset by the impact of prior year non-recurring costs associated with the difficulties encountered with the ERP system implementation, the impact of prior year non-recurring costs for severance, a legal settlement and acquisition related items and lower information systems expense due to the timing of costs associated with maintenance contracts and the elimination of depreciation expense related to fully amortized software.

        Von Hoffmann's selling and administrative expenses increased $3.3 million, or 14.0%, to $27.0 million for the six months ended June 30, 2004 from $23.7 million for the same prior year period. As a percentage of net sales, selling and administrative expenses increased 0.9 percentage points to 9.8% for the six month period ended June 30, 2004 from 8.9% for the same prior year period. Included in both six month periods are selling and administrative expenses from Lehigh Press of $13.9 million and $12.6 million in 2004 and 2003, respectively. The remaining increase was primarily a result of approximately $0.8 million of costs associated with an adverse legal decision rendered against Von Hoffmann in the first quarter of 2004, which decision will not have an ongoing material effect on us, as well as incremental costs associated with sales and administration functions to meet certain strategic objectives.

        Arcade's selling and administrative expenses increased $2.2 million, or 23.7%, to $11.3 million for the six months ended June 30, 2004 from $9.1 million for the same prior year period. As a percentage of net sales, selling and administrative expenses increased 0.6 percentage points to 17.8% for the six month period ended June 30, 2004 from 17.2% for the same prior year period. The increase in selling, general and administrative expenses is primarily related to an increase in advisory services related to customs and duties matters, consulting services related to marketing initiatives, incentive compensation expense, and the impact of foreign exchange rates.

        Pro forma net interest expense.    Net interest expense increased $1.0 million, to $56.3 million for the six months ended July 3, 2004 as compared to $55.3 million for the same prior year period.

        Pro forma provision for income taxes.    As provided under APB 28, "Interim Financial Reporting", the effective tax rate presented for the results of operations for each six-month period is based on our consolidated effective rate for the year ended January 3, 2004. The 68% effective annual tax rate reflects relatively small amounts of unfavorable permanent differences applied to relatively small amounts of annual pre-tax income.

        Pro forma net income.    Net income decreased $0.2 million to $19.5 million for the six months ended July 3, 2004 as compared to $19.7 million for the same prior year period as a result of the aforementioned items.

Year Ended January 3, 2004 Compared to the Year Ended December 28, 2002

        Pro forma net sales.    Net sales increased $22.2 million, or 1.6%, to $1,409.5 million for 2003 from $1,387.4 million for 2002.

        Jostens' net sales increased $32.2 million, or 4.3%, to $788.2 million for 2003 from $756.0 million for 2002. Of this 4.3% increase, approximately 2.2% resulted from price increases across all product lines, approximately 1.3% resulted from volume/mix increases and approximately 0.8% was due to the strengthening of the Canadian dollar against the U.S. dollar. The fluctuation attributable to price increases includes the effect of a slight improvement in jewelry product mix toward more precious metals with higher price points. Primary factors contributing to the increase in volume from 2002 to 2003 include:

  •
  net account growth across graduation products, class and affiliation rings and school photography;

  •
  an increase in the number of individual orders for graduation products and higher average purchases per student;

  •
  volume associated with Jostens' acquisition of a photography business early in the year;

  •
  an increase in the number of color pages per yearbook; and

  •
  incremental jewelry volume from sales of non-educational affiliation rings.

These increases were partially offset by a modest decline in net accounts for yearbooks compounded by a slight shift in mix of orders to smaller yearbooks; slightly lower same school buy rates for high school class rings; and lower commercial printing volume.

        Von Hoffmann's net sales of $498.2 million in 2003 were consistent with 2002 net sales of $498.2 million. Included in both years were net sales from Lehigh Press of $127.8 million and $118.7 million for 2003 and 2002, respectively. Net sales for Lehigh Press increased by $9.1 million over the period and were primarily driven by activity within Lehigh Direct, Von Hoffmann's direct marketing sector, as Lehigh Lithographers, sales were relatively stable. Sales in Von Hoffmann's core four-color ELHI market remained stable, while sales increased in one- and two-color instructional, testing, and four-color non-educational materials. At the same time, sales in the one- and two-color non-educational market declined due to stagnant business conditions present in the economy.

        Arcade's net sales decreased $10.1 million, or 7.6%, to $123.1 million for 2003 from $133.2 million for 2002. The decrease in net sales was primarily attributable to a $13.6 million decrease in sales of sampling technologies for advertising and marketing of Mary Kay Inc. cosmetic products, as a result of Mary Kay Inc.'s complete brand reintroduction in 2002 and a decrease in sales of sampling technologies for advertising and marketing of domestic cosmetic and international fragrance products. These decreases were partially offset by increased sales of sampling technologies for advertising and marketing of domestic fragrance and consumer products and international cosmetic products as well as favorable foreign exchange rates.

        Pro forma gross profit.    Gross profit increased $4.5 million, or 0.8%, to $541.2 million for 2003 from $536.6 million for 2002. As a percentage of net sales, gross profit margin decreased 0.3 percentage points to 38.4% for 2003 from 38.7% for 2002.

        Jostens' gross profit increased $10.3 million, or 2.6%, to $405.5 million for 2003 from $395.2 million for 2002. Included in gross profit was amortization of value allocated to order backlog in applying purchase accounting of $36.9 million in both 2003 and 2002, as well as incremental depreciation as a result of purchase price allocated to property, plant and equipment of $7.9 million in both 2003 and 2002. Excluding the impact of purchase accounting, gross profit increased $10.3 million, or 2.3%, to $450.3 million for 2003 from $440.0 million for 2002. However, as a percentage of net sales, gross profit margin excluding the impact of purchase accounting decreased 1.1 percentage points to 57.1% for 2003 from 58.2% for 2002.

        The decrease in gross profit margin was primarily due to additional production costs and production inefficiencies incurred in connection with the installation of an ERP system in Jostens' graduation products line. The decline in gross profit margin was also due, to a lesser extent, to an increase in the price of gold, higher pension and employee benefit costs, the effect of sales growth on lower margin products and an unfavorable currency fluctuation against the euro associated with Jostens' purchases of precious, semiprecious and synthetic stones. Gross profit results were favorably impacted by the general price increases and incremental volume discussed above combined with the strengthening of the Canadian dollar against the U.S. dollar.

        Von Hoffmann's gross profit increased $4.4 million, or 5.0%, to $93.0 million for 2003 from $88.6 million for the same prior year period. As a percentage of net sales, gross profit margin increased 0.9 percentage points to 18.7% for 2003 from 17.8% for 2002. The increase in gross profit margin was due to lower depreciation expense associated with fully depreciated assets at the Jefferson City facility.

        Arcade's gross profit decreased $10.1 million, or 19.2%, to $42.7 million for 2003 from $52.8 million for 2002. As a percentage of net sales, gross profit margin decreased 5.0 percentage points to 34.6% in 2003, from 39.6% in 2002. The decrease in gross profit and gross profit margin was primarily due to the decrease in sales volume, changes in product and format mix, the reduction in prices of certain fragrance sampling products in order to maintain and grow market share and an increase in property insurance premiums. These decreases were partially offset by favorable foreign exchange rates.

        Pro forma selling and administrative expenses.    Selling and administrative expenses increased $9.7 million, or 2.3%, to $431.4 million for 2003 from $421.7 million for 2002. As a percentage of net sales, selling and administrative expenses increased 0.2 percentage points to 30.6% for 2003 from 30.4% for 2002.

        Jostens' selling and administrative expenses increased $16.6 million, or 4.8%, to $364.2 million for 2003 from $347.6 million for 2002. Included in selling and administrative expenses was amortization of value allocated to intangibles in applying purchase accounting of $40.6 million in both 2003 and 2002, as well as incremental depreciation as a result of purchase price allocated to property, plant and equipment of $0.6 million in both 2003 and 2002. Excluding the impact of purchase accounting, selling and administrative expenses increased $16.5 million, or 5.4%, to $323.0 million for 2003 from $306.4 million for 2002, and as a percentage of net sales, selling and administrative expenses increased 0.5 percentage points to 41.0% for 2003 from 40.5% for 2002. The $16.5 million increase was primarily due to the following:

  •
  higher commission expense as a result of increased sales;

  •
  incremental spending on information systems, customer service support and selling activities to address the difficulties encountered with the installation of the ERP system;

  •
  higher pension and employee benefit costs;

  •
  additional investment in customer service and support; and

  •
  incremental spending on a combination of severance costs, a legal settlement and acquisition related expenses.

These increases were partially offset by lower general and administrative expense compared to last year.

        Von Hoffmann's selling and administrative expenses decreased $3.0 million, or 6.0%, to $47.4 million for 2003 from $50.4 million for the same prior year period. As a percentage of net sales, selling and administrative expenses decreased 0.6 percentage points to 9.5% for 2003 from 10.1% for 2002. Included in both periods were selling and administrative expenses from Lehigh Press of $25.1 million and $24.2 million in 2003 and 2002, respectively. The 2002 period was impacted by a $1.8 million payment made to Robert Uhlenhop, Von Hoffmann's former president and chief executive officer, as part of an amendment made to his employment agreement in June 2002. In addition, Von Hoffmann incurred $0.9 million in severance costs related to management changes involving Von Hoffmann's chief executive officer and chief financial officer in 2002. The remaining decrease was primarily due to various cost initiatives throughout the organization.

        Arcade's selling and administrative expenses decreased $3.9 million, or 16.6%, to $19.8 million for 2003 from $23.7 million for 2002. As a percentage of net sales, selling and administrative expenses decreased 1.7 percentage points to 16.1% for 2003 from 17.8% for 2002. The decrease in selling and administrative expenses was primarily related to a $2.4 million decrease in the amortization of goodwill resulting from the adoption of FASB Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", a decrease in amortization of other acquisition related intangible assets, a reduction in sales staffing and related compensation, incentive compensation expense, loss on office lease abandonment and a decrease in legal services related to a patent infringement lawsuit initiated by Arcade. These decreases were partially offset by the impact of foreign exchange rates.

        Pro forma net interest expense.    Net interest expense decreased $3.2 million, or 2.8%, to $111.6 million for 2003 as compared to $114.8 million for 2002.

        Pro forma provision for income taxes.    The 68% annual effective income tax rate for the year ended January 3, 2004 reflected relatively small amounts of unfavorable permanent differences applied to relatively small amounts of annual pre-tax income. For the year ended December 28, 2002, we used the same effective annual income tax rate for consistency of presentation.

        Pro forma net income.    Net income increased $1.3 million to $1.6 million for 2003 as compared to $0.3 million for 2002 as a result of the aforementioned items.

Liquidity and Capital Resources—Combined Jostens Holdings Corp.

        Net cash provided by operating activities for the five month successor period in 2003 was $103.0 million on a combined basis and net cash used for operating activities for the seven month predecessor period in 2003 was $6.8 million. Cash flows from operating activities funded $20.7 million and $6.1 million of capital expenditures in the five month successor period on a combined basis and seven month predecessor period, respectively. Our companies' capital spending focused on technology, expansion of color printing capacity, proprietary dies and tooling and manufacturing efficiencies in order to improve operating performance.

        Our companies' principal sources of liquidity are cash flows from operating activities and borrowings under the individual company revolving credit facilities prior to the Transactions. We use cash primarily for debt service obligations, capital expenditures and to fund working capital requirements.

        We intend to fund ongoing operations through cash generated by operations and borrowings under JIHC's new revolving credit facility. We have substantial debt service requirements.

        JIHC's new senior secured credit facilities are comprised of a $150 million senior secured Term Loan A Facility with a six year maturity, an $870 million senior secured Term Loan B Facility with a seven year maturity and a $250 million senior secured revolving credit facility with a five year maturity. JIHC drew approximately $70 million under its new revolving credit facility at closing. We currently have $14.6 million standby letters of credit outstanding. Except for approximately $15 million of outstanding indebtedness under the Canadian portion of JIHC's new revolving credit facility, JIHC expects to repay the entire outstanding portion of its new revolving credit facility during the fourth quarter of 2004 with cash flows from operations.

        Borrowings under JIHC's new senior secured credit facilities bear interest at our option at either adjusted LIBOR plus an applicable margin or the alternate base rate plus an applicable margin. Borrowings under JIHC's new Term Loan A facility and revolving credit facility are subject to adjustment based on a pricing grid.

        The new senior secured credit facilities require us to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the new senior secured credit facilities contain certain restrictive covenants which will, among other things, limit our ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change our business, amend the terms of our subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of defaults, subject to grace periods, as appropriate. See "Description of Certain Indebtedness".

        The indentures governing the JIHC Notes and our notes also contain numerous covenants including, among other things, restrictions on our ability to: incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; engage in transactions with affiliates; and create liens.

        Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under JIHC's new revolving credit facility and future refinancing of our debt.

        Certain financial covenants contained in the indenture governing the JIHC notes and the credit agreement relating to JIHC's new senior secured credit facilities are based on what we refer to herein as "Adjusted EBITDA". In these debt instruments, EBITDA is defined as net income plus net interest expense, income taxes and depreciation and amortization and Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain adjustments in calculating covenant ratios and compliance under the indenture governing the JIHC notes and JIHC's new senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in JIHC's new senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing the JIHC notes offered would prohibit JIHC and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions.

        EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial condition or profitability, and should not be considered as an alternative to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of EBITDA and Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors about the calculation of certain financial covenants in the indenture governing the JIHC notes and JIHC's new senior secured credit facilities. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

        The following table sets forth a reconciliation of net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the periods indicated on a pro forma basis:

	Pro Forma
		Six Months Ended
	Fiscal Year 2003	June 28, 2003	July 3, 2004
	(In millions)
Reconciliation of Net Income (loss) to EBITDA:
Net income (loss)	$(1.5)	$19.7	$19.5
Interest expense, net	111.6	55.3	56.3
Income taxes	(3.3)	41.8	41.3
Depreciation and amortization	152.4	58.8	68.1

EBITDA	$259.2	$175.6	$185.2

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$259.2	$175.6	$185.2
Management and advisory fees(a)	1.4	0.5	1.1
Consulting and transaction expenses(b)	1.4	—	—
LIFO adjustment(c)	(0.4)	—	—
Loss on sale of fixed assets(d)	0.6	0.4	—
Other(e)	2.1	1.7	2.6

Adjusted EBITDA	$264.3	$178.2	$188.9

  (a)
  For all periods presented, represents the management fees paid to DLJMBP and advisory fees paid to CSFB and its affiliates. We expect to pay annual management fees of $3.0 million to the Sponsors after the Transactions.

  (b)
  For all periods presented, represents the amount of fees paid to CSFB for consulting services.

  (c)
  The LIFO pre-tax adjustment at Von Hoffmann, which is reflected in cost of products and services, reflects an annual adjustment to record inventory on the last-in, first-out method, which management believes better reflects the actual cash flows of the business.

  (d)
  Loss on sale of fixed assets relates to the disposal of depreciable assets.

  (e)
  Represents other costs consisting of (i) for the year ended January 3, 2004, severance costs of $0.9 million associated with terminations of information systems and legal personnel for Jostens, Jostens' litigation expenses of $0.6 million, expenses of $0.3 million associated with a Jostens acquisition and Von Hoffmann litigation expenses of $0.3 million; (ii) for the six months ended June 28, 2003, severance costs of $0.8 million associated with terminations of information systems and legal personnel for Jostens, Jostens' litigation expenses of $0.6 million and expenses of $0.3 million associated with an acquisition by Jostens; and (iii) for the six months ended July 3, 2004, expenses of $0.2 million associated with an acquisition by Jostens, Jostens consulting service expenses related to the implementation of an enterprise resource planning, or ERP, system of $0.2 million, Von Hoffmann restructuring charge of $0.9 million for employee severance and equipment relocation related to the closure of Precision Offset Printing Inc. facilities, Von Hoffmann litigation expenses of $0.8 million, Von Hoffmann severance expenses of $0.1 million and consulting services of $0.4 million for Arcade.

        We also have capital expenditure requirements for our businesses. For the fiscal years ended 2003 and 2002, Jostens had capital expenditures of approximately $23.2 million and $22.8 million, respectively, and for fiscal 2004, we expect Jostens to have capital expenditures of approximately $25.4 million, primarily for a new color press for yearbooks, information systems and ongoing maintenance. For the fiscal years ended 2003 and 2002, Von Hoffmann had capital expenditures of approximately $9.1 million and $12.7 million, respectively, and for 2004, we expect Von Hoffmann to have $14.5 million of capital expenditures, primarily related to automation and information technology. For the fiscal years ended 2003 and 2002, Arcade had capital expenditures of approximately $1.8 million and $2.3 million, respectively, and for 2004, we expect Arcade to have $2.1 million of capital expenditures. We expect capital expenditures to increase somewhat in 2005 due to expected increases in capacity at Von Hoffmann.

        Our ability to make scheduled payments of principal, or to pay the interest or additional interest, if any, on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations, we believe that cash flow from operations, available cash and short-term investments, together with borrowings available under JIHC's new senior secured credit facilities, are adequate to meet our future liquidity needs throughout 2005. Our assumptions with respect to future costs may not be correct, and funds available to us from the sources discussed above may not be sufficient to enable us to service our indebtedness, including the notes, or cover any shortfall in funding for any unanticipated expenses. In addition, to the extent we make future acquisitions, we may require new sources of funding including additional debt, or equity financing or some combination thereof. We may not be able to secure additional sources of funding on favorable terms.

        The following schedule summarizes our contractual obligations and commercial commitments as of July 3, 2004 on a pro forma basis:

	Payments Due by Calendar Year (In thousands)
Contractual Obligations
	Total	2004	2005	2006	2007	2008	2009	Thereafter
		(six months)
Notes and JIHC Notes	$747,200	$—	$—	$—	$—	$—	$—	$747,200
Term loans	1,020,000	—	19,950	19,950	23,700	23,700	23,700	909,000
Operating leases	27,716	4,346	7,612	5,525	3,689	3,155	1,973	1,416
Precious metals forward contracts	7,348	7,348	—	—	—	—	—	—
Foreign currency contracts	2,687	2,687	—	—	—	—	—	—
Minimum royalties	9,206	895	1,200	1,200	1,200	1,200	1,200	2,311
Purchase obligations	20,986	19,437	1,549	—	—	—	—	—
Other long-term obligations	4,692	117	989	248	256	265	2,817	—
Interest expense	757,645	42,536	84,848	83,954	83,018	84,068	106,233	272,990

Total contractual cash obligations	$2,597,480	$77,366	$116,148	$110,877	$111,863	$112,388	$135,923	$1,932,917

        In addition, Jostens, Von Hoffmann and Arcade had $10.8 million, $3.4 million and $0.4 million, respectively, outstanding in the form of letters of credit, on July 3, 2004. The notes and term loans shown above exclude interest payments.

Off-balance sheet arrangements

        Precious metals consignment arrangement.    Jostens has a precious metals consignment arrangement with a major financial institution whereby Jostens has the ability to obtain up to $30.0 million in consigned inventory. Under the terms of the consignment arrangement, Jostens does not own the consigned inventory until it is shipped in the form of a product to its customer. Accordingly, Jostens does not include the value of consigned inventory or the corresponding liability in its financial statements. The value of consigned inventory as of the end of 2003 and 2002 was $24.1 million and $17.4 million, respectively.

        Other than its precious metals consignment arrangement and general operating leases, our companies have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Jostens' financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Quantitative and Qualitative Disclosure about Market Risk

Market risk

        Our companies are subject to market risk associated with changes in interest rates, foreign currency exchange rates and commodity prices. To reduce any one of these risks, we may at times use financial instruments. All hedging transactions are authorized and executed under clearly defined company policies and procedures, which prohibit the use of financial instruments for trading purposes.

Interest rate risk

        Our companies are subject to market risk associated with changes in LIBOR in connection with the new revolving credit facility, Term Loan A Facility and Term Loan B Facility. If the short-term interest rates or the LIBOR averaged 10% more or less in fiscal 2003, interest expense would have changed by $2.1 million.

Foreign currency exchange rate risk

        Our companies are exposed to market risks from changes in foreign exchange rates. Jostens and Arcade have foreign operations primarily in Canada and France, respectively, where substantially all transactions are denominated in Canadian dollars and euros. Jostens periodically enters into forward foreign currency exchange contracts to hedge certain purchases of inventory denominated in foreign currency. Arcade periodically enters into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount and to hedge a portion of the production costs expected to be denominated in foreign currencies. The purpose of these hedging activities is to minimize the impact of foreign currency fluctuations on its results of operations and cash flows. We consider our market risk in such activities to be immaterial.

Commodity price risk

        Jostens is subject to market risk associated with changes in the price of gold. To mitigate its commodity price risk, Jostens may enter into forward contracts to purchase gold based upon the estimated ounces needed to satisfy projected customer demand. Jostens periodically prepares a sensitivity analysis to estimate its exposure to market risk on open gold forward purchase contracts. We consider our market risk associated with these contracts as of the end of 2003 and 2002 to be immaterial. Market risk was estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in fair value and giving effect to the increase in fair value over our aggregate forward contract commitment.

New Accounting Pronouncements

SFAS 142—Goodwill and Other Intangible Assets

        SFAS No. 142, "Goodwill and Other Intangible Assets", was issued in June 2001. SFAS 142 changes the accounting and reporting for acquired goodwill and other intangible assets. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 142 eliminated the amortization of goodwill, while requiring annual tests for impairment of goodwill. Our companies completed their initial and annual tests of the carrying value of goodwill, which resulted in no impairment.

SFAS 143—Accounting for Asset Retirement Obligations

        In the first quarter of fiscal 2003, our companies adopted SFAS No. 143 "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Adoption of this statement had no impact on our companies' financial statements.

SFAS 145—Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections

        SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections", was issued in April 2002. The most significant aspect of this pronouncement, with respect to our companies, is the elimination of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt". As a result of the elimination of SFAS No. 4, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria in APB No. 30, "Reporting the Results of Operations—Discontinued Events and Extraordinary Items". SFAS No. 145, which our companies adopted in 2002, requires early retirements of debt to be included in income from continuing operations. Gains and losses on early retirement of debt that were classified as extraordinary items in prior periods that do not meet the criteria in APB No. 30 for classification as an extraordinary item were reclassified.

SFAS 146—Accounting for Costs Associated with Exit or Disposal Activities

        SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", was issued in June 2002. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force, or EITF, Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Adoption of this Statement had no impact on our companies' financial statements.

SFAS 150—Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

        As of June 29, 2003, our companies adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which establishes guidance for how certain financial instruments with characteristics of both liabilities and equity are classified and requires that a financial instrument that is within its scope be classified as a liability (or as an asset in some circumstances). Our companies determined that the characteristics of their redeemable preferred stock were such that the securities should be classified as a liability, and we recognized a $4.6 million cumulative effect of a change in accounting principle upon adoption. Restatement of prior periods was not permitted. Jostens assessed the value of its redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, thus recognizing a discount of $19.7 million. The redeemable preferred stock was reclassified to the liabilities section of our companies' consolidated balance sheet, and the preferred dividend and related discount amortization were subsequently recorded as interest expense in the results of operations rather than as a reduction to retained earnings. Our companies did not provide any tax benefit in connection with the cumulative effect adjustment, because payment of the related preferred dividend and the discount amortization are not tax deductible.

SFAS 132 (Revised)—Employers' Disclosures about Pensions and Other Postretirement Benefits

        As of January 3, 2004, our companies adopted the provisions of SFAS No. 132 (Revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits", which amends the disclosure requirements of SFAS 132 to require more complete information in both annual and interim financial statements about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and postretirement benefit plans. Adoption of this statement had no impact on the financial statements.

FSP 106-1—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003

        On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003, or the Act, was signed into law. The Act will provide plan sponsors a federal subsidy for certain qualifying prescription drug benefits covered under the sponsor's postretirement health care plans. In accordance with Financial Accounting Standards Board (FASB) Staff Position (FSP) 106-1, all amounts are presented without reflecting any potential effects of the Act. On May 19, 2004, the FASB issued FSP 106-2, which requires measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit cost to reflect the effects of the Act in the first interim period beginning after June 15, 2004. We do not expect the adoption of the Act to have a material impact on our consolidated financial statements.

FIN 45—Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others

        FASB Interpretation No. 45, or FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", was issued in November 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires the guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements are effective for quarters ending after December 15, 2002, and the liability recognition is in effect for guarantees initiated after December 31, 2002. The provisions of this statement did not impact reported results of operations, financial positions or cash flows for our companies.

FIN 46—Consolidation of Variable Interest Entities

        FASB Interpretation No. 46, or FIN 46, "Consolidation of Variable Interest Entities", was issued in January 2003. FIN 46 requires an investor with a majority of the variable interests in a variable interest entity, or VIE, to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investor does not have a controlling interest, or the equity investment risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. For arrangements entered into with VIEs created prior to January 31, 2003, the provisions of FIN 46 are required to be adopted at the beginning of the first interim or annual period beginning after June 15, 2002. The provisions of this interpretation did not impact reported results of operations, financial position or cash flows for our companies.

BUSINESS

Our Company

        We are a leading North American specialty printing, marketing and school-related affinity products and services enterprise that was formed through the combination of Jostens, Von Hoffmann and Arcade. On a pro forma basis, we generated approximately 74% of our net sales for fiscal 2003 from printing and marketing products, which include, among others, yearbooks, educational materials, diplomas, announcements, direct marketing materials and commercial printing. We also manufacture and distribute other non-print based school-related affinity products and services such as class rings, caps and gowns and school photography. More than 80% of our pro forma net sales for fiscal 2003 were generated from products and services for which we believe we have the #1 or #2 market position in North America.

        Our primary end market is the North American educational sector, which generated approximately 76.9% of our pro forma net sales for fiscal 2003. The North American educational sector includes high schools, colleges, middle and elementary schools and the educational publishers that service them. Over the last 100 years, we have developed long-standing relationships with administrators in over 25,000 schools in North America and major publishers of educational textbooks such as Harcourt Inc., Houghton Mifflin Company, The McGraw-Hill Companies and Pearson Plc.

        We believe Jostens, Von Hoffmann and Arcade all have attractive and growing niche end markets. We believe that the combination of these businesses will diversify our revenue base as well as allow us to realize substantial cost savings over time.

        We manufacture and provide our products and services through three operating companies: Jostens, Von Hoffmann and Arcade. The following chart sets forth a list of key products and services and our belief as to our respective market positions for each of our operating companies:

	Jostens	Von Hoffmann	Arcade
Key products and services:	• Yearbooks • Class and affiliation rings • Graduation products • Photography	• Textbooks • Textbook covers • Standardized tests • Textbook components	• ScentStrip® • Patented products, including BeautiSeal®
Estimated North American market position:	• #1 Yearbooks • #1 Class rings • #1 Graduation products • #1 School photography (Canada)	• #1 Textbook covers • #2 Elementary and high school case-bound textbooks	#1 Scent strip samplers

Business Strengths

        We believe that we are distinguished by the following business strengths:

Leading market positions and competitive advantages

        More than 80% of our pro forma net sales for fiscal 2003 were generated from products and services in which we believe we have the #1 or #2 market position in North America. We believe that Jostens has an approximately 40% to 50% market share across its major product lines, Von Hoffmann has approximately a 50% market share of the textbook cover market and approximately a 35% market share of the four-color case-bound textbook market, and Arcade has approximately a 50% market share of the scent strip sampler market.

        The majority of Jostens' sales are "in the schoolhouse", to school administrators and students, with whom long-standing relationships and the trust that an individualized, quality product will be delivered on-time are important. Von Hoffmann's manufacturing operations, particularly its bookbinding capabilities, and dedication to the educational end market provide a competitive advantage over other printers that would have to dedicate significant resources to establish similar production capabilities. We believe that Arcade is the industry leader in the introduction of innovative products with nearly one half of Arcade's revenues generated from products for which Arcade holds patents.

Attractive and growing industry dynamics

        The markets for our products and services exhibit attractive characteristics that we believe will contribute to the growth of our businesses. We believe that continued growth in the number of high school graduates will benefit Jostens. Jostens' core products are generally purchases that are made through various economic cycles. Additionally, we believe that the expected upturn in the textbook adoption cycle over the next several years will be a primary contributor to growth for Von Hoffmann. Similarly, we believe that Arcade is well positioned to benefit from any rebound in the advertising market.

Reputation for superior quality and customer service

        We have successfully leveraged the quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve 25,000 schools, every major textbook publisher and a variety of leading fragrance, cosmetic and consumer products customers. We believe our businesses are well regarded in the markets in which they operate, where reliable service, product quality and the ability to solve complex production and distribution problems are important competitive attributes. Jostens has maintained long-standing customer relationships through its ability to provide highly customized and personalized products. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% of its customers in its major product lines. Von Hoffmann maintains long-standing relationships with the major educational publishers, and each of its top five customers has been a customer of Von Hoffmann for over 30 years. Arcade's technical expertise, manufacturing reliability and customer capabilities have enabled it to develop strong relationships with its customers. Arcade's top five customers have been Arcade customers for over 10 years.

Experienced management team

        Our executive management team has considerable industry experience. Marc Reisch, who has joined our company as Chairman, President and Chief Executive Officer, has over 20 years experience in the printing and publishing industries and formerly served as the Chairman and Chief Executive Officer of Quebecor World North America. He also has a proven track record of successfully acquiring and integrating companies. Our senior management team has substantial industry experience and an average of 22 years of experience in the industries in which our companies operate. Our management will also be highly motivated stakeholders through our new equity and option plan, which includes substantial management investment in our equity.

Business Strategy

        The principal features of our business strategy include the following:

Improve customer service and selling strategy to drive growth

        We expect to continue to enhance our relationships with our customers through a focus on customer service and sales force effectiveness across our businesses. Jostens, Von Hoffmann and Arcade will maintain separate sales forces to sell their products, which will help to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our selling strategy. At Jostens, our sales strategy will be focused on improving account retention and buy rates through enhanced customer service and new product offerings, increasing the cross-selling of additional Jostens products to existing customers and adding new customers. At Von Hoffmann, our efforts will be directed at increasing our sales to existing educational customers through a focus on product quality, customer service and the breadth of our product offering following the acquisition of Lehigh Press. We also plan to expand our commercial printing business during our off-peak seasons through a targeted sales effort to non-educational customers. At Arcade, we intend to grow our market share with our core fragrance and cosmetics customers through a continued emphasis on customer service and product innovation. We also plan to expand Arcade's customer base by emphasizing the effectiveness of its advertising solutions in less traditional markets such as consumer packaged goods.

Enhance core product and service offerings

        We have continually invested in our businesses to position ourselves as a leader in innovation and breadth of products and services in each market we serve. Through new product development and services and the addition of new features, add-ons and customization, we believe we are able to further stimulate the demand for our products, improve account retention and relationships and generate additional revenue. For instance, Jostens was an industry leader in introducing the electronic manufacturing of yearbooks. Similarly, Von Hoffmann has selectively added new service offerings, such as design, art procurement, editorial, color separation and printing plastic transparencies and decorative covers in the instructional materials and commercial printing markets. Arcade has expanded its sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories. We believe that Arcade's innovative sampling systems have altered the economics and efficiencies of product sampling in the cosmetic and fragrance markets. We intend to continue to invest time and resources to maintain our leading positions in our three businesses.

Implement near-term cost savings initiatives

        By combining our three businesses in connection with the Transactions, we believe that significant, near-term cost saving opportunities exist. These cost savings will primarily be achieved through procurement initiatives aimed at reducing the costs of materials and services used in our operations and reducing corporate and administrative expenses. Our procurement initiatives will focus on our raw materials, but will also encompass other materials and services such as logistics and energy costs. We expect to reduce our corporate and administrative expenses through selected rationalization of certain overhead costs across our three businesses. Through these initiatives, we expect to achieve annual cost savings of between $22 million and $30 million, with approximately $20 million achievable in 2005. See "Risk Factors—Risks Relating to Our Business—We may not be able to achieve all of our expected cost savings and benefits from the Transactions."

Improve operating efficiencies and asset utilization

        The combination of Jostens, Von Hoffmann and Arcade provides opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. First, we intend to extend continuous improvement and lean manufacturing practices across all three businesses. Second, we will continue to invest in certain facilities and consolidate others to improve our asset utilization while continuing to provide our customers with high quality products and services. Third, we intend to take advantage of the seasonality present in our businesses to capture selected commercial printing business. We intend to leverage Von Hoffmann's facilities, our reputation in the commercial market and our management team's experience in the commercial printing industry to increase our presence in the commercial printing market. Lastly, we intend to continue to identify additional corporate purchasing and procurement opportunities beyond those outlined above.

Selectively pursue complementary acquisitions

        We intend to pursue opportunistic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings. In 2003, Von Hoffmann acquired Lehigh Press, which provides us with a market-leading position in the manufacturing of textbook covers and a significant direct mail business. In 2003, Jostens purchased a small U.S. photography business and a small soft-cover, elementary school-focused memory book printer. We believe that there will be additional acquisition opportunities in the industries in which we operate.

Jostens

        Jostens is the nation's leading provider of school-related affinity products and services including yearbooks, class rings and graduation products, with an estimated market share of between 40% and 50% across its major product lines. Jostens has a 107-year history of providing quality products, which has enabled it to develop long-standing relationships with school administrators throughout the country. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% in its major product lines. Jostens' products and services are predominantly offered to North American high school and college students, primarily through a network of approximately 1,000 sales representatives and associates. Most of these sales representatives and associates are independent.

Principal products and services

        Jostens offers its products predominantly to North American high school and college students. Approximately 94% of Jostens' 2003 net sales and 95% of both Jostens' 2002 and 2001 net sales were in the U.S. market.

        Yearbooks.    We believe Jostens is the leading manufacturer of yearbooks sold to schools in the United States, serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts, although a small commercial printing business is also included in this product line. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. Yearbooks contributed 41%, 42% and 41% of Jostens' net sales in 2003, 2002 and 2001, respectively.

        Class and affiliation rings.    We believe Jostens is the leading provider of class and affiliation rings, serving U.S. high schools, colleges, universities and other specialty markets. In most schools with which it has a relationship, Jostens sells class rings to students as the designated supplier of the school's official class ring. Class rings are also sold through college bookstores, other campus stores, retail jewelry stores and via the Internet. Jostens sells a significant portion of its class rings within schools, where Jostens' independent sales representatives, along with the support of customer service employees, coordinate ring design, promotion and ordering with the students. Jostens' proprietary ring dies and tooling and Jostens' manufacturing expertise enable it to offer highly customized class rings. Jostens also designs, manufactures and sells championship rings for professional sports and affinity rings for a variety of specialty markets. Rings contributed 26%, 27% and 28% of Jostens' net sales in 2003, 2002 and 2001, respectively.

        Graduation products.    We believe Jostens is the leading provider of graduation products, serving U.S. high schools, colleges and universities. Jostens sells caps, gowns, diplomas and announcements, as well as graduation-related accessories, to students and administrators through the same independent sales representatives who sell class rings. Jostens has a proven track record of providing high quality on-time delivery of its wide array of graduation products. In recent years, Jostens' line of graduation products has been expanded to include diploma plaques and personalization options for its regalia line. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. Graduation products contributed 25%, 24% and 24% of Jostens' net sales in 2003, 2002 and 2001, respectively.

        Photography.    We believe Jostens is the leading provider of school photography products and services in Canada and has a small but growing presence in the United States. Through Jostens' network of sales representatives and independent dealers, Jostens provides photography services for special events and class and individual school pictures of elementary, middle and high school students. Jostens also provides high school senior portraits and photography for proms and other special events. In addition to its products designed for student purchasers, Jostens provides photography products to school administrators, including office records photos, school composites, pictorial directories and identification cards. Photography contributed 8%, 7% and 7% of Jostens' net sales in 2003, 2002 and 2001, respectively.

Sales and marketing

        Although Jostens markets its products primarily through independent sales representatives, Jostens also markets certain of its products through a direct employee-based sales organization. We believe Jostens has the largest sales force in the school-related affinity products and services industry. Sales representatives gain access to K-12 schools and colleges through administrators or student representatives who are involved in the selection process. Once selected, the sales representative coordinates between the school and customer service and plant employees to ensure satisfactory quality and service. Jostens' sales representatives and their associates sell yearbooks directly to schools. Class rings are sold within the school through temporary order-taking booths, bookstores, other campus stores and retail jewelry stores. Jostens' sales representatives make calls on schools and take sales orders for graduation products through temporary order-taking booths, telemarketing programs, college bookstores and via the Internet. Jostens sells its photography services through sales representatives who arrange the sittings at individual schools or in their own studios.

        Jostens' independent sales representatives typically operate under one to three year contracts for sale of Jostens' products. These contracts are generally terminable upon 90 days notice from the end of the current year and contain non-compete provisions that extend for one year subsequent to termination or expiration. Independent sales representatives may employ one or more additional sales representatives in addition to part-time or full-time assistants. Jostens compensates independent sales representatives on a commission basis, and most independent sales representatives receive an annual draw against commissions earned. In addition, all of an independent sales representative's expenses are the responsibility of the representative.

Production and manufacturing

        Eleven manufacturing facilities support the Jostens business. Jostens continually invests in its manufacturing facilities to achieve process improvements and has implemented the lean manufacturing concept in many of its processes. We believe that these investments, along with Jostens' significant experience in its industry, have made Jostens one of the most efficient manufacturers of school-related affinity products. Additionally, by investing to establish these capabilities, we have been able to consistently provide high quality products to our customers in a timely fashion.

        The school-related affinity products market is seasonal, with the majority of the yearbooks and graduation products manufacturing occurring in the winter through spring season, while the majority of class ring and photography manufacturing occurs in the fall. We believe Jostens' leading market share and technology position, in connection with its extensive manufacturing capacity, allow it to better manage periods of high and low capacity utilization, as well as the corresponding impact on working capital, by "flexing" up and down activity very efficiently. To facilitate this "flexing", Jostens maintains access to a pool of skilled seasonal employees, many of whom have been employed by Jostens on a seasonal basis for numerous years.

Von Hoffmann

        Von Hoffmann is a leading manufacturer of four-color case-bound and soft-cover educational textbooks, textbook covers, standardized test materials and related components for major educational publishers in the United States, with an estimated 50% market share of the textbook cover market and approximately a 35% market share of the ELHI four-color case-bound textbook market. The educational publishers, in turn, sell them through the ELHI and college instructional materials markets. In addition to textbook manufacturing, Von Hoffmann provides its customers with a full range of value-added printing and design services from early design to final distribution. Over its 100-year history, Von Hoffmann has established itself as a trusted provider of quality products with a reputation for on-time delivery and innovation. Von Hoffmann also provides commercial printing services to non-educational customers, including business-to-business catalog publishers, the federal government, trade publishers and the health-care and financial services industries. In 2003, Von Hoffmann acquired Lehigh Press, a leader in the printing of decorative covers and book components in the instructional materials market. Its Lehigh Direct business provides a range of innovative printing products and services to the direct marketing sector.

Principal products and services

        Four-color educational and commercial materials.    Von Hoffmann's Jefferson City, Missouri facility focuses primarily on the manufacture of four-color products including textbooks for the ELHI and college markets and commercial products. Von Hoffmann employs specially modified machinery to meet the demanding service, quality and delivery requirements of these markets, and we believe that Von Hoffmann is well-positioned to accommodate the relatively short lead-times, a broad variety of complex binding requirements and highly variable run lengths that typify the four-color product industries. These factors distinguish Von Hoffmann from other book manufacturers who focus on multiple products and for whom four-color products represent only a small portion of overall product mix.

        Approximately 50% of ELHI textbooks are shipped to states that require publishers to keep a particular title in print and supply orders for reprints for periods generally ranging from five to eight years. Other ELHI and college textbooks are kept in print for approximately four to six years. The reprint business is also necessitated by partial corrections or copyright edition changes that must be made in order to incorporate new information or to comply with editorial changes demanded by school committees in various states. In 2003, approximately 78% of Von Hoffmann's four-color ELHI net sales were generated from reprints, and Von Hoffmann retained over 97% of its ELHI reprint business while losing less than 3% to competitors.

        One- and two-color educational and commercial materials.    Von Hoffmann recently announced its decision to consolidate its Frederick, Maryland one- and two-color print operations into its Eldridge, Iowa and Owensville, Missouri facilities over the next several months. Von Hoffmann's Owensville, Missouri and Eldridge, Iowa facilities currently focus on the one- and two-color book manufacturing market. These facilities also feature binding operations, including adhesive and saddle-stitch styles, and provide fulfillment and distribution services. The Frederick, Maryland facility will be closed and current Frederick, Maryland customers will be serviced either in Eldridge or Owensville. A limited amount of the equipment from the Frederick facility will be redeployed in these other facilities over the next several months.

        Textbook covers.    Acquired in October 2003, Lehigh Lithographers is a market leader in cover component manufacturing, principally highly differentiated book covers, for the ELHI and college market sectors of the book publishing industry. Lehigh Lithographers was the sole provider of cover components for eight of the top ten best-selling K-8 textbook series in 2003, based on Educational Marketer, an industry newsletter. As these books will reprint for a period of two to five years, we believe that a corresponding stable stream of revenue for Lehigh Lithographers will continue during that time. Lehigh Lithographers also prints commercial products, such as posters, folders, catalogs, brochures and synthetic substrates, which consist of overhead transparency products and plastic inserts for educational textbooks. Lehigh Lithographers' customer base includes the same major educational publishing houses with which Von Hoffmann has long-standing relationships, including Harcourt, Inc., Houghton Mifflin Company, The McGraw-Hill Companies and Pearson Plc.

        Direct marketing.    Lehigh Direct provides a range of innovative printing products and services to the direct marketing sector. Lehigh Direct has over 30 years of experience in the processing of direct marketing materials. Lehigh Direct incorporates eight web presses ranging from four- to eight-color presses and from 26 inches to 50 inches in width. Lehigh Direct can accommodate large marketing projects with digital pre-press, personalization, dimensional printing, inline finishing, data processing and mailing services. Lehigh Direct's inline capabilities include die-cutting, hot-melt glue, plow folding, rotary cutting, rub-offs, scoring, numbering and micro-encapsulation.

        Creative and book design services.    With the acquisitions of H&S Graphics, Preface and Lehigh Digital, Von Hoffmann added the ability to serve the educational publishers in the design, creative editorial development, project management, digital pre-press and composition areas of book production. Offering these services, which represent the early production processes in the manufacturing of a book, positions Von Hoffmann to manage production more efficiently and more fully serve the needs of educational publishers.

        On June 18, 2004, Von Hoffmann announced plans to integrate the skills and capabilities of its three pre-media operations: Preface, H&S Graphics and Lehigh Digital, to form one full-service pre-media business to be named Anthology, Inc. These operations will be integrated into one facility located in Arlington Heights, Illinois during the fourth quarter of 2004. The cost impact to ongoing operations and financial position will not be material.

Sales and marketing

        Instructional materials market.    Von Hoffmann's educational textbook sales team works to develop, support and enhance its relationships with publishers in both the college and ELHI markets, as well as with smaller independent publishers. The cost of printing a textbook typically represents a small percentage of a publisher's total cost for a textbook, but the failure to meet a production deadline could result in a significant loss to the publisher. As a result, competition in the textbook manufacturing industry is equally service- and quality-driven. Accordingly, a significant element of Von Hoffmann's marketing efforts consists of maintaining close relationships with its customers to ensure proper production, scheduling and timely delivery. Von Hoffmann's senior management team and sales support staff maintain close contact with key customers in order to identify relevant issues affecting these customers as well as to identify competitive advantages. In addition, the sales force and planners are in daily contact with the manufacturing personnel of Von Hoffmann's customers with pending indications or firm orders in order to deal with changes or production issues that arise throughout the process.

        Von Hoffmann has concentrated on maintaining long-standing relationships with the major educational publishers. These publishers have consolidated significantly over the past several years, reducing the major educational publishers to four. These publishers accounted for approximately 42% of Von Hoffmann's net sales during 2003.

        Commercial printing market.    Von Hoffmann's sales and marketing organization has developed and is pursuing a focused sales strategy across the identified commercial market segments. With dedicated sales people located throughout the United States, Von Hoffmann addresses this market on a national level. Customer needs are matched to one of Von Hoffmann's manufacturing facilities and its array of production capabilities.

Production and manufacturing

        As a contract print manufacturer, Von Hoffmann principally manufactures products pursuant to firm customer orders. Von Hoffmann provides its customers with a full range of value-added printing and design services from early design to final distribution. Von Hoffmann's typical production run size ranges from less than 2,500 units to over 250,000 units, with the capability to produce profitable runs under 2,500 units. Von Hoffmann can cost-effectively produce these short runs due to its ability to shift work rapidly among printing presses. Customers generally seek to lower costs by maintaining low inventory levels and ordering small quantities for just-in-time delivery. We believe that Von Hoffmann's ability to produce short runs effectively is a significant competitive advantage.

        Von Hoffmann has configured its physical plant and trained its workforce to print both short-run and long-run quantities. The length of a run of a given title is highly variable over its life span. We believe Von Hoffmann's changeover cycle is less than that of its major competitors. This capability permits competitive unit costs, making it economically feasible to print fewer copies.

        Pre-press.    Von Hoffmann has invested in state-of-the-art, integrated and standardized digital pre-press equipment that streamlines and enhances the traditional pre-press process. Rather than outsourcing this service, all of its printing facilities have the ability to perform the complete digital pre-press workflow directly from digital media provided by its customers. This system gives Von Hoffmann an electronic capability to make plates using the single-burn process, saving time and expense, while reducing the chance of error. This is particularly significant in products which entail repeated changes and multiple short-run print jobs. Von Hoffmann has standardized across its entire platform direct-to-plate capabilities, which eliminate the film-output step of the pre-press process. Von Hoffmann now has complete redundancy in the digital pre-press process throughout its plants, which gives Von Hoffmann increased flexibility in the manufacturing process.

        Printing and binding.    Von Hoffmann has a variety of web printing presses configured to maximize its manufacturing flexibility. Although a certain number of Von Hoffmann's presses are dedicated to 9", 10" or 11" products, these presses are highly specialized and have been modified to have the flexibility to print any of these sizes on the next-larger press size. Specifically, Von Hoffmann has developed equipment adaptations and proprietary production methods for its printing and binding operations that significantly reduce the make-ready time per changeover of plates compared to that of Von Hoffmann's competitors. In addition, Von Hoffmann's state-of-the-art modified web presses are capable of running at speeds of up to 50,000 impressions per hour. Von Hoffmann currently maintains multiple binding lines in each of its manufacturing plants, providing virtually all of the binding options used in the industry.

        Over the past five years, Von Hoffmann has invested approximately $96.4 million in high-quality, high-throughput machinery and plant expansions (excluding equipment obtained in acquisitions), enhancing its competitive position and significantly expanding its production capacity for future growth. Von Hoffmann's investments have been made in additional one through four-color web printing presses, additional sheet-fed presses, new digital pre-press equipment and additional manufacturing space. Von Hoffmann has also invested extensively in customized, highly efficient bookbinding production lines.

Arcade

        Arcade is a leading global marketer and manufacturer of multi-sensory and interactive advertising sampling systems that utilize various technologies to engage the senses of touch, sight and smell, with an estimated 50% market share of the scent strip sampler market and proprietary technologies in its other major product lines. Arcade has over a 100 year history and pioneered its ScentStrip® product in 1980. Arcade offers an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, such as magazine inserts, catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs.

        We believe product sampling is one of the most effective, widely used and growing forms of promotional activity. Product sampling is particularly crucial to the fragrance and cosmetics industries where consumers traditionally "try before they buy" due to the highly personal nature of the products. We believe that Arcade's introduction in 1980 of the ScentStrip®, the first pull-apart, microencapsulated scent sampling system, transformed the fragrance sampling industry. With the creation of a multi-sensory marketing program—combining advertising with a sampling system—marketers are afforded a cost-effective means to reach consumers in their homes on a mass scale with quality renditions of perfume, skincare products, foundation, lipstick and cosmetic powders. Arcade has a diverse portfolio of alternative scent sampling systems, all designed for cost-effective mass distribution and continues to be a leading innovator in sampling system technologies. We believe that Arcade's innovative sampling systems have altered the economics and efficiencies of product sampling in the cosmetic and fragrance markets. In recent years, Arcade has expanded its sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories.

Principal products

        Arcade offers a broad and diversified portfolio of innovative, interactive sampling systems and advertising formats for the fragrance, cosmetics and personal care markets as well as other consumer products markets including household products and food and beverage markets. Each of Arcade's sample systems is generally sold to the same category of manufacturers as the product being advertised. Almost all of these sampling systems have been designed to meet USPS approval for subscription magazine periodical rates, which we believe is a competitive advantage over other products that do not qualify for these rates.

        Olfactory sampling systems.    Arcade's diverse portfolio of fragrance sampling systems, which uses a variety of proprietary chemistries and processes, historically has represented a significant portion of Arcade's annual sales. While scent strip samplers continue to be a widely used technology for sampling products for the fine fragrance industry, we believe that Arcade's new and recently acquired sampling systems have enabled it to maintain a competitive advantage and affirm Arcade's position as an innovator in the sampling industry. In recent years, Arcade's products have been used in many major new fine fragrance launches that have utilized sampling systems. Key products include:

  •
  ScentStrip®:  A proprietary technology introduced by Arcade in 1980, ScentStrip® is microencapsulated essential oil deposited between two layers of paper which "snap" open to release a quality fragrance rendition. ScentStrip® can deliver quality aroma renditions of fine fragrance, personal care, sun care and consumer products.

  •
  LiquaTouch®:  This patented technology delivers a rendition of finished fragrance product (e.g. eau de parfum, eau de toilette or after shave), any liquid treatment or personal care product and contains an applicator. LiquaTouch® is hermetically sealed with no pre-release and delivers a spill proof trail of any alcohol formulated fragrance product. The product is available in a single or dual chamber pressure-sensitive format.

        Beauty sampling systems.    Arcade's portfolio also includes non-fragrance sampling system products, primarily for the beauty industry, which represent a growing percentage of Arcade's sales. These sampling systems are utilized to sample cosmetics and beauty care products including foundation, creams and lotions, lipstick and powders. Key products include:

  •
  BeautiSeal®:  A proprietary, patented technology, BeautiSeal® is a sampling system for quality renditions of creams, lotion, gel or personal care products which are deposited between the foil layers of a heat-sealed, pressure sensitive well. BeautiSeal® is ideal for magazine and catalogue inserts, bind-in cards, direct mailers, brochures and in-store handout and regimen cards.

  •
  ShadeSeal®:  This patented technology is used to sample renditions of cosmetic powders or lip products. The product rendition is deposited between two substrates which pull apart to offer a trial sample, while a transparent "window" displays the shade. This product can be utilized in many different formats to accommodate either multiple shades or a variety of cosmetic products, including both long-lasting and conventional lipsticks.

        Consumer products related offerings.    Arcade's portfolio of sampling systems is also well suited for use by consumer product offerings. Its sampling systems have been used to promote laundry detergents, fabric softeners, automobiles, liqueurs, orange juice, breakfast bars and many other consumer products. Key products include:

  •
  DiscCover®:  A peel-and-reveal, non-encapsulated patented sampling system label that opens and reseals, delivering a quality aroma rendition up to 25 times. This technology is color-printable, affixable to nearly any surface, including plastic and glass, and can be die-cut in nearly any shape and size. This technology is popular in the delivery of quality aroma in the marketing of a variety of personal care products and food and beverage products as well as fine fragrances.

Sales and marketing

        Arcade's sales and marketing efforts are organized geographically. The U.S. sales group is supervised by Arcade's Senior Vice President of U.S. Sales, while Arcade's European sales executives are based in Paris, France, and London, England, and are managed by an executive based in Paris, France. Arcade also has representatives in Australia, Brazil, Canada, Japan and Mexico. Each sales executive is dedicated to a certain number of identified customers. In addition, these sales efforts are supported by production managers/customer service representatives, who are based in Chattanooga, Tennessee; Baltimore, Maryland; and Paris, France. A portion of the compensation for sales executives is commission and/or bonus-based.

Production and manufacturing

        Arcade's manufacturing processes are highly technical and largely proprietary. Its sampling systems must meet demanding performance specifications regarding fidelity to the product being sampled, shelf life, resistance to pressure and temperature variations and various other requirements. Arcade's manufacturing processes are composed of one or more of the following:

  •
  formulating cosmetic and fragrance product renditions in Arcade's in-house laboratories;

  •
  printing advertising pages and other media;

  •
  manufacturing the sampling product, which consists of either applying an encapsulated slurry onto paper or producing sampling labels that contain fragrance or other cosmetic product renditions; and

  •
  affixing Arcade's label products onto a preprinted advertising carrier.

        All of Arcade's manufacturing facilities have been awarded International Organization for Standardization, or ISO, 9001:2000 registration. The ISO standards serve as guidelines for businesses interested in assuring that their processes result in products that reflect the highest level of quality. The ISO 9001:2000 standard applies to organizations that design, develop and produce, while assuming and controlling quality through continuous improvement. In addition, both of Arcade's Chattanooga and Baltimore operations have been awarded The Procter & Gamble Triple Pinnacle Award, which is presented to companies as recognition for having met certain quality requirements and having demonstrated outstanding quality assurance. Both operations are also registered with the Food and Drug Administration for the packaging of regulated cosmetic products, and Arcade maintains environmentally controlled cGMP (current good manufacturing practice) compliant facilities.

        We believe that Arcade's formulation capabilities are among the best in the cosmetics and fragrance sampling industry. The formulation process is highly complex because Arcade strives to replicate the fragrance of a product in a bottle containing an alcohol solution. Formulation approval is an interactive process between Arcade and its customers. Arcade has more than 125 different proprietary formulations that it uses in replicating different characteristics of over 500 fragrances to obtain a customer-approved rendition. A number of these formulations are patented and the majority of the formulation process is based on proprietary methods. Formulation of the fragrance and cosmetic product rendition is performed under very strict tolerances and in complete conformity to the formula that the customer has pre-approved. Formulation is conducted in Arcade's specially designed formulation laboratories by trained specialists.

        The artwork for substantially all printed pieces is typically furnished by the customer or its advertising agency. Arcade's digital prepress department utilizes state-of-the-art technology to transfer customer specifications directly to its printing plates. Arcade has the capability to produce high quality printed materials, including the covers of major fashion magazines, in connection with fragrance sampling systems.

Competition

Jostens

        The school-related affinity products and services industry consists primarily of national manufacturers and a number of small regional competitors. Jostens is one of four national competitors in the sale of yearbooks, class rings and/or graduation products along with American Achievement Corporation, Herff Jones, Inc. and Walsworth Publishing Company. We believe that Jostens is the largest of the national competitors in yearbooks, class rings and graduation products based on the number of schools served. American Achievement Corporation and Herff Jones, Inc. are the only other national manufacturers that sell each of these three product lines. We believe that due to the size of the market, the time required to develop relationships with schools, the cost of acquiring the equipment and the expertise required for the customization of products, there have been few new entrants since the 1970s.

        Yearbooks.    In the sale of yearbooks, Jostens competes primarily with American Achievement Corporation (which markets under the Taylor Publishing brand), Herff Jones, Inc. and Walsworth Publishing Company. Each competes on the basis of service, product customization and personalization, on-time delivery, print quality, price and product offerings. Customization and personalization combined with technical assistance and customer service capabilities are important factors in yearbook production.

        Class and affiliation rings.    Jostens' competition in class rings consists primarily of two national firms, Herff Jones, Inc. and American Achievement Corporation (which markets the Balfour and ArtCarved brands). Herff Jones, Inc. distributes its products within schools, while American Achievement Corporation distributes its products through multiple distribution channels including schools, independent and chain jewelers and mass merchandisers. Jostens distributes its products primarily within schools. In the affiliation ring market, Jostens competes primarily with national manufacturers, consumer product and jewelry companies and a number of small regional competitors. Class rings sold through independent and chain jewelers and mass merchandisers are generally lower priced rings than class rings sold through schools. Customer service is particularly important in the sale of class rings because of the high degree of customization and the emphasis on timely delivery.

        Graduation products.    In the sale of graduation products, Jostens competes primarily with American Achievement Corporation and Herff Jones, Inc. as well as numerous local and regional competitors who offer products similar to Jostens'. Each competes on the basis of service, on-time delivery, product quality, price and product offerings with particular importance given to establishing a proven track record of timely delivery of quality products.

        Photography.    Jostens' sales of school photography products and services are divided between Canada and the United States. In Canada, Jostens competes with a variety of regional and local photographers. In the United States, Jostens' primary competitors are Herff Jones, Inc. and Lifetouch Inc. as well as regional and local photographers. Each competes on the basis of quality, price, on-time delivery and product offerings.

Von Hoffmann

        Textbook manufacturers compete based on their ability to maintain and adhere to a strict manufacturing schedule, the quality of product and service, competitive pricing and capability to provide "one-stop shopping" to the publisher. Competitive advantages include pricing, quality, service and rapid turnaround as well as other non-print, value-added services including fulfillment and distribution. Von Hoffmann's major competitors in the four-color educational textbook manufacturing market are R.R. Donnelley & Sons Company and Quebecor World Inc. Von Hoffmann's major competitors in the one-and two-color educational and commercial printing manufacturing markets are Banta Corporation and The Hess Companies. Von Hoffmann, through Lehigh Lithographers, also competes with Coral Graphics Services, Inc. and Phoenix Color Corporation. Lehigh Direct's primary competitors are Banta Corporation, R.R. Donnelley & Sons Company, Quebecor World Inc. and Vertis Inc.

        We believe Von Hoffmann has a competitive advantage due to its significant initial investment in people, equipment and facilities, particularly its book binding capabilities. In addition, we believe it would take several years for a new entrant to develop the reputation for quality, service and delivery necessary to develop the significant base of titles needed to establish the recurring reprint volume required to achieve sufficient capacity utilization.

        Von Hoffmann's competition in the commercial printing market is comprised of a more extensive array of smaller and more diversified printing companies that range in size and scope. The costs of entry are not as significant as the instructional materials market for people, equipment and facilities. We do not believe, however, that any competitor currently encompasses a market position that would prevent Von Hoffmann's growth in this market sector.

Arcade

        While most of Arcade's sampling systems are manufactured using proprietary technology, Arcade's competitors are actively engaged in manufacturing products in competition with Arcade's products. Competition in Arcade's market is based on product quality, product technologies, customer relationships, price and customer service. Arcade's principal competitors in the printed fragrance and cosmetic samplers market are Webcraft, the fragrance division of Vertis, Inc., Orlandi, Inc. and a number of smaller competitors, including Appliquesence, Delta Graphics, Inc., Follmann & Co., Klocke, Manka Creations, Marietta Corp., Nord'est, Rotakon GmbH and Sampling Dimensions, LLC. Arcade also competes with numerous manufacturers of miniatures, vials, packets, sachets, blister packs and scratch and sniff products. In addition, some cosmetics companies produce sampling products for their own cosmetic products. Arcade also competes with numerous other marketing and advertising venues for marketing dollars customers allocate to various types of advertising, marketing and promotional efforts such as print, television and in-store promotions.

Seasonality

        Our businesses experience seasonal fluctuations in their net sales tied primarily to the North American school year. We recorded approximately 40% of our annual net sales for fiscal 2003 during the second quarter of our fiscal year. Jostens generates a majority of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. Von Hoffmann's net sales are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. Arcade's net sales have also historically reflected seasonal variations, and we expect Arcade to generate a majority of its annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

Raw Materials

Jostens

        The principal raw materials that Jostens purchases are gold and other precious metals, paper products and precious, semiprecious and synthetic stones. The cost of gold and precious, semiprecious and synthetic stones is affected by market volatility. To manage the risk associated with gold price changes, Jostens enters into gold forward purchase contracts based upon the estimated ounces needed to satisfy projected customer demand. Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany whom we believe is also a supplier to Jostens' major class ring competitors in the United States.

Von Hoffmann

        Paper costs represented approximately 35% of Von Hoffmann's net sales in 2003 and over 81% of raw material costs in 2003. Paper costs generally flow through to the customer as Von Hoffmann generally orders paper for specific orders and does not take significant commodity risk on paper.

        Von Hoffmann operates a paper management program for several of its customers, which is designed to allow Von Hoffmann to (1) standardize the type of paper it uses on presses and greatly reduces production and start-up costs and (2) avoid the cost of additional storage space and production inefficiencies required by separating each publisher's consigned paper. Customers are not contractually obligated to purchase their paper through this program and customer participation varies from year to year. In 2003, approximately 53% of Von Hoffmann's paper usage was procured through this program. The largest and most significant paper supplier that participates in this program is MeadWestvaco Corporation, which provided approximately 92% of the paper for this program in 2003.

Arcade

        Generally, the raw materials used by Arcade in the manufacturing of its products have been readily available from numerous suppliers and have been purchased by Arcade at prices that we believe are competitive. However, Arcade's encapsulated paper products utilize specific grades of paper which Arcade purchases primarily from one manufacturer. We continue to research methods of replicating the advantages of these specific grades of paper with other available grades of paper. These paper products are subject to comprehensive evaluation and certification by Arcade for quality, consistency and fit. Certain of Arcade's foil laminates are purchased from single sources under certain specifications.

        For additional information, see "Risk Factors—Risks Relating to Our Business—We are subject to fluctuations in the cost and availability of raw materials and the possible loss of suppliers."

Backlog

        Because of the nature of Jostens' business, all orders are generally filled within a few months from the time of placement. However, Jostens typically obtains contracts in the second quarter of one year for student yearbooks to be delivered in the second and third quarters of the subsequent year. Often the total revenue pertaining to a yearbook order is not established at the time of the order because the content of the book is not final. Subject to the foregoing qualifications, we estimate the backlog of orders, primarily related to student yearbooks, was $340.6 million, $324.2 million and $308.4 million as of the end of 2003, 2002 and 2001, respectively. We expect most of the 2003 backlog to be confirmed and filled in 2004.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Our costs include compliance with such laws and regulations, which generally have become more stringent over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

        As part of our environmental management program, we are currently involved in environmental remediation at several properties. Principal among them is a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens continues to manage the remediation project, which began in 2000. As of July 3, 2004, Jostens had made payments totaling $7.5 million for remediation at this site and its consolidated balance sheet included $0.7 million in "other accrued liabilities" related to this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. Based on findings included in remediation reports and discussions with our advisors, we estimate that less than $1 million will be needed to finish addressing environmental conditions there. While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable. Jostens has not established a receivable for potential recoveries as of July 3, 2004.

Intellectual Property

        Our businesses rely on a combination of patents, copyrights, trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights. We enter into confidentiality and licensing agreements with customers, vendors, employees, consultants and potential acquisition candidates to protect our and our customers' and vendors' know-how, trade secrets and other proprietary information and intellectual property. We have trademarks registered in the United States, and we have also filed and registered trademarks in over 15 jurisdictions around the world, including Australia, Brazil, the European Union and Japan. In particular, Arcade has registered patents covering the proprietary processes used to produce many of its products in both the United States and abroad and has submitted patent applications for certain of its manufacturing processes. We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights, and third parties from time to time may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights.

        Our company has ongoing research efforts and expects to seek additional patents in the future covering results of its research. Pending patent applications filed by us may not result in patents being issued. Similarly, patents now or hereafter owned by us may not afford protection against competitors with similar or superior technology. Our patents may be infringed upon, designed around by others, challenged by others or held to be invalid or unenforceable.

        In addition, many of Arcade's manufacturing processes are not covered by any patent or patent application. As a result, our business may be adversely affected by competitors who independently develop equivalent or superior technologies, know-how, trade secrets or production methods or processes than those employed by us.

International Operations

        Jostens' and Arcade's foreign sales are derived primarily from operations in Canada and Europe, respectively. Local taxation, import duties, fluctuation in currency exchange rates and restrictions on exportation of currencies are among risks attendant to foreign operations, but these risks are not considered significant with respect to our businesses.

Employees

        As of July 3, 2004, our companies had approximately 7,678 full-time employees, of which approximately 1,487 were unionized.

        Given the seasonality of its business, Jostens utilizes a high percentage of seasonal employees to maximize efficiency and manage its costs. The total number of employees fluctuates throughout the year, with the number typically being highest in March (up to approximately 6,732 employees) and lowest in July (down to approximately 4,728 employees).

        Jostens has two labor organizations within its workforce. Approximately 749 employees at the Topeka Printing operation located in Kansas are represented by the Graphic Communication International Union Local 49C. The collective bargaining agreement for this bargaining unit expires in August 2007. Approximately 59 employees at the Owatonna Jewelry Warranty and Refinery operation located in Minnesota are represented by the International Association of Machinists and Aerospace Workers Union Local 1416. The collective bargaining agreement for this bargaining unit expires in June 2007.

        Approximately 450 of Von Hoffmann's employees are represented by affiliates of the Graphic Communications International Union and the International Brotherhood of Teamsters under six collective bargaining agreements that will expire between December 2004 and March 2008.

        Approximately 229 employees of Arcade's employees are represented by the Graphics Communications International Union (GCIU) Local 197-M. The collective bargaining agreement for this bargaining unit expires in March 2007.

        We consider our relations with our employees to be satisfactory.

Properties

        A summary of the physical properties our businesses currently use follows:

Business	Facility Location(1)	Principal Purpose	Square Footage	Status
Jostens	Topeka, Kansas	Yearbook printing	236,000	Owned
	Winston-Salem, North Carolina	Yearbook printing	132,000	Owned
	Bloomington, Minnesota	Corporate office	109,000	Owned
	Clarksville, Tennessee	Yearbook printing	105,000	Owned
	Laurens, South Carolina	Graduation products	98,000	Owned
	Visalia, California	Yearbook printing	96,000	Owned
	Owatonna, Minnesota	Sales and administrative office space	88,000	Owned
	Shelbyville, Tennessee	Graduation products	87,000	Owned
	Winnipeg, Manitoba	Photo processing	69,000	Owned
	State College, Pennsylvania	Yearbook printing	66,000	Owned
	Denton, Texas	Ring manufacturing	56,000	Owned
	Attleboro, Massachusetts	Ring manufacturing	52,000	Owned
	Owatonna, Minnesota	Refinery/warranty service	30,000	Owned
	Indianapolis, Indiana	Photography office	8,600	Owned
	Laurens, South Carolina	Warehouse facility	74,000	Leased
	Shelbyville, Tennessee	Warehouse facility	72,000	Leased
	Topeka, Kansas	Warehouse facility	60,000	Leased
	Burnsville, Minnesota	Design/tooling	47,000	Leased
	Bloomington, Minnesota	Sales and administrative office space	37,000	Leased
	Owatonna, Minnesota	Warehouse facility	29,000	Leased
	Clarksville, Tennessee	Warehouse facility	13,000	Leased
	Visalia, California	Warehouse facility	13,000	Leased
	Winnipeg, Manitoba	Sales and administrative office space	13,000	Leased
	State College, Pennsylvania	Yearbook printing	9,000	Leased
	State College, Pennsylvania	Warehouse facility	6,000	Leased
	Winnipeg, Manitoba	Warehouse facility	6,000	Leased
	Yorba Linda, California	Sales and administrative office space	6,000	Leased
Von Hoffmann	Jefferson City, Missouri	Four-color book manufacturing	636,000	Owned
	Owensville, Missouri	One- and two-color book manufacturing, distribution and fulfillment	450,000	Owned
	Eldridge, Iowa	One- and two-color book manufacturing	325,000	Owned
	Broadview, Illinois	Digital direct marketing pre-press and production	212,000	Owned
	Frederick, Maryland	One- and two-color book manufacturing	200,000	Owned	(2)
	Pennsauken, New Jersey	Digital pre-press and book cover production	145,000	Owned	(3)
	Arlington Heights, Illinois	Creative and book design services	46,000	Leased
	St. Louis, Missouri	Executive offices	25,000	Leased
Arcade	Chattanooga, Tennessee	Executive offices and primary production facility	67,900	Owned
	Chattanooga, Tennessee	Product development and manufacturing	36,700	Owned
	Chattanooga, Tennessee	Production and warehousing	29,500	Owned
	Baltimore, Maryland	Production and warehousing	60,000	Leased
	Baltimore, Maryland	Warehouse facility	13,000	Leased
	New York, New York	Executive and sales offices	8,100	Leased
	Paris, France	Sales office	4,600	Leased

(1)
Excludes properties held for sale.

(2)
This facility will cease operation during the first half of January 2005.

(3)
Includes 31,600 square footage of a leased bindery facility.

        In addition, we lease smaller sales and administrative office space and photography space in other locations. In management's opinion, all buildings, machinery and equipment are suitable for their purposes and are maintained on a basis consistent with sound operations. The extent of utilization of individual facilities varies significantly due to the seasonal nature of our business.

Legal Proceedings

        On February 11, 2004, plaintiff Christian Pocino filed a complaint against Jostens in the Superior Court of California for the County of Los Angeles for alleged breach of express warranty (Cal. Comm. Code Section 2313), and for alleged violation of California's false advertising and unfair competition laws (Cal. Bus. & Prof. Code Sections 17500 and 17200). Plaintiff alleged that Jostens violated these laws by purportedly violating Federal Trade Commission "guides" with regard to the marketing and sale of jewelry. Specifically, plaintiff contended that: (1) Jostens failed to comply with the FTC guide that every use of the word "stone" be immediately preceded by the word "imitation", "synthetic" or a similar term; and (2) Jostens failed to comply with a separate FTC guide relating to use of the word silver in connection with Jostens' SilverElite® with platinum alloy. Plaintiff sought equitable relief and unspecified monetary damages on behalf of himself and a purported class of similarly-situated consumers.

        Jostens brought a demurrer and motion to strike the plaintiff's complaint on June 25, 2004, challenging the legal sufficiency of plaintiff's allegations on the basis, inter alia, that the FTC guides are nonbinding and that plaintiff's allegations generally failed to state a claim on which relief could be granted. On August 13, 2004, the Superior Court sustained Jostens' demurrer with leave to amend.

        On August 25, 2004, the plaintiff filed an amended complaint which contains substantially the same allegations regarding "stones" while dropping the claims regarding SilverElite® with platinum. On September 29, 2004, Jostens filed another demurrer/motion to strike challenging the legal sufficiency of plaintiff's amended complaint.

        On October 31, 2003, Beautiful Bouquet Company, Ltd., or the Licensor, filed suit against Arcade alleging breaches of a Patent and Know-How License Agreement, as amended, or the License Agreement. Under the License Agreement, Arcade licenses certain intellectual property related to one of Arcade's key products for which Arcade is obligated to pay the Licensor a minimum annual royalty and additional royalties based on sales of the product. The Licensor alleged that Arcade committed a number of breaches, including a breach of the License Agreement and a breach of fiduciary duties owed to the Licensor, and sought to recover unspecified amounts under the terms of the License Agreement and all amounts due to the Licensor based on Arcade's unjust enrichment of the Licensor's intellectual property rights. On October 13, 2004, in response to a motion for dismissal filed by the Licensor, the circuit court of Hamilton County, Tennessee, dismissed the action without prejudice.

        We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will not be material. However, there can be no assurance in this regard.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, positions and business backgrounds of our executive officers and the directors of Jostens Holdings and other key employees as of July 3, 2004.

Name	Age	Position
Marc L. Reisch	48	Chairman, President and Chief Executive Officer, Jostens Holdings and JIHC
Marie D. Hlavaty	40	Vice President, General Counsel and Secretary, Jostens Holdings and JIHC
Paul B. Carousso	35	Vice President, Finance, Jostens Holdings and JIHC
Michael L. Bailey	48	President and Chief Executive Officer, Jostens
David A. Tayeh	37	Chief Financial Officer, Jostens
Robert S. Mathews	52	President and Chief Executive Officer, Von Hoffmann
Gary C. Wetzel	40	Chief Financial Officer, Von Hoffmann
John Van Horn	63	Group President, Arcade/Lehigh Direct and President and Chief Executive Officer, Arcade
Kenneth A. Budde	55	Chief Financial Officer, Arcade
Joseph Y. Bae	32	Director, Jostens Holdings and JIHC
David F. Burgstahler	36	Director, Jostens Holdings and JIHC
Thompson Dean	46	Director, Jostens Holdings and JIHC
Alexander Navab	38	Director, Jostens Holdings and JIHC
Tagar C. Olson	27	Director, Jostens Holdings and JIHC
Charles P. Pieper	57	Director, Jostens Holdings and JIHC

        Marc L. Reisch joined us as Chairman and Chief Executive Officer of Jostens Holdings and JIHC upon the closing of the Transactions. Mr. Reisch has been one of the directors of Jostens since November 2003. In addition, Mr. Reisch is a Senior Advisor to KKR and was appointed Chairman of the Board of Yellow Pages Group Co. in December 2002. Prior to holding his current positions, Mr. Reisch was Chairman and Chief Executive Officer of Quebecor World North America between August 1999 and September 2002. Prior to holding that position, he held the position of President of World Color Press, Inc., since November 1998 and Group President since 1996. Mr. Reisch also serves on the board of directors of FIND/SVP, Inc.

        Marie D. Hlavaty has served as an advisor to our businesses since August 2004 and joined Jostens Holdings and JIHC as Vice President, General Counsel and Secretary upon the consummation of the Transactions. Prior to joining Jostens Holdings, Ms. Hlavaty was Of Counsel with Latham & Watkins LLP from January 2003 until June 2004. Ms. Hlavaty was Vice President, General Counsel and Secretary of Quebecor World Inc. between February 2001 and November 2002, also serving as General Counsel of Quebecor World North America since November 1999. Prior to that, she held legal positions at World Color Press, Inc. since 1994, last holding the position of Vice President, Deputy General Counsel.

        Paul B. Carousso joined Jostens Holdings and JIHC as of October 11, 2004 as Vice President, Finance. From April 2003 until October 2004, Mr. Carousso held the position of Executive Vice President, Chief Financial Officer, of Vestcom International, Inc., a digital printing company. Prior to holding his position at Vestcom, from October 1994 until September 2002, Mr. Carousso held various accounting and financial reporting positions at Quebecor World North America and World Color Press, Inc., last holding the position of Vice President, Controller.

        Michael L. Bailey joined Jostens in 1978. He has held a variety of leadership positions, including director of marketing, planning manager for manpower and sales, national product sales director, division manager for printing and publishing, printing operations manager and Senior Vice President—Jostens School Solutions. He was appointed as President in February 2003 and became Chief Executive Officer in July 2004.

        David A. Tayeh joined Jostens in November 2003 as Senior Vice President and Chief Financial Officer. Mr. Tayeh was an executive of Investcorp S.A. or one or more of its wholly-owned subsidiaries from February 1999 to November 2003.

        Robert S. Mathews was appointed as Von Hoffmann Corporation's Chief Operating Officer in January 2002 and as Von Hoffmann Corporation's President, Chief Executive Officer and director in February 2002. Mr. Mathews also was appointed as Chief Executive Officer, President and a director of Von Hoffmann Holdings Inc. in February 2002. From 2000 to 2002, Mr. Mathews was President of the Von Hoffmann Graphics operating division, which was merged into Von Hoffmann Corporation in February 2002. From 1997 to 2000, he served as a Senior Vice President of Quebecor World Inc., or its predecessor and from 1996 to 1997, Mr. Mathews was Executive Vice President of Graphic Industries Inc. From 1994 to 1996, he was a Business Unit President of R.R. Donnelley & Sons Company.

        Gary C. Wetzel was appointed as Senior Vice President, Chief Financial Officer and Treasurer of Von Hoffmann Corporation in October 2002. From 1998 to 2002, he served as Group Vice President—Finance and Administration for Quebecor World Inc., or its predecessor.

        John Van Horn has served as an advisor to our Arcade/Lehigh Direct businesses since September 2004 and joined us as Group President, Arcade/Lehigh Direct and President and Chief Executive Officer of Arcade upon the consummation of the Transactions. Prior to joining us, Mr. Van Horn held positions at Quebecor World Inc. (or its predecessor, World Color Press, Inc.) since 1993, last serving as President, Catalog Market of Quebecor World North America.

        Kenneth A. Budde has served as Chief Financial Officer of AKI, Inc. since November 1994. From October 1988 to June 1994, Mr. Budde served as Controller and Chief Financial Officer of Southwestern Publishing Company. Prior to that, Mr. Budde spent 12 years with KPMG Peat Marwick.

        Joseph Y. Bae is a Director at KKR. Prior to joining KKR in 1996, Mr. Bae was with Goldman Sachs & Co. in its Principal Investment Area where he was involved in a wide range of merchant banking transactions. Mr. Bae is also a director of PanAmSat Corporation and Primedia Inc.

        David F. Burgstahler is a Partner of DLJ Merchant Banking Partners ("DLJMBP") and a Director of CSFB. Mr. Burgstahler joined CSFB in 2000 when it merged with Donaldson Lufkin & Jenrette and has been a Partner since July 2004. Mr. Burgstahler was previously a Principal of DLJMBP from 2001 to 2004, a Vice President of DLJMBP from 1999 to 2001 and an Associate from 1995 to 1999. Mr. Burgstahler has been a director of Jostens Holding Corp. since 2003 and Von Hoffmann Holdings since 1998. He also serves as a director of Focus Technologies, Inc., Target Media Partners, and WRC Media, Inc.

        Thompson Dean is the Head of Leveraged Corporate Private Equity, Managing Partner and Investment Committee Chairman of DLJMBP. Mr. Dean joined DLJMBP in 1988 and became the Managing Partner in 1995. Following the merger of DLJ and CSFB, he became the Head of Leveraged Corporate Private Equity, responsible for CSFB's worldwide leveraged buyout business. Mr. Dean serves as Managing Partner of DLJ Merchant Banking Partners I, L.P., DLJMBP II, DLJMBP III and DLJ Growth Capital Partners, and as Chairman of their respective Investment Committees. Prior to joining DLJ, he was a Vice President in the Special Finance Group (Leveraged Transactions) at Goldman, Sachs & Co. Mr. Dean is the Chairman of the Board of DeCrane Aircraft Holdings, Inc., Jostens, Mueller Holdings (N.A.) Inc. and Nycomed Holdings, and is a director of American Ref-Fuel Company LLC, Merrill Corporation, Safilo S.p.A and United American Energy Corp. He is also a director of the Lenox Hill Neighborhood Association, and serves on various committees for The Society of Memorial Sloan Kettering, The Museum of the City of New York, The Boys Club of New York and The University of Virginia.

        Alexander Navab is a Member of KKR. He joined KKR in 1993 and oversees KKR's North American efforts in media and telecommunications. Prior to joining KKR, Mr. Navab was with James D. Wolfensohn Incorporated, where he was involved in merger and acquisition transactions as well as corporate finance advisory assignments. From 1987 to 1989, he was with Goldman, Sachs & Co. in the Investment Banking division. Mr. Navab is also a director of PanAmSat Corporation.

        Tagar C. Olson is an Executive at KKR. Prior to joining KKR in 2002, Mr. Olson was with Evercore Partners Inc. since 1999, where he was involved in a number of private equity transactions and mergers and acquisitions.

        Charles P. Pieper is an Operating Partner of DLJMBP and a Managing Director of CSFB. Prior to joining CSFB in 2004, Mr. Pieper held senior operating positions in both private industry and private equity, including being President and Chief Executive Officer of several General Electric Company businesses. He was self employed from January 2003 to April 2004 as the head of Charles Pieper and Associates, an investment and advisory firm, and from March 1997 to December 2002, Mr. Pieper was Operating Partner of Clayton, Dubilier and Rice, a private equity investment firm. Mr. Pieper also previously served as Chairman and Acting CEO of Alliant Foodservice, Inc., Chairman of North American Van Lines and Vice Chairman of Dynatech. Mr. Pieper served as Chairman of the Board of U.S. Office Products from March 1998 to March 2001; U.S. Office Products filed for bankruptcy in 2001. From April 2000 to April 2002, Mr. Pieper served as Chairman of the Board of Fairchild Dornier Corp. and Chairman of the Supervisory Board of Fairchild Dornier GmbH; Fairchild Dornier filed for bankruptcy in 2002. He also serves as a director of Advanstar Holding Corp., Grohe AG, Mueller Holdings (N.A.) Inc. and Safilo S.p.A.

        Our board of directors is comprised of seven members. KKR and DLJMBP III each currently has the right to designate four of our directors, and our Chief Executive Officer and President, Marc Reisch, is a director and will initially serve as Chairman. We expect to pay annual director's fees of $50,000 to each of our directors.

        Our board of directors has an audit committee and a compensation committee. Our audit committee currently consists of Messrs. Bae, Burgstahler and Olson, with Mr. Bae as the initial chairman of the committee. Our compensation committee currently consists of Messrs. Bae, Burgstahler, Navals and Pieper, with Mr. Burgstahler as the initial chairman of the committee. We expect that chairmanship of each of the audit and compensation committees of our board of directors will be rotated annually between a director designated by KKR and a director designated by DLJMBP III.

Executive Compensation

        The following table sets forth the cash and non-cash compensation for 2003, 2002 and 2001 awarded to or earned by the Chief Executive Officer, the four other most highly compensated executive officers of Jostens, including individuals who were also serving as such officers of Jostens Holdings as of January 3, 2004, and certain executive officers of Von Hoffmann and Arcade who were serving as such officers as of the end of fiscal 2003. Subsequent to the Transactions, the executive officers named under "Management—Directors and Executive Officers" became the executive officers of Jostens Holdings and JIHC.

Summary Compensation Table

Long-term Compensation
	Annual Compensation				Awards	Payouts
Name and principal position	Year	Salary	Bonus(1)	Other Annual Compen- sation(2) ($)	Securities underlying options	LTIP payouts(3)		All other compensation
Robert C. Buhrmaster, Chairman of the Board and Chief Executive Officer(4)(5)	2003 2002 2001	$650,942 611,711 593,654	$270,270 381,542 264,040	— — —	— — —		— — —	$6,671,480 — —
Michael L. Bailey, President(4)(6)	2003 2002 2001	$327,859 283,346 277,633	$109,800 159,787 100,828	— — —	— — —		— — —	$1,831,640 64,628 —
David A. Tayeh, Senior Vice President and Chief Financial Officer(7)	2003 2002 2001	$31,848 — —	$443,342 — —	— — —	— — —		— — —	— — —
Steven A. Tighe Vice President—Human Resources(4)(5)	2003 2002 2001	$219,122 209,002 204,039	$58,670 86,192 53,559	— — —	— 5,000 6,000	$	— 60,000 —	$346,112 60,942 31,994
Andrew W. Black, Vice President and Chief Information Officer(4)	2003 2002 2001	$219,109 209,002 204,039	$56,202 86,044 53,559	— — —	— 5,000 6,000	$	— 120,000 —	$350,026 45,292 —
Carl H. Blowers, Vice Chairman—Operations and Technology(4)(8)	2003 2002 2001	$258,558 345,998 332,448	$81,156 191,636 126,031	— — —	— — —		— — —	$1,111,925 — —
Robert S. Mathews President, Chief Executive Officer, Chief Operating Officer of Von Hoffmann(4)(9)	2003 2002 2001	$300,000 231,731 200,000	$135,000 175,000 70,635	$3,485 59,567 —	477,080 — —		— — —	$15,242 19,717 4,575
William J. Fox Chairman of the Board, President and Chief Executive Officer of Arcade(4)(10)	2004 2003 2002	$810,000 788,175 775,000	$887,355 491,217 1,190,724	— — —	— — —		— — —	$10,360 11,091 8,545

(1)
Amounts in 2003 include payments under the Management Incentive bonus incentive program as follows: Mr. Buhrmaster: $270,270; Mr. Bailey: $101,170; Mr. Tayeh: $142,500; Mr. Tighe: $52,902; Mr. Black: $50,420; and Mr. Blowers: $73,365. Amounts in 2003 for Mr. Tayeh also includes a signing bonus of $300,000. Amounts in 2002 include payments under the Management Incentive bonus program as follows: Mr. Buhrmaster $381,542; Mr. Bailey $145,223; Mr. Tighe $75,449; Mr. Black $75,301 and Mr. Blowers $173,852. Amounts in

  2001 include payments under the Management Incentive bonus program as follows: Mr. Buhrmaster $264,040; Mr. Bailey, $92,777; Mr. Tighe $47,642; Mr. Black $47,642 and Mr. Blowers, $116,390.

(2)
Excludes perquisites where the aggregate amount of such compensation is the lesser of either $50,000 and 10% of the total annual salary and bonus reported. Amounts for Mr. Mathews represents country club dues and reimbursement of relocation costs. Amounts for Mr. Wetzel represent reimbursement of relocation costs.

(3)
Amounts in 2002 include payments upon termination of a long-term incentive plan.

(4)
Amounts in 2003 for employees of Jostens include cancellation of stock options in connection with the merger for consideration of $48.25 per share as follows: Mr. Buhrmaster: $6,671,480; Mr. Bailey: $1,779,066; Mr. Tighe: $298,808; Mr. Black: $298,808; and Mr. Blowers: $1,111,925. Amounts in 2003 also include miscellaneous perquisites including use of the corporate jet as follows: Mr. Bailey: $28,780; Mr. Tighe: $21,752 and Mr. Black: $28,006, and automobile reimbursement as follows: Mr. Tighe: $13,073; and Mr. Black: $13,075. Amounts in 2002 include miscellaneous perquisites including use of the corporate jet as follows: Mr. Bailey $41,737; Mr. Tighe $37,274; and Mr. Black $24,070. In 2002 Mr. Black also received $13,075 for automobile reimbursement. In 2001 Mr. Tighe received miscellaneous perquisites, including $12,608 for automobile reimbursement. Amounts for Mr. Mathews include $14,000 in matching and profit sharing contributions to Von Hoffmann's profit sharing plan and $1,242 in premiums on life insurance policy. Amounts for Mr. Fox represent amounts contributed on behalf of the named executive to 401(k) retirement savings plan and amounts paid for supplemental life insurance premiums.

(5)
Mr. Buhrmaster retired from his position in July 2004. Mr. Tighe resigned from his position effective September 2004.

(6)
Mr. Bailey resigned as an officer of Jostens Holdings in October 2004 in connection with the Transactions. He remains the President and Chief Executive Officer of Jostens.

(7)
Mr. Tayeh joined Jostens in his current position in November 2003.

(8)
Mr. Blowers resigned as an officer of Jostens in September 2003.

(9)
Mr. Mathews served as President of the Von Hoffmann Graphics operating division, which was merged into Von Hoffmann in February 2002, from 2000 to 2001. Mr. Mathews was appointed as Chief Operating Officer in January 2002 and as President, Chief Executive Officer and a director of Von Hoffmann and Von Hoffmann Corporation in February 2002.

(10)
Mr. Fox resigned from his positions in October 2004.

Compensation Committee Interlocks and Insider Participation

        David Wittels and John Castro, who were members of the Board of Directors during 2003, and Mr. Buhrmaster were members of Jostens' Compensation Committee in 2003. Mr. Buhrmaster served as an officer of Jostens during fiscal 2003 and until July 2004 and Mr. Wittels served as an officer of Arcade during fiscal 2003.

Option Grants in the Last Fiscal Year

        Jostens did not grant any stock options in 2003. In connection with the 2003 merger of Jostens into a wholly-owned subsidiary of Jostens Holdings, all options to purchase Jostens' common stock that were outstanding immediately prior to the merger were cancelled and extinguished in consideration for an amount equal to the difference between the per share merger consideration and the exercise price therefor. In January 2004, Jostens Holdings issued stock options representing an aggregate of 156,265 shares of its Class B Common Stock to the named executive officers. In connection with the Transactions, these stock options were converted into options to purchase shares of Class A common stock of Jostens Holdings. As of October 31, 2004, 44,302 of these options were exercisable. In connection with the Transactions, all options to purchase Arcade and Von Hoffmann common stock that were outstanding immediately prior to the Transactions were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

Equity Compensation

        All outstanding options to purchase Jostens Holdings common stock, whether or not vested, continued following the closing of the Transactions. All outstanding options to purchase Von Hoffmann common stock, whether or not vested, were cancelled and converted into a right to receive cash consideration upon the closing of the Transactions. All outstanding options to purchase Arcade common stock, whether or not vested, were cancelled upon the closing of the Transactions and the holders of such options were not entitled to receive any consideration in respect thereof.

        Effective as of the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees various equity-based awards, including stock options and restricted stock. We have reserved for issuance under the plan 300,000 shares of JIHC's common stock. Under his employment agreement, as described below, our Chief Executive Officer received awards of stock options and restricted stock under the plan. Additional members of management are eligible to receive equity-based awards. Option grants consist of "time options", which vest and become exercisable in 20% equal annual installments over a five-year period from the date of grant, and/or "performance options", which vest and become exercisable over the first five years following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied.

        All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse will be governed by a management stockholders' agreement and a sale participation agreement, which together generally will provide for the following:

  •
  transfer restrictions until the fifth anniversary of purchase, subject to certain exceptions;

  •
  a right of first refusal of Jostens at any time after the fifth anniversary of purchase but prior to a registered public offering of Jostens stock meeting certain specified criteria;

  •
  in the event of termination of employment, call and put rights with respect to Jostens Holdings stock and outstanding and exercisable options;

  •
  "piggyback" registration rights on behalf of the members of management;

  •
  "tag-along" rights in connection with transfers by Fusion on behalf of the members of management and "drag-along" rights for Fusion and DLJMBP III; and

  •
  a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following termination of employment.

Employment Agreements and Arrangements

Employment agreement with Marc L. Reisch

        In connection with the Transactions, Jostens Holdings entered into a new employment agreement with Marc L. Reisch on the following terms, under which he serves as the Chairman of our Board of Directors (the "Board") and our Chief Executive Officer and President.

        Mr. Reisch's employment agreement has an initial term of five years and automatically extends for additional one-year periods at the end of the initial term and each renewal term, subject to earlier termination of his employment by either Mr. Reisch or by us pursuant to the terms of the agreement.

Mr. Reisch's agreement provides for the payment of an annual base salary of $850,000, subject to annual review and increase by our Board, plus an annual cash bonus opportunity between zero and 150% of annual base salary, with a target bonus of 100% of annual base salary.

        Pursuant to the agreement, Mr. Reisch was paid a cash signing bonus of $600,000, the after tax proceeds of which were reinvested as part of his initial equity participation. Pursuant to the agreement, Mr. Reisch invested $3,500,000 in cash to purchase Jostens Holdings stock, and we have granted him an option to purchase 3.5 shares of Jostens Holdings stock for every one share of the $3,500,000 in value of Jostens Holdings stock initially purchased by him. Under his stock option agreement, we granted Mr. Reisch a total of 127,466 shares of Jostens Holdings stock, of which 56,449 shares are subject to time-based vesting (the "time option") and 71,017 shares are subject to performance-based vesting (the "performance option"). 9,104 of the shares subject to the time option will vest on December 31, 2004. The remaining 47,345 shares subject to the time option will vest and become exercisable in five annual installments commencing on December 31, 2005 as to the following percentages: 25%, 25%, 25%, 15% and 10%. The performance option will vest on a cliff basis on December 31, 2012, subject to acceleration based on the achievement of certain EBITDA or other performance targets. Additionally, under a restricted stock award agreement, we made a one-time grant of Jostens Holdings stock, which stock is 100% vested and nonforfeitable by Mr. Reisch, subject to the same rights and restrictions set forth in the management stockholders' agreement and the sale participation agreement described above, other than Jostens Holdings' call rights in the event of termination of employment.

        The agreement also provides that if Mr. Reisch is terminated by us without "cause" (which includes our nonrenewal of the agreement for an additional one-year period, as described above) or if he resigns for "good reason" (as such terms are defined in the agreement), he will be entitled to receive: (1) a cash payment equal to the sum of (A) a prorated bonus for the year of termination, payable in a lump sum, plus (B) two times the sum of (i) Mr. Reisch's then annual base salary and (ii) his target bonus for the year of termination, payable in equal monthly installments, and (2) continued participation in welfare benefit plans until the earlier of two years after the date of termination or the date that Mr. Reisch becomes covered by a similar plan maintained by any subsequent employer, or cash in an amount that allows him to purchase equivalent coverage for the same period. The agreement additionally provides that, in the event of a "change in control" (as defined in the agreement), the vesting of Mr. Reisch's time option will accelerate in full and the vesting of his performance option may accelerate if specified performance targets have been achieved. The agreement provides for a retirement benefit supplemental to those benefits payable under our qualified and nonqualified retirement plans, the vesting of which benefit would accelerate upon a change in control or termination of Mr. Reisch's employment by us without cause or by his resignation for good reason after the third anniversary of the closing date of the Transactions. Mr. Reisch's agreement also provides for a tax gross-up payment in the event that any amounts or benefits due to him would be subject to excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code.

Employment arrangements with Michael L. Bailey

        Michael L. Bailey, an employee at will with Jostens, joined Jostens in 1978 and has held a variety of leadership positions, most recently having been elected by the Board of Directors of Jostens to serve as the Chief Executive Officer of Jostens effective as of July 20, 2004. In exchange for his services, Mr. Bailey is currently compensated with a base salary of $500,000, a bonus based on targets as determined by the Compensation Committee of Jostens Holdings' Board of Directors and perquisites commensurate with his position in accordance with his bonus plan. In the event that Mr. Bailey is terminated for cause, there is no provision for salary continuation past the date of termination. In the event that Mr. Bailey is terminated without cause, he is entitled to receive severance payments and other perquisites commensurate with his position pursuant to the Jostens Executive Severance Pay Plan. It is anticipated that Mr. Bailey's employment arrangements will be amended in connection with the consummation of the Transactions.

Employment arrangements with David A. Tayeh

        David A. Tayeh joined Jostens as an employee at will in November of 2003. He currently serves as the Chief Financial Officer of Jostens. In exchange for his services, Mr. Tayeh is currently compensated with a base salary of $290,700, a standard bonus as determined by the Chief Executive Officer and approved by the Jostens' Board of Directors and perquisites commensurate with his position. No bonus is paid to Mr. Tayeh if Jostens fails to achieve specified performance levels. In the event that Mr. Tayeh is terminated for cause, there is no provision for salary continuation beyond the date of termination. In the event that Mr. Tayeh is terminated without cause, he is entitled to receive severance payments and other perquisites commensurate with his position pursuant to the Jostens Executive Severance Pay Plan.

Employment agreement with Robert S. Mathews

        Von Hoffmann entered into an employment agreement with Robert S. Mathews effective as of January 1, 2002. Pursuant to that agreement, Mr. Mathews will serve in an executive position for Von Hoffmann until December 31, 2004. Currently, Mr. Mathews serves as President and Chief Executive Officer of both Von Hoffmann and Von Hoffmann Corporation. In exchange for his services, Mr. Mathews is compensated with a base salary of $300,000 and an additional annual bonus in an amount equal to 1.4% of EBITDA in excess of certain EBITDA targets for each calendar year. This additional bonus may not exceed $210,000 for any calendar year. In the event that Mr. Mathews is terminated for cause, he will be entitled to his base salary through the date of his termination, but will not be entitled to any additional compensation. If Mr. Mathews is terminated without cause, he is entitled to receive an amount in cash equal to $337,500, but will not be entitled to any other compensation. The employment agreement also includes a noncompetition provision prohibiting Mr. Mathews from competing with Von Hoffmann for one year from the termination of his employment agreement.

        We anticipate that there will be additional members of management who will also make equity investments and enter into employment arrangements.

Cash Incentive Compensation

        Effective as of the closing of the Transactions, we established the Incentive Compensation Plan, which permits us to grant various performance-based compensation awards to key employees as part of a bonus plan. Such compensation awards are based on a combination of individual performance and/or corporate results. The qualitative and quantitative criteria are determined from time to time by our Board.

Retirement Plans

        Jostens maintains a non-contributory pension plan, Pension Plan D (Plan D), which provides benefits for substantially all salaried employees. Retirement income benefits are based upon a participant's highest average annual cash compensation (base salary plus annual bonus, if any) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security-covered compensation table in effect at termination.

        Jostens also maintains an unfunded supplemental retirement plan that gives additional credit under Plan D for years of service as a Jostens' sales representative to those salespersons who were hired as employees of Jostens prior to October 1, 1991. In addition, benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code of 1986, as amended. The benefits up to IRS limits are paid from Plan D and benefits in excess, to the extent they could have been earned in Plan D, are paid from the unfunded supplemental plan.

        The executive officers participate in pension plans maintained by us for certain employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans. The table does not take into account transition rule provisions of the plan for employees who were participants on June 30, 1988.

	Years of service at retirement(1)
Average final compensation
	15	20	25	30	35
$ 200,000	$37,900	$50,500	$63,100	$75,700	$88,300
250,000	49,100	65,500	81,900	98,200	114,600
300,000	60,400	80,500	100,600	120,700	140,800
400,000	82,900	110,500	138,100	165,700	193,300
500,000	105,400	140,500	175,600	210,700	245,800
600,000	127,900	170,500	213,100	255,700	298,300
700,000	150,400	200,500	250,600	300,700	350,800
800,000	172,900	230,500	288,100	345,700	403,300
900,000	195,400	260,500	325,600	390,700	455,800
1,000,000	217,900	290,500	363,100	435,700	508,300
1,100,000	240,400	320,500	400,600	480,700	560,800
1,200,000	262,900	350,500	438,100	525,700	613,300
1,250,000	274,100	365,500	456,900	548,200	639,600

(1)
The following individuals named in the Summary Compensation Table have the respective number of years of service under Plan D: Mr. Buhrmaster, 11.1 years; Mr. Bailey, 25.5 years including sales service of 6.5 years; Mr. Tayeh, 0.2 years; Mr. Tighe, 3.3 years and Mr. Black, 3.3 years.

        Jostens also maintains a non-contributory supplemental pension plan for corporate vice presidents. Under the plan, vice presidents who retire after age 55 with at least seven full calendar years of service as a corporate vice president are eligible for a benefit equal to 1% of final base salary for each full calendar year of service, up to a maximum of 30%. Only service after age 30 is recognized in the plan. The calculation of benefits is frozen at the levels reached at age 60. If they continue in their current positions at their current levels of compensation and retire at age 60, the estimated total annual pension amounts from this plan for Messrs. Buhrmaster, Bailey, Tayeh, Tighe and Black would be $95,875, $59,272, $69,113, $24,117 and $48,312, respectively.

PRINCIPAL SHAREHOLDERS

        The following table sets forth information regarding anticipated beneficial ownership of each series of our common stock as of October 4, 2004 by (i) each person we believe owns beneficially more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and officers as a group. Executive officers, including those who are directors, have invested or will invest approximately $5 million in our equity.

	Class A Voting Common Stock		Class C Voting Common Stock
Holder	Shares(1)	Percent of class	Shares(1)		Percent of class
KKR and affiliates(2)	2,664,356	44.5%	1	(3)	100%
DLJMBP III and related funds(4)	2,664,357	44.5%	—		—
Marc L. Reisch(5)	47,111	*	—		—
Joseph Y. Bae(2)	2,664,356	44.5%	1	(3)	100%
David F. Burgstahler(4)	—	—	—		—
Thompson Dean(4)	—	—	—		—
Alexander Navab(2)	2,664,356	44.5%	1	(3)	100%
Tagar C. Olson(2)	2,664,356	44.5%	1	(3)	100%
Charles P. Pieper(4)	—	—	—		—
Robert C. Buhrmaster(5)(6)(7)	32,851	*	—		—
Michael L. Bailey(5)(7)(8)	4,694	*	—		—
David A. Tayeh(5)(7)	3,520	*	—		—
Steven A. Tighe(5)(6)	—	—	—		—
Andrew W. Black(5)(7)	1,140	*	—		—
Carl H. Blowers(5)(6)	—	—	—		—
Robert S. Mathews(5)(6)	—	—	—		—
William J. Fox(5)(6)	—	—	—		—
Directors and officers as a group(2)(4)(9)	2,753,672	45.9%	1	(3)	100%

*
Indicates less than one percent.

(1)
The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Our shares shown as beneficially owned by KKR Millennium GP LLC reflect our shares of common stock anticipated to be owned by KKR Millennium Fund L.P. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Scott Stuart, Edward A. Gilhuly, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc Lipschultz and Jacques Garaialde, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Messrs. Joseph Y. Bae and Tagar C. Olson are directors of JIHC and executives of KKR. They disclaim beneficial ownership of any shares of ours beneficially owned by KKR. The address of

  KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
The contribution agreement entered into in connection with the Transactions provided that KKR received one share of our Class C common stock, which, together with its shares of Class A common stock, provides KKR with up to 49.6% of the voting interest of Jostens Holdings.

(4)
Includes shares held by DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., all of which form a part of CSFB's Alternative Capital Division. The address for each of the foregoing is 11 Madison Avenue, New York, New York 10010, except that the address of the three "Offshore Partners" entities is c/o John B. Gosiraweg 14, Willemstad, Curacao, Netherlands Antilles. David F. Burgstahler, Thompson Dean and Charles P. Pieper are employees of CSFB's Alternative Capital Division of which DLJMBP III is a part, and they do not have sole or shared voting or dispositive power over shares shown as held by DLJMBP III and related funds, and, therefore, do not have beneficial ownership of such shares to which each of them disclaims beneficial ownership.

(5)
The address for Messrs. Reisch, Buhrmaster, Bailey, Tayeh, Tighe, Black and Blowers is c/o Jostens, Inc., 5501 American Boulevard West, Minneapolis, Minnesota 55437. The address for Mr. Mathews is c/o Von Hoffmann Corporation, 1000 Camera Avenue, St. Louis, MO 63126. The address for Mr. Fox is c/o AKI, Inc., 1815 East Main Street, Chattanooga, TN 37404.

(6)
Messrs. Buhrmaster, Tighe, Blowers and Fox are no longer employed by us.

(7)
Consists of shares underlying stock options that are currently exercisable or will become exercisable within 60 days.

(8)
Prior to the Transactions, Mr. Bailey had a $417,362 investment in the equity of Jostens Holdings. We expect that Mr. Bailey will rollover his investment for new equity of Jostens Holdings and that Mr. Bailey will make an additional equity investment.

(9)
The executive officers consist of Marc L. Reisch, Marie D. Hlavaty, Paul B. Carousso, Michael L. Bailey, David A. Tayeh, Robert S. Mathews and John Van Horn.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Sponsors

The Transactions

        In connection with the Transactions, DLJMBP II received total consideration of approximately $320 million in respect of the (i) acquisition by Fusion of all of DLJMBP II's Von Hoffmann capital stock, (ii) repayment of Arcade's Amended and Restated Notes held by DLJMBP II and (iii) acquisition by Fusion of Arcade's Mandatorily Redeemable Preferred Stock held by DLJMBP II.

Stockholders Agreement

        In connection with the Transactions, Jostens Holdings entered into a stockholders agreement with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an "Investor Entity" and together the "Investor Entities") that provides for, among other things,

  •
  a right of each of the Investor Entities to designate a certain number of directors to Jostens Holdings' board of directors for so long as they hold a certain amount of Jostens Holdings' common stock. Of the seven members of our board, KKR and DLJMBP III each has the right to designate four of Jostens Holdings' directors (and each initially designated three directors) and Jostens Holdings' Chief Executive Officer, Marc Reisch, initially will be chairman;

  •
  certain limitations on transfer of Jostens Holdings' common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if Jostens Holdings has not completed an initial public offering, any Investor Entity wishing to sell any of Jostens Holdings' common stock held by it must first offer to sell such stock to Jostens Holdings and the other Investor Entities, provided that, if Jostens Holdings complete an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

  •
  a consent right for the Investor Entities with respect to certain corporate actions;

  •
  the ability of the Investor Entities to "tag-along" their shares of Jostens Holdings' common stock to sales by any other Investor Entity, and the ability of the Investor Entities to "drag-along" Jostens Holdings' common stock held by the other Investor Entities under certain circumstances;

  •
  the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by Jostens Holdings; and

  •
  a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with Jostens Holdings, subject to certain exceptions.

        Pursuant to the Stockholders Agreement, an aggregate transaction fee of $25 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

        In connection with the Transactions, Jostens Holdings entered into a management services agreement with the Sponsors pursuant to which the Sponsors will provide certain structuring, consulting and management advisory services to JIHC. The Sponsors will receive an annual advisory fee of $3 million that is payable quarterly and which increases by 3% per year. Jostens Holdings will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

        In connection with the Transactions, JIHC entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of Jostens Holdings' common stock held by them.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

        In September 2003, Jostens Holdings, JIHC, DLJMBP III and certain of its affiliated funds (collectively, the "DLJMB Funds") and certain of the DLJMB Funds' co-investors entered into a stock purchase and stockholders' agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) our Class A Voting Common Stock, (2) our Class B Non-Voting Common Stock and (3) JIHC's 8% Senior Redeemable Preferred Stock, which has since been repurchased.

        The Syndicate Stockholders Agreement contains provisions which, among other things:

  •
  restrict the ability of the syndicate stockholders to make certain transfers;

  •
  grant the co-investors certain board observation and information rights;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive right to the co-investors to purchase a pro rata share of any new shares of common stock issued by Jostens Holdings, JIHC or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Management Stockholders Agreement

        In July 2003, Jostens Holdings, the DLJMB Funds and certain members of management entered into a stockholders' agreement that contains certain provisions which, among other things:

  •
  restrict the ability of the management stockholders to transfer their shares;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive right to the management stockholders to purchase a pro rata share of any new shares of common stock issued by Jostens Holdings, JIHC or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering;

  •
  grant the DLJMB Funds six demand registration rights; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Other

        For a description of the management stockholders agreement and sale participation agreement to be entered into with certain members of management in connection with the Transactions, see "Management".

Historical

Jostens

        Advisory Agreements.    On July 28, 2003, Ring Acquisition Corp., or MergerCo, which merged with and into Jostens on July 29, 2003, entered into a letter agreement with DLJ Merchant Banking

III, Inc., an affiliate of the DLJMBP funds, or DLJMB III, Inc., in which MergerCo agreed to pay DLJMB III, Inc. a fee of $9.0 million, subject to the consummation of the merger, for services provided by DLJMB III, Inc. to MergerCo, including assisting MergerCo in its financial and structural analyses, due diligence investigations and negotiation of the merger and related debt financing.

        On July 28, 2003, MergerCo entered into a letter agreement with CSFB in which MergerCo agreed to pay CSFB a fee of $1.0 million, payable upon consummation of the merger, for financial advisory services provided by CSFB to MergerCo, including evaluating MergerCo's capital structure, analyzing financing strategies and developing an overall financing package, including a potential restructuring of its long-term debt and possible strategic alternatives.

        Lease Agreements.    Jostens has entered into an aircraft lease agreement with us, pursuant to which Jostens pays us an aggregate of $449,400 per year for use of a Citation CJ2 aircraft owned by us. Jostens entered into a time-sharing agreement with each of DLJMB III, Inc. and Robert C. Buhrmaster, Jostens' former Chairman and Chief Executive Officer, entitling each to sublease the Citation CJ2 from Jostens at a rate equal to twice Jostens' cost of fuel plus incidentals. The time-sharing agreement with DLJMB III, Inc. was terminated in connection with the Transactions. KA Rentals, an entity wholly owned by Mr. Buhrmaster, agreed to make the aircraft that it owns available to Jostens for lease when Jostens' principal aircraft is not available. Jostens paid KA Rentals an aggregate of $82,843 during 2003 for use of the aircraft under this lease arrangement. We believe that the lease arrangement with KA Rentals was on terms at least as favorable to Jostens as could have been obtained from an unaffiliated third party. The aircraft lease agreement with KA Rentals has been terminated.

        Financial Monitoring Agreements.    Pursuant to a financial advisory agreement with CSFB that JIHC entered into on July 29, 2003 and terminated on March 24, 2004, CSFB was retained to act as financial advisor for a five-year period, unless terminated earlier. CSFB was entitled to receive an annual financial advisory retainer of $0.5 million, payable in installments at the beginning of each calendar quarter.

        Pursuant to an agreement with DLJMB III, Inc. that JIHC entered into on July 29, 2003 and amended on March 24, 2004, DLJMB III, Inc. was retained to act as financial advisor for a five-year period, unless terminated earlier. For its services, DLJMB III, Inc. was entitled to receive an annual financial advisory retainer of $1.0 million, payable in installments at the beginning of each calendar quarter. DLJMB III, Inc. further received annual credit used solely to offset amounts payable by DLJMB III, Inc. to Jostens pursuant to the time-sharing agreement in an amount of up to $0.5 million. This financial monitoring agreement was terminated in connection with the Transactions.

Von Hoffmann

        Stock Purchase Agreement with DLJMBP II.    On October 22, 2003, Von Hoffmann and DLJMBP II entered into a stock purchase agreement pursuant to which DLJMBP II purchased from Von Hoffmann 20,000,000 shares of Von Hoffmann's common stock for a purchase price of $1.00 per share. The proceeds of that investment were available to be used by Von Hoffmann for its general corporate purposes, including the purchase of debt or equity securities. We believe the terms of this agreement were no less favorable to Von Hoffmann than could have been obtained from independent third parties at such time.

        Financial Services Agreements.    On March 26, 2002, Von Hoffmann Corporation entered into a financial advisory agreement with CSFB. Pursuant to this agreement, CSFB was entitled to receive advisory fees of up to $3.5 million, payable at certain times depending upon the service performed. On October 31, 2003, Von Hoffmann Corporation entered into an amendment of the financial advisory agreement which provided for the waiver of the annual advisory fee of $500,000 to be paid by Von Hoffmann Corporation to CSFB for 2003 and any future years unless otherwise reinstated.

        On April 27, 2004, DLJ Merchant Banking II, Inc., or DLJMB II, Inc., Von Hoffmann Corporation and CSFB entered into an agreement pursuant to which, among other things, CSFB assigned its rights and obligations under the financial advisory agreement to DLJMB II, Inc., and, after giving effect to such assignment, the terms of the financial advisory agreement were amended to one year and to provide that DLJMB II, Inc. would be paid an annual financial advisory fee of $500,000. This financial advisory agreement was terminated in connection with the Transactions.

        Nelson Loan.    On May 22, 1997, pursuant to a non-recourse secured promissory note, an affiliate of DLJMBP II loaned Craig Nelson, Von Hoffmann Corporation's Vice President of Human Resources, $100,000 at an interest rate of 9.4% per annum for the purchase of 100,000 shares of Von Hoffmann's common stock. Such affiliate of DLJMBP II subsequently sold this promissory note to Von Hoffmann Corporation. The promissory note was secured by a total of 200,000 shares of common stock of Von Hoffmann. As of December 31, 2003, the balance on this promissory note was $183,510. This arrangement was negotiated on an arm's length basis. This arrangement was terminated in connection with the Transactions.

        Other.    In 2003, Von Hoffmann paid approximately $1.9 million of underwriting fees to CSFB associated with the additional issuance of its 10 1/4% Senior Notes due 2009 to CSFB, which were recorded in debt issuance costs. As part of the financial commitments made by CSFB during the Lehigh Press Acquisition, Von Hoffmann also paid approximately $1.4 million to CSFB. Due to the additional issuance of its 10 1/4% Senior Notes due 2009 and an amendment to its credit agreement, Von Hoffmann expensed, as special consulting expenses, the $1.4 million in fees for CSFB's financial commitments.

        On November 21, 2003, Von Hoffmann Corporation entered into an agreement to engage CSFB to act as its exclusive financial advisor with respect to a potential sale of Lehigh Direct. Under the agreement, CSFB would assist Von Hoffmann Corporation in analyzing and evaluating Lehigh Direct, in preparing materials to distribute to potential purchasers, to evaluate potential purchasers and to assist in structuring and negotiating a potential sale. For its services, CSFB received a transaction fee equal to $1.0 million. This agreement was terminated in connection with the Transactions.

        Von Hoffmann paid consulting fees to CSFB (or its predecessor) of approximately $0.5 million in both 2003 and 2004.

        In connection with the execution of the Von Hoffmann merger agreement as part of the Transactions, Von Hoffmann entered into a financial advisory agreement with DLJMBP II pursuant to which Von Hoffmann agreed to pay DLJMBP II a financial advisory fee of $2.0 million, which fee was paid upon the closing of the Transactions.

Arcade

        Transactions with DLJMBP II and their Affiliates.    Pursuant to an agreement that was terminated in connection with the Transactions, DLJMBP II, Inc. (upon assignment of such agreement from CSFB) was entitled to receive an annual financial advisory fee of $0.5 million, payable in installments, at the beginning of each calendar quarter.

        In connection with the execution of the Arcade merger agreement as part of the Transactions, Arcade entered into a financial advisory agreement with DLJMBP II pursuant to which Arcade agreed to pay DLJMBP II a financial advisory fee of $2.0 million, which fee was paid upon the closing of the Transactions.

        Stockholders Agreement.    The existing stockholders' agreement at Arcade was terminated in connection with the Transactions. This agreement contained provisions relating to the transferability of shares and registration rights.

        Stockholder Note.    AKI, Inc. has a promissory note payable to Arcade which allows AKI, Inc. to borrow up to $10 million at such interest rates and maturity dates as agreed upon by AKI, Inc. and Arcade. Interest paid to Arcade in connection with the promissory note totaled approximately $21,000 for the year ended June 30, 2004.

        Other.    In connection with the Transactions, $0.2 million was paid to Renaissance Brands LLC, whose president was a member of the Board of Directors of Arcade.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Senior Secured Credit Facilities

        Concurrently with consummation of the Transactions, JIHC entered into new senior secured credit facilities with CSFB, as sole lead arranger and sole bookrunner, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as co-arrangers, and the lenders signatory thereto. CSFB acted as administrative agent and Deutsche Bank Securities Inc. and Banc of America Securities LLC acted as co-syndication agents for the credit facilities.

        The new senior secured credit facilities consist of:

  •
  a $150 million senior secured Term Loan A Facility with a six year maturity, all of which was drawn on the closing date;

  •
  a $870 million senior secured Term Loan B Facility with a seven year maturity, a portion of which was drawn on the closing date and the remainder of which will be drawn not more than 35 days later; and

  •
  a $250 million senior secured revolving credit facility with a five year maturity (up to the Canadian dollar equivalent of $20.0 million of which will be available to Jostens Canada Ltd. in the form of Canadian dollar denominated loans).

        The new senior secured revolving credit facilities allow JIHC, subject to certain conditions, to incur additional term loans under the Term Loan B Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan B Facilities.

Security and guarantees

        JIHC's obligations under the new senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Jostens Secondary Holdings Corp. and by JIHC's material current and future domestic subsidiaries. The obligations of JIHC's principal Canadian operating subsidiary under the new senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Jostens Secondary Holdings Corp., by JIHC, by JIHC's material current and future domestic subsidiaries and by JIHC's other current and future Canadian subsidiaries.

        JIHC's obligations under the new senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of our assets and substantially all of the assets of Jostens Secondary Holdings Corp. and JIHC's material current and future domestic subsidiaries, including but not limited to:

  •
  all of JIHC's capital stock and the capital stock of each of JIHC's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of JIHC's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the new senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of JIHC's other current and future Canadian subsidiaries.

Interest rates and fees

        Borrowings under the new senior secured credit facilities bear interest as follows:

  •
  Revolving Credit Facility:  at JIHC's option, at either adjusted LIBOR plus 2.50% per annum or the alternate base rate plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum), such applicable margins to be subject to reduction if JIHC attains certain leverage ratios;

  •
  Term Loan A Facility:  at JIHC's option, at either adjusted LIBOR plus 2.50% per annum or the alternate base rate plus 1.50% per annum, such applicable margins to be subject to reduction if JIHC attains certain leverage ratios; and

  •
  Term Loan B Facility:  at JIHC's option, at either adjusted LIBOR plus 2.50% per annum or the alternate base rate plus 1.50% per annum, such applicable margins to be subject to reduction if JIHC attains certain leverage ratios.

        The new senior secured credit facilities also provide for the payment to the lenders of a commitment fee on average daily undrawn commitments under the revolving credit facility and the Term Loan B Facility at a rate equal to 0.50% per annum. After delivery of financial statements to the lenders for the period ending at least one full fiscal quarter following the closing date, such commitment fee will be subject to reduction if we attain certain leverage ratios.

Scheduled amortization payments and mandatory prepayments

        The Term Loan A Facility provides for substantial semi-annual amortization payments. The Term Loan B Facility provides for semi-annual amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof during the first 6 3/4 years, with the balance of the facility to be repaid at final maturity.

        In addition, the new senior secured credit facilities require JIHC to prepay outstanding term loans, subject to certain exceptions, with:

  •
  100% of the net proceeds of certain asset sales, casualty events or other dispositions (including certain sale/leaseback transactions);

  •
  50% of JIHC's annual "excess cash flow", subject to reductions to a lower percentage if JIHC achieves certain leverage ratios; and

  •
  100% of the net proceeds of certain debt issuances.

Voluntary prepayments

        The new senior secured credit facilities permit voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments thereunder, without premium or penalty, subject to certain conditions pertaining to minimum notice and minimum payment/reduction amounts and to customary brokerage costs with respect to LIBOR rate loans.

Covenants

        The new senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the new senior secured credit facilities include limitations (each of which shall be subject to customary exceptions) on JIHC's ability and the ability of Jostens Secondary Holdings Corp. and each of their respective current and future restricted subsidiaries to:

  •
  incur liens;

  •
  incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases of, subordinated debt;

  •
  make loans and investments;

  •
  make capital expenditures;

  •
  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

  •
  change the business conducted by Jostens Secondary Holdings Corp., JIHC or their respective subsidiaries; and

  •
  amend the terms of subordinated debt.

        In addition, the credit agreement will contain customary financial covenants including maximum total leverage and minimum interest coverage ratios.

Events of default

        The new senior secured credit facilities contain certain customary events of default, including:

  •
  nonpayment of principal or interest;

  •
  breach of covenants (with notice and cure periods in certain cases);

  •
  material breach of representations or warranties;

  •
  cross-default and cross-acceleration to other material indebtedness;

  •
  bankruptcy or insolvency;

  •
  material judgments;

  •
  certain ERISA events;

  •
  actual or asserted invalidity of any material collateral or guarantee; and

  •
  a change of control (as defined in the credit agreement with respect to the new senior secured credit facilities).

Existing Indebtedness of Jostens Holdings

Fleet Loan

        Jostens Holdings is a party to a promissory note with Fleet Capital Corporation in the principal amount of $4.0 million. The note is payable in 60 consecutive monthly installments of principal and interest commencing on April 15, 2004 and continuing through March 15, 2009. The note is secured by our corporate jet.

7 5/8% Senior Subordinated Notes of JIHC

General

        JIHC issued the JIHC Notes in October 2004, in an aggregate principal amount of $500.0 million, with a maturity date of October 1, 2012. Capitalized terms used but not defined in this section are defined in the indenture governing the JIHC Notes.

Ranking

        The JIHC Notes are unsecured and are subordinated in right of payment to all existing and future senior debt of JIHC. The JIHC Notes are also effectively subordinated to any secured debt of JIHC and its subsidiaries to the extent of the value of the assets securing such debt.

Optional Redemption

        Except as described in the following paragraphs, the JIHC Notes are not redeemable at JIHC's option prior to October 1, 2008. Thereafter, the notes will be subject to redemption at any time at the option of JIHC, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages thereon, if any, to the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage
2008	103.813%
2009	101.906%
2010 and thereafter	100.000%

        At any time on or prior to October 1, 2008, the notes may be redeemed as a whole but not in part at the option of JIHC upon the occurrence of a Change of Control (as defined), upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 120 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium as of, and accrued but unpaid interest and liquidated damages, if any, to, the redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date.

Change of Control

        If a Change of Control of JIHC occurs, JIHC must offer to purchase the JIHC Notes at a purchase price of 101% of the principal amount of the JIHC Notes plus accrued unpaid interest, if any.

Certain Covenants

        The indenture governing the JIHC Notes contains covenants that limit JIHC's ability and certain of its restricted subsidiaries' ability to:

  •
  incur or guarantee additional indebtedness or issue disqualified or preferred stock;

  •
  pay dividends or make other equity distributions;

  •
  repurchase or redeem capital stock;

  •
  make investments;

  •
  sell assets or consolidate or merge with or into other companies;

  •
  create limitations on the ability of our restricted subsidiaries to make dividends or distributions;

  •
  engage in transactions with affiliates; and

  •
  create liens.

Events of Default

        The JIHC Notes specify certain events of default including failure to pay principal and interest on the JIHC Notes, a failure to comply with covenants, subject to 30 and 60 day grace periods in certain instances, a failure by JIHC or its significant subsidiaries to pay certain defaults under indebtedness of JIHC and its restricted subsidiaries and certain bankruptcy and insolvency events with respect to us and our significant subsidiaries.

DESCRIPTION OF THE NOTES

        The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes. We have filed copies of the Indenture and the Registration Rights Agreement as exhibits to the registration statement. You may also request copies of these agreements at our address set forth under the heading "Where You Can Find More Information."

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indenture. In this description, the terms "Company," "we," "our" and "us" refer only to Jostens Holding Corp. and not to any of its subsidiaries.

        The Notes were issued under an Indenture, dated as of December 2, 2003 (as supplemented, the "Indenture"), between the Company and BNY Midwest Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

Brief Description of the Notes

        The Notes:

  •
  are unsecured senior obligations of the Company;

  •
  are senior in right of payment to all of the existing and future Subordinated Debt of the Company; and

  •
  are effectively junior to all of the existing and future liabilities and preferred stock of the Company's subsidiaries.

Principal, Maturity and Interest

        We issued the Notes in denominations of $1,000 principal amount at maturity and any integral multiple of $1,000 principal aggregate amount at maturity. The Notes will mature on December 1, 2013. Subject to our compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock," we are permitted to issue an unlimited amount of additional Notes under the Indenture (the "Additional Notes"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the Notes include any Additional Notes actually issued.

        No cash interest will accrue on the Notes prior to December 1, 2008, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. The Accreted Value of each Note will increase from the date of issuance until December 1, 2008 at a rate of 10 1/4% per annum, reflecting the accrual of non-cash interest, such that the Accreted Value will equal the stated principal amount at maturity on December 1, 2008. Cash interest on the Notes will accrue at the rate of 10 1/4% per annum from December 1, 2008, or from the most recent date to which interest has been paid or provided for, and will be payable semiannually in arrears on June 1 and December 1 of each year, commencing on June 1, 2009. We will make each interest payment to the holders of record of the Notes on the immediately preceding May 15 and November 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

        On and after December 1, 2008, we will be permitted at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of Accreted Value of the Notes on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

Period	Redemption Price
2008	105.125%
2009	103.417
2010	101.708
2011 and thereafter	100.000

        Prior to December 1, 2006, we may at our option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount at maturity not to exceed 35% of the aggregate principal amount at maturity of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of Accreted Value thereof at the redemption date) of 110.25%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

  (1)
  at least 65% of such aggregate principal amount at maturity of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

  (2)
  each such redemption occurs within 90 days after the date of the related Equity Offering.

        Prior to December 1, 2008, we may at our option redeem all or a portion of the Notes at a redemption price equal to 100% of the Accreted Value of the Notes at the redemption date plus the Applicable Premium as of the redemption date. Notice of such redemption must be mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

        "Applicable Premium" means with respect to a Note at any redemption date, the excess of (1) the present value at such redemption date of the redemption price of such Note on December 1, 2008 (such redemption price being described in the second paragraph in this "—Optional Redemption" section), computed using a discount rate equal to the Adjusted Treasury Rate, over (2) the Accreted Value of such Note on such redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after December 1, 2008, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to December 1, 2008, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to December 1, 2008.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and one other nationally recognized investment banking firm selected by the Company that are primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

        If we elect to redeem less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

        We will redeem Notes with a principal amount at maturity of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount at maturity thereof to be redeemed. We will issue a new Note in a principal amount at maturity equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, Accreted Value ceases to accrete and interest ceases to accrue, in each case to the extent applicable, on Notes or portions thereof called for redemption unless we default in making the redemption payment.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions "—Change of Control" and "—Asset Sales." We may at any time and from time to time purchase Notes in tender offers, open market purchases, negotiated transactions or otherwise.

Ranking

Senior Company Debt versus Notes

        The indebtedness evidenced by the Notes will be unsecured and will rank pari passu in right of payment to the Company's senior Debt. As of July 3, 2004, after giving pro forma effect to the offering of the Notes, the Company would have had no Debt outstanding other than the Notes. The Notes are unsecured obligations of the Company.

Liabilities of Subsidiaries versus Notes

        We are a holding company with no revenue-generating operations of our own. Our only asset is our equity interest in JIHC, another holding company whose only asset is its common equity interest in Jostens, which is pledged to secure Jostens' obligations under the Credit Agreement.

        All of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders of our subsidiaries. See "Risk Factors—Risks Related to the Notes—Because Jostens Holdings is the sole obligor of the notes, and its subsidiaries will not guarantee Jostens Holdings' obligations under the notes or have any obligation with respect to the notes, the notes will be structurally subordinated to the debt and liabilities of Jostens Holdings' subsidiaries."

        At July 3, 2004, after giving pro forma effect to the offering of the Notes, the application of the estimated net proceeds therefrom and the Transactions, the total indebtedness of our subsidiaries would have been $1,520.0 million. Although the Indenture limits the Incurrence of Debt and Preferred Stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such subsidiaries of liabilities that are not considered Debt or Preferred Stock under the Indenture. See "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock."

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), unless all Notes have been called for redemption pursuant to the provision described above under "—Optional Redemption," each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  (1)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

  (2)
  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Members;

  (3)
  to the extent any Jostens Existing Notes are outstanding, a "Change of Control," as defined in the Jostens Existing Indenture, shall have occurred;

  (4)
  to the extent any shares of Jostens Senior Preferred Stock are issued and outstanding, a "Change of Control," as defined in the Jostens Certificate of Designation shall have occurred; or

  (5)
  the failure at any time by the Company to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, (A) 100% of the Voting Stock of JIHC (except to the extent JIHC is merged with and into the Company or Jostens in accordance with the terms of the Indenture) or (B) 100% of the Voting Stock of Jostens (except to the extent Jostens is merged with and into the Company or JIHC in accordance with the terms of the Indenture).

        Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

  (3)
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Debt are contained in the covenants described under "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock" and "—Limitation on Liens." Such restrictions can only be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        The Credit Agreement prohibits Jostens and its subsidiaries from paying dividends or otherwise transferring assets to us prior to July 29, 2010, other than for certain administrative, legal and accounting services. The Jostens Existing Notes and Jostens Certificate of Designation also significantly restrict Jostens and its subsidiaries from paying dividends or otherwise transferring assets to us. Jostens is currently prohibited from paying any dividend or otherwise transferring assets to us. The Credit Agreement also provides that the occurrence of certain change of control events with respect to JIHC or Jostens would constitute a default thereunder. In the event a Change of Control occurs at a time when we do not have access to cash flow from Jostens and its subsidiaries, we may seek the consent of Jostens' lenders and debt and preferred stock holders to permit the dividend or other transfer of assets necessary to permit us to purchase Notes. We may also attempt to refinance the borrowings or preferred stock that contain such prohibitions. If we do not obtain such a consent or repay such borrowings, we will not have the money necessary to purchase the Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture. See "—Risk Factors—Risks Related to the Notes—Jostens Holdings may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the notes."

        Future indebtedness that we may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Notes.

Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or property or assets that will be used or useful in a Permitted Business of the Company or any of its Restricted Subsidiaries; provided that this clause (2) shall not apply to any sale of Equity Interests of or other Investments in

    Unrestricted Subsidiaries. For purposes of this provision, each of the following will be deemed to be cash:

    (A)
    any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets, or from which the Company and its Restricted Subsidiaries are released; and

    (B)
    any Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 150 days after receipt.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

  (1)
  to repay Pari Passu Debt or to repay Debt of any Restricted Subsidiary;

  (2)
  to make capital expenditures or to acquire properties and assets that will be used or useful in the business of the Company or any of its Subsidiaries; or

  (3)
  to the acquisition of a controlling interest in another entity engaged in a Permitted Business;

provided that if during such 360-day period the Company or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) or if the application of such Net Proceeds is part of a project authorized by the Board of Directors in good faith that will take longer than 360 days to complete and such project has begun, such 360-day period will be extended with respect to the amount of Net Proceeds so committed until required to be paid in accordance with such agreement (or, if earlier, until termination of such agreement) or, until completion of such project, as the case may be. Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under a Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will:

  (1)
  make an offer to all holders of Notes; and

  (2)
  prepay, purchase or redeem (or make an offer to do so) any Pari Passu Debt or Debt of a Restricted Subsidiary in accordance with provisions governing such Debt requiring the Company to prepay, purchase or redeem such Debt with the proceeds from any Asset Sales (or offer to do so), pro rata in proportion to the respective principal amounts of the Notes and such other Debt required to be prepaid, purchased or redeemed or tendered for, in the case of the Notes pursuant to such offer (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of such pro rata portion of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of their Accreted Value plus accrued and unpaid interest to the date of purchase subject to the right of holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth in the Indenture.

        To the extent that the aggregate principal amount at maturity of Notes and Pari Passu Debt or Debt of a Restricted Subsidiary tendered pursuant to an Asset Sale Offer or other offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the Accreted Value of Notes surrendered by holders thereof exceeds the pro rata portion of such Excess Proceeds to be used to purchase Notes, the Trustee shall select the

Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Notwithstanding anything to the contrary in the foregoing, the Company may commence an Asset Sale Offer prior to the expiration of 360 days after the occurrence of an Asset Sale.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with an Asset Sale Offer and the purchase of Notes pursuant thereto. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

Limitation on Incurrence of Debt and Issuance of Preferred Stock

  (a)
  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "Incur") any Debt (including Acquired Debt) or issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the Incurrence or issuance of any such Debt, (1) the Company and its Restricted Subsidiaries may Incur Debt (including Acquired Debt) or may issue shares of Disqualified Stock and its Restricted Subsidiaries may issue Preferred Stock, if, in any such case, the Consolidated Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, and (2) Jostens and any Restricted Subsidiary of Jostens may Incur Debt (including Acquired Debt) or issue shares of Disqualified Stock, and Restricted Subsidiaries of Jostens may issue Preferred Stock, if, in any such case, the Consolidated Coverage Ratio for Jostens' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is Incurred or such Disqualified Stock or other Preferred Stock is issued would have been at least 2.00 to 1.00, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period,

  (b)
  The provisions of paragraph (a) of this covenant will not apply to any of the following items (collectively, "Permitted Debt"):

  (1)
  the Incurrence by the Company or any of its Restricted Subsidiaries of term and revolving Debt and letters of credit (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) under Credit Facilities (including Guarantees of such Debt by the Company or any of its Restricted Subsidiaries); provided that the aggregate principal amount of such Debt outstanding pursuant to this clause (1) without duplication, does not exceed an amount equal to the sum of (a) $500.0 million and (b) the greater of $170.0 million and the Borrowing Base at the time such Debt is Incurred;

    (2)
    the Incurrence by the Company of Debt represented by the Notes and the Exchange Notes (other than any Additional Notes);

    (3)
    the Incurrence by the Company and its Restricted Subsidiaries of the Existing Debt (other than Debt described in clauses (1) and (2));

    (4)
    the issuance by the Company and its Restricted Subsidiaries of Preferred Stock outstanding on the Issue Date;

    (5)
    the Incurrence by the Company or any of its Restricted Subsidiaries of (A) Acquired Debt or (B) Debt (including Capital Lease Obligations) for the purpose of financing or Refinancing all or any part of the lease, purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of the Co mpany or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Debt is owed to the seller or Person carrying out such construction or improvement or to any third party), in an aggregate principal amount at the date of such Incurrence (including all Permitted Refinancing Debt Incurred to Refinance any other Debt Incurred pursuant to this clause (5)) not to exceed an amount equal to $35.0 million; provided that such Debt exists at the date of such purchase or transaction, or is created within 180 days thereafter;

    (6)
    the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to Refinance, Debt or Preferred Stock (other than intercompany Debt, Preferred Stock of the Company or Preferred Stock held by any Affiliate of the Company) Incurred or issued pursuant to the paragraph (a) of this covenant, or pursuant to clause (2), (3), (4), (5) or (6) of this paragraph;

    (7)
    the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Debt or Preferred Stock owed or issued to and held by the Company and any of its Restricted Subsidiaries including any Debt arising in connection with a Qualified Receivables Transaction; provided, however, that (A) such Debt of the Company shall be subordinated and junior in right of payment to the Notes and (B) (x) any subsequent issuance or transfer of Equity Interests or other action that results in any such Debt or Preferred Stock being held by a Person other than the Company or any of its Restricted Subsidiaries and (y) any sale or other transfer of any such Debt or Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Debt or issuance of such Preferred Stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

    (8)
    the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred (A) for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of the Indenture to be outstanding in a notional amount not exceeding the amount of such Debt or (B) for the purpose of fixing or hedging currency exchange rate risk or commodity price risk Incurred in the ordinary course of business, and in each case, not for speculative purposes;

    (9)
    the Guarantee by the Company or any Restricted Subsidiary of the Company of Debt of the Company or any other Restricted Subsidiary of the Company, in each case, that was permitted to be Incurred by another provision of this covenant;

    (10)
    the Incurrence by Foreign Subsidiaries of the Company of Debt for working capital purposes (including acquisitions), and by any Restricted Subsidiary of the Company of Guarantees of Debt of Foreign Subsidiaries of the Company or foreign joint ventures; provided that the aggregate principal amount of such Debt and of the Debt so Guaranteed at any time outstanding does not exceed $30.0 million; and

    (11)
    the Incurrence by the Company or any of its Restricted Subsidiaries of additional Debt (which may comprise Debt under the Credit Facilities) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, pursuant to this clause (11) not to exceed an amount equal to $50.0 million;

provided, however, that, notwithstanding the foregoing, the Company shall not Guarantee any Debt of any of its Restricted Subsidiaries unless and until JIHC has been merged with and into the Company or Jostens and the Company holds directly 100% of the Voting Stock of Jostens.

  (c)
  For purposes of determining compliance with this covenant:

  (1)
  the outstanding principal amount of any particular Debt shall be counted only once and any obligation arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Debt shall be disregarded;

  (2)
  in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to paragraph (a) of this covenant, the Company shall, in its sole discretion, classify such item of Debt (or any portion thereof) on the date of its Incurrence, in any manner that complies with this covenant and such item of Debt (or portion thereof) will be treated as having been Incurred pursuant to only one of the clauses of Permitted Debt or pursuant to paragraph (a) of this covenant;

  (3)
  the Company may at any time change the classification of an item of Debt (or any portion thereof) to any other clause of Permitted Debt or to paragraph (a) of this covenant; provided that the Company would be permitted to incur such item of Debt (or that portion thereof) pursuant to that other clause of Permitted Debt or paragraph (a) of this covenant, as the case may be, at the time of reclassification;

  (4)
  any Debt outstanding under the Credit Facilities after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above; and

  (5)
  accrual of interest and the accretion of accreted value or the issuance of preferred stock as paid-in-kind dividends will not be deemed to be an Incurrence of Debt or an issuance of Preferred Stock for purposes of this covenant.

  (d)
  Notwithstanding any other provision in this covenant, the maximum amount of Debt that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Debt where the Debt Incurred is denominated in a different currency, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Debt; provided, however, that if any such Debt denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being Refinanced will be the U.S. Dollar Equivalent of the Debt Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Permitted Refinancing Debt will be determined in accordance with the preceding sentence, and (2) the principal amount of the Permitted Refinancing Debt exceeds the principal amount of the Debt being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Permitted Refinancing Debt is Incurred.

Limitation on Restricted Payments

        (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other distribution (including any payment by the Company or any Restricted Subsidiary of the Company in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) and dividends payable to the Company or any Restricted Subsidiary of the Company);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including any acquisition or retirement by the Company or any Restricted Subsidiary of the Company in connection with any merger or consolidation) any Equity Interests of the Company;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Debt of the Company, except (a) a payment of interest, principal or other related Obligations at Stated Maturity and (b) the purchase, repurchase or other acquisition or retirement of Subordinated Debt of the Company in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition or retirement; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (A)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (B)
  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock"; and

    (C)
    such Restricted Payment, together with (without duplication) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date, is less than the sum (without duplication) (the "Restricted Payments Basket") of:

    (i)
    50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is negative, 100% of such negative amount); plus

    (ii)
    100% of the aggregate net cash proceeds, and the fair market value of any property other than cash, received by the Company from the issue or sale (other than to a Subsidiary of the Company) of, or from capital contributions with respect to, Equity Interests of the Company (other than Disqualified Stock and all warrants, options or other rights to acquire Disqualified Stock (but excluding any debt security that is convertible into, or exchangeable for, Disqualified Stock)), in either case after the Issue Date; plus

    (iii)
    the amount by which the aggregate principal amount (or accreted value, if less) of Debt or Disqualified Stock of the Company or any Restricted Subsidiary of the Company is reduced on the Company's consolidated balance sheet upon the conversion or exchange after the Issue Date of any Debt convertible into or exchangeable for Equity Interests (other than Disqualified Stock) of the Company, together with the net cash proceeds received by the Company at the time of such conversion; plus

    (iv)
    100% of the aggregate net cash proceeds received by the Company or a Restricted Subsidiary of the Company since the Issue Date (to the extent not included in Consolidated Net Income of the Company) from (x) Restricted Investments, whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) thereof made by the Company and its Restricted Subsidiaries (less the cost of such sale or disposition, if any) and (y) a cash dividend from, or the sale (other than to the Company or a Restricted Subsidiary of the Company) of the stock of, an Unrestricted Subsidiary of the Company; plus

    (v)
    upon the redesignation as a Restricted Subsidiary of any Subsidiary that was designated an Unrestricted Subsidiary of the Company after the Issue Date, the fair market value of the Restricted Investments of the Company and its Restricted Subsidiaries (other than such Subsidiary) in such Subsidiary.

  (b)
  The foregoing provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests or Subordinated Debt of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests (other than any Disqualified Stock) of, or a capital contribution to, the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall not increase the Restricted Payments Basket;

    (3)
    the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Debt of the Company (A) made by an exchange for, or with the net cash proceeds from a substantially concurrent Incurrence of, Permitted Refinancing Debt or (B) upon a Change of Control or Asset Sale to the extent required by the agreement governing such Subordinated Debt but only if the Company shall have complied with the covenants described under the heading "Change of Control" or "Asset Sales," as the case may be, and purchased all Notes validly tendered pursuant to the relevant offer prior to purchasing or repaying such Subordinated Debt;

    (4)
    the payment of any dividend by a Restricted Subsidiary to the holders of its common Equity Interests on a pro rata basis;

    (5)
    the payment of any dividend on Disqualified Stock or Preferred Stock issued pursuant to the covenant described under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock"; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom);

    (6)
    repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

    (7)
    cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);

    (8)
    to the extent constituting Restricted Payments, the Specified Affiliate Payments;

    (9)
    Restricted Payments in an aggregate amount not to exceed $25.0 million;

    (10)
    without limitation of the parenthetical at the end of clause (1) of paragraph (a) of this covenant, the payment of any dividends in respect of the Jostens Senior Preferred Stock in the form of additional shares of Jostens Senior Preferred Stock having the terms and conditions set forth in the Jostens Certificate of Designation; or

    (11)
    the declaration and payment of dividends with the net proceeds received by the Company from the sale of the Notes on the Issue Date.

        (c)   In determining the aggregate amount of Restricted Payments made after the Issue Date in accordance with clause (4)(C) of paragraph (a) of this covenant, amounts expended pursuant to clauses (1) (without duplication) and (4) (but not amounts under any other clauses of the immediately preceding paragraph) shall be included in such calculation; provided that any amounts expended pursuant to such clause (4) relating to dividends paid to the Company or one of its Restricted Subsidiaries shall not be included in such calculation.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary of the Company, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment or any property other than cash that increases the Restricted Payments Basket shall be determined in good faith by the Board of Directors of the Company.

        (d)   In making the computations required by this covenant:

    (1)
    the Company or the relevant Restricted Subsidiary of the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period; and

    (2)
    the Company or the relevant Restricted Subsidiary of the Company will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company and the Restricted Subsidiary of the Company that are available on the date of determination.

        (e)   If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company or any Restricted Subsidiary of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's or any such Restricted Subsidiary's financial statements, affecting Consolidated Net Income of the Company for any period. For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by clauses (1), (4), (6), (7), (8), and (12) of paragraph (b) of the covenant described under "—Transactions with Affiliates," shall be considered a Restricted Payment for purposes of, or otherwise restricted by, the Indenture.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

  (1)
  (A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Debt owed to the Company or any of its Restricted Subsidiaries;

  (2)
  make any loans or advances to the Company or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its property or assets to the Company or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (A)
  contracts or instruments in effect on the Issue Date as in effect at the Issue Date, including the Credit Agreement, other Existing Debt and the Jostens Senior Preferred Stock and the related documentation;

  (B)
  the Indenture, the Notes, the Exchange Notes, the Jostens Existing Notes (and the indenture related thereto), the Guarantees of the Jostens Existing Notes and any agreement entered into after the Issue Date, provided that the encumbrances or restrictions in such agreements are not materially more restrictive than those contained in the foregoing agreements;

  (C)
  any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

  (D)
  purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

  (E)
  Debt or other contractual requirements in connection with a Qualified Receivables Transaction that, in the good faith determination of the Board of Directors or senior management of the Company, are necessary or advisable to effect such Qualified Receivables Transaction;

  (F)
  in the case of clause (3) above, any encumbrance or restriction (x) that restricts in a customary manner the subletting, assignment, or transfer of any property or asset that is subject to a lease, license or similar contract or (y) contained in security agreements or mortgages securing Debt to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

  (G)
  in the case of clause (3) above, any Lien on property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

  (H)
  any restriction under an agreement (including an option or right) to sell property or assets of, or Equity Interests in, the Company or any Restricted Subsidiary pending the closing of such sale, which sale is permitted under the Indenture;

  (I)
  restrictions on cash or other deposits or net worth imposed by leases or other agreements entered into in the ordinary course of business;

  (J)
  customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the Equity Interests therein) entered into in the ordinary course of business;

  (K)
  any encumbrances or restrictions created with respect to (x) Debt or Preferred Stock of Jostens or Jostens Guarantors permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" and (y) Debt or Preferred Stock of Restricted Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "—Limitation on Incurrence of Debt and Issuance of Preferred Stock," provided that in the case of this clause (y) the Board of Directors of the Company determines (as evidenced by a resolution of the Board of Directors of the Company) in good faith at the time such encumbrances or restrictions are created that such encumbrances or restrictions would not reasonably be expected to impair the ability of the Company to make payments of interest and scheduled payments of principal on the Notes in each case as and when due;

  (L)
  any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Company or any of its Restricted Subsidiaries or any of their businesses in connection with any development grant made or other assistance provided to the Company or any of its Restricted Subsidiaries by such governmental authority; or

  (M)
  any amendments, modifications, restatements, increases, supplements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (L) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Affiliate Transactions

        (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance, Guarantee or other transaction with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction"), unless:

    (1)
    such Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary of the Company than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

    (2)
    the Company delivers to the Trustee:

    (A)
    with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $4.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Company; and

    (B)
    with respect to any Affiliate Transaction involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Qualified Party.

  (b)
  Notwithstanding the foregoing, the following will not be deemed to be Affiliate Transactions:

  (1)
  any employment agreements, non-competition agreements, stock purchase or option agreements, collective bargaining agreements, employee benefit plans or arrangements (including vacation plans, health and life insurance plans, deferred compensation plans, stock loan programs, long-term incentive plans, directors' and officers' indemnification agreements and retirement, savings or similar plans), related trust agreements or any similar arrangements, in each case in respect of employees, officers or directors and entered into in the ordinary course of business, any payments or other transactions contemplated by any of the foregoing and any other payments of compensation to employees, officers, directors or consultants in the ordinary course of business or in connection with the Company's transition to new ownership;

  (2)
  transactions between or among (A) the Company and/or its Restricted Subsidiaries or (B) the Company and/or one or more of its Restricted Subsidiaries and any joint venture; provided no Affiliate of the Company (other than a Restricted Subsidiary of the Company) owns Capital Stock of any such joint venture;

  (3)
  Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described under "—Limitation on Restricted Payments";

  (4)
  loans or advances to employees (or Guarantees of third party loans to employees) in the ordinary course of business or pursuant to a stock loan program;

  (5)
  transactions among the Company and/or one or more of its Subsidiaries effected as part of a Qualified Receivables Transaction;

  (6)
  the payment to DLJMB or its Affiliates of (A) fees with respect to the offering of the Notes, to be paid on the Issue Date, in an amount not to exceed $6.0 million, (B) management, consulting and advisory fees and expenses in an aggregate amount not to exceed $2.5 million in any calendar year, (C) fees in respect of any acquisitions or dispositions in which DLJMB or its Affiliates acted as an adviser to the Company or any of its Restricted Subsidiaries in an amount not to exceed 1% of the value of such transaction, and (D) customary fees for any financing, underwriting or placement services or in respect of other commercial banking or investment banking activities;

    (7)
    any agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction pursuant thereto;

    (8)
    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case in the reasonable determination of the Board of Directors of the Company or the senior management thereof;

    (9)
    Debt permitted by clause (11) of paragraph (b) of the covenant described under the caption "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary of the Company than those that would have been obtained in a comparable transaction with an unrelated Person, or, if there is no comparable transaction, have been negotiated in good faith by the parties thereto and, if any member of management is then a member of the Board of Directors of the Company or the relevant Restricted Subsidiary, also approved by such member;

    (10)
    any transaction on arm's length terms with non-affiliates that become Affiliates as a result of such transaction;

    (11)
    the issuance of Equity Interests of the Company; and

    (12)
    the entering into of a Tax Sharing Agreement or any transaction pursuant thereto.

Limitation on Line of Business

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than any Permitted Business, except to such extent as is not material to the Company and its Restricted Subsidiaries taken as a whole.

Limitation on Liens

        The Company will not create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) (the "Initial Lien") that secures obligations under any Debt of the Company on any asset or property of the Company, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

  (1)
  in the case of Liens securing Debt that constitutes Subordinated Debt or is otherwise subordinate or junior in right of payment to the Obligations under the Indenture or the Notes, as the case may be, the Notes are secured by a Lien on such asset, property or proceeds that is senior in priority to such Liens; or

  (2)
  in all other cases, the Notes are equally and ratably secured.

        Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Guarantees of Company Debt

        The Company will not permit any Restricted Subsidiary to Guarantee any Debt of the Company or to secure any Debt of the Company with a Lien on the assets of such Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee or secure the Notes, as the case may be, on an equal and ratable basis with such Guarantee or Lien for so long as such Guarantee or Lien remains effective; provided, however, that any Guarantee by a Restricted Subsidiary of Subordinated Debt of the Company shall be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary; provided further, however, that the Company shall not permit a Restricted Subsidiary to secure any Subordinated Debt of the Company or to Guarantee any Equity Interests of the Company.

Limitations on Designations of Unrestricted Subsidiaries

        (a)   The Board of Directors of the Company may designate (a "Designation") any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary, so long as such Designation would not cause a Default; provided that:

  (1)
  any then existing Guarantee by the Company or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an "Incurrence" of such Debt at the time of such Designation; and

  (2)
  either (A) the Subsidiary to be so designated has total assets of $1.0 million or less or (B) if such Subsidiary has assets greater than $1.0 million, the "Incurrence" of Debt referred to in clause (1) of this provision would be permitted under paragraph (a) of the "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" covenant described above.

        For purposes of making the determination of whether such Designation would cause a Default, the portion of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries (excluding Permitted Investments) in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be a Restricted Payment. Such Designation will only be permitted if such Restricted Payment would be permitted at such time.

        The Board of Directors may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"); provided that:

  (1)
  no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Revocation; and

  (2)
  all Liens and Debt of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

        Any such Designation or Revocation by the Board of Directors of the Company after the Issue Date shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation and an Officers' Certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Merger, Consolidation and Sale of All or Substantially All Assets

        The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

  (1)
  the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

  (3)
  immediately before and immediately after giving effect to such transaction (including giving effect to any Debt being Incurred in connection in with the transaction) no Default or Event of Default exists; and

  (4)
  except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant described under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" or (B) have a Consolidated Coverage Ratio at least equal to the Consolidated Coverage Ratio of the Company for such four-quarter reference period.

        Notwithstanding the foregoing clauses (3) and (4):

  (A)
  any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company; and

  (B)
  the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the assets and properties of the Company (determined on a consolidated basis for the Company and its Subsidiaries), shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

SEC Reports

        Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC subject to the next sentence and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, the

Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

Defaults

        Each of the following constitutes an Event of Default with respect to the Notes:

  (1)
  default for 30 days in the payment when due of interest on the Notes;

  (2)
  default in payment when due of the principal of the Notes (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer);

  (3)
  failure by the Company for 30 days after receipt of notice from the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes to comply with the provisions described above under captions "—Change of Control," "—Asset Sales", or under "—Certain Covenants" under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock," "—Limitation on Restricted Payments," "—Limitation on Liens," "—Limitation on Guarantees of Company Debt" or "—Merger, Consolidation and Sale of All or Substantially All Assets";

  (4)
  failure by the Company for 60 days after receipt of notice from the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes specifying such failure to comply with any of its other agreements in the Indenture or the Notes;

  (5)
  failure by the Company or any Restricted Subsidiary that is a Significant Subsidiary to pay any Debt within any applicable grace period after final maturity or acceleration by the holders thereof because of a default if the total amount of all such Debt unpaid or accelerated at the time exceeds $25.0 million;

  (6)
  any judgment or decree for the payment of money in excess of $25.0 million (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) is entered against the Company or any Significant Subsidiary that is a Restricted Subsidiary of the Company and is not discharged, waived or stayed and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed; or

  (7)
  certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes may declare the Accreted Value of and accrued but unpaid interest on all the Notes (the "Default Amount") to be due and payable. Upon such a declaration, the Default Amount shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, the Default Amount on all the Notes will become due and payable without further action or notice.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in aggregate principal amount at maturity of the Notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount at maturity of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of or premium on, the Notes.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee shall mail to each holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of holders of Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof actually know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, forthwith upon any Senior Officer obtaining actual knowledge of any such Default, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

        Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

  (1)
  reduce the principal amount at maturity of Notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal amount at maturity or Accreted Value of, change the calculation of Accreted Value so as to reduce the Accreted Value at any time, reduce any premium payable upon optional redemption of the Notes or otherwise alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption"—Change of Control" or "—Asset Sales");

  (3)
  reduce the rate of or extend the time for payment of interest on any Note;

  (4)
  waive a Default or Event of Default in the payment of principal of interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount at maturity of the Notes and a waiver of the payment default that resulted from such acceleration as provided in the Indenture);

  (5)
  make any Note payable in money other than that stated in the Notes;

  (6)
  impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7)
  make any change in the foregoing amendment and waiver provisions; or

  (8)
  make any change in the ranking or priority of any Note that would adversely affect the Noteholders.

        Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger, consolidation or sale of assets, to provide for Guarantors, to make any change that would provide any additional rights or benefits to the holders of Notes or that, as determined by the Board of Directors of the Company in good faith, does not adversely affect the legal rights of any such holder under the Indenture or the Notes, or to qualification of the Indenture under the Trust Indenture Act.

Transfer

        The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

        Upon the request of the Company, the Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture, the Registration Rights Agreement relating thereto and the Notes when:

  (1)
  either:

  (A)
  all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance as described under the caption "—Defeasance") have been delivered to the Trustee for cancellation; or

  (B)
  all Notes not theretofore delivered to the Trustee for cancellation:

  (i)
  have become due and payable;

  (ii)
  will become due and payable at maturity within one year; or

  (iii)
  are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust for such purpose in an amount sufficient to pay and discharge the entire Debt on such Notes not theretofore delivered to the Trustee for cancellation, for principal of and interest on the Notes to the date of such deposit (in case of Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

  (2)
  the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and

  (3)
  the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture and the Notes have been complied with.

Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") and cure all then existing Events of Default, except for:

  (1)
  the rights of holders of outstanding Notes to receive payments in respect of the principal of and interest and on such Notes when such payments are due from the trust referred to below;

  (2)
  the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, and, solely with respect to the Company, bankruptcy and insolvency events) described under "—Defaults" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable Government Notes, or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

  (A)
  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (B)
  since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

  (5)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

  (6)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (7)
  the Company shall have delivered to the Trustee an opinion of counsel, subject to customary assumptions and exclusions, to the effect that after the 91st day following the deposit, the trust funds will not be part of any "estate" formed by the bankruptcy or reorganization of the Company or subject to the "automatic stay" under the Bankruptcy Law or, in the case of Covenant Defeasance, will be subject to a first priority Lien in favor of the Trustee for the benefit of the holders;

  (8)
  the Company shall deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

  (9)
  the Company shall deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Concerning the Trustee

        BNY Midwest Trust Company is the Trustee under the Indenture and Registrar and Paying Agent with regard to the Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount at maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Company will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.

Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Book-Entry, Delivery and Form

        The Notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC, including the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream").

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The issuer takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

        DTC has advised the issuer that DTC is a limited-purpose trust issuer created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the issuer that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the issuer, the Trustee nor any agent of the issuer or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the issuer. Neither the issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the issuer fails to appoint a successor depositary;

  (2)
  the issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes:

  (1)
  if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
Issue Date	$606.82
June 1, 2004	$637.75
December 1, 2004	$670.43
June 1, 2005	$704.79
December 1, 2005	$740.91
June 1, 2006	$778.88
December 1, 2006	$818.80
June 1, 2007	$860.76
December 1, 2007	$904.88
June 1, 2008	$951.25
December 1, 2008	$1,000.00
  (2)
  if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

  (3)
  if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal to the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of 12 30-day months, and the denominator of which is 180 (or, if the Semi-Annual Accrual Date immediately preceding the Specified Date is the Issue Date, the denominator of which is the number of days from and including the Issue Date to and excluding the next Semi-Annual Accrual Date); or

  (4)
  if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Debt Incurred in connection with, or in contemplation of, such other Person's merging with or into or becoming a Restricted Subsidiary of such specified Person; and

  (2)
  Debt secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" means the acquisition of Jostens by the Company on July 29, 2003.

        "Affiliate" of any specified Person means:

  (1)
  any other Person, which directly or indirectly, is in control of, controlled by or is under common control with such specified Person;

  (2)
  any other Person that owns, directly or indirectly, 15% or more of such specified Person's Voting Stock; or

  (3)
  any Person who is a director or officer of such Person.

        For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Certain Covenants—Merger, Consolidation, or Sale of all or Substantially all Assets" and not by the provisions of the Asset Sale covenant), and

  (2)
  the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (other than director's qualifying shares), in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

  (A)
  that have a fair market value in excess of 1.0% of Total Assets; or

  (B)
  for Net Proceeds in excess of 1.0% of Total Assets.

        Notwithstanding the foregoing, the following will not be Asset Sales:

  (1)
  a transfer of assets or an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or a transfer of assets by the Company to a Restricted Subsidiary;

  (2)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Limitation on Restricted Payments" (including any formation of or contribution of assets to a Subsidiary of the Company or joint venture);

  (3)
  leases or subleases to third parties, of real property owned in fee or leased by the Company or its Subsidiaries or a disposition of a lease of real property, in each case, in the ordinary course of business;

  (4)
  any disposition of property or assets (including inventory, accounts receivable and licensing agreements) of the Company or any of its Subsidiaries in the ordinary course of business, or that in the reasonable judgment of the Company, have become uneconomic, obsolete or worn out;

  (5)
  the disposition of Cash Equivalents or cash; and

  (6)
  sales of accounts or other receivables and related assets (or a fractional undivided interest therein) for the fair market value thereof, in a Qualified Receivables Transaction.

        "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

        "Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or (except if used in the definition of "Change of Control") any authorized committee of the Board of Directors of such Person.

        "Borrowing Base" means, as of any date, an amount equal to the sum of: (1) 85% of the aggregate book value of all accounts receivable of the Company and its Restricted Subsidiaries; and (2) 60% of the aggregate book value of all inventory owned by the Company and its Restricted Subsidiaries, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company shall use the most recent available information for purposes of calculating the Borrowing Base.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP. For purposes of the covenant described under "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (3)   in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of stock.

        "Cash Equivalents" means:

          (1)   securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof;

          (2)   certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank or trust company having capital and surplus in excess of $300 million;

          (3)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

          (4)   commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P") and in each case maturing within one year after the date of acquisition;

          (5)   readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P;

          (6)   Debt with a rating of "A" or higher from S&P or "A2" or higher from Moody's; and

          (7)   investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (4) above.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Hedging Agreements" means any futures contract or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in commodities prices.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

  (1)
  plus, to the extent deducted in computing such Consolidated Net Income (without duplication):

  (A)
  Consolidated Interest Expense and the amortization of debt issuance costs, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period;

  (B)
  provision for taxes based on income or profits (including franchise taxes) of such Person and its Restricted Subsidiaries for such period;

  (C)
  depreciation and amortization expense, including amortization of inventory write-up under APB 16, amortization of intangibles (including goodwill and the non-cash costs of Interest Rate Agreements, Commodity Hedging Agreements or Currency Agreements, license agreements and non-competition agreements), amortization of management fees, non-cash amortization of Capital Lease Obligations, and organization costs; and

  (D)
  expenses and charges related to any equity offering or Incurrence of Debt permitted to be Incurred by the Indenture;

  (E)
  the amount of any restructuring or other type of special charge or reserve;

  (F)
  unrealized gains and losses from hedging, foreign currency or commodities translations and transactions;

  (G)
  expenses consisting of internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP;

  (H)
  any write-downs, write-offs, and other non-cash charges, items and expenses;

  (I)
  the amount of any expense relating to any minority interest of Restricted Subsidiaries; and

  (J)
  costs of surety bonds in connection with financing activities, and

  (2)
  minus any cash payment for which a reserve or charge of the kind described in subclause (E), (H) or (I) of clause (1) above was taken previously during such period.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion, including by reason of minority interests) that the Net Income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Consolidated Coverage Ratio" means with respect to any Person, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the four full fiscal quarters ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio (the "Calculation Date") for which financial statements are available to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, assumes, Guarantees or redeems any Debt (other than working capital borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to Calculation Date, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee or redemption of Debt, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and discontinued operations determined in accordance with GAAP on or prior to the Calculation Date, shall be given effect on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers and consolidations or discontinued operations (and the reduction or increase of any associated Consolidated Interest Expense, and the change in Consolidated Cash Flow, resulting therefrom, including because of Pro Forma Cost Savings) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation or determined a discontinued operation, that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation or discontinued operations had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a financial or accounting officer of the Company. If any Debt to which pro forma effect is given bears interest at a floating rate, the interest expense on such Debt shall be calculated as if the rate in effect on the Calculation Date had been the applicable interest rate for the entire period (taking into account any Interest Rate Agreement in effect on the Calculation Date). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers' acceptance financings or any Qualified Receivables Transaction, and net payments (if any) pursuant to Hedging Obligations relating to Interest Rate Agreements or Currency Agreements with respect to Debt, excluding, however (a) amortization of debt issuance costs, commissions, fees and expenses and (b) customary commitment, administrative and transaction fees and charges);

  (2)
  dividends in respect of any Disqualified Stock of the Company or any Restricted Subsidiary, or cash dividends paid in respect of any Preferred Stock of a Restricted Subsidiary held by Persons other than the Company or a Subsidiary; and

  (3)
  commissions, discounts and other fees and charges Incurred in connection with a Qualified Receivables Transaction of the Company or any Restricted Subsidiary,

in each case, on a consolidated basis and in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary of such Person and the net losses of any such Person shall only be included to the extent funded with cash or property from the Company or any Restricted Subsidiary;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends has been permanently waived (except the amount of Net Income excluded from Consolidated Net Income as a result of this clause (2) shall be included in Consolidated Net Income to the extent such restrictions are permitted under the covenant described under "—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries" with respect to such Person);

  (3)
  except for purposes of calculating the Consolidated Coverage Ratio, the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (4)
  the cumulative effect of a change in accounting principles shall be excluded (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) since May 10, 2000;

  (5)
  the gain and loss on discontinued operations shall be excluded; and

  (6)
  non-cash items associated with purchase accounting in connection with the Acquisition shall be excluded.

        "Continuing Members" means, as of any date of determination, any member of the Board of Directors of the Company who:

  (1)
  was a member of Board of Directors of the Company immediately after the Issue Date; or

  (2)
  was nominated for election or elected to the Company's Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Members who were members of the Company's Board of Directors at the time of that nomination or election.

        "Credit Agreement" means the Credit Agreement dated as of July 29, 2003, by and among, JIHC, Jostens, certain of its Subsidiaries, the lenders referred to therein, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Deutsche Bank Securities Inc., as Syndication Agent, and The Bank of New York, Fleet National Bank and Wells Fargo Bank, N.A., as co-Documentation Agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any Guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

        "Credit Facilities" means, with respect to the Company and its Restricted Subsidiaries, one or more debt facilities (including the facilities available under the Credit Agreement), commercial paper facilities or indentures with banks, insurance companies, other institutional lenders or trustees providing for revolving credit loans, term loans, notes, factoring or other receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables) or letters of credit or other credit facilities, in each case, as amended, restated, modified or Refinanced in whole or in part from time to time.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which the Company or any Restricted Subsidiary is a party or of which it is a beneficiary.

        "Debt" means, with respect to any Person (without duplication):

  (1)
  any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than six months after the date of placing such property in final service or taking final delivery thereof, or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

  (2)
  all indebtedness under clause (1) of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) provided that the amount of indebtedness of such Person shall be the lesser of:

  (A)
  the fair market value of such asset at such date of determination;

  (B)
  the amount of such indebtedness of such other Persons; and

  (C)
  to the extent not otherwise included, the Guarantee by such Person of any Debt under clause (1) of any other Person;

provided, however, that Debt shall not include:

    (a)
    obligations and liabilities in respect of synthetic lease facilities that are accounted for as operating leases in accordance with GAAP (including Guarantees of loans then outstanding by the lenders under any such facility to the lessor thereunder);

    (b)
    obligations of the Company or any of its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

    (1)
    such obligations are not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (1)); and

      (2)
      the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

    (c)
    (1) obligations under (or constituting reimbursement obligations with respect to) letters of credit, performance bonds, surety bonds, appeal bonds, completion guarantees or similar instruments issued in connection with the ordinary course of a Permitted Business, including letters of credit in respect of workers' compensation claims, security or lease deposits and self-insurance; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing, and (2) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such obligations are extinguished within three business days of Incurrence;

    (d)
    purchase price holdbacks in connection with purchasing in the ordinary course of business of the Company and its Restricted Subsidiaries;

    (e)
    leases of precious metals used in the ordinary course of business of the Company and its Restricted Subsidiaries, whether or not accounted for as operating leases under GAAP; or

    (f)
    customer deposits in the ordinary course of business.

Except as otherwise expressly provided in this definition, the amount of any Debt outstanding as of any date shall be:

    (1)
    the accreted value thereof, in the case of any Debt issued at a discount to par value; and

    (2)
    the principal amount thereof in the case of any other Debt.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

  (1)
  required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the Notes; or

  (2)
  convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Debt having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the Notes.

        Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of employees or by any such plan to such employees, in each case in the ordinary course of business of the Company or its Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations, (B) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's purchase of such Notes as are required to be repurchased pursuant to the provisions of the Indenture as described under

"—Change of Control" and (C) the Jostens Senior Preferred Stock having the terms and conditions set forth in the Certificate of Designation for the Jostens Senior Preferred Stock as in effect on the Issue Date shall not constitute Disqualified Stock under the Indenture.

        For purposes hereof, the amount of any Disqualified Stock shall be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date as of which the Consolidated Coverage Ratio shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Stock.

        "DLJMB" means DLJ Merchant Banking III, Inc., a Delaware corporation.

        "Domestic Subsidiary" means any Restricted Subsidiary other than a Foreign Subsidiary.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offering for cash by the Company of any Capital Stock of the Company other than Capital Stock that by its terms or otherwise is:

  (1)
  required to be redeemed or is redeemable at the option of the holder of such Capital Stock at any time; or

  (2)
  convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Debt.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of a Registration Rights Agreement.

        "Existing Debt" means Debt of the Company and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

        "Foreign Subsidiary" of a Person means any Restricted Subsidiary of such Person that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board; and

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession.

        All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect as of May 10, 2000.

        "Government Notes" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any Interest Rate Agreements, Currency Agreements or Commodity Hedging Agreements.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

        "Incur" has the meaning set forth in paragraph (a) of the covenant described under the caption "—Limitation on the Incurrence of Debt and Issuance of Preferred Stock." "Incurred" and "Incurrence" shall have correlative meanings.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Initial Purchasers" means Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

        "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (but excluding Guarantees of Debt not otherwise prohibited to be Incurred under the Indenture (to the extent that such Guarantees of Debt do not then require cash payments by the Company and in the event that cash payments are then required, such payments shall constitute an Investment under the Indenture only 90 days subsequent to such payment)), advances or capital contributions (excluding commission, travel, payroll, entertainment, relocation and similar advances to officers and employees and profit sharing plan contributions made in the ordinary course of business), and purchases or other acquisitions for consideration of Debt, Equity Interests or other securities. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the second paragraph of paragraph (c) of the covenant described above under the caption "—Certain Covenants—Limitation on Restricted Payments."

        The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

        "Issue Date" means December 2, 2003.

        "JIHC" means Jostens IH Corp., a Delaware corporation.

        "Jostens" means Jostens, Inc., a Minnesota corporation, and its successors.

        "Jostens Certificate of Designation" means the Certificate of Designation of the Powers, Preferences and Rights of the 14% Senior Redeemable Payment-In-Kind Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Jostens as in effect on May 10, 2000.

        "Jostens Existing Indenture" means the Indenture dated as of May 10, 2000, among Jostens, the Jostens Guarantors and The Bank of New York, as trustee.

        "Jostens Existing Notes" means the Jostens 12 3/4% Senior Subordinated Notes due 2010 issued pursuant to the Jostens Existing Indenture.

        "Jostens Guarantors" means the Subsidiaries of Jostens that have Guaranteed the Jostens Existing Notes.

        "Jostens Senior Preferred Stock" means the 14% Senior Redeemable Payment-In-Kind Preferred Stock issued pursuant to the Jostens Certificate of Designations.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or lease in the nature thereof), provided that any property that is the subject of a Sale/Leaseback Transaction shall be deemed to be covered by a Lien.

        "Net Income" means, with respect to any Person and any period, the net income (or loss) of such Person (but not any Subsidiaries) for such period, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person (but not any Subsidiaries), excluding, however:

  (1)
  any extraordinary or non-recurring gains or losses or fees, expenses or charges (including those arising in connection with the Acquisition, the financing thereof and the offering of the Notes) or charges from the sale of assets outside the ordinary course of business, together with any related provision for taxes on such gain or loss or fees, expenses or charges; and

  (2)
  gain or loss upon the early extinguishment of Debt and deferred financing costs written off in connection with the early extinguishment of Debt;

        provided, however, that Net Income shall be deemed to include any increases during such period to shareholder's equity of such Person attributable to tax benefits from net operating losses and the exercise of stock options that are not otherwise included in Net Income for such period.

        "Net Proceeds" means the aggregate cash proceeds or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and brokerage and sales commissions) and any relocation, redundancy and closing costs Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts applied to the repayment of principal, premium, if any, and interest on Debt required (other than required by the third paragraph under the caption "—Asset Sales") to be paid as a result of such transaction, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including pension and other post- employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under documentation governing any Debt, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or Incurred, whether or not arising on or after the commencement of a proceeding under Bankruptcy Law (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

        "Officers" means any of the following: Chairman, President, Chief Executive Officer, Treasurer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer reasonably acceptable to the Trustee.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Pari Passu Debt" means Debt of the Company that ranks pari passu in right of payment to the Notes, whether or not it is secured.

        "Permitted Business" means the businesses conducted by Jostens and its Subsidiaries as of May 10, 2000 and any other business reasonably related, complementary or incidental to any of those businesses including the provision of goods or services related to educational institutions.

        "Permitted Holders" means (a) DLJMB or any of its Affiliates or Subsidiaries and (b) any Person who holds common stock of the Company on the Issue Date. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as "beneficially owned" by such Permitted Holder.

        "Permitted Investment" means:

  (1)
  any Investment in the Company or in a Restricted Subsidiary (including in any Equity Interests of a Restricted Subsidiary);

  (2)
  any Investment in (A) cash or Cash Equivalents or (B) to the extent determined by the Company in good faith to be necessary for local currency working capital requirements of a Foreign Subsidiary, other cash equivalents, provided in the case of clause (B), the Investment is made by the Foreign Subsidiary having such operations;

  (3)
  any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of substantially concurrent related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

  (4)
  any securities received or other Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Assets Sales" or in connection with any other disposition of assets not constituting an Asset Sale;

  (5)
  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

  (6)
  any Investments relating to a Receivables Subsidiary;

  (7)
  loans or advances to employees (or Guarantees of third-party loans to employees) in the ordinary course of business or pursuant to a stock loan program;

  (8)
  stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts (whether pursuant to a plan of reorganization or similar arrangement);

  (9)
  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including such concessionary terms as the Company or such Restricted Subsidiary deems reasonable);

  (10)
  any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date which Investment is disclosed in this prospectus;

  (11)
  Investments in Interest Rate Agreements, Currency Agreements and Commodity Hedging Agreements not otherwise prohibited under the Indenture;

  (12)
  any Investment in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed 10.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

  (13)
  additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

        "Permitted Liens" means, with respect to any Person:

  (1)
  Liens on property (A) existing at the time of acquisition thereof or (B) of a Person existing at the time such Person is merged into or consolidated with or acquired by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those acquired or to those of the Person merged into or consolidated with the Company or a Restricted Subsidiary of the Company, as the case may be;

  (2)
  banker's Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (3)
  Liens to secure Debt (including Capital Lease Obligations) permitted by clause (5) of paragraph (b) of the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock" covering only the assets acquired, leased, constructed or improved with such Debt;

  (4)
  Liens existing on the Issue Date;

  (5)
  customary Liens incurred in connection with a Qualified Receivables Transaction;

  (6)
  (A) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and (B) Liens for taxes, assessments or governmental charges or claims, in each case, that are not yet due or delinquent or that are bonded or that are being contested in good faith and by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  (7)
  Liens, pledges or deposits in connection with (A) workmen's compensation, obligations and general liability exposure of the Company and its Restricted Subsidiaries and (B) unemployment insurance and other social security legislation;

  (8)
  Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Debt in respect of commercial letters of credit;

  (9)
  (A) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any real property leased by the Company or any Restricted Subsidiary of the Company on the Issue Date and subordination or similar agreements relating thereto and (B) any condemnation or eminent domain proceedings affecting any real property;

  (10)
  Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

  (11)
  Liens securing Hedging Obligations entered into in the ordinary course of business;

  (12)
  Liens securing Permitted Refinancing Debt permitted to be Incurred under the Indenture or amendments or renewals of Liens that were permitted to be incurred; provided, in each case, that such Liens do not extend to any additional property or asset of the Company or a Restricted Subsidiary of the Company;

  (13)
  any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by the Company or any Restricted Subsidiary of the Company in a transaction entered into in the ordinary course of business of the Company or such Restricted Subsidiary;

  (14)
  Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; and

  (15)
  Liens securing Debt (including related Obligations) permitted to be Incurred under Credit Facilities pursuant to the provisions described of the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock."

        "Permitted Refinancing Debt" means any Debt of the Company or any Debt or Preferred Stock of any of its Restricted Subsidiaries issued to Refinance other Debt or Preferred Stock of the Company or any of its Restricted Subsidiaries Incurred or issued in compliance with the Indenture; provided, that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value or liquidation value, if applicable), plus accrued interest or dividends on, the Debt or Preferred Stock so Refinanced (plus the amount of reasonable premium and fees and expenses (including tender premiums and defeasance costs) Incurred in connection therewith);

  (2)
  in the case of term Debt being Refinanced, principal payments required under such Permitted Refinancing Debt have a Stated Maturity no earlier than the earlier of (A) the Stated Maturity of those under the Debt being Refinanced and (B) the maturity date of the Notes and such Permitted Refinancing Debt has a Weighted Average Life to Maturity equal to or greater than the lesser of the Weighted Average Life to Maturity of the Debt being Refinanced and the Weighted Average Life to Maturity of the Notes;

  (3)
  if the Debt or Preferred Stock being Refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Debt or Preferred Stock being Refinanced; and

  (4)
  such Debt is Incurred either by the Restricted Subsidiary who is the obligor on the Debt being Refinanced or by the Company;

provided, however, that clauses (2) and (4) shall not apply to the Refinancing of the Jostens Existing Notes, the Jostens Senior Preferred Stock or any Debt under the Credit Agreement.

        The Company may Incur Permitted Refinancing Debt not more than six months prior to the application of the proceeds thereof to repay the Debt or Preferred Stock to be Refinanced; provided that upon the Incurrence of such Permitted Refinancing Debt, the Company shall provide written notice thereof to the Trustee, specifically identifying the Debt or Preferred Stock to be Refinanced with Permitted Refinancing Debt.

        "Person" or "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Pro Forma Cost Savings" means, with respect to any period ended on any Calculation Date, the reductions in costs with respect to the applicable four-quarter reference period that (1) are directly attributable to any Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the date of the Indenture or (2) have begun to be implemented prior to the Calculation Date by, or have been identified and approved in good faith by the Board of Directors of, the Company, any Restricted Subsidiary or the business that was the subject of any such Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations pursuant to a formalized plan, in the case of each of clause (1) and (2), based on a supportable, good faith estimate of the Chief Financial Officer or other senior financial officer of the Company and determined on a pro forma basis as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses (other than capitalized expenses) Incurred or to be Incurred during the four-quarter reference period in order to achieve such reduction in costs.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company, any Restricted Subsidiary or any Receivables Subsidiary pursuant to which the Company, any Restricted Subsidiary or any Receivables Subsidiary may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (a) a Receivables Subsidiary (in the case of a transfer or encumbrancing by the Company or a Restricted Subsidiary) and (b) any other Person, accounts and other receivables (whether now existing or arising in the future) of the Company or a Restricted Subsidiary which arose in the ordinary course of business of the Company or a

Restricted Subsidiary, and any assets related thereto, including all collateral securing such receivables, all contracts and all Guarantees or other obligations in respect of such receivables, proceeds of such receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or factoring transactions involving receivables.

        "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of receivables and related assets which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of any Debt or any other obligations (contingent or otherwise) of which, directly or indirectly, contingently or otherwise, (1) is Guaranteed by the Company or a Restricted Subsidiary (excluding Standard Securities Undertakings), (2) is recourse to or obligates the Company or a Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (3) subjects any asset of the Company or a Restricted Subsidiary to the satisfaction thereof, other than Standard Securitization Undertakings, (b) with which neither the Company nor a Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than those customarily entered into in connection with Qualified Receivables Transactions, and (c) with which neither the Company nor a Restricted Subsidiary has any obligation, directly or indirectly, contingently or otherwise, to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Registration Rights Agreement" means the Registration Rights Agreement dated November 25, 2003, among the Company, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc., or any similar agreement relating to Additional Notes.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary of the Company on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary of the Company whereby the Company or a Restricted Subsidiary of the Company transfers such property to a Person and the Company or a Restricted Subsidiary of the Company leases it from such Person.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Senior Officer" means the Chief Executive Officer or the Chief Financial Officer of the Company.

        "Significant Subsidiary" means (1) any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date or (2) any one or more Restricted Subsidiaries of the Company that (A) are not otherwise Significant Subsidiaries, (B) as to which any event described in clause (6) or (7) under "—Defaults" has occurred and is continuing and (C) would together constitute a Significant Subsidiary under clause (1) of this definition.

        "Specified Affiliate Payments" means:

  (1)
  the direct or indirect repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary, held by any future, present or former employee, director, officer or consultant of the Company (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement or plan, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum amount of repurchases, redemptions or other acquisitions or retirements pursuant to this clause (1) (without giving effect to the immediately following proviso) of $10.0 million in any calendar year) and no payment default on Senior Debt or the Notes shall have occurred and be continuing; provided further that such amount in any calendar year may be increased by an amount not to exceed:

  (A)
  the cash proceeds received by the Company (including by way of capital contribution) since the Issue Date from the sale of Equity Interests of the Company to employees, directors, officers or consultants of, the Company or its Subsidiaries that occurs in such calendar year (it being understood that such cash proceeds shall be excluded from clause (4)(C)(ii) of paragraph (a) under the covenant described under the caption "—Certain Covenants—Limitation on Restricted Payments")

plus

    (B)
    the cash proceeds from key man life insurance policies received by the Company and its Restricted Subsidiaries in such calendar year (including proceeds from the sale of such policies to the person insured thereby); and provided further that cancellation of Debt owing to the Company from employees, directors, officers or consultants of the Company or any of its Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of the Indenture;

  (2)
  repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Equity Interests; and

  (3)
  payments by the Company to shareholders or members of management of the Company and its Subsidiaries in connection with the Acquisition that are reflected as adjustments to the pro forma financial statements included in this prospectus.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or a Restricted Subsidiary which are reasonably customary in a receivables securitization transaction.

        "Stated Maturity" means, with respect to any installment of interest on or principal of, or any other amount payable in respect of, any series of Debt, the date on which such interest, principal or other amount was scheduled to be paid in the documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, principal or other amount prior to the date scheduled for the payment thereof.

        "Subordinated Debt" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person,

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to Vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person; or

  (2)
  any partnership (A) the sole general partner of the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Tax Sharing Agreement" means any tax allocation agreement between the Company or any of its Subsidiaries with any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries and containing customary terms for such an agreement but only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries (provided that any such agreement may provide that, if the Company or any such Subsidiary ceases to be a member of the affiliated group of corporations of which the direct or indirect shareholder is the common parent for purposes of filing a consolidated Federal income tax return (such cessation, a "Deconsolidation Event"), then the Company or such Subsidiary shall indemnify such direct or indirect shareholder with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Company, such Subsidiary or any predecessor business thereof (computed as if the Company, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability has not been previously indemnified by the Company or such Subsidiary pursuant to the tax allocation agreement and has not been, or will not be, paid by the Company or such Subsidiary directly to the relevant taxing authority).

        "Total Assets" means, at any time, the total consolidated assets of the Company and its Restricted Subsidiaries at such time, determined in accordance with GAAP. For the purposes of clause (5) of paragraph (b) of the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock," Total Assets shall be determined giving pro forma effect to the lease, acquisition, construction or improvement of the assets being leased, acquired, constructed or improved with the proceeds of the relevant Debt.

        "Trustee" means BNY Midwest Trust Company until a successor replaces it and, thereafter, means the successor.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the Issue Date.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that is designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided under "—Certain Covenants—Limitations on Designations of Unrestricted Subsidiaries"; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary;

        but only to the extent permissible under the Indenture, as described above under "—Certain Covenants—Limitations on Designations of Unrestricted Subsidiaries."

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

        Except as described under "Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock," whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person then outstanding and normally entitled of such Person then outstanding and normally (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

  (2)
  the then outstanding principal amount of such Debt.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and, with respect to the Company, for so long as the Company owns, directly or indirectly, 100% of the outstanding common stock of Jostens and the only class of Capital Stock of Jostens not owned, directly or indirectly, by the Company is the Jostens Senior Preferred Stock, Jostens.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary discusses the material U.S. federal income and, to the limited extent set forth under the caption "Consequences to Non-U.S. Holders," estate tax considerations relating to the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with notes held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Additionally, this summary does not deal with special situations.

        For example, this summary does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, brokers, financial institutions or "financial service entities," tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, insurance companies, retirement plans, U.S. expatriates or former long-term residents of the United States, partnerships or other pass-through entities or investors in partnerships or pass-through entities;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  tax consequences to U.S. holders (as defined below) of notes whose "functional currency" is not the U.S. dollar;

  •
  alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

        If a partnership or other pass-through entity holds our notes, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the entity. If you are a partner or owner of a partnership or other pass-through entity that is considering holding notes, you should consult your tax advisor.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Certain Consequences to Jostens Holdings

        Because the notes were issued with "significant" original issue discount ("OID") and the yield to maturity of the notes equals or exceeds the sum of (x) the "applicable federal rate" (as determined under Section 1274(d) of the Code) in effect for the calendar month in which the notes are issued (the "AFR") and (y) 5 percentage points, the notes are considered "applicable high yield discount obligations." As a result, we will not be allowed a deduction for interest (including OID) accrued on the notes for U.S. federal income tax purposes until such time as we actually pay such interest (including OID) in cash or in other property (other than our stock or debt issued by us or by a person deemed to be related to us under Section 453(f)(1) of the Code).

        The deferral of deductions for payments of interest or OID on the notes described above may reduce the amount of cash available to us to meet our obligations under the notes.

Consequences to U.S. Holders

        For purposes of the discussion below, a "U.S. holder" is a beneficial owner of a note that is for U.S. federal income tax purposes:

  •
  an individual that is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Original Issue Discount

        The notes were issued with OID in an amount equal to the excess of the "stated redemption price at maturity" of the notes over their "issue price." For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of "qualified stated interest." None of the payments on the notes will constitute qualified stated interest. The "issue price" of the notes is the first price at which a substantial amount of the notes were sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler). You should be aware that a U.S. holder generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, a U.S. holder generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest.

        The amount of OID includible in income for a taxable year by a U.S. holder will generally equal the sum of the "daily portions" of the total OID on the note for each day during the taxable year (or portion of the taxable year) on which such holder held the note. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period will generally be the product of the "adjusted issue price" of a note at the beginning of such accrual period and its "yield to maturity." The "adjusted issue price" of a note at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the gross income of any U.S. holder, less any payments made on such note on or before the first day of the accrual period. The "yield to maturity" of a note will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period. An accrual period may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

        In certain circumstances (see "Description of the Notes—Optional Redemption" and "Description of the Notes—Change of Control"), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount or timing of OID a U.S. holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as part of the yield to maturity of the notes. Our determination that these contingencies are remote is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the Internal Revenue Service (the "IRS"), and if the IRS were to challenge this determination, a U.S. holder might be required to include in its gross income an amount of OID in excess of that described above, and might be required to treat income realized on the taxable disposition of a note before the resolution of the contingencies as ordinary income rather than capital gain. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. holder. If any such amounts are in fact paid, U.S. holders will be required to recognize such amounts as income.

        A U.S. holder who acquires a note at a "bond premium" (discussed below) will not be subject to the OID rules described herein.

        Market Discount.    If a note is acquired at a "market discount," some or all of any gain realized upon a subsequent sale, other disposition, or full or partial principal payment, of such note may be treated as ordinary income, and not capital gain, as described below. For this purpose, "market discount" is the excess (if any) of the "revised issue price" of a note over the basis of such note immediately after its acquisition by the taxpayer, subject to a statutory de minimis exception. The "revised issue price" of the notes is their issue price plus the aggregate amount of OID includible in the gross income of all holders for all periods before the acquisition of the note by the taxpayer (determined without offset for "acquisition premium" (discussed below), if any). Unless a U.S. holder has elected to include the market discount in income as it accrues, gain, if any, realized on any subsequent disposition (other than in connection with certain nonrecognition transactions) or full or partial principal payment of such note will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such U.S. holder held such note.

        The amount of market discount treated as having accrued will be determined either (i) on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the note was held by the U.S. holder and the denominator of which is the total number of days after the date such U.S. holder acquired the note up to and including the date of its maturity or (ii) if the U.S. holder so elects, on a constant interest rate method. A U.S. holder may make that election with respect to any note but, once made, such election is irrevocable.

        A U.S. holder of a note acquired at a market discount may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest method in lieu of recharacterizing gain upon disposition or principal repayment as ordinary income to the extent of accrued market discount at the time of such disposition or repayment. Once made, this election will apply to all notes and other obligations acquired by the electing U.S. holder at a market discount during the taxable year for which the election is made, and all subsequent taxable years, unless the IRS consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the note in the hands of the U.S. holder will be increased by the market discount thereon as it is included in income.

        Unless a U.S. holder who acquires a note at a market discount elects to include market discount in income currently, such U.S. holder may be required to defer deductions for any interest paid on indebtedness allocable to such note in an amount not exceeding the deferred income, until such income is realized.

        Bond Premium.    If a U.S. holder purchases a note and immediately after the purchase the adjusted basis of the note exceeds the sum of all amounts payable on the instrument after the purchase date, the note will be treated as having been acquired with "bond premium." A U.S. holder may elect to amortize such bond premium over the remaining term of such note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date).

        If bond premium is amortized, the amount of interest that must be included in the U.S. holder's income for each period ending on an interest payment date or at the stated maturity, as the case may be, except as Treasury Regulations may otherwise provide, will be reduced by the portion of premium allocable to such period based on the note's yield to maturity. If such an election to amortize bond premium is not made, a U.S. holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such U.S. holder's gain or loss upon the sale or other disposition or full or partial principal payment of the note.

        An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includible in the U.S. holder's gross income, held at the beginning of the U.S. holder's first taxable year to which the election applies or that are thereafter acquired, and may be revoked only with the consent of the IRS. A U.S. holder who elects to amortize bond premium must reduce its adjusted basis in the notes by the amount of such allowable amortization.

        Acquisition Premium. A complementary concept to bond premium is acquisition premium. A note is acquired at an "acquisition premium" if the U.S. holder's adjusted tax basis in the note exceeds the adjusted issue price of the note but is less than or equal to all amounts payable on the note after the purchase date. If a U.S. holder acquires a note at an acquisition premium, the amount of OID includible in the U.S. holder's gross income generally is reduced in each period in proportion to the percentage of the unamortized OID at the date of acquisition represented by the acquisition premium. Alternatively, a U.S. holder may elect to treat its purchase as a purchase at original issuance and accrue the discount on such purchase on a constant yield basis.

Sale or Other Taxable Disposition of the Notes

        Unless a non-recognition provision applies, a U.S. holder generally will recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (other than amounts attributable to accrued market discount, if any, or accrued OID not yet taken into income) and such holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will be equal to the amount paid by such holder for the note, increased by the amount of OID and market discount, if any, previously included in income and decreased by the amount of any cash payments on the note and the amount of bond premium, if any, amortized with respect to such note. Generally, such gain or loss will be capital gain or loss. If the U.S. holder is an individual and has held the notes for more than one year, such capital gain generally will be eligible for reduced rates of taxation. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Discharge

        If we were to obtain a discharge of the Indenture with respect to all of the notes then outstanding, as described above under "Description of the Notes—Satisfaction and Discharge," such discharge generally would be deemed to constitute a taxable exchange of the outstanding notes for other property. In such case, a U.S. holder would be required to recognize capital gain or loss in connection with such deemed exchange. In addition, after such deemed exchange, a U.S. holder also might be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred. U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Consequences to Non-U.S. Holders

        For purposes of this discussion, a "Non-U.S. holder" is a beneficial owner of a note that is an individual, corporation (or other entity taxable as a corporation), estate or trust that is not a U.S. holder and interest (including OID) and any gain on the sale, exchange or retirement (including a redemption) of a note will be considered to be "U.S. trade or business income" if such income or gain is (1) effectively connected with the Non-U.S. holder's conduct of a U.S. trade or business or (2) in the case of a treaty resident, described in clause (1) above and attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder in the United States.

Payment of Interest and OID

        Subject to the discussion below concerning backup withholding, generally, interest (including OID) paid on a note will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest (including OID) on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption if the Non-U.S. holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (2) is not a "controlled foreign corporation" with respect to which we are a "related person," as such terms are defined in the Code and (3) provides the required certifications, under penalties of perjury, that the beneficial owner of the notes is not a U.S. person on a properly completed and executed IRS Form W-8BEN prior to the payment.

        The gross amounts of interest (including OID) that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. holder must provide a properly completed and executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest (including OID). These forms must be periodically updated. If the notes are traded on an established financial market, a Non-U.S. holder who is claiming the benefits of a treaty will not be required to obtain and to provide a U.S. taxpayer identification number on the IRS FORM W-8BEN. In certain circumstances, in lieu of providing an IRS Form W-8BEN, the Non-U.S. holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in a foreign country in order to claim treaty benefits.

        Special procedures relating to U.S. withholding taxes are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

Sale, Exchange or Retirement of Notes

        Except as described below and subject to the discussion below on backup withholding, gain realized by a Non-U.S. holder on the sale, exchange or retirement (including a redemption) of a note generally will not be subject to U.S. federal income or withholding tax unless (1) such gain constitutes U.S. trade or business income, which will be taxed as discussed above (including, if applicable, at tax rates for capital gain); or (2) the Non-U.S. holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Discharge

        As described above under "—Consequences to U.S. Holders—Discharge," a Non-U.S. holder also may be required to recognize income with respect to the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Federal Estate Tax

        Any notes held (or treated as held) by an individual who is a Non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all of our classes of stock entitled to vote and income on the notes was not U.S. trade or business income.

Information Reporting and Backup Withholding

U.S. Holders

        In general, information reporting requirements will apply to certain payments of principal and interest (including OID) paid on notes, the proceeds of sale of a note and any payments with respect to any property deemed to have been received as described above under "—Consequences to U.S. Holders—Discharge," made to you, unless you are an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S Holders

        We must report annually to the IRS and to each Non-U.S. holder any interest (including OID) that is paid to the Non-U.S. holder. Copies of these information returns also may be made available to the tax authorities of the country in which the Non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information.

        Non-U.S. holders other than corporations may be subject to backup withholding and additional information reporting. Backup withholding will not apply to payments of interest (including OID) on the notes to a Non-U.S. holder if the Non-U.S. holder properly certifies that it is not a U.S. person or otherwise establishes an exemption. However, such certification or exemption is not effective if we or our paying agent has actual knowledge, or reason to know, that such holder is a U.S. person or that the conditions of another exemption relied upon by the Non-U.S. holder are not, in fact, satisfied.

        The payment of the gross proceeds from the sale, exchange or retirement (including a redemption) of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange or retirement (including a redemption) of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the gross proceeds from the sale, exchange or retirement (including a redemption) of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge, or reason to know, to the contrary.

        In addition, in general, any payments with respect to the property deemed to have been received as described above under "—Consequences to U.S. Holders—Discharge," may be subject to information reporting and possible backup withholding, unless the Non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption and the payor does not have actual knowledge, or reason to know, that the Non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a refund or credit against such Non-U.S. holder's federal income tax liability, provided that the required information is provided to the IRS.

        THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Credit Suisse First Boston LLC in connection with the offers and sales of the registered securities in market-making transactions effected from time to time. Credit Suisse First Boston LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        Credit Suisse First Boston LLC has informed us that it does not intend to confirm sales of the securities to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        We have been advised by Credit Suisse First Boston LLC that, subject to applicable laws and regulations, Credit Suisse First Boston LLC intends to make a market in the securities. However, Credit Suisse First Boston LLC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will be sustained. See "Risk Factors—Risks Related to the Notes—Because there is no public market for the notes, you may not be able to resell your notes."

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the notes on our behalf.

EXPERTS

        The combined financial statements of Jostens Holding Corp., Von Hoffmann Holdings Inc. and AHC I Acquisition Corp. as of January 3, 2004 and for the period from July 30, 2003 to January 3, 2004 appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Jostens Holding Corp. as of January 3, 2004 and for the period from July 30, 2003 to January 3, 2004 and the period from December 29, 2002 to July 29, 2003, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Von Hoffmann Holdings Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Jostens, Inc. and its subsidiaries as of December 28, 2002 and for each of the two years in the period ended December 28, 2002, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of AHC I Acquisition Corp. and its subsidiaries as of June 30, 2004 and for each of the three years in the period ended June 30, 2004, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page Number
COMBINED FINANCIAL STATEMENTS OF JOSTENS HOLDING CORP., VON HOFFMANN HOLDINGS INC. AND AHC I ACQUISITION CORP.:—SUPPLEMENTAL
Annual Financial Statements
Report of Independent Registered Public Accounting Firm	F-3
Report of Independent Auditors	F-4
Statements of Operations for the five months ended January 3, 2004, the seven months ended July 29, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001	F-5
Balance Sheets at January 3, 2004 and December 28, 2002	F-6
Statements of Cash Flows for the five months ended January 3, 2004, the seven months ended July 29, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001	F-7
Statements of Changes in Shareholders' Equity (Deficit) for the five months ended January 3, 2004, the seven months ended July 29, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001	F-8
Notes to the Financial Statements	F-10
Interim Financial Statements
Condensed Statements of Operations (unaudited) for the six months ended July 3, 2004 and June 28, 2003	F-54
Condensed Balance Sheets (unaudited) at July 3, 2004 and June 28, 2003	F-55
Condensed Statements of Cash Flows (unaudited) for the six months ended July 3, 2004 and June 28, 2003	F-56
Notes to Condensed Financial Statements (unaudited)	F-57
CONSOLIDATED FINANCIAL STATEMENTS OF JOSTENS HOLDING CORP.:
Annual Financial Statements
Report of Independent Registered Public Accounting Firm	F-70
Report of Independent Auditors	F-71
Consolidated Statements of Operations for the five months ended January 3, 2004, the seven months ended July 29, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001	F-72
Consolidated Balance Sheets at January 3, 2004 and December 28, 2002	F-73
Consolidated Statements of Cash Flows for the five months ended January 3, 2004, the seven months ended July 29, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001	F-74
Consolidated Statements of Changes in Shareholders' Equity (Deficit) for the five months ended January 3, 2004, the seven months ended July 29, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001	F-75
Notes to Consolidated Financial Statements	F-76
Interim Financial Statements
Condensed Consolidated Statements of Operations (unaudited) for the three and six months ended July 3, 2004 and June 28, 2003	F-107
Condensed Consolidated Balance Sheets (unaudited) at July 3, 2004 and June 28, 2003	F-108
Condensed Consolidated Statements of Cash Flows (unaudited) for the six months ended July 3, 2004 and June 28, 2003	F-109
Notes to Condensed Consolidated Financial Statements (unaudited)	F-110

Report of Independent Registered Public Accounting Firm

The Shareholder and Board of Directors
Jostens Holding Corp.

        We have audited the accompanying combined balance sheet of Jostens Holding Corp. and subsidiaries, Von Hoffmann Holdings Inc. and subsidiaries, and AHC I Acquisition Corp. and subsidiaries as of January 3, 2004 (successor), the related combined statements of operations, changes in shareholders' equity (deficit), and cash flows for the period from July 30, 2003 to January 3, 2004 (successor, five months) and the related consolidated statements of operations, changes in shareholders' equity (deficit), and cash flows of Jostens, Inc. and subsidiaries for the period from December 29, 2002 to July 29, 2003 (predecessor, seven months). These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the combined financial position of Jostens Holding Corp. and subsidiaries, Von Hoffmann Holdings Inc. and subsidiaries, and AHC I Acquisition Corp. and subsidiaries as of January 3, 2004, the combined results of their operations and their cash flows for the period from July 30, 2003 to January 3, 2004, and the consolidated results of operations and cash flows of Jostens, Inc. and subsidiaries for the period from December 29, 2002 to July 29, 2003, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the combined and consolidated financial statements, Jostens Holding Corp. and AHC I Acquisition Corp. adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity, effective June 29, 2003 and changed their method of accounting for redeemable preferred stock.

Minneapolis, Minnesota
May 12, 2004, except for Note 21, as to which the
date is October 4, 2004

Report of Independent Auditors

To the Shareholder and Board of Directors of Jostens, Inc.:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the consolidated financial position of Jostens, Inc. and its subsidiaries at December 28, 2002, and the consolidated results of their operations and their cash flows for each of the two fiscal years in the period ended December 28, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Jostens, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 8 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on December 30, 2001.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 12, 2003

JOSTENS HOLDING CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

STATEMENTS OF OPERATIONS

	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Net sales	$486,358	$504,058	$755,984	$736,560
Cost of products sold	323,779	218,594	315,961	311,212

Gross profit	162,579	285,464	440,023	425,348
Selling and administrative expenses	166,100	196,430	306,449	300,927
Transaction costs	226	30,960	—	—
Special charges	—	—	—	2,540

Operating (loss) income	(3,747)	58,074	133,574	121,881
Interest income	444	82	1,109	2,269
Interest expense	(68,434)	(32,528)	(68,435)	(79,035)
Loss on redemption of debt	(503)	(13,878)	(1,765)	—
Other	(325)	—	—	—

(Loss) income from continuing operations before income taxes	(72,565)	11,750	64,483	45,115
Benefit from (provision for) income taxes	20,099	(8,695)	(36,214)	(18,575)

(Loss) income from continuing operations	(52,466)	3,055	28,269	26,540
Discontinued operations:
Gain (loss) from discontinued operations, net of income tax provision (benefit) of $863 and $(3,422)	1,351	—	—	(5,614)
Gain (loss) on disposal, net of income tax provision (benefit) of $1,071 and $(10,623)	—	—	1,637	(16,826)

Gain (loss) on discontinued operations, net of tax	1,351	—	1,637	(22,440)
Cumulative effect of accounting change	—	4,585	—	—

Net (loss) income	(51,115)	7,640	29,906	4,100
Dividends and accretion on redeemable preferred shares	—	(6,525)	(11,747)	(10,202)

Net (loss) income available to common shareholders	$(51,115)	$1,115	$18,159	$(6,102)

The accompanying notes are an integral part of the financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

BALANCE SHEETS

	Combined (Successor)	Jostens, Inc. (Predecessor)
	January 3, 2004	December 28, 2002
	In thousands
ASSETS
Cash and cash equivalents	$49,073	$10,938
Accounts receivable, net	125,975	59,027
Inventories, net	109,940	69,348
Deferred income taxes	4,402	13,631
Salesperson overdrafts, net of allowance of $10,953 and $8,034, respectively	30,062	25,585
Prepaid expenses and other current assets	18,333	8,614
Assets held for sale	59,652	—

Total current assets	397,437	187,143
Property, plant, and equipment, net	245,448	65,448
Goodwill	1,129,965	14,450
Intangibles, net	684,285	479
Deferred financing costs, net	44,510	22,665
Pension assets, net	—	21,122
Other assets	10,997	16,214

	$2,512,642	$327,521

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Short-term borrowings	$16,451	$8,960
Accounts payable	37,680	13,893
Accrued employee compensation and related taxes	39,996	31,354
Commissions payable	18,599	15,694
Customer deposits	150,336	133,840
Income taxes payable	9,629	7,316
Interest payable	22,862	10,789
Current portion of long-term debt	2,000	17,094
Deferred income taxes	4,283	—
Other accrued liabilities	21,244	14,968
Current liabilities of discontinued operations	3,100	4,323

Total current liabilities	326,180	258,231
Long-term debt less current maturities	1,457,961	563,334
Redeemable preferred stock (liquidation preference: $222,561)	258,787	—
Deferred income taxes	260,308	9,668
Pension liabilities, net	18,695	—
Other noncurrent liabilities	16,843	7,978

Total liabilities	2,338,774	839,211
Commitments and contingencies
Redeemable preferred stock (liquidation preference: $86,318)	—	70,790
Common stock:
Jostens, Inc.	—	1,003
Jostens Holding Corp.	32	—
Von Hoffmann Holdings, Inc.	916	—
AHC I Acquisition Corp	161	—
Additional paid-in capital	403,500	—
Additional paid-in capital warrants	—	20,964
Treasury stock	(8,470)	—
Carryover basis adjustment	(15,730)	—
Accumulated deficit	(206,919)	(592,005)
Accumulated other comprehensive income (loss)	906	(10,817)
Officer notes receivable	(528)	(1,625)

Total shareholders' equity (deficit)	173,868	(582,480)

	$2,512,642	$327,521

The accompanying notes are an integral part of the financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Net (loss) income	$(51,115)	$7,640	$29,906	$4,100
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	26,200	12,649	24,645	25,910
Amortization of debt discount, premium, and deferred financing costs	4.691	3,112	7,422	6,960
Other amortization	21,069	1,939	2,252	2,708
Depreciation and amortization of discontinued operations	—	—	—	1,202
Accrued interest on redeemable preferred stock	22,498	842	—	—
Deferred income taxes	(21,927)	(1,500)	11,805	(2,237)
Loss on sale/disposal of property, plant, and equipment, net	338	—	—	—
Loss on redemption of debt	503	13,878	1,765	—
Cumulative effect of accounting change, net of tax	—	(4,585)	—	—
Other	—	2,765	(959)	3,038
Changes in assets and liabilities:
Accounts receivable	17,386	4,576	(2,789)	8,706
Inventories	29,083	14,293	1,166	20,716
Salesperson overdrafts	(4,840)	1,645	2,452	(810)
Prepaid expenses and other current assets	(4,928)	3,405	(891)	2,423
Assets held for sale	(4,652)	—	—	—
Pension liabilities/assets	—	(750)	(5,983)	(6,875)
Accounts payable	11,942	(5,969)	(4,828)	(5,709)
Accrued employee compensation and related taxes	5,582	(9,998)	3,962	(3,434)
Commissions payable	(24,953)	25,632	(2,945)	(1,256)
Customer deposits	90,845	(76,069)	7,440	17,552
Income taxes payable	(13,088)	8,288	(9,624)	1,785
Interest payable	871	(6,750)	222	471
Net liabilities of discontinued operations	(326)	(897)	(5,159)	6,982
Other	(2,155)	(939)	(4,387)	(10,585)

Net cash provided by (used in) operating activities	103,024	(6,793)	55,472	71,647
Acquisition of businesses, net of cash acquired	(531,752)	(5,008)	—	—
Purchases of property, plant, and equipment	(20,700)	(6,129)	(22,843)	(22,205)
Purchases of property, plant, and equipment related to discontinued operations	—	—	—	(496)
Proceeds from sale of property, plant, and equipment	198	90	1,256	4,204
Proceeds from sale of business	—	—	—	2,500
Other investing activities, net	(93)	(828)	(1,225)	168

Net cash used in investing activities	(552,347)	(11,875)	(22,812)	(15,829)
Net short-term borrowings	11,658	1,500	8,960	—
Repurchase of common stock and warrants	—	(471,044)	(2,851)	(396)
Principal payments on long-term debt	(25,875)	(379,270)	(60,855)	(38,874)
Redemption of senior subordinated notes payable	(9,325)	—	(8,456)	—
Proceeds from issuance of long-term debt	153,711	475,000	—	—
Proceeds from issuance of common stock	342,934	417,934	—	—
Debt financing costs	(9,213)	(20,212)	(1,620)	—
Proceeds from issuance of senior notes	62,850	—	—	—
Proceeds from issuance of preferred stock	100,000	—	—	—
Repayment of preferred stock	(102,820)	—	—	—
Payment for return of capital.	(41,586)	—	—	—
Merger costs	—	(12,608)	—	—
Other financing activities, net	—	1,625	—	—

Net cash provided by (used in) financing activities	482,334	12,925	(64,822)	(39,270)
Effect of exchange rate changes on cash and cash equivalents	144	236	—	—

Increase (decrease) in cash and cash equivalents	33,155	(5,507)	(32,162)	16,548
Cash and cash equivalents, beginning of period	15,918	10,938	43,100	26,552

Cash and cash equivalents, end of period	$49,073	$5,431	$10,938	$43,100

Supplemental information
Income taxes paid	$30,344	$1,895	$31,492	$5,004
Interest paid	$25,132	$32,162	$61,542	$71,604

The accompanying notes are an integral part of the financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

	Common shares
				Additional paid-in capital warrants			Accumulated other comprehensive income (loss)
Jostens, Inc. (Predecessor)			Additional paid-in capital		Officer notes receivable	Accumulated deficit
	Number	Amount						Total
Balance—December 30, 2000	8,993	$1,015	$—	$24,733	$(1,775)	$(604,102)	$(6,191)	$(586,320)
Net income	—	—	—	—	—	4,100		4,100
Change in cumulative translation adjustment	—	—	—	—	—	—	(1,502)	(1,502)
Transition adjustment relating to the adoption of SFAS No. 133, net of $1,194 tax	—	—	—	—	—	—	(1,821)	(1,821)
Change in fair value of interest rate swap agreement, net of $1,021 tax	—	—	—	—	—	—	(1,566)	(1,566)
Adjustment in minimum pension liability, net of $931 tax	—	—	—	—	—	—	(1,423)	(1,423)

Comprehensive loss								(2,212)
Preferred stock dividends	—	—	—	—	—	(9,670)	—	(9,670)
Preferred stock accretion	—	—	—	—	—	(532)	—	(532)
Repurchase of common stock	(28)	(9)	—	—	368	(755)	—	(396)

Balance—December 29, 2001	8,965	1,006	—	24,733	(1,407)	(610,959)	(12,503)	(599,130)
Net income	—	—	—	—	—	29,906	—	29,906
Change in cumulative translation adjustment	—	—	—	—	—	—	579	579
Change in fair value of interest rate swap agreement, net of $1,351 tax	—	—	—	—	—	—	2,065	2,065
Adjustment in minimum pension liability, net of $627 tax	—	—	—	—	—	—	(958)	(958)

Comprehensive income								31,592
Preferred stock dividends	—	—	—	—	—	(11,097)	—	(11,097)
Preferred stock accretion	—	—	—	—	—	(650)	—	(650)
Repurchase of common stock	(9)	(3)	—	—	126	(268)	—	(145)
Reacquisition of warrants to purchase common shares	—	—	—	(3,769)	—	1,063	—	(2,706)
Interest accrued on officer notes receivable	—	—	—	—	(344)	—	—	(344)

Balance—December 28, 2002	8,956	1,003	—	20,964	(1,625)	(592,005)	(10,817)	(582,480)
Net income	—	—	—	—	—	7,640	—	7,640
Change in cumulative translation adjustment	—	—	—	—	—	—	(278)	(278)
Change in fair value of interest rate swap agreement, net of $846 tax	—	—	—	—	—	—	1,293	1,293

Comprehensive income								8,655
Preferred stock dividends	—	—	—	—	—	(6,148)	—	(6,148)
Preferred stock accretion	—	—	—	—	—	(377)	—	(377)
Payment on officer notes receivable	—	—	—	—	1,625	—	—	1,625
Repurchase of common stock and warrants	(8,956)	(1,003)	—	(20,964)	—	(449,077)	—	(471,044)
Issuance of common stock	1	—	417,934	—	—	—	—	417,934
Effect of purchase accounting	—	—	—	—	—	1,039,967	9,802	1,049,769

Balance—July 29, 2003	1	$—	$417,934	$—	$—	$—	$—	$417,934

The accompanying notes are an integral part of the financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)(CONTINUED)

	Jostens Holding Corp. (Successor) Common Stock		Von Hoffmann Holdings, Inc. Common Stock		AHC Acquisitions Corp. I Common Stock
											Accumulated other comprehensive income
Combined (Successor)							Additional paid-in capital	Treasury stock	Carryover basis adjustment	Accumulated deficit		Officer notes receivable
	Shares	Dollars	Shares	Dollars	Shares	Dollars							Total
	In thousands
Jostens Holding Corp.	3,229	$32	—	$—	—	$—	$322,902	$—	$—	$—	$—	$—	$322,934
Von Hoffmann	—	—	71,594	716	—	—	86,434	(8,470)	—	(52,013)	—	(509)	26,158
Arcade	—	—	—	—	16,111	161	15,950	—	(15,730)	(103,791)	350	—	(103,060)

Combined Balance—July 29, 2003	3,229	32	71,594	716	16,111	161	425,286	(8,470)	(15,730)	(155,804)	350	(509)	246,032
Net loss	—	—	—	—	—	—	—	—	—	(51,115)	—	—	(51,115)
Change in cumulative translation adjustment	—	—	—	—	—	—	—	—	—	—	556	—	556

Comprehensive loss													(50,559)
Return of capital	—	—	—	—	—	—	(41,586)	—	—	—	—	—	(41,586)
Issuance of common stock	—	—	20,000	200	—	—	19,800	—	—	—	—	(19)	19,981

Ending Balance—January 3, 2004	3,229	$32	91,594	$916	16,111	$161	$403,500	$(8,470)	$(15,730)	$(206,919)	$906	$(528)	$173,868

The accompanying notes are an integral part of the financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Formation of Company

        Jostens Holding Corp. (JHC), formerly known as Ring Holding Corporation, was incorporated in June 2003. JHC was capitalized in July 2003 through the issuance of common stock and received proceeds of $322.9 million. JHC, in turn, established a wholly-owned subsidiary, Jostens IH Corp. (JIHC), and capitalized it through the purchase of common stock for $317.9 million.

Basis of Presentation

        As a result of the merger transaction as discussed in Note 2, JHC applied purchase accounting and a new basis of accounting began on July 29, 2003. JHC and JIHC had no operating activities until the acquisition of Jostens, Inc. Fiscal 2003 includes a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 3, 2004 (five months). The financial statements for the predecessor period are those of Jostens, Inc. and its wholly owned subsidiaries. The financial statements for the successor period are presented on a combined basis and include the accounts of JHC and subsidiaries (Jostens), Von Hoffmann Holdings Inc. and subsidiaries (Von Hoffmann), and AHC I Acquisition Corp. and subsidiaries (Arcade) (combined, "the Companies"), which are held under common ownership by DLJ Merchant Bankers (DLJ).

        Jostens, 82% owned by DLJ, is a provider of school-related affinity products and services in three major product categories: yearbooks, class rings, and graduation products, which includes diplomas, graduation regalia, such as caps and gowns, accessories, and fine paper announcements. Jostens is also a provider of school photography products and services in Canada and has a small but growing presence in the United States. Jostens utilizes a 52-/53-week fiscal year ending on the Saturday nearest December 31. The post-merger period in 2003 and fiscal years 2002 and 2001 ended on January 3, 2004, December 28, 2002, and December 29, 2001, respectively. The combined pre-merger and post-merger periods in 2003 consisted of 53 weeks while fiscal years 2002 and 2001 each consisted of 52 weeks.

        Von Hoffmann, 99% owned by DLJ, is a manufacturer of four-color casebound and softcover educational textbooks and related components for major publishers of books in the United States. Included in the accounts of Von Hoffmann are the results of its wholly owned subsidiary, Von Hoffmann Corporation (the Subsidiary). Von Hoffmann utilizes a calendar fiscal year and is combined as of December 31, 2003 and for the period from August 1, 2003 to December 31, 2003.

        Arcade, 99% owned by DLJ, is a global marketer and manufacturer of multisensory marketing, interactive advertising, and sampling systems that utilize various technologies that engage the senses of touch, sight, and smell. Arcade utilizes a fiscal year-end of June 30 and is combined as of December 31, 2003 and for the period from August 1, 2003 to December 31, 2003.

Reclassifications

        Certain reclassifications of previously reported amounts have been made to conform to the current year presentation and to conform with recent accounting pronouncements and guidance. The reclassifications had no impact on net earnings as previously reported.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Companies to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        All investments with an original maturity of three months or less on their acquisition date are considered to be cash equivalents.

Allowance for Doubtful Accounts

        The Companies make estimates of potentially uncollectible customer accounts receivable and evaluate the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, the length of time receivables are past due, adverse situations that may affect a customer's ability to repay, and prevailing economic conditions. The Companies make adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective, and estimates may be revised as more information becomes available.

Allowance for Sales Returns

        The Companies make estimates of potential future product returns related to current period product revenue. They evaluate the adequacy of the allowance on a periodic basis. This evaluation includes historical returns experience, changes in customer demand and acceptance of their products, and prevailing economic conditions. The Companies make adjustments to the allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective, and estimates may be revised as more information becomes available.

Allowance for Salesperson Overdrafts

        Jostens makes estimates of potentially uncollectible receivables arising from sales representative draws paid in excess of earned commissions. For veteran sales representatives, these estimates are based on historical commissions earned and the length of service. For newer sales representatives, receivables arising from draws paid in excess of earned commissions are fully reserved. Jostens evaluates the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, the length of time receivables are past due, adverse situations that may affect a sales representative's ability to repay, and prevailing economic conditions. Jostens makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Inventories

        Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing, which approximates the first-in, first-out (FIFO) method for all inventories except gold, certain other precious metals, and paper, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor, and applicable overhead. LIFO inventories were $26.3 million at the end of 2003 and $0.1 million at the end of 2002 and approximated replacement cost in both years. Obsolescence reserves are provided as necessary in order to approximate inventories at market value.

Property, Plant, and Equipment

        Property, plant, and equipment are stated at historical cost except that Jostens adjusted its property, plant, and equipment to fair value in accordance with applying purchase accounting in conjunction with the merger on July 29, 2003. Maintenance and repairs are charged to operations as incurred. Major renewals and betterments are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	7 to 40
Machinery and equipment	3 to 12
Capitalized software	2 to 5
Transportation equipment	4 to 10
Furniture and fixtures	3 to 7
Leasehold improvements	1 to 3

Capitalization of Internal-Use Software

        Costs of software developed or obtained for internal use are capitalized once the preliminary project stage has concluded, management commits to funding the project, and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software; (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project; and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Goodwill and Other Intangible Assets

        Goodwill and other intangible assets are originally recorded at their fair values at the date of acquisition. Goodwill and indefinite-lived intangibles are no longer amortized, but are tested annually for impairment, or more frequently if impairment indicators occur. Prior to fiscal 2002, goodwill and intangibles were amortized over their estimated useful lives, not to exceed a period of 40 years. Definite-lived intangibles are amortized over their estimated useful lives and are evaluated for impairment annually, or more frequently if impairment indicators are present, using a process similar to that used to test other long-lived assets for impairment.

Impairment of Long-Lived Assets

        Long-lived assets, including intangible assets with finite lives, are evaluated in compliance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss is recognized whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. In applying SFAS No. 144, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Companies consider historical performance and future estimated results in their evaluation of impairment. If the carrying amount of the asset exceeds the expected undiscounted future cash flows, the Companies measure the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting the expected future cash flows at the rate the Companies utilize to evaluate potential investments.

Customer Deposits

        Amounts received from customers in the form of cash down payments to purchase goods are recorded as a liability until the goods are delivered.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense represents the taxes payable for the year and the change in deferred taxes during the year. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition

        Revenue is recognized when the earnings process is complete, evidenced by an agreement between the Companies and the customer, delivery and acceptance has occurred, collectibility is probable, and pricing is fixed and determinable.

Shipping and Handling

        Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Foreign Currency Translation

        Assets and liabilities denominated in foreign currency are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income (loss).

Supplier Concentration

        Jostens purchases substantially all precious, semiprecious, and synthetic stones from a single supplier located in Germany. Jostens believes this supplier is also a supplier to their major class ring competitors in the United States.

        Arcade's products that account for a significant portion of their net sales utilize specific grades of paper that are produced exclusively for Arcade by one domestic supplier or specific component materials that are sourced from one qualified supplier.

Derivative Financial Instruments

        All derivatives are accounted for in accordance with SFAS No. 133, Accounting for Derivatives and Hedging Activities, as amended. SFAS No. 133 requires that the Companies recognize all derivatives on the balance sheet at fair value and establish criteria for designation and effectiveness of hedging relationships. Effective December 31, 2000, the beginning of fiscal year 2001, Jostens adopted SFAS No. 133 and recognized a $1.8 million, net-of-tax cumulative effect adjustment in other comprehensive income (loss). Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income (loss) are reclassified into earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of a derivative's change in fair value is recognized in earnings in the current period.

Stock-Based Compensation

        The Companies apply the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options granted to employees and nonemployee directors. Accordingly, no compensation cost has been reflected in net income for these plans since all options are granted at or above fair value. The following table illustrates the effect on net income (loss) if Jostens had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation. For the successor period, the Companies' pro forma net loss incorporating the amortization of the stock-based compensation expense would not have been materially different from reported net loss.

	Jostens, Inc. (Predecessor)
	Seven Months 2003	2002	2001
	In thousands
Net income (loss) available to common shareholders
As reported	$1,115	$18,159	$(6,102)
Add stock-based employee compensation expense included in reported net income available to common shareholders, net of tax effects	7,608	—	—
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax effects	(2,184)	(483)	(375)

Pro forma net income (loss) available to common shareholders	$6,539	$17,676	$(6,477)

New Accounting Standards

SFAS No. 143—Accounting for Asset Retirement Obligations

        In the first quarter of fiscal 2003, the Companies adopted SFAS No. 143, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Adoption of SFAS No. 143 had no impact on the financial statements.

SFAS No. 146—Accounting for Costs Associated With Exit or Disposal Activities

        In the first quarter of fiscal 2003, the Companies adopted SFAS No. 146, which requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and be measured at fair value. Adoption of SFAS No. 146 had no impact on the financial statements.

SFAS No. 150—Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity

        As of June 29, 2003, the Companies adopted SFAS No. 150, which establishes guidance for how certain financial instruments with characteristics of both liabilities and equity are classified and requires that a financial instrument that is within its scope be classified as a liability (or as an asset in some circumstances). Jostens determined that the characteristics of its redeemable preferred stock were such that the securities should be classified as a liability and recognized a $4.6 million cumulative effect of a change in accounting principle upon adoption. Restatement of prior periods was not permitted. Jostens assessed the value of the redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, thus recognizing a discount of $19.7 million. The redeemable preferred stock was reclassified to the liabilities section of the balance sheet and the preferred dividend and related discount amortization were subsequently recorded as interest expense in its results of operations rather than as a reduction to retained earnings. Jostens did not provide any tax benefit in connection with the cumulative effect adjustment because payment of the related preferred dividend and the discount amortization are not tax-deductible.

        The assessment performed by Arcade of its mandatorily redeemable senior preferred stock did not result in an adjustment and the mandatorily redeemable senior preferred stock was appropriately reclassified to a liability on July 1, 2003.

        Unaudited pro forma amounts assuming the change in accounting principle had been in effect since the beginning of 2001 are as follows:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Net (loss) income available to common shareholders
As reported	$(51,115)	$1,115	$18,159	$(6,102)
Dividends and accretion on redeemable preferred shares previously reported	—	6,525	11,747	10,202
Reverse cumulative effect of accounting change	—	(4,585)	—	—
Pro forma interest expense	—	(5,528)	(10,395)	(8,788)

Pro forma net (loss) income available to common shareholders	$(51,115)	$(2,473)	$19,511	$(4,688)

SFAS No. 132 (Revised)—Employers' Disclosures About Pensions and Other Postretirement Benefits

        As of January 3, 2004, the Companies adopted the provisions of SFAS No. 132 (Revised), which amends the disclosure requirements of SFAS No. 132 to require more complete information in both annual and interim financial statements about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and postretirement benefit plans. A discussion of the accounting policy and the required disclosures under the revised provisions of SFAS No. 132 are included in Note 15. Adoption of this statement had no impact on the financial statements.

FSP 106-1—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003

        On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act will provide plan sponsors a federal subsidy for certain qualifying prescription drug benefits covered under the sponsor's postretirement health care plans. In accordance with Financial Accounting Standards Board (FASB) Staff Position (FSP) 106-1, all amounts are presented without reflecting any potential effects of the Act. On May 19, 2004, the FASB issued FSP 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003, which requires measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit cost to reflect the effects of the Act in the first interim period beginning after June 15, 2004. The Companies do not expect the adoption of the Act to have a material impact on the consolidated and combined financial statements.

2.    Jostens Merger

        On June 17, 2003, JHC entered into a merger agreement with Jostens, Inc. and Ring Acquisition Corp., an entity organized by JHC, for the sole purpose of effecting its acquisition of Jostens, Inc. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens, Inc., with Jostens, Inc. becoming the surviving company and an indirect subsidiary of JHC (the merger).

        In connection with the merger, JHC invested $317.9 million into JIHC, a controlled subsidiary of JHC and the direct parent of Jostens, Inc. following the merger. JIHC used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock to the DLJMB Funds, to make a capital contribution of $417.9 million to Jostens, Inc. Jostens, Inc. used the proceeds from the capital contribution, along with incremental borrowings under its new senior secured credit facility, to repurchase all previously outstanding common stock and warrants. Jostens, Inc. paid $471.0 million to holders of common stock and warrants representing a cash payment of $48.25 per share. In addition, they paid approximately $41.2 million of fees and expenses associated with the merger including $12.6 million of compensation expense representing the excess of the fair market value over the exercise price of outstanding stock options, $12.6 million of capitalized merger costs and $16.0 million of expensed costs consisting primarily of investment banking, legal, and accounting fees. Jostens, Inc. also recognized $2.6 million of transaction costs as a result of writing off certain prepaid management fees having no future value.

        Also in connection with the merger, Jostens, Inc. refinanced its senior secured credit facility through the establishment of a new senior secured credit facility. Jostens, Inc. received $475.0 million in borrowings under the new credit facility and repaid $371.1 million of outstanding indebtedness under the old credit facility. In addition, Jostens, Inc. incurred transaction fees and related costs of $20.2 million associated with the new credit facility, which have been capitalized and are being amortized as interest expense over the life of the facility. Jostens, Inc. also wrote off the unamortized balance of $13.9 million relating to deferred financing costs associated with the old credit facility.

Merger Accounting

        Jostens accounted for the merger as a purchase in accordance with the provisions of SFAS No. 141, Business Combinations, which requires a valuation for the assets and liabilities of Jostens, Inc. and its subsidiaries based upon the fair values as of the date of the merger. Jostens' purchase price of $471.0 million was allocated to the assets and liabilities based on their relative fair values and $417.9 million was reflected in shareholders' equity of Jostens, Inc. as the value of Jostens ownership upon completion of the merger. Immediately prior to the merger, shareholders' equity of Jostens, Inc.

was a deficit of approximately $578.7 million. As of January 3, 2004, the preliminary allocation of the purchase price, excluding certain transaction costs, was as follows:

In thousands
Current assets	$165,280
Property, plant, and equipment	101,989
Intangible assets	660,399
Goodwill	727,633
Other assets	18,622
Current liabilities	(199,776)
Long-term debt	(594,494)
Redeemable preferred stock	(126,511)
Deferred income taxes	(253,577)
Other liabilities	(28,521)

$471,044

        Jostens estimated the fair value of its assets and liabilities, including intangible assets and property, plant, and equipment, as of the merger date, utilizing information available at the time that the financial statements were prepared. These estimates are subject to refinement until all pertinent information has been obtained. Jostens also recognized the funding status of its pension and postretirement benefit plans as of July 29, 2003 and updated the calculation of the successor pension expense.

        As a result of the merger, in accordance with SFAS No. 141, the financial statements for fiscal 2003 include a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 3, 2004 (five months).

3.    Acquisition of The Lehigh Press, Inc.

        On October 22, 2003, Von Hoffmann acquired all of the outstanding shares of The Lehigh Press, Inc. (Lehigh Press) for approximately $108.3 million (the Lehigh Press Acquisition). Lehigh Press is a leading provider of book covers and other components and a provider of digital premedia and direct marketing printing services, operating through its Lehigh Lithographers (Lehigh Litho) and Lehigh Direct divisions. The acquisition reinforced Von Hoffmann's market position within the elementary and high school casebound education market, as well as its strategy to increase product offerings and capabilities to its customer base. The Lehigh Press Acquisition was financed by the borrowing of funds under Von Hoffmann's new credit agreement and cash on hand.

        The acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on the estimates of their respective fair values at the date of the acquisition.

        In November 2003, Von Hoffmann's Board of Directors authorized exploration of a potential sale of Lehigh Direct. Von Hoffmann determined to sell the Lehigh Direct business because it does not serve its core instructional materials market. To assist it in the sale of the Lehigh Direct division, Von Hoffmann engaged Credit Suisse First Boston in late November 2003. As a result, retroactive to the date Von Hoffmann acquired Lehigh Press, the Lehigh Direct division of Lehigh Press met the criteria for classification as an asset held for sale under SFAS No. 144. Accordingly, the carrying value of the division's net assets was adjusted to its fair value less expected costs to sell, amounting to $55.0 million, based on recent internal analysis of similar transactions. The preliminary valuation recognized for the Lehigh Direct division could change depending on further analysis of the financial information of Lehigh Direct as well as further review of current market valuations.

        The following table summarizes the purchase price allocation of assets acquired and liabilities assumed at the date of acquisition. Lehigh Press is in the process of completing its final federal and state tax returns for the tax periods under previous ownership; thus, the allocation of the purchase price is subject to adjustment.

In thousands
Current assets	$5,695
Property, plant, and equipment	11,825
Intangible assets:
Customer relationships	19,500
Trade name	8,200
Noncompete agreements	1,700

29,400
Goodwill	41,091
Assets held for sale	55,000

Total assets acquired	143,011
Current liabilities	(4,691)
Deferred income taxes	(19,248)
Deferred compensation and pension	(10,760)

Total liabilities assumed	(34,699)

Net assets acquired	$108,312

        None of the goodwill is tax-deductible. As of December 31, 2003, the stock purchase agreement required $9.0 million to be placed in escrow for certain working capital adjustments and other indemnification clauses as defined in the stock purchase agreement. The escrow or portions thereof will expire at various dates through April 2005.

        The combined financial statements include the results of operations of Lehigh Press from October 22, 2003, the date of acquisition.

4.    Pro Forma Financial Results

        The following unaudited pro forma information presents results of operations as if the Jostens merger and the acquisition of Lehigh Press had occurred at the beginning of the respective years. The unaudited pro forma information also combines the operations of Von Hoffmann and Arcade for all of the respective years:

	In thousands
	2003	2002
Revenues	$1,336,804	$1,325,935
Net loss	(47,089)	(39,762)

5.    Accumulated Comprehensive Income (Loss)

        The following amounts were included in accumulated other comprehensive income (loss) as of the dates indicated:

Josten, Inc. (Predecessor)	Foreign currency translation	Minimum pension liability	Fair value of interest rate swap agreement	Accumulated other comprehensive income (loss)
	In thousands
Balance at December 30, 2000	$(5,243)	$(948)	$—	$(6,191)
Transition adjustment relating to adoption of SFAS No. 133	—	—	(1,821)	(1,821)
Current period change	(1,502)	(1,423)	(1,566)	(4,491)

Balance at December 29, 2001	(6,745)	(2,371)	(3,387)	(12,503)
Current period change	579	(958)	2,065	1,686

Balance at December 28, 2002	(6,166)	(3,329)	(1,322)	(10,817)
Pre-merger period change	(278)	—	1,293	1,015
Effect of purchase accounting	6,444	3,329	29	9,802

Balance at July 29, 2003	$—	$—	$—	$—

Combined (Successor)
Balance at July 29, 2003	$350	$—	$—	$350
Successor period change	556	—	—	556

Balance at January 3, 2004	$906	$—	$—	$906

6.    Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	2003	2002
	In thousands
Trade receivables	$135,277	$67,181
Allowance for doubtful accounts	(3,511)	(2,557)
Allowance for sales returns	(5,791)	(5,597)

Accounts receivable, net	$125,975	$59,027

        Net inventories were comprised of the following:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	2003	2002
	In thousands
Raw materials and supplies	$34,043	$10,810
Work-in-process	44,932	27,347
Finished goods	34,713	32,850
Reserve for obsolescence	(2,506)	(1,659)

	111,182	69,348
LIFO reserve	(1,242)	—

Inventories, net	$109,940	$69,348

Precious Metals Consignment Arrangement

        Jostens has a precious metals consignment arrangement with a major financial institution whereby it has the ability to obtain up to $30.0 million in consigned inventory. Jostens expensed consignment fees related to this facility of $0.2 million in the successor period of 2003, $0.2 million in the predecessor period of 2003, and $0.3 million and $0.5 million in 2002 and 2001, respectively. Under the terms of the consignment arrangement, Jostens does not own the consigned inventory until it is shipped in the form of a product to its customer. Accordingly, Jostens does not include the value of consigned inventory or the corresponding liability in its financial statements. The value of consigned inventory as of the end of 2003 and 2002 was $24.1 million and $17.4 million, respectively.

7.    Property, Plant, and Equipment

        As of the end of 2003 and 2002, net property, plant, and equipment consisted of:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	2003	2002
	In thousands
Land	$18,594	$2,795
Buildings	80,161	36,332
Machinery and equipment	339,309	201,421
Capitalized software	13,410	40,242
Transportation equipment	853	—
Furniture and fixtures	11,634	—
Construction in progress	2,591	—

Total property, plant, and equipment	466,552	280,790
Less accumulated depreciation and amortization	221,104	215,342

Property, plant, and equipment, net	$245,448	$65,448

        Property, plant, and equipment are stated at historical cost except for adjustments to fair value that were made in applying purchase accounting. Depreciation expense was $26.2 million for the successor period in 2003 and $12.6 million for the predecessor period in 2003. Depreciation expense for 2002 and 2001 was $24.6 million and $25.9 million, respectively. The amount in 2001 related to continuing operations. Amortization related to capitalized software is included in depreciation expense and totaled $2.6 million for the post-merger period in 2003, $3.8 million for the predecessor period in 2003, and $6.9 million and $6.6 million in 2002 and 2001, respectively.

8.    Goodwill and Other Intangible Assets

        On December 30, 2001, the beginning of fiscal year 2002, the Companies adopted SFAS No. 142, Goodwill and Other Intangible Assets, which provides that goodwill and other indefinite-lived intangible assets are no longer amortized but are reviewed for impairment annually, or more frequently if impairment indicators occur. Separable intangible assets that are deemed to have definite lives continue to be amortized over their useful lives. Had the provisions of SFAS No. 142 been in effect during fiscal year 2001, net loss available to common shareholders would have decreased by $1.0 million and income from continuing operations would have increased by $0.5 million.

Goodwill

        The changes in the net carrying amount of goodwill were as follows:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002
	In thousands
Jostens	$679,231	$14,450	$13,759
Von Hoffmann	189,855	—	—
Arcade	152,994	—	—

Combined balance at beginning of period	1,022,080	14,450	13,759
Goodwill acquired during the period	52,045	664,668	678
Purchase price adjustments	55,768	—	—
Currency translation	72	113	13

Balance at end of period	$1,129,965	$679,231	$14,450

Other Intangible Assets

        Information regarding other intangible assets as of the end of 2003 and 2002 is as follows:

	Combined (Successor) 2003
	Estimated useful life	Gross carrying amount	Accumulated amortization	Net
	In thousands
School relationships	10 years	$330,000	$(14,540)	$315,460
Order backlog	1.5 years	49,394	(2,803)	46,591
Internally developed software	2 to 5 years	12,200	(1,447)	10,753
Patented/unpatented technology	3 years	19,508	(3,303)	16,205
Customer relationships	4 to 40 years	35,455	(5,225)	30,230
Other	3 years	3,099	(1,253)	1,846

		449,656	(28,571)	421,085
Trademarks	Indefinite	263,200	—	263,200

		$712,856	$(28,571)	$684,285

	Jostens, Inc. (Predecessor) 2002
	Estimated useful life	Gross carrying amount	Accumulated amortization	Net
	In thousands
Customer relationships	5 years	$510	$(51)	$459
Other	3 years	24	(4)	20

		$534	$(55)	$479

        Amortization expense was $21.1 million for the successor period in 2003 and $0.6 million for the predecessor period in 2003. Amortization expense for 2002 and 2001 was $0.1 million and $0.5 million, respectively. Estimated amortization expense for each of the five succeeding fiscal years, based on intangible assets as of January 3, 2004, is as follows:

In thousands
2004	$90,558
2005	43,668
2006	41,292
2007	37,496
2008	36,499

$249,513

        The increase in goodwill and other intangible assets is predominantly attributable to the effect of purchase accounting in connection with the merger as discussed in Note 2 and the acquisition of Lehigh Press discussed in Note 3. In addition, Jostens acquired the net assets of a photography business in January 2003 for $5.0 million in cash. The purchase price allocation was $0.4 million to net tangible assets, $3.2 million to amortizable intangible assets, and $1.4 million to goodwill. Jostens also acquired the net assets of a printing business in September 2003 for $10.9 million in cash. The purchase price allocation was $0.7 million to net tangible assets, $4.5 million to amortizable intangible assets, and $5.7 million to goodwill.

        Acquisitions are accounted for as purchases and, accordingly, have been included in the results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisition is obtained.

9.    Assets Held for Sale

        As disclosed in Note 3, Von Hoffmann determined to sell its Lehigh Direct business. In accordance with SFAS No. 144, the carrying value of the division's net assets was adjusted to its fair value less costs to sell, amounting to $55.0 million, which was based on internal analysis of recent similar transactions.

        From the acquisition date through December 31, 2003, the value of the asset held for sale changed based on the fluctuations in net assets included within the disposal group. No gain or loss was recognized associated with this change in the net assets of Lehigh Direct, as Von Hoffmann believes the valuation of the asset will change accordingly. At December 31, 2003, the net assets of the Lehigh Direct division consisted of the following:

In thousands
Assets:
Current assets	$15,450
Property, plant, and equipment, net	57,080

Total assets	72,530
Liabilities:
Current liabilities	9,054
Deferred income taxes	3,824

Total liabilities	12,878

Assets held for sale	$59,652

        Within the statement of operations, activity associated with operating results of the Lehigh Direct division is shown separately as part of discontinued operations, net of tax provision of $0.8 million. In 2003, net sales and pretax profit were $16.3 million and $2.2 million, respectively.

10.    Long-Term Debt

        As of the end of 2003 and 2002, long-term debt consists of the following:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	2003	2002
	In thousands
Borrowings under senior secured credit facility:
Term loan, variable rate, 3.72% at January 3, 2004, with semiannual principal and interest payments through July 2010—Jostens	$453,705	$—
Term Loan A, variable rate, 3.65% at December 28, 2002, paid in full July 2003	—	58,602
Term Loan C, variable rate, 4.15% at December 28, 2002, paid in full July 2003	—	320,669
Senior subordinated notes—Jostens, 12.75% fixed rate, including premium of $22,717 at January 3, 2004, net of discount of $16,343 at December 28, 2002, with semiannual interest payments of $13.3 million, principal due and payable at maturity—May 2010	231,702	201,157
Senior discount notes—Jostens, 10.25% fixed rate, net of discount of $95,914 at January 3, 2004, with semiannual interest accretion of $12.7 million through December 1, 2008, thereafter semiannual interest payments of $12.7 million, accreted principal due and payable at maturity—December 2013	151,286	—
Senior subordinated notes—Von Hoffmann	100,000	—
Senior secured credit agreement—revolving loan—Von Hoffmann	25,800	—
Senior notes—Von Hoffmann, including unamortized premium	277,749	—
Subordinated exchange debentures—Von Hoffmann	41,169	—
Term loan—Arcade	7,250	—
Senior notes—Arcade	103,510	—
Amended and restated notes—Arcade, net of $547 (original issue discount)	67,790	—

	1,459,961	580,428
Less current portion	2,000	17,094

	$1,457,961	$563,334

        Maturities of long-term debt, at face value, as of the end of 2003 are as follows:

In thousands
2004	$2,000
2005	32,099
2006	70,589
2007	147,758
2008	59,698
Thereafter	1,221,014

$1,533,158

Senior Secured Credit Facility—Jostens

        In connection with the merger, Jostens refinanced its senior secured credit facility through the establishment of a new senior secured credit facility, which consists of: (i) a $475.0 million term loan; (ii) a $150.0 million revolving credit facility; and (iii) $3.7 million drawn under an incremental $50.0 million change of control term loan, which was subsequently consolidated into the term loan. The proceeds of the change of control term loan were used solely to fund certain change of control payments due to holders of Jostens 12.75% senior subordinated notes due May 2010 (the notes) who elected to tender their notes pursuant to the notes change of control offer that Jostens commenced on July 30, 2003 (the Notes Offer). Commitment for the amounts not borrowed in respect of the $50.0 million change of control term loan terminated following the consummation of the Notes Offer and is not available for future use. Substantially all of the assets of Jostens' operations were used to secure the new senior secured credit facility.

        The term loan bears a variable interest rate based upon either the London Interbank Offered Rate (LIBOR) or an "alternative base rate," which is based upon the greater of the federal funds effective rate plus 0.5% or the prime rate, plus a fixed margin. Future mandatory principal payment obligations under the term loan are due semiannually beginning on July 2, 2005 at an amount equal to 2.63% of the current outstanding balance of the term loan. Thereafter, semiannual principal payments gradually increase through July 2009 to an amount equal to 7.89% of the current outstanding balance of the term loan, with two final principal payments due in December 2009 and July 2010, each equal to 26.32% of the current outstanding balance of the term loan. In the post-merger period of 2003 and during 2002 and 2001, Jostens voluntarily paid down $25.0 million, $40.0 million, and $24.0 million, respectively, of its term loans. Deferred financing fees related to these voluntary prepayments, which are included in interest expense, totaled $0.6 million in the post-merger period of 2003 and $1.2 million and $0.8 million in 2002 and 2001, respectively.

        Under the $150.0 million revolving credit facility, Jostens may borrow funds and elect to pay interest under either LIBOR or the "alternative base rate" plus applicable margins. The revolving credit facility contains a subfacility that allows Jostens' Canadian subsidiary to borrow funds not to exceed $20.0 million of the total $150.0 million facility. The revolving credit facility expires on July 29, 2008. At the end of 2003, there was $13.0 million outstanding in the form of short-term borrowings at the Canadian subsidiary at a weighted average interest rate of 6.25% and an additional $12.8 million outstanding in the form of letters of credit, leaving $124.2 million available under this facility.

        The senior secured credit facility requires that Jostens meet certain financial covenants, ratios, and tests, including a maximum senior leverage ratio, a maximum leverage ratio, and a minimum interest coverage ratio. In addition, Jostens is required to pay certain fees in connection with the senior secured credit facility, including letter of credit fees, agency fees, and commitment fees. The senior secured credit facility, the 12.75% senior subordinated notes and the 10.25% Senior Discount Notes of Jostens Holdings contain certain cross-default and cross-acceleration provisions whereby default under or acceleration of one debt obligation would, consequently, cause a default or acceleration under the other debt obligations. At the end of 2003, Jostens was in compliance with all covenants.

Senior Subordinated Notes—Jostens

        The notes are not collateralized and are subordinate in right of payment to the senior secured credit facility.

        The notes were issued with detachable warrants valued at $10.7 million. During 2002, Jostens repurchased 79,015 warrants to purchase 149,272 actual equivalent shares of common stock for $2.7 million. In connection with the merger, all warrants that were outstanding immediately prior to the merger were cancelled and extinguished for $48.25 per equivalent common share, resulting in an aggregate payment of $13.3 million.

        The notes were issued with an original issuance discount of $19.9 million. In accordance with purchase accounting, Jostens recorded the notes at fair value based on the quoted market price as of the merger date, giving rise to a premium in the amount of $24.4 million and eliminating the unamortized discount of $15.5 million. The resulting premium is being amortized to interest expense through May 2010 and represents a $1.1 million reduction to interest expense during the post-merger period in 2003. The discount was also being amortized to interest expense, and during the pre-merger period of 2003, 2002, and 2001, the amount of interest expense related to the amortization of discount on the notes was $0.8 million, $1.2 million, and $1.1 million, respectively.

        During the post-merger period of 2003, Jostens purchased $3.5 million principal amount of the notes pursuant to the Notes Offer and voluntarily redeemed an additional $5.0 million principal amount of the notes. As a result of these transactions, Jostens recognized a loss of $0.5 million consisting of $0.8 million of premium paid on redemption of the notes and a net $0.3 million credit to write off unamortized premium, original issuance discount, and deferred financing costs.

        During 2002, Jostens voluntarily redeemed $7.5 million principal amount of the notes and recognized a loss of $1.8 million consisting of $1.0 million of premium paid on redemption of the notes and $0.8 million to write-off unamortized original issuance discount and deferred financing costs.

Senior Discount Notes—Jostens

        On December 2, 2003, Jostens issued $247.2 million principal amount of 10.25% senior discount notes (the JHC notes) due December 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States for gross proceeds of $150.0 million. On March 8, 2004, we completed an offer to exchange the entire principal amount at maturity of these notes for an equal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act.

        The JHC notes are not collateralized and are subordinate in right of payment to all debt and other liabilities and redeemable preferred stock of Jostens' subsidiaries.

        No cash interest will accrue on the JHC notes prior to December 1, 2008. Thereafter, cash interest on the JHC notes will accrue and be payable semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 2009, at a rate of 10.25%. The JHC notes were issued with an initial accreted value of $150.0 million, resulting in an original issuance discount of $97.2 million. The accreted value of the JHC notes will increase from the date of issuance until December 1, 2008 at a rate of 10.25% per annum such that on December 1, 2008, the accreted value will equal the stated principal amount at maturity. The JHC notes will mature on December 1, 2013. The discount accretion is being amortized to interest expense through 2008 and, during the successor period of 2003, the amount of interest expense related to the discount accretion was $1.3 million. In addition, transaction fees and related costs of $5.7 million associated with the JHC notes were capitalized and are being amortized as interest expense through December 1, 2013.

        As of the end of 2003 and 2002, the fair value of Jostens' debt, excluding the aggregate notes, approximated its carrying value and is estimated based on quoted market prices for comparable instruments. The fair value of the aggregate notes as of the end of 2003 and 2002 was $394.9 million and $242.2 million, respectively, and was estimated based on the quoted market price.

Senior Secured Credit Agreement—Von Hoffmann

        On March 26, 2002, Von Hoffmann entered into a Senior Secured Credit Agreement (the New Credit Agreement), which provides $90.0 million on a revolving basis. The New Credit Agreement was amended in 2003 to allow for the acquisition of Lehigh Press as well as an increase in available borrowings. The available borrowings were increased to $100.0 million effective October 7, 2003. The New Credit Agreement expires November 15, 2006.

        Borrowings under the New Credit Agreement bear interest at variable rates tied to, at Von Hoffmann's option, LIBOR or base rates of interest, and such interest is payable quarterly. Additionally, performance-based reductions of interest rates are available subject to measures of leverage. At December 31, 2003, Von Hoffmann had $25.8 million outstanding borrowings and approximately $54.6 million available for future borrowings under the New Credit Agreement, net of a $2.1 million outstanding letter of credit.

        The indebtedness outstanding on the New Credit Agreement is guaranteed by Von Hoffmann and secured by the capital stock of the Subsidiary. Additionally, the indebtedness is secured by substantially all existing and after-acquired property and assets of the Subsidiary.

Senior Notes—Von Hoffmann

        On March 26, 2002, Von Hoffmann issued $215.0 million of 10.25% senior notes (the Von Hoffmann Senior Notes) due in 2009. On October 22, 2003, Von Hoffmann issued an additional

$60.0 million of the Von Hoffmann Senior Notes with the same maturity, at a premium of $2.9 million. The premium will be amortized as a reduction to interest expense over the remaining life of the debt instrument.

        The notes pay interest semiannually in arrears on February 15 and August 15 and are a general unsecured obligation of Von Hoffmann, fully and unconditionally guaranteed by Von Hoffmann. The notes are subordinated to all current and future secured debt, including borrowings under the New Credit Agreement. Under the Von Hoffmann Senior Notes indenture, Von Hoffmann is subject to certain covenants that, among other things, limit the ability of the Subsidiary to pay dividends, incur additional indebtedness, and sell assets.

        Proceeds from the New Credit Agreement and the initial issuance of the Von Hoffmann Senior Notes were used to pay off all outstanding balances under Von Hoffmann's prior senior secured credit agreement in 2002.

Senior Subordinated Notes—Von Hoffmann

        On May 22, 1997, Von Hoffmann issued $100.0 million of 10.375% senior subordinated notes due in 2007. The notes pay interest semiannually in arrears on May 15 and November 15 and are a general unsecured obligation of the Subsidiary, fully and unconditionally guaranteed by Von Hoffmann, and subordinated to all current and future senior debt, including borrowings under the New Credit Agreement and the Von Hoffmann Senior Notes.

        Under the senior subordinated notes indenture, Von Hoffmann is subject to certain covenants that, among other things, limit the ability of the Subsidiary to pay dividends, incur additional indebtedness and sell assets.

Subordinated Exchange Debentures—Von Hoffmann

        On May 22, 1997, Von Hoffmann issued redeemable preferred stock due in 2009 and detachable warrants for $25.0 million. The total proceeds received were allocated between the preferred stock and the warrants based on an estimate of each security's fair value at the date of issuance. The preferred stock accreted dividends at an annual rate of 13.5% until it was exchanged on November 16, 1998 for subordinated exchange debentures due in 2009. After the exchange, the preferred stock owners sold the subordinated exchange debentures in the open market. The subordinated exchange debentures accrue interest at a rate of 13.5%. Interest is currently not paid in cash but accretes to and increases the principal amount of each debenture. Beginning on May 22, 2002, interest is required to be paid in cash, subject to restrictions defined in the New Credit Agreement and conditions provided in the subordinated exchange debentures indenture. These restrictions remained in effect after May 22, 2002; therefore, interest continues not to be paid in cash but accretes and increases the principal amount of each debenture.

        A total of 5,000 detachable warrants to purchase Von Hoffmann common stock were issued in conjunction with the issuance of the redeemable preferred stock. The warrants entitle the holder to purchase common shares of Von Hoffmann at a price of $0.01 per share. The warrants expire after ten years and can be exercised at any time.

        At December 31, 2003, the fair value of the Von Hoffmann Senior Notes and senior subordinated notes was approximately $291.5 million and $100.3 million, respectively, based on quoted market prices. The fair value of borrowings under the senior secured credit agreement—Von Hoffmann approximates the carrying value. The redemption value of the subordinated exchange debentures—Von Hoffmann at December 31, 2003 was $42.6 million.

Line of Credit—Arcade

        On December 18, 2001, Arcade amended and restated its credit agreement. The credit agreement provides for a $10.0 million term loan which matures on December 31, 2006 with varying quarterly principal payments and, under certain circumstances, payments of "excess cash flow" as defined in the credit agreement. Interest on amounts borrowed accrue at a floating rate based upon either prime or LIBOR (the weighted average interest rate on the outstanding balance under the term loan was 5.05% at December 31, 2003). The weighted average interest rate on the outstanding balance under the term loan was 4.82% for the five-month period ended December 31, 2003.

        The credit agreement also provides for a revolving loan commitment up to a maximum of $20.0 million and expires on December 31, 2006. Borrowings are limited to a borrowing base consisting of accounts receivable, inventory, and property, plant, and equipment which serve as collateral for the borrowings. Interest on amounts borrowed accrue at a floating rate based upon either prime or LIBOR (the weighted average interest rate on the outstanding balance under the revolving loan was 5.29% at December 31, 2003). The weighted average interest rate on the outstanding balance under the revolving loan was 5.34% for the five-month period ended December 31, 2003.

        Arcade is required to pay commitment fees on the unused portion of the revolving loan commitment at a rate of approximately 0.5% per annum. In addition, Arcade is required to pay fees equal to 2.5% of the average daily outstanding amount of lender guarantees. The Company had $0.3 million of lender guarantees outstanding at December 31, 2003. The credit agreement contains certain financial covenants and other restrictions, including restrictions on additional indebtedness and restrictions on the payment of dividends. As of December 31, 2003, Arcade was in compliance with all debt covenants.

Senior Notes—Arcade

        On June 25, 1998, Arcade completed a private placement of $115.0 million of senior notes (the Arcade Senior Notes), which mature on July 1, 2008. The Arcade Senior Notes are general unsecured obligations of Arcade and bear interest at 10.5% per annum, payable semiannually on January 1 and July 1. The placement of the Arcade Senior Notes yielded Arcade net proceeds of $110.2 million after deducting offering expenses of $4.8 million, including $3.5 million of underwriting fees paid to an affiliate of the shareholder. The Arcade Senior Notes are redeemable at the option of Arcade, in whole or in part, at any time after July 1, 2003 at a price of up to 105.25% of the outstanding principal balance plus accrued and unpaid interest. The Arcade Senior Notes contain certain covenants, including restrictions on the declaration and payment of dividends by Arcade and limitations on the incurrence of additional indebtedness. On December 22, 1998, Arcade completed the registration of the Arcade Senior Notes with the SEC. During fiscal 2001, Arcade purchased $4.0 million of the Arcade

Senior Notes for $3.1 million and recognized a gain of approximately $0.7 million. The purchased notes were subsequently retired.

Amended and Restated Notes

        On November 1, 1999, Arcade issued amended and restated notes totaling $35.5 million in exchange for the accreted value of the floating rate notes (net of unamortized original issue discount) of $34.6 million. Pursuant to generally accepted accounting principles, the exchange constituted a nonsubstantial modification to the original notes. Therefore, the amended and restated notes have been recorded at the net carrying value of the original floating rate notes (net of the unamortized original issue discount) totaling $34.6 million. The amended and restated notes bear a fixed interest rate of approximately 16% per annum, mature on December 15, 2009, and provide for the payment of stipulated early redemption premiums. Interest is payable quarterly and can be settled through the issuance of additional notes through maturity at the discretion of Arcade. At November 1, 1999, the outstanding principal and redemption premiums of the amended and restated notes were approximately $35.5 million and $3.7 million, respectively. At December 31, 2003, the carrying value of the amended and restated notes was $67.8 million, which includes amounts for accrued interest. The amended and restated notes are general unsecured obligations of Arcade and can be repaid prior to maturity.

11.    Redeemable Preferred Stock

Jostens

        In May 2000, Jostens issued redeemable, payment-in-kind, preferred shares (Jostens redeemable preferred stock) having an initial liquidation preference of $60.0 million. The holders of Jostens redeemable preferred stock are entitled to receive dividends at 14.0% per annum, compounded quarterly and payable either in cash or in additional shares of the same series of preferred stock. The shares of Jostens redeemable preferred stock are subject to mandatory redemption by Jostens in May 2011 for a total amount of $272.6 million.

        Jostens ascribed $14.0 million of the initial liquidation preference value to detachable warrants to purchase 531,325 shares of its Class E common stock at an exercise price of $0.01 per share. In addition, $3.0 million of issuance costs were netted against the initial liquidation preference value and reflected as a reduction to the carrying amount of its preferred stock. Prior to the adoption of SFAS No. 150 on June 29, 2003, the carrying value of the Jostens redeemable preferred stock was being accreted to full liquidation preference value, plus unpaid preferred stock dividends, over the 11-year period through charges to retained earnings. Upon adoption of SFAS No. 150, Jostens assessed the value of the Jostens redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, thus recognizing a discount of $19.7 million and a $4.6 million cumulative effect of a change in accounting principle. The Jostens redeemable preferred stock was reclassified to the liabilities section of the balance sheet and the preferred dividend and related discount amortization were subsequently recorded as interest expense in the results of operations rather than as a reduction to retained earnings.

        In connection with the merger, all warrants that were outstanding immediately prior to the merger were cancelled and extinguished for $48.25 per equivalent common share, resulting in an aggregate payment of $25.6 million. In accordance with purchase accounting, Jostens recorded the Jostens redeemable preferred stock at fair value as of the merger date based on a third-party appraisal, giving rise to a premium in the amount of $36.5 million and eliminating the unamortized discount of $19.6 million previously established with the adoption of SFAS No. 150. The resulting premium is being amortized to interest expense through 2011 and represents a $0.3 million reduction to interest expense during the post-merger period in 2003. During the pre-merger period of 2003, $0.1 million of discount was amortized to interest expense.

        Also in connection with the merger, Jostens issued 8% redeemable preferred stock (the JIHC redeemable preferred stock) to the DLJMB Funds and received proceeds of $100.0 million. A portion of the net proceeds from the JHC notes offering was used to purchase all of the outstanding JIHC redeemable preferred stock for $102.8 million.

        The aggregate liquidation preference outstanding of the Jostens redeemable preferred stock as of the end of 2003 and 2002 was $99.1 million and $86.3 million, respectively, including accrued dividends. Jostens has 4,000,000 shares of preferred stock, $0.01 par value, authorized. Jostens had 96,793 and 84,350 shares outstanding in the form of redeemable preferred stock as of the end of 2003 and 2002, respectively.

Arcade

        Arcade is authorized to issue up to 5,000,000 shares of preferred stock, of which 2,111,111 shares have been designated as Senior Preferred Stock. In connection with the acquisition of Arcade, Arcade issued 2,011,111 shares of mandatorily redeemable senior preferred stock, resulting in proceeds of approximately $50.3 million. The mandatorily redeemable senior preferred stock accretes in value at 15% per annum, compounded quarterly, and must be redeemed by December 15, 2012. Early redemption is required if outstanding and there is a change in control. Arcade may redeem all or part of the outstanding mandatorily redeemable senior preferred stock for its accreted value multiplied by a declining redemption premium percentage that ranges from 107.5% to 100% based upon the year of redemption. The aggregate liquidation preference outstanding of Arcade's mandatorily redeemable senior preferred stock as of the end of 2003 was $123.5 million including accrued dividends. Upon adoption of SFAS No. 150, assessment performed by Arcade of its mandatorily redeemable senior preferred stock did not result in a fair value adjustment. The mandatorily redeemable senior preferred stock was reclassified to the liabilities section of the balance sheet and the preferred dividend and related discount amortization were subsequently recorded as interest expense in the results of operations rather than as a reduction to retained earnings.

12.    Derivative Financial Instruments and Hedging Activities

        The Companies' involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros.

        Jostens used an interest rate swap agreement to modify risk from interest rate risk fluctuations associated with a specific portion of its underlying debt. The interest rate swap was designated as a cash flow hedge and was reflected at fair value in the balance sheets. Differences paid or received under the swap contract were recognized over the life of the contract as adjustments to interest expense. As the critical terms of the interest rate swap and the hedged debt matched, there was an assumption of no ineffectiveness for this hedge. At the end of 2002, the notional amount outstanding was $70.0 million and the fair value of the interest rate swap was a liability of $2.2 million ($1.3 million net of tax). The contract matured in August of 2003 and was not renewed.

13.    Commitments and Contingencies

Leases

        Equipment and office, warehouse, and production space under operating leases expire at various dates. Rent expense was $2.9 million for the combined successor period and $2.4 million for the pre-merger period in 2003. Rent expense for 2002 and 2001 was $4.0 million and $3.5 million, respectively. Future minimum lease payments under the leases are as follows:

In thousands
2004	$7,739
2005	4,093
2006	2,606
2007	1,436
2008	656
Thereafter	2,238

$18,768

Forward Purchase Contracts

        Jostens is subject to market risk associated with changes in the price of gold. To mitigate its commodity price risk, Jostens enters into forward contracts to purchase gold based upon the estimated ounces needed to satisfy projected customer demand. Jostens' purchase commitment at the end of 2003 was $7.5 million with delivery dates occurring throughout 2004. These forward purchase contracts are considered normal purchases and therefore are not subject to the requirements of SFAS No. 133. The fair market value of their open gold forward contracts at the end of 2003 was $8.3 million and was calculated by valuing each contract at quoted futures prices.

        Gains or losses on forward contracts used to purchase inventory for which Jostens has firm purchase commitments qualify as accounting hedges and therefore are deferred and recognized in income when the inventory is sold. Counterparties expose Jostens to loss in the event of nonperformance as measured by the unrealized gains on the contracts. Exposure on open gold forward contracts at the end of 2003 was $0.8 million.

Environmental

        Jostens' operations are subject to a wide variety of federal, state, local, and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage,

transportation, treatment, and disposal of hazardous substances and other materials, and employee health and safety matters. Also, as an owner and operator of real property or a generator of hazardous substances, it may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act. As part of its environmental management program, Jostens is currently involved in various environmental remediation activities. As sites are identified and assessed in this program, Jostens determines potential environmental liabilities. Factors considered in assessing liability include, but are not limited to, whether they have been designated as a potentially responsible party, the number of other potentially responsible parties designated at the site, the stage of the proceedings, and available environmental technology.

        In 1996, Jostens assessed the likelihood as probable that a loss had been incurred at one of its sites based on findings included in remediation reports and from discussions with legal counsel. Although Jostens no longer owns the site, it continues to manage there mediation project, which began in 2000. As of the end of 2003, Jostens had made payments totaling $7.3 million for remediation at this site, and the balance sheet included $0.9 million in other accrued liabilities related to this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable. Jostens has not established a receivable for potential recoveries as of January 3, 2004. Jostens believes the effect on its results of operations, cash flows, and financial position, if any, for the disposition of this matter will not be material.

Litigation

        A federal antitrust action was served on Jostens on October 23, 1998. The complainant, Epicenter Recognition, Inc. (Epicenter), alleged that Jostens attempted to monopolize the market of high school graduation products in the state of California. Epicenter is a successor to a corporation formed by four of Jostens' former independent sales representatives. The plaintiff claimed damages of approximately $3.0 million to $10.0 million under various theories and differing sizes of relevant markets. Epicenter waived its right to a jury, so the case was tried before a judge in U.S. District Court in Orange County, California. On June 18, 2002, the Court found, among other things, that while Jostens' use of rebates, contributions, and value-added programs are legitimate business practices widely practiced in the industry and do not violate antitrust laws, its use of multiyear Total Service Program contracts violated Section 2 of the Sherman Act because these agreements could "exclude competition by making it difficult for a new vendor to compete against Jostens."

        On July 12, 2002, the Court entered an initial order providing, among other things, that Epicenter be awarded damages of $1.00, trebled pursuant to Section 15 of the Clayton Act, and that in the state of California, Jostens was enjoined for a period of 10 years from utilizing any contract, including those for Total Service Programs, for a period which extends for more than one year (the Initial Order). The Initial Order also provided for payment to Epicenter of reasonable attorneys fees and costs. Jostens made a motion to set aside the Initial Order. On August 23, 2002, the Court entered its ruling on the motion, and granted, in part, Jostens' motion for relief from judgment, changing the Initial Order and enjoining Jostens for only five years, and allowing them to enter into multiyear agreements in the following specific circumstances: (1) when a school requests a multiyear agreement, in writing and on its own accord or (2) in response to a competitor's offer to enter into a multiyear agreement. On August 23, 2002, the Court entered an additional order granting Epicenter's motion for attorneys' fees in the amount of $1.6 million plus $0.1 million in out-of-pocket expenses for a total award of $1.7 million. On September 12, 2002, Jostens filed a Notice of Appeal to the Ninth Circuit of the United States Court of Appeals. Payment of attorneys' fees and costs were stayed pending appeal. In November 2002, Jostens issued a letter of credit in the amount of $2.0 million to secure the judgment on attorneys' fees and costs. Jostens' brief on appeal was filed with the Court on February 13, 2003. Oral argument was scheduled by the Court and heard by a three-judge panel on October 7, 2003. On November 20, 2003, the Ninth Circuit panel completely reversed the decision of the lower court, holding that Jostens had not violated antitrust laws because they did not possess a monopoly in the relevant market and that the lower court had erred when it founded an injunction under the California unfair competition law. The Ninth Circuit panel also reversed the grant of damages, costs, attorneys' fees, and the injunction. On January 6, 2004, the Ninth Circuit panel denied a Petition for Rehearing and for Rehearing En Banc that had been filed by Epicenter on December 4, 2003. In response to the appellate court's reversal of the Initial Order, the trial court, on March 19, 2004, entered a revised judgment for Jostens and against Epicenter on all claims. The case is now closed.

        The Companies are a party to other litigation arising in the normal course of business. They regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. They believe the effect on the results of operations, cash flows, and financial position, if any, for the disposition of these matters will not be material.

14.    Income Taxes

        The following table summarizes the differences between income taxes computed at the federal statutory rate and income taxes from continuing operations for financial reporting purposes:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Federal statutory income tax rate	35%	35%	35%	35%
Federal (benefit) tax at statutory rate	$(25,398)	$4,113	$22,569	$15,790
State (benefit) tax, net of federal tax benefit	(2,493)	873	2,394	1,655
Foreign tax credits used (generated), net	2,033	—	(16,240)	—
Foreign earnings repatriation, net	933	—	9,278	—
Nondeductible interest expense	5,774	295	—	—
Nondeductible transaction costs	—	3,095	—	—
Capital loss resulting from IRS audit	—	—	(10,573)	—
(Decrease) increase in deferred tax valuation allowance	(890)	—	26,813	—
Other differences, net	(58)	319	1,973	1,130

(Benefit from) provision for income taxes from continuing operations	(20,099)	8,695	36,214	18,575
Provision for discontinued operations	863	—	—	—

Total	$(19,236)	$8,695	$36,214	$18,575

        The U.S. and foreign components of (loss) income from continuing operations before income taxes and the (benefit from) provision for income taxes from continuing operations were as follows:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Domestic	$(78,426)	$10,648	$57,436	$38,172
Foreign	5,861	1,102	7,047	6,943

(Loss) income from continuing operations before income taxes	$(72,565)	$11,750	$64,483	$45,115

Federal	$(155)	$7,977	$20,029	$8,144
State	(40)	1,609	2,289	1,592
Foreign	2,344	609	3,162	3,300

Total current income taxes	2,149	10,195	25,480	13,036
Deferred	(22,248)	(1,500)	10,734	5,539

(Benefit from) provision for income taxes from continuing operations	$(20,099)	$8,695	$36,214	$18,575

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A net deferred tax asset represents management's best estimate of the tax benefits that will more likely than not be realized in future years at each reporting date. Significant components of the deferred income tax liabilities and assets as of the end of 2003 and 2002 consisted of:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	2003	2002
	In thousands
Tax depreciation in excess of book	$(27,236)	$(4,471)
Capitalized software development costs	(2,324)	(3,947)
Tax on unremitted non-U.S. earnings	(904)	(768)
Pension benefits	(21,976)	(17,129)
Basis difference on property, plant, and equipment	(15,506)	—
Basis difference on intangible assets	(265,882)	—
Assets held for sale	(9,390)	—
Other	(2,269)	(532)

Deferred tax liabilities	(345,487)	(26,847)
Reserves for accounts receivable and salesperson overdrafts	6,783	5,828
Reserves for employee benefits	16,867	15,424
Other reserves not recognized for tax purposes	21,783	3,326
Foreign tax credit carryforwards	14,392	16,425
Capital loss carryforwards	12,884	13,234
Basis difference on pension liabilities	21,262	—
Basis difference on long-term debt	21,462	—
Amortization of intangibles	5,462	—
Other	7,467	6,232

Deferred tax assets	128,362	60,469
Valuation allowance	(43,064)	(29,659)

Deferred tax assets, net	85,298	30,810

Net deferred tax (liability) asset	$(260,189)	$3,963

        Jostens recognized $258.2 million of net deferred tax liabilities in connection with the merger. This amount represents the tax effect for temporary differences between the carrying amount of assets and liabilities resulting from the purchase price allocation and the related tax bases. At the end of 2003, the net deferred tax liability related to temporary differences arising from their merger accounting was $235.3 million.

        During 2002, Jostens agreed to certain adjustments proposed by the Internal Revenue Service (IRS) in connection with its audit of Jostens' federal income tax returns filed for the years 1996 through 1998. As a result of the audit, Jostens agreed to pay additional federal taxes of $11.3 million. Combined with additional state taxes and interest charges, the liability related to these adjustments, which had previously been accrued, was approximately $17.0 million. During 2003, Jostens filed an appeal with the IRS concerning a further proposed adjustment of approximately $8.0 million. While the appeal process may take up to two years to complete, Jostens believes the outcome of this matter will not have a material impact on its results of operations.

        In connection with the aforementioned audit, the IRS recharacterized as a capital loss approximately $27.0 million of notes that were written off in 1998. The notes were received in connection with the 1995 sale of a subsidiary. Since capital losses may only be used to offset future capital gains, Jostens has provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to its capital losses may not be realized. At the end of 2003, Jostens has capital loss carryforwards totaling approximately $32.6 million, of which $27.0 million expire in 2004, $4.0 million expire in 2006, and $1.6 million expire in 2007.

        During 2003 and 2002, Jostens repatriated $3.0 million and $32.1 million, respectively, of earnings from its Canadian subsidiary. Jostens was unable to fully utilize all foreign tax credits generated in connection with the distributions. During 2003, Jostens reduced the deferred tax asset balance and related valuation allowance by $2.4 million to reflect foreign tax credit carryforwards as reported on Jostens' 2002 income tax return. At the end of 2003, Jostens has foreign tax credit carryforwards totaling $14.4 million, of which approximately $13.5 million expire in 2007 and $0.9 million expire in 2008. Jostens has provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to the foreign tax credits may not be realized. During 2003 and 2002, Jostens provided deferred income taxes of $0.1 million and $0.8 million, respectively, on approximately $0.5 million and $4.0 million, respectively, of unremitted Canadian earnings that are no longer considered permanently invested.

        As described in Note 10, during December 2003, Jostens issued $150.0 million of senior discount notes due 2013. The notes have significant original issuance discount (OID) and are considered applicable high yield discount obligations because the yield to maturity of the notes exceeds the sum of the applicable federal rate in effect for the month the notes were issued and five percentage points. As a result, Jostens will not be allowed a deduction for interest (including OID) accrued on the notes until such time as Jostens actually pays such interest (including OID) in cash or other property. Jostens has provided deferred income taxes of approximately $0.5 million on $1.3 million of OIC accrued through December 2003.

15.    Benefit Plans

Pension and Other Postretirement Benefits

        Jostens has noncontributory defined benefit pension plans that cover nearly all employees. The benefits provided under the plans are based on years of service, age eligibility, and employee compensation. They have funded the benefits for Jostens' qualified pension plans through pension trusts, the objective being to accumulate sufficient funds to provide for future benefits. In addition to qualified pension plans, Jostens has unfunded, non-qualified pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified plans. Jostens also provides certain medical and life insurance benefits for eligible retirees, including their spouses and dependents. Generally, the postretirement benefits require contributions from retirees.

        Von Hoffmann contributes to a multiemployer pension plan covered by labor union contracts. Contribution amounts are determined by contract and Von Hoffmann does not administer or control the funds in any way. Contributions to the plan were $0.1 million for the five-month period ended December 31, 2003. The fund's administration reported that, as of the most recent actuarial report, the fund had no unfunded vesting liability and no withdrawal liability for contributing employers for the plan year through April 30, 2004.

        With the acquisition of Lehigh Press, Von Hoffmann maintains a trusteed, noncontributory defined benefit pension plan for eligible employees of the Lehigh Press divisions not otherwise covered by collective bargaining agreements. In addition, Von Hoffmann maintains an unfunded supplemental retirement plan (SRP) for certain key executives of Lehigh Press. The SRP no longer has any active participants accruing benefits under the SRP. The plans provide benefits based on years of service and final average compensation.

        The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2003 and 2002 as well as the funded status and amounts both recognized and not recognized in the balance sheets as of December 31, 2003 and 2002, for all defined benefit plans combined. It should be noted that the Jostens plans are based on a measurement date of September 30, 2003:

	Pension benefits			Postretirement benefits
	Combined (Successor)	Jostens, Inc. (Predecessor)		Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	Five Months 2003	Seven Months 2003	2002
	In thousands
Change in benefit obligation
Benefit obligation, beginning of period	$201,857	$185,388	$165,676	$6,309	$8,942	$6,392
Acquisition	30,366	—	—	—	—	—
Service cost	1,206	4,846	4,944	6	65	89
Interest cost	2,463	10,176	11,705	60	388	438
Plan amendments	—	—	477	—	—	(129)
Actuarial loss (gain)	5,756	8,935	11,282	313	(2,170)	2,997
Administrative expenses	(17)	—	—	—	—	—
Benefits paid	(1,641)	(7,488)	(8,696)	(135)	(916)	(845)

Benefit obligation, end of period	$239,990	$201,857	$185,388	$6,553	$6,309	$8,942

Change in plan assets
Fair value of plan assets, beginning of period	$189,923	$165,929	$189,823	$—	$—	$—
Acquisition	20,573	—	—	—	—	—
Actual return (loss) on plan assets	5,560	29,975	(17,011)	—	—	—
Company contributions	294	1,507	1,813	135	916	845
Administrative expenses	(17)	—	—	—	—	—
Benefits paid	(1,641)	(7,488)	(8,696)	(135)	(916)	(845)

Fair value of plan assets, end of period	$214,692	$189,923	$165,929	$—	$—	$—

Funded status
Funded status, end of period(1)	$8,733		$4,668	$—		$—
Unfunded status, end of period(2)	(34,031)		(24,127)	(6,553)		(8,943)

Net unfunded status, end of period	(25,298)		(19,459)	(6,553)		(8,943)
Unrecognized cost:
Net actuarial loss	3,450		47,449	312		5,709
Transition amount	—		(830)	—		—
Prior service cost	—		3,319	—		(157)

Net amount recognized	$(21,848)		$30,479	$(6,241)		$(3,391)

Amounts recognized in the balance sheets
Prepaid benefit cost	$12,579		$47,239	$—		$—
Accrued benefit cost	(34,427)		(22,549)	(6,241)		(3,391)
Intangible asset	—		341	—		—
Accumulated comprehensive income—pretax	—		5,448	—		—

Net amount recognized	$(21,848)		$30,479	$(6,241)		$(3,391)

(1)
Relates to all qualified pension plans.

(2)
Relates to all non-qualified pension and postretirement benefit plans.

        During 2003, interest rates had not returned to the levels of prior years, which required Jostens to change the discount rate assumption from 6.75% to 6.00% for the pension and postretirement plans. This increased the year-end benefit obligations and accounts for the majority of the amounts shown as 2003 actuarial loss.

        In accordance with purchase accounting, Jostens recognized the funding status of its pension and postretirement benefit plans as of July 29, 2003. At the end of 2003, the unrecognized net actuarial loss for pension benefits was $3.5 million.

        The accumulated benefit obligation (ABO) for all defined benefit pension plans was $225.1 million and $174.1 million at the end of 2003 and 2002, respectively. The ABO differs from the benefit obligation shown in the table in that it includes no assumption about future compensation levels.

        Non-qualified pension plans, included in the tables above, with obligations in excess of plan assets were as follows:

	Post-Merger 2003	Pre-Merger 2002
	In thousands
Projected benefit obligation	$24,829	$24,127
Accumulated benefit obligation	23,578	22,549
Fair value of plan assets	—	—

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for one qualified plan with obligations in excess of plan assets at the end of 2002 were $88.1 million, $78.4 million, and $87.3 million, respectively.

        Net periodic benefit expense (income) of the pension and other postretirement benefit plans included the following components:

	Pension benefits
	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
		In thousands
Service cost	$1,206	$4,846	$4,944	$4,690
Interest cost	2,463	10,176	11,705	10,900
Expected return on plan assets	(3,254)	(16,973)	(21,569)	(19,838)
Amortization of prior year service cost	—	1,548	1,837	1,868
Amortization of transition amount	—	(461)	(714)	(875)
Amortization of net actuarial loss (gain)	—	439	(1,626)	(2,518)

Net periodic benefit expense (income)	$415	$(425)	$(5,423)	$(5,773)

	Postretirement benefits
	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Service cost	$6	$65	$89	$66
Interest cost	60	388	438	372
Amortization of prior year service cost	—	(16)	(7)	(7)
Amortization of net actuarial loss	—	232	186	—

Net periodic benefit expense	$66	$669	$706	$431

Assumptions

        Weighted average assumptions used to determine end of year benefit obligations are as follows:

	Pension benefits		Postretirement benefits
	2003	2002	2003	2002
Discount rate:
Jostens	6.00%	6.75%	6.00%	6.75%
Von Hoffmann	6.25	—	—	—
Rate of compensation increase:
Jostens	6.30	6.30	—	—
Von Hoffmann	3.00	—	—	—

        Weighted average assumptions used to determine net periodic benefit cost for the year are as follows:

	Pension benefits		Postretirement benefits
	2003	2002	2003	2002
Discount rate:
Jostens	6.75%	7.25%	6.75%	7.25%
Von Hoffmann	8.00	—	—	—
Expected long-term rate of return on plan assets:
Jostens	9.50	10.00	—	—
Von Hoffmann	8.00	—	—	—
Rate of compensation increase:
Jostens	6.30	6.30	—	—
Von Hoffmann	3.00	—	—	—

        Assumed health care cost trend rates are as follows:

	Postretirement benefits
	2003	2002
Health care cost trend rate assumed for next year	9.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00	5.00
Year that the rate reaches the ultimate trend rate	2007	2007

        The Companies employ a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established via a building block approach and proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

        Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. For 2003, a one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	In thousands
Effect on total of service and interest cost components	$32	$29
Effect on postretirement benefit obligation	$374	$341

Plan Assets

        The weighted average asset allocations for the pension plans as of the measurement date of 2003 and 2002, by asset category, are as follows:

Asset Category	2003	2002	Target
Equity securities	76.0%	63.4%	80.0%
Debt securities	23.2	35.7	20.0
Real estate	—	—	—
Other	0.8	0.9	—

	100.0%	100.0%	100.0%

        The Companies employ a total return investment approach whereby a mix of equities and fixed income investments is used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

Contributions

        The projected contributions include $5.4 million to their non-qualified pension plans and $0.8 million to the postretirement benefit plans in 2004. The actual amount of contributions is dependent upon the actual return on plan assets.

401(k) Plans

        The Companies have 401(k) savings plans, which cover substantially all salaried and hourly employees who have met the plans' eligibility requirements. The Companies provide a matching contribution on amounts contributed by employees, limited to a specific amount of compensation that varies among the plans. The contribution was $3.6 million for the combined successor period in 2003, $2.7 million for the Jostens predecessor period in 2003, and $4.4 million and $4.3 million in 2002 and 2001, respectively, which represents 50% of eligible employee contributions.

16.    Shareholder's Equity (Deficit)

Combined (Successor)

	Par value	Authorized shares	Issued and outstanding shares
	In thousands, except par value
Jostens	$0.01	4,750	3,229
Von Hoffmann	$0.01	150,000	916
Arcade	$0.01	20,000	161

Jostens (Predecessor)

        Prior to the merger on July 29, 2003, Jostens common stock consisted of Class A through Class E common stock as well as undesignated common stock. Holders of Class A common stock were entitled to one vote per share, whereas holders of Class D common stock were entitled to 306.55 votes per share. Holders of Class B common stock, Class C common stock, and Class E common stock had no voting rights.

        The par value and number of authorized, issued, and outstanding shares as of the end of 2002 for each class of common stock is set forth below:

	Par value		Authorized shares	Issued and outstanding shares
	In thousands, except par value
Class A	$0.33	1/3	4,200	2,825
Class B	$0.01		5,300	5,300
Class C	$0.01		2,500	811
Class D	$0.01		20	20
Class E	$0.01		1,900	—
Undesignated	$0.01		12,020	—

			25,940	8,956

17.    Stock Plans

Stock Options

Jostens

        In connection with the merger, all options to purchase Jostens common stock that were outstanding immediately prior to the merger were cancelled and extinguished in consideration for an amount equal to the difference between the per-share merger consideration and the exercise price, resulting in an aggregate payment of $12.6 million included in "transaction costs" in the predecessor period of 2003.

        Jostens did not grant any stock options in 2003. The weighted average fair value of options granted in 2002 and 2001 was $8.03 and $7.66 per option, respectively. Jostens estimated the fair values using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

	2002	2001
Risk-free rate	2.7%	4.8%
Dividend yield	—	—
Volatility factor of the expected market price of Jostens common stock	20%	20%
Expected life of the award (years)	7.0	7.0

        The following table summarizes stock option activity:

	Shares	Weighted average exercise price
	Shares in thousands
Outstanding at December 30, 2000	531	$25.25
Granted	73	25.25
Cancelled	(52)	25.25

Outstanding at December 29, 2001	552	25.25
Granted	45	28.50
Cancelled	(41)	25.29

Outstanding at December 28, 2002	556	25.51
Cancelled	(2)	25.25
Settled for cash in the merger	(554)	25.51

Outstanding at July 29, 2003	—	—

        At the end of 2002, the weighted average remaining contractual life of the options was approximately 4.7 years, and 111,570 options were exercisable.

Von Hoffmann

        Von Hoffmann has two stock option plans under which certain officers, employees, and members of the Board of Directors are participants. All stock options are granted at market value.

        For the 1997 Stock Option Plan, Von Hoffmann authorized the granting of options to management personnel for up to 6,000 shares of Von Hoffmann common stock. Certain options granted under the plan vest ratably over a five-year period, while other options have an accelerated vesting feature in which vesting occurs ratably over a five-year period only if certain performance targets are met. If performance targets are not met, those options automatically vest nine years and 11 months from the date of grant. Vested options may be exercised up to ten years from the date of grant.

        For the 2003 Stock Option Plan, Von Hoffmann authorized the granting of options to management personnel and nonemployee directors for up to 2,773 shares of Von Hoffmann common stock. Options under the plan vest only if certain performance targets are met as determined by the Board of Directors. If performance targets are not met, those options automatically vest nine years and

11 months from the date of grant. Vested options may be exercised up to ten years from the date of grant. Information related to Von Hoffmann's stock option plans are presented as follows:

	2003
	Number of options	Weighted average exercise price
	Shares in thousands
Outstanding at August 1, 2003	5,044	$1.00
Forfeited	(262)	1.00
Cancelled	—	—
Granted	—	1.00

Outstanding at end of year	4,782	1.00

Exercisable at end of year	3,292	1.00

Reserved for future option grants	3,991	—

        Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if Von Hoffmann had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the minimum value method. Under this method, the expected volatility of Von Hoffmann common stock is not estimated, as there is no market for Von Hoffmann common stock in which to monitor stock price volatility. The calculation of the fair value of the options granted in 2003 assumes a risk-free interest rate of 3.00%, an assumed dividend yield of 0.00%, and an expected life of the options of five years. The weighted average fair value of options granted during 2003 was $0.14 per share. The weighted average remaining contractual life of the options is 5.22 years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' estimated vesting period.

        Option valuation models require the input of highly subjective assumptions. Because Von Hoffmann's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Based on the above assumptions, the Companies' pro forma net loss incorporating this amortization would not have been materially different from reported amounts during the five-month period ended January 31, 2004.

Arcade

        Arcade adopted the 1998 Stock Option Plan (the Option Plan) for certain employees and directors of Arcade. The Option Plan authorizes the issuance of options to acquire up to 1,650,000 shares of AHC I's common stock. Arcade's Board of Directors determines the terms of each individual options grant. The exercise price for each grant is required to be set at least equal to the fair market value per share of AHC I's common stock provided that the exercise price shall not be less than $1.00 per share. Options vest over periods ranging from one to eight years. Certain options are eligible for accelerated vesting based on targeted EBITDA. EBITDA is net income or loss plus income taxes, interest expense, management fees, loss from early retirement of debt, loss from sale and disposal of fixed assets, depreciation, amortization and impairment loss of goodwill, and amortization of other intangibles less gains from early retirement of debt and settlement of purchase price dispute. Options may be exercisable for up to ten years.

        A summary of AHC I's stock option activity and related information for the five-month period ended December 31, 2003 follows:

	2003
	Number of options	Weighted average exercise price
	Shares in thousands
Outstanding at August 1, 2003	1,527	$1.00
Granted	—	—
Forfeited	—	—

Outstanding at end of year	1,527	1.00

Exercisable at end of year	1,440	1.00

Weighted average remaining contractual life	6.2 years	—

Stock Loan Programs

        In connection with the merger, the remaining stock loans issued in May 2000 to certain members of senior management of Jostens to purchase shares of Jostens common stock were repaid, together with accumulated interest. At the end of 2002, the outstanding balance of these loans was $1.6 million, including accumulated interest, and was classified as a reduction in shareholders' equity (deficit) in the balance sheet.

18.    Business Segments

        For the successor period, each business is managed in the following reportable segments: Jostens, Von Hoffmann, and Arcade.

        The Jostens segment provides product and services in three major product categories: yearbooks, class rings, and graduation products, which includes diplomas, graduation regalia such as caps and gowns, accessories, and fine paper announcements.

        The Von Hoffmann segment manufactures four-color casebound and softcover educational textbooks and related components for major publishers of books in the United States.

        The Arcade segment markets and manufactures multisensory marketing, interactive advertising, and sampling systems that utilize various technologies that engage the senses of touch, sight, and smell.

Combined (Successor)
Five Months 2003
In thousands
Net sales to external customers
Jostens	$284,171
Von Hoffmann	143,280
Arcade	58,907

Total combined	$486,358

Net loss from continuing operations
Jostens	$37,040
Von Hoffmann	6,906
Arcade	8,520

Total combined	$52,466

Assets
Jostens	$1,731,413
Von Hoffmann	565,505
Arcade	215,724

Total combined	$2,512,642

Depreciation and amortization
Jostens	$37,447
Von Hoffmann	11,140
Arcade	3,373

Total combined	$51,960

Interest
Jostens	$32,754
Von Hoffmann	18,559
Arcade	17,121

Total combined	$68,434

Income tax
Jostens	$18,436
Von Hoffmann	3,651
Arcade	(1,988)

Total combined	$20,099

Net sales by geographic area
United States	$449,127
France	9,818
Other, primarily Canada	27,413

Total combined	$486,358

Net property, plant, and equipment and intangible assets by geographic area
United States	$2,054,092
Other, primarily Canada	5,606

Total combined	$2,059,698

        For the predecessor period, Jostens managed its business on the basis of one reportable segment: the development, manufacturing, and distribution of school-related affinity products.

        Revenues are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates. No single customer accounted for more than 10% of revenue in the pre-merger and post-merger period of 2003 or in fiscal years 2002 or 2001.

        The following tables present net sales by class of similar products and certain geographic information:

	Jostens, Inc. (Predecessor)
	Seven Months 2003	2002	2001
	In thousands
Net sales by classes of similar products
Yearbooks	$229,041	$318,451	$299,856
Class rings	90,785	204,148	204,243
Graduation products	163,535	179,713	181,885
Photography	20,697	53,672	50,576

Consolidated	$504,058	$755,984	$736,560

Net sales by geographic area
United States	$484,460	$716,110	$697,484
Other, primarily Canada	19,598	39,874	39,076

Consolidated	$504,058	$755,984	$736,560

Net property, plant, and equipment and intangible assets by geographic area
United States		$77,217	$78,394
Other, primarily Canada		3,160	3,556

Consolidated		$80,377	$81,950

19.    Discontinued Operations/Restructuring

        In December 2001, the Board of Directors of Jostens approved a plan to exit its former Recognition business in order to focus its resources on the core school-related affinity products business. Prior to the end of 2001 and in connection with Jostens' exit, it sold certain assets of the Recognition business to a supplier who manufactures awards and trophies. Jostens received cash proceeds in the amount of $2.5 million and noncash proceeds of $0.8 million in the form of a promissory note that was paid in 2002. The results of the Recognition business are reflected as discontinued operations in the statement of operations for all periods presented.

        Revenue and loss from discontinued operations were as follows:

	2003	2002	2001
	In thousands
Revenue from external customers	$16,306	$—	$55,913
Pretax loss from operations of discontinued operations before measurement date	2,214	—	(9,036)
Pretax gain (loss) on disposal	—	2,708	(27,449)
Income tax (expense) benefit	(863)	(1,071)	14,045

Gain (loss) on discontinued operations	$1,351	$1,637	$(22,440)

        During 2001, the results of discontinued operations encompassed the period through the December 3, 2001 measurement date. The $27.4 million pretax loss on disposal of the discontinued business consisted of a noncash charge of $11.1 million to write off certain net assets of the Recognition business plus a $16.3 million charge for accrued costs related to exiting the Recognition business.

        During 2002, Jostens reversed $2.3 million of the accrued charges based on its revised estimates for employee separation costs and phase-out costs. Of the total adjustment, $0.5 million resulted from modifying the anticipated workforce reduction from 150 to 130 full-time positions and $1.8 million resulted from lower information systems, customer service and internal support costs, and lower receivable write-offs than originally anticipated. In addition, Jostens reversed $0.4 million in other liabilities for a total pretax gain on discontinued operations of $2.7 million ($1.6 million net of tax). Components of the accrued disposal costs, which are included in "current liabilities of discontinued operations" in the balance sheet, are as follows:

				Utilization
	Initial charge	Prior accrual	Net adjustments	Prior periods	Pre-Merger 2003	Post-Merger 2003	Balance end of 2003
			In thousands
Employee separation benefits and other related costs	$6,164	$—	$(523)	$(5,109)	$(156)	$—	$376
Phase-out costs of exiting the Recognition business	4,255	—	(1,365)	(2,591)	(72)	(7)	220
Salesperson transition benefits	2,855	1,236	(191)	(767)	(688)	(252)	2,193
Other costs related to exiting the Recognition business	3,018	1,434	(228)	(4,224)	—	—	—

	$16,292	$2,670	$(2,307)	$(12,691)	$(916)	$(259)	$2,789

        Jostens' obligation for separation benefits continues through 2004 over the benefit period as specified under its severance plan, and transition benefits will continue to be paid through the period of statutory obligations.

        On December 11, 2003, Von Hoffmann announced the closure of two manufacturing facilities under the Precision Offset Printing Company Inc. (Precision) subsidiary. The remaining operations will be combined into the Pennsauken, New Jersey-based Lehigh Litho division of Lehigh Press. The purpose of the closures is to reduce the cost structure as well as consolidate its service offerings (i.e. products, people, etc.) to the educational customers who print products on plastics and other synthetic substrates.

        Von Hoffmann estimates the pretax expenses associated with the above closures to total approximately $4.0 million to $4.5 million consisting of employee severance ($0.7 million); revision of depreciable assets and salvage value of property, plant, and equipment ($2.7 million); and other cash charges ($0.7 million). Of these amounts, none were recognized to date in 2003. These amounts will be recognized over the first two quarters of 2004.

20.    Special Charges

        During 2001, Jostens recorded special charges totaling $2.5 million. Jostens incurred costs of $2.1 million for severance and related separation benefits in connection with the departure of a senior executive and two other management personnel. In addition, Jostens elected to terminate its joint venture operations in Mexico City, Mexico and took a charge of $0.4 million, primarily to write off the net investment. Jostens utilized $2.3 million of the aggregate special charge in 2001, less than $0.1 million in 2002, and the remaining balance in the combined successor period of 2003.

21.    Subsequent Event

        On October 4, 2004, Jostens Holding Corp. ("JHC") consummated the transactions (the "Transactions") contemplated by the Contribution Agreement dated July 21, 2004, between JHC and Fusion Acquisition LLC, an entity affiliated with Kohlberg Kravis Roberts & Co., L.P. ("Fusion"), pursuant to which Fusion contributed all of the capital stock of each of Von Hoffmann Holdings Inc. and AHC I Acquisition Corp. to JHC in exchange for the issuance by JHC to Fusion of 2,664,356 shares of Class A Common Stock and one share of Class C Common Stock of JHC. The contribution was a part of certain concurrent transactions in which Fusion acquired all of the capital stock of each of Von Hoffmann Holdings Inc. and AHC I Acquisition Corp. for aggregate investment of $256.0 million. JHC contributed such capital stock to its direct subsidiary Jostens Secondary Holdings Corp., and ultimately to its indirect subsidiary, Jostens IH Corp. The consideration paid by Fusion was funded by capital contributions from investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. In connection with the Transactions, Jostens IH Corp. incurred approximately $1.6 billion of new indebtedness, which was used, among other things, to repay, repurchase and redeem certain existing indebtedness of Jostens, Inc., Von Hoffmann Holdings, Inc., Von Hoffmann Corporation, AHC I Acquisition Corp. and AKI, Inc. As a result of the Transactions, approximately 90% of the economic interests and approximately 91% of the voting interests in JHC will be controlled by investment funds affiliated with DLJ Merchant Banking Partners III, L.P. and Kohlberg Kravis Roberts & Co. L.P.

JOSTENS HOLDING CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Six Months Ended
	Combined (Successor) July 3, 2004	Jostens, Inc. (Predecessor) June 28, 2003
	(In thousands)
Net sales	$810,785	$496,460
Cost of products sold	482,759	211,750

Gross profit	328,026	284,710
Selling and administrative expenses	235,611	180,047
Special changes	1,229	—

Operating income	91,186	104,663
Net interest expense	85,729	27,475
Loss on redemption of debt	420	—
Other expense	156	—

Income from continuing operations before income taxes	4,881	77,188
Provision for income taxes	4,992	32,079

(Loss) income from continuing operations	(111)	45,109
Discontinued operations, net of tax	4,229	—

Net income	4,118	45,109
Dividends and accretion on redeemable preferred stock	—	(6,525)

Net income available to common shareholders	$4,118	$38,584

The accompanying notes are an integral part of the unaudited condensed financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONDENSED COMBINED BALANCE SHEETS

(UNAUDITED)

	(Successor) July 3, 2004	(Successor) January 3, 2004
	(In thousands)
ASSETS
Cash and cash equivalents	$32,187	$49,073
Accounts receivable, net	169,169	125,975
Inventories, net	96,890	109,940
Deferred income taxes	14,573	4,402
Assets held for sale	62,280	59,652
Salespersons overdrafts, net of allowance of $10,510 and $10,953	21,414	30,062
Prepaid expenses and other current assets	10,781	18,333

Total current assets	407,294	397,437
Property and equipment	473,291	466,552
Less accumulated depreciation	(244,757)	(221,104)

Property and equipment, net	228,534	245,448
Goodwill	1,111,041	1,129,965
Intangibles, net	627,750	684,285
Other assets	50,711	55,507

	$2,425,330	$2,512,642

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings	$9,675	$16,451
Accounts payable	43,566	37,680
Accrued employee compensation	40,620	39,996
Commissions payable	45,653	18,599
Customer deposits	57,866	150,336
Income taxes payable	38,527	9,629
Interest payable	22,564	22,862
Current portion of long-term debt	5,150	2,000
Other accrued liabilities	22,935	28,627

Total current liabilities	286,556	326,180
Long-term debt, less current maturities	1,423,493	1,457,961
Redeemable preferred securities (liquidation preference: $239,059 and $222,567)	255,387	258,787
Deferred income taxes	247,503	260,308
Other noncurrent liabilities	34,144	35,538

Total liabilities	2,247,083	2,338,774
Commitments and contingencies
Common stock:
Jostens Holding Corp	32	32
Von Hoffmann Holdings, Inc.	916	916
AHC I Acquisition Corp.	2	161
Additional paid-in capital	403,659	403,500
Treasury stock	(8,470)	(8,470)
Carryover basis	(15,730)	(15,730)
Officer notes receivable	(553)	(528)
Accumulated deficit	(202,801)	(206,919)
Accumulated other comprehensive income	1,192	906

Total shareholders' equity	178,247	173,868

	$2,425,330	$2,512,642

The accompanying notes are an integral part of the unaudited condensed financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	Combined (Successor) July 3, 2004	Jostens, Inc. (Predecessor) June 28, 2003
	(In thousands)
OPERATING ACTIVITIES
Net income	$4,118	$45,109
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	30,152	10,941
Amortization included in interest expense	11,248	2,664
Other amortization	57,044	1,687
Accrued interest on redeemable preferred stock and subordinated debt	25,202	—
Deferred income taxes	(26,782)	—
Other non cash reconciling items	246	95
Changes in assets and liabilities	(54,793)	(28,343)

Net cash provided by operating activities	46,435	32,153
INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	—	(5,008)
Purchases of property and equipment	(18,661)	(5,369)
Other investing activities, net	5,196	(407)

Net cash used for investing activities	(13,465)	(10,784)
FINANCING ACTIVITIES
Principal payments on long-term debt	(47,546)	(8,218)
Redemption of senior subordinated notes payable	(5,800)	—
Proceeds from issuance of long-term debt	4,000	—
Other financing activities, net	(448)	(1,420)

Net cash used for financing activities	(49,794)	(9,638)
Effect of exchange rate changes on cash and cash equivalents	(62)	271

(Decrease) increase in cash and cash equivalents	(16,886)	12,002
Cash and cash equivalents, beginning of period	49,073	10,938

Cash and cash equivalents, end of period	$32,187	$22,940

JOSTENS HOLDING CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.    Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited condensed consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Companies to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        As a result of the 2003 merger transaction as discussed in Note 2, Jostens applied purchase accounting and a new basis of accounting began on July 29, 2003. The six months ended June 28, 2003 are a predecessor period and the six months ended July 3, 2004 are a successor period. The financial statements for the predecessor period are those of Jostens, Inc. and its wholly-owned subsidiaries. The financial statements for the successor period are presented on a combined basis and include the accounts of Jostens Holding Corp. and subsidiaries (Jostens), Von Hoffmann Holdings Inc and subsidiaries. (Von Hoffmann) and AHC I Acquisition Corp. and subsidiaries (Arcade) (combined, "the Companies"), which are held under common ownership by DLJ Merchant Banking Partners III (DLJ).

        Jostens, 82% owned by DLJ, is a provider of school-related affinity products and services in three major product categories: yearbooks, class rings and graduation products, which includes diplomas, graduation regalia, such as caps and gowns, accessories and fine paper announcements. Jostens is also a provider of school photography products and services in Canada and has a small but growing presence in the United States. Jostens utilizes a 52-53 week fiscal year ending on the Saturday nearest December 31.

        Von Hoffmann, 99% owned by DLJ, is a manufacturer of four-color case bound and soft-cover educational textbooks and related components for major publishers of books in the United States. Von Hoffmann utilizes a calendar fiscal year and is combined as of June 30, 2004 and for the period from January 1, 2004 to June 30, 2004.

        Arcade, 99% owned by DLJ, is a global marketer and manufacturer of multi-sensory marketing, interactive advertising and sampling systems that utilize various technologies that engage the senses of touch, sight and olfactory. Arcade utilizes a fiscal year end June 30 and is combined as of June 30, 2004 and for the period from January 1, 2004 to June 30, 2004.

        Certain amounts in our prior period financial statements and notes have been reclassified to conform to the current period presentation.

Stock-Based Compensation

        The Companies apply the intrinsic method prescribed by Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options granted to employees and non-employee directors. Accordingly, no compensation cost has been reflected in net income for these plans since all options are granted at or above fair value. The Companies have determined the impact of any stock compensation expense under the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) 123, Accounting for Stock-Based Compensation to be immaterial to the consolidated and combined financial statements and, therefore, have not presented pro forma information regarding net income.

New Accounting Standards

FSP 106-1—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003

        On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the "Act") was signed into law. The Act will provide plan sponsors a federal subsidy for certain qualifying prescription drug benefits covered under the sponsor's postretirement health care plans. In accordance with Financial Accounting Standards Board (FASB) Staff Position (FSP) 106-1, all amounts are presented without reflecting any potential effects of the Act. On May 19, 2004, the FASB issued FSP 106-2, which requires measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit cost to reflect the effects of the Act in the first interim period beginning after June 15, 2004. The Companies do not expect the adoption of the Act to have a material impact on the consolidated and combined financial statements.

2.    2003 Merger

        On June 17, 2003, Jostens Holding Corp. (JHC) entered into a merger agreement with Jostens, Inc. and Ring Acquisition Corp., an entity organized by JHC for the sole purpose of effecting its acquisition of Jostens, Inc. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens, Inc. with Jostens, Inc. becoming the surviving company and an indirect subsidiary of JHC (the merger).

        In connection with the merger, JHC invested $317.9 million into Jostens IH Corp. (JIHC), a controlled subsidiary of JHC and the direct parent of Jostens, Inc. following the merger. JIHC used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock, to make a capital contribution of $417.9 million to Jostens, Inc. Jostens, Inc. used the proceeds from the capital contribution, along with incremental borrowings under its new senior secured credit facility, to repurchase all previously outstanding common stock and warrants. Jostens, Inc. paid $471.0 million to holders of common stock and warrants representing a cash payment of $48.25 per share.

        Jostens accounted for the merger as a purchase in accordance with the provisions of SFAS 141, "Business Combinations". The price paid to holders of common stock and warrants of $471.0 million was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the merger. As of July 3, 2004, the preliminary allocation of the purchase price, excluding certain transaction costs, was as follows:

(In thousands)
Current assets	$165,280
Property and equipment	101,389
Intangible assets	660,399
Goodwill	709,724
Other assets	18,622
Current liabilities	(202,635)
Long-term debt	(594,494)
Redeemable preferred stock	(106,511)
Deferred income taxes	(252,209)
Other liabilities	(28,521)

$471,044

        Jostens estimated the fair value of its assets and liabilities, including intangible assets and property, plant and equipment, as of the merger date utilizing information available at the time that the consolidated financial statements were prepared. These estimates are subject to refinement until all pertinent information has been obtained. During the six months ended July 3, 2004, Jostens recorded purchase price adjustments through goodwill to reduce the fair value of its redeemable preferred stock and its property and equipment in the amounts of $20.0 million and $0.6 million, respectively, and established a $2.9 million purchase accounting liability.

        The $2.9 million purchase accounting liability is for severance and other personnel costs related to the involuntary termination or relocation of employees associated with management's plans, as of the merger date, to cease production at Jostens' Red Wing, MN manufacturing facility. Production and customer service of graduation diplomas will be transferred to facilities in Owatonna, MN, Shelbyville, TN and Topeka, KS. The decision to close the Red Wing facility was based on improving customer service and overall efficiency of Jostens. On June 22, 2004, Jostens formally communicated the termination of employment to 180 full-time and seasonal plant and administrative employees. Jostens anticipates that the majority of these costs will be paid during 2004.

3.    The Lehigh Press, Inc. Acquisition

        On October 22, 2003, Von Hoffmann acquired all of the outstanding shares of The Lehigh Press, Inc. (Lehigh Press) for approximately $108.3 million (the Lehigh Press Acquisition). Lehigh Press is a leading provider of book covers and other components, and a provider of digital premedia and direct marketing printing services, operating through its Lehigh Lithographers and Lehigh Direct divisions. The acquisition reinforced Von Hoffmann's market position within the elementary and high school case bound education market as well as furthers their strategy to increase product offerings and capabilities to their customer base. The Lehigh Press Acquisition was financed with funds borrowed under Von Hoffmann's senior secured credit agreement and cash on hand.

        The acquisition was accounted for as a purchase in accordance with the provisions of SFAS No. 141. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on the estimates of their respective fair values at the date of the acquisition.

        During the six months ended July 3, 2004, Lehigh Press completed its final federal and state tax returns for the periods under previous ownership. As a result of these filings, Von Hoffmann adjusted its allocation of the purchase price, which resulted in a decrease to goodwill of $0.4 million and a corresponding reduction in income taxes payable. The allocation of the purchase price is not subject to further adjustments. As of July 3, 2004, the Lehigh Press stock purchase agreement required $6.0 million to be placed in escrow for certain potential indemnification clauses under the stock purchase agreement. The escrow or portions thereof will expire at various dates through April 2005.

        In November 2003, Von Hoffmann's Board of Directors authorized the exploration of a potential sale of Lehigh Direct. Von Hoffmann determined to sell the Lehigh Direct business because it does not serve their core instructional materials market. To assist it in the sale of the Lehigh Direct division, Von Hoffman engaged Credit Suisse First Boston in late November 2003. As a result, retroactive to the date Von Hoffmann acquired Lehigh Press, the Lehigh Direct division of Lehigh Press met the criteria for classification as an asset held for sale under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, the carrying value of the division's net assets was adjusted to its fair value less expected costs to sell, amounting to $55.0 million, based on recent internal analysis of similar transactions. The preliminary valuation recognized for the Lehigh Direct division could change depending on further analysis of the financial information of Lehigh Direct as well as further review of current market valuations.

        Activity associated with operating results of the Lehigh Direct division is shown separately as part of discontinued operations net of a tax provision of $2.7 million for the six months ended July 3, 2004. Net sales and pre-tax income for the six months ended July 3, 2004 were $47.0 million and $6.9 million, respectively.

        On April 27, 2004, Von Hoffmann announced the closure of Lehigh Press's premedia operating division, located in Elk Grove Village, Illinois. The operations will be combined into H & S Graphics, Inc., Von Hoffmann's existing premedia operation. The impact to on-going operations and financial position will not be material.

4.    Pro Forma Financial Results

        The following unaudited pro forma information presents results of operations as if the 2003 merger and the acquisition of Lehigh Press had occurred at the beginning of fiscal 2003. The unaudited pro forma information also combines the operations of Von Hoffman and Arcade for the six months ended June 28, 2003.

Six months ended June 26, 2003
(In thousands)
Revenues	$781,164
Net income	13,837

5.    Comprehensive Income

        Comprehensive income and its components, net of tax are presented below:

	Six Months Ended
	Combined (Successor) July 3, 2004	Jostens, Inc. (Predecessor) June 28, 2003
	(In thousands)
Net income	$4,118	$45,109
Change in cumulative translation adjustment	194	(327)
Change in fair value of foreign currency hedge	92	—
Change in fair value of interest rate swap agreement	—	1,189

Comprehensive income	$4,404	$45,971

6.    Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

	Combined (Successor) July 3, 2004	Combined (Successor) January 3, 2004
	(In thousands)
Trade receivables	$183,076	$135,277
Allowance for doubtful accounts	(3,693)	(3,511)
Allowance for sales returns	(10,214)	(5,791)

Total accounts receivable, net	$169,169	$125,975

        Net inventories were comprised of the following:

	Combined (Successor) July 3, 2004	Combined (Successor) January 3, 2004
	(In thousands)
Raw material and supplies	$46,634	$34,043
Work in process	39,322	44,932
Finished goods	15,034	34,713
Reserve for obsolescence	(2,858)	(2,506)

	98,132	111,182
LIFO reserve	(1,242)	(1,242)

Total inventories, net	$96,890	$109,940

7.    Assets Held for Sale

        As disclosed in Note 3, Von Hoffmann determined to sell its Lehigh Direct business. In accordance with SFAS No. 144, the carrying value of the division's net assets was adjusted to its fair value less costs to sell, amounting to $55.0 million, which was based on internal analysis of recent similar transactions.

        From the acquisition date through July 3, 2004, the value of the asset held for sale changed based on the fluctuations in net assets included within the disposal group. No gain or loss was recognized associated with this change in the net assets of Lehigh Direct, as Von Hoffmann believes the valuation of the asset will change accordingly. The net assets of the Lehigh Direct division consisted of the following:

	Combined (Successor) July 3, 2004	Combined (Successor) January 3, 2004
	(In thousands)
Assets:
Current assets	$19,616	$18,430
Property, plant, and equipment, net	55,000	54,399

Total assets	74,616	72,829
Liabilities:
Current liabilities	8,213	9,054
Deferred income taxes	4,123	4,123

Total liabilities	12,336	13,177

Assets held for sale	$62,280	$59,652

        Within the statement of operations, activity associated with operating results of the Lehigh Direct division is shown separately as part of discontinued operations, net of tax provision of $2.7 million. For the six months ended July 3, 2004, net sales and pre-tax profit were $47.0 million and $6.9 million, respectively.

8.    Goodwill and Other Intangible Assets

        The increase in goodwill and other intangible assets as of July 3, 2004 compared to the period ended June 28, 2003 is predominantly attributable to the effect of purchase accounting in connection with the July 29, 2003 merger and the acquisition of Lehigh Press.

        The changes in the net carrying amount of goodwill were as follows:

	Combined (Successor) July 3, 2004	Jostens, Inc. (Predecessor) June 28, 2003
	(In thousands)
Balance at beginning of period	$1,129,965	$14,450
Goodwill acquired during the period	15	4,781
Purchase price adjustments	(18,909)	(3,277)
Currency translation	(30)	141

Balance at end of period	$1,111,041	$16,095

        The gross carrying amount and accumulated amortization for each major class of other intangible assets were as follows:

	Combined (Successor) July 3, 2004
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net
	(In thousands)
School relationships	10 years	$330,000	$(30,977)	$299,023
Order backlog	1.5 years	49,394	(37,292)	12,102
Internally developed software	2 to 5 years	12,200	(3,183)	9,017
Patented/unpatented technology	3 years	19,592	(5,529)	14,063
Customer relationships	4 to 8 years	35,455	(6,530)	28,925
Other	3 years	3,099	(1,679)	1,420

		449,740	(85,190)	364,550
Trademarks	Indefinite	263,200	—	263,200

		$712,940	$(85,190)	$627,750

        Amortization expense related to other intangible assets was $56.6 million and $0.6 million for the six months ended July 3, 2004 and June 28, 2003, respectively.

9.    Restructuring Charges

        On December 11, 2003, Von Hoffmann announced the closure of two manufacturing facilities under the Precision Offset Printing Company Inc. (Precision) subsidiary. The remaining operations will be combined into the Pennsauken, NJ-based Lehigh Lithographers (Litho) division of The Lehigh Press. The purpose of the closure is to reduce the cost structure as well as consolidate its service offerings (i.e., products, people, etc.) to the educational customers who print products on plastics and other synthetic substrates.

        During the six months ended July 3, 2004, Von Hoffmann revised the amount of expected pre-tax expenses associated with the above closure to total approximately $2.2 million. The expenses consist of employee severance and related benefits ($0.7 million); revision of depreciable assets and salvage value of property, plant, and equipment ($1.1 million) and other charges ($0.4 million). The reduction in the amount of total restructuring costs is due to changes in the mix of equipment being transferred and an increase in the level of expected proceeds from disposition of assets.

        During the six months ended July 3, 2004, Von Hoffmann recognized $2.0 million of restructuring related charges. Within costs of products and services, Von Hoffmann recognized incremental depreciation expense of $1.1 million as a result of the revision of depreciable lives and salvage value of property, plant and equipment not being transferred. In addition, Von Hoffmann recognized $0.7 million and $0.2 million within special charges associated with employee severance and other cash charges, respectively. As of July 3, 2004, a restructuring reserve for severance of $0.1 million remains. No restructuring charges were recognized in the comparable prior year period.

        In conjunction with Jostens exiting their Recognition business in December 2001, they recorded a $27.4 million pre-tax loss on disposal for discontinued operations. The pre-tax loss on disposal consisted of a non-cash charge of $11.1 million to write off certain net assets of the Recognition business plus a $16.3 million charge for accrued costs related to exiting the Recognition business. Components of the accrued exit costs as of July 3, 2004 were as follows:

				Utilization
	Initial charge	Prior accrual				Balance July 3, 2004
			Net adjustments	Prior	2004
				(In thousands)
Employee separation benefits and other related costs	$6,164	$—	$(442)	$(5,265)	$(66)	$391
Phase-out costs of exiting the Recognition business	4,255	—	(1,203)	(2,670)	20	402
Salesperson transition benefits	2,855	1,236	(191)	(1,707)	(219)	1,974
Other costs related to exiting the Recognition business	3,018	1,434	(228)	(4,224)	—	—

	$16,292	$2,670	$(2,064)	$(13,866)	$(265)	$2,767

        Jostens' obligation for separation benefits continues through 2004 over the benefit period as specified under their severance plan, and transition benefits will continue to be paid through the period of their contractual obligation.

10.    Long-term Debt

        Long-term debt consists of the following:

	Combined (Successor) July 3, 2004	Combined (Successor) January 3, 2004
	(In thousands)
Senior secured credit facility—Jostens—Term loan	$417,704	$453,705
Senior subordinated notes due May 2010—Jostens	224,865	231,702
Senior discount notes due December 2013—Jostens	159,036	151,286
Promissory note due March 2009—Jostens	3,942	—
Senior secured credit agreement—Von Hoffmann—Revolving loan	23,500	25,800
Senior subordinated notes due May 2007—Von Hoffmann	100,000	100,000
Senior notes due March 2009—Von Hoffman	277,485	277,749
Subordinated exchange debentures—Von Hoffmann	44,181	41,169
Borrowings under credit agreement—Arcade:
Term loan	—	7,250
Revolving loan	1,500	—
Senior notes due July 2008—Arcade	103,510	103,510
Amended and restated notes due December 2009—Arcade	72,920	67,790

	1,428,643	1,459,961
Less current portion	5,150	2,000

	$1,423,493	$1,457,961

        During the six months ended July 3, 2004, Jostens voluntarily prepaid $36.0 million on its senior secured credit facility and redeemed $5.0 million principal amount of its senior subordinated notes, recognizing a loss of $0.4 million. The loss consists of $0.8 million of premium paid on redemption of the notes and a net $0.4 million credit resulting from the write-off of related unamortized premium, original issuance discount and deferred financing costs.

        Jostens, Von Hoffmann and Arcade have revolving credit commitments in the amount of $150.0 million, $100.0 million and $20.0 million, respectively. As of July 3, 2004, Jostens had $9.7 million outstanding in the form of short-term borrowings, at a weighted average interest rate of 5.5%, at their Canadian subsidiary, while Von Hoffmann and Arcade had $23.5 million and $1.5 million, respectively, outstanding in the form of revolving loans. In addition, Jostens and Von Hoffman had $10.8 million and $3.4 million, respectively, outstanding in the form of letters of credit, leaving $221.2 million aggregate funds available under the Companies' revolving credit facilities.

        Jostens' senior secured credit facility and senior subordinated notes contain certain cross-default provisions whereby a violation of a covenant under one debt obligation would, consequently, violate covenants under the other debt obligation. In addition, Von Hoffmann's senior secured credit agreement and senior subordinated notes, as well as Arcade's credit agreement and senior notes, each contain customary covenants and restrictions on the ability of the respective companies to engage in certain activities. As of July 3, 2004, the Companies were in compliance with all covenants.

11.    Redeemable Preferred Stock

        On June 29, 2003, the Companies adopted SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. In accordance with SFAS 150, they reclassified their redeemable preferred stock to the liabilities section of the condensed balance sheet and began reporting the preferred dividend as interest expense in their results of operations rather than as a reduction to retained earnings. Jostens also recognized $4.6 million cumulative effect of a change in accounting principle. Jostens did not provide any tax benefit in connection with the cumulative effect adjustment because payment of the related preferred dividend and the discount amortization are not tax deductible.

        Pro forma amounts assuming the change in accounting principle had been in effect since the beginning of 2003 are as follows:

	Six Months Ended
	Combined (Successor) July 3, 2004	Jostens, Inc. (Predecessor) June 28, 2003
	(In thousands)
Net income available to common shareholder(s)	$4,118	$38,584
Dividends and accretion on redeemable preferred shares previously reported	—	6,525
Pro forma interest expense	—	(5,527)

Pro forma net income available to common shareholder(s)	$4,118	$39,582

        During the six months ended July 3, 2004, Jostens refined their estimate of the fair value of the redeemable preferred stock as of the merger date from $130.0 million to $110.0 million. The aggregate liquidation preference of the Jostens and Arcade redeemable preferred stock as of July 3, 2004 and January 3, 2004 was $239.1 million and $222.6 million, respectively, including accrued dividends. Jostens has 4,000,000 shares of preferred stock, $.01 par value, authorized. Jostens had 103,687 and 96,793 shares outstanding in the form of redeemable preferred stock as of July 3, 2004 and January 3, 2004, respectively. Arcade has 50,000 shares of preferred stock, $.01 par value, authorized. As of July 3, 2004 and January 3, 2004, Arcade had 20,311 shares outstanding in the form of redeemable senior preferred stock.

12.    Derivative Financial Instruments and Hedging Activities

        Jostens uses forward foreign currency exchange contracts to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros. The effective portion of the change in fair value for these contracts, which have been designated as a cash flow hedge, is reported in "accumulated other comprehensive income" (AOCI) and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion of the change in fair value of these instruments is immediately recognized in earnings. The notional amount of contracts outstanding at July 3, 2004 was $2.7 million. There were no forward foreign currency exchange contracts outstanding at January 3, 2004. These contracts will mature over the remainder of the current fiscal year, the period in which all amounts included in AOCI will be reclassified into earnings.

13.    Pension and Other Postretirement Benefit Plans

        Net periodic benefit cost for the Companies' pension and other postretirement benefit plans for the six months ended July 3, 2004 and June 28, 2003 consists of the following:

	Pension Benefits		Postretirement Benefits
	Combined (Successor) July 3, 2004	Jostens, Inc. (Predecessor) June 28, 2003	Combined (Successor) July 3, 2004	Jostens, Inc. (Predecessor) June 28, 2003
	(In thousands)
Service cost	$3,847	$2,908	$20	$39
Interest cost	7,079	6,106	216	233
Expected return on plan assets	(9,843)	(10,184)	—	—
Amortization of prior year service cost	20	929	—	(10)
Amortization of transition amount	—	(277)	—	—
Amortization of net actuarial loss	—	264	—	140

Net periodic benefit expense (income)	$1,103	$(254)	$236	$402

14.    Commitments

        Jostens is subject to market risk associated with changes in the price of gold. To mitigate their commodity price risk, they enter into forward contracts to purchase gold based upon the estimated ounces needed to satisfy projected customer demand. Jostens' purchase commitment at July 3, 2004 was $7.3 million with delivery dates occurring throughout 2004. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The fair market value of Jostens' open gold forward contracts as of July 3, 2004 was $7.3 million and was calculated by valuing each contract at quoted futures prices.

15.    Income Taxes

        The effective rate of tax presented for the combined successor results of operations for the six months ended July 3, 2004 is based on the total of the income tax expense (benefit) recorded on each of our companies' separately reported financial statements. Jostens and Von Hoffmann applied tax rates of 24% and 30%, respectively, to their separately reported results of operations for the current six-month period.

        Consistent with the provisions of APB 28, Interim Financial Reporting, both the companies have provided an income tax provision based on their best estimate of the effective tax rate applicable for the entire year on a separate company basis.

        The principal factor influencing the Jostens and Arcade separate company tax rate is the effect of nondeductible interest expense associated with redeemable preferred stock. Arcade's effective tax rate was also negatively affected by an increase in the valuation allowance on certain of its deferred tax assets. The principal factor influencing the Von Hoffmann separate company tax rate is the effect of nondeductible interest expense on subordinated exchange debentures.

16.    Segments

        For the successor period, each business is managed in the following reportable segments: Jostens, Von Hoffmann and Arcade. The Jostens segment provides product and services in three major product categories: yearbooks, class rings and graduation products, which includes diplomas, graduation regalia, such as caps and gowns, accessories and fine paper announcements. The Von Hoffmann segment manufactures four-colored case bound and soft-cover educational textbooks and related components for major publishers of books in the United States. The Arcade segment markets and manufactures multi-sensory marketing, interactive advertising and sampling systems that utilize various technologies that engage the senses of touch, sight and olfactory.

        For the predecessor period, Jostens, Inc. managed their business on the basis of one reportable segment: the development, manufacturing and distribution of school-related affinity products.

        The following table presents certain financial information by reportable segment for the six months ended July 3, 2004:

Combined (Successor) July 3, 2004
(In thousands)
Net sales to external customers
Jostens	$519,271
Von Hoffmann	228,016
Arcade	63,498

$810,785

Operating income
Jostens	$56,820
Von Hoffmann	22,122
Arcade	12,244

$91,186

Depreciation and amortization
Jostens	$69,716
Von Hoffmann	14,060
Arcade	3,420

$87,196

Net interest expense
Jostens	$40,159
Von Hoffmann	24,407
Arcade	21,163

$85,729

        There have been no material changes in total assets of the Companies' reportable segments since January 3, 2004.

17.    Subsequent Event

        On October 4, 2004, Jostens Holding Corp. ("JHC") consummated the transactions (the "Transactions") contemplated by the Contribution Agreement dated July 21, 2004, between JHC and Fusion Acquisition LLC, an entity affiliated with Kohlberg Kravis Roberts & Co., L.P. ("Fusion"), pursuant to which Fusion contributed all of the capital stock of each of Von Hoffmann Holdings Inc. and AHC I Acquisition Corp. to JHC in exchange for the issuance by JHC to Fusion of 2,664,356 shares of Class A Common Stock and one share of Class C Common Stock of JHC. The contribution was a part of certain concurrent transactions in which Fusion acquired all of the capital stock of each of Von Hoffmann Holdings Inc. and AHC I Acquisition Corp. for aggregate investment of $256.0 million. JHC contributed such capital stock to its direct subsidiary Jostens Secondary Holdings

Corp., and ultimately to its indirect subsidiary, Jostens IH Corp. The consideration paid by Fusion was funded by capital contributions from investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. In connection with the Transactions, Jostens IH Corp. incurred approximately $1.6 billion of new indebtedness, which was used, among other things, to repay, repurchase and redeem certain existing indebtedness of Jostens, Inc., Von Hoffmann Holdings, Inc., Von Hoffmann Corporation, AHC I Acquisition Corp. and AKI, Inc. As a result of the Transactions, approximately 90% of the economic interests and approximately 91% of the voting interests in JHC will be controlled by investment funds affiliated with DLJ Merchant Banking Partners III, L.P. and Kohlberg Kravis Roberts & Co. L.P.

Report of Independent Auditors

To the Shareholders and Board of Directors
Jostens Holding Corp.
Minneapolis, Minnesota

        We have audited the accompanying consolidated balance sheet of Jostens Holding Corp. and subsidiaries as of January 3, 2004 (successor), and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months). These financial statements are the responsibility of Jostens Holding Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jostens Holding Corp. and subsidiaries as of January 3, 2004, and the results of their operations and their cash flows for the period from July 30, 2003 to January 3, 2004 and the period from December 29, 2002 to July 29, 2003, in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 1 to the consolidated financial statements, Jostens Holding Corp. adopted Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," effective June 29, 2003 and changed its method of accounting for redeemable preferred stock.

Minneapolis, Minnesota February 12, 2004

Report of Independent Auditors

To the Shareholders and Board of Directors of Jostens, Inc.:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the consolidated financial position of Jostens, Inc. and its subsidiaries at December 28, 2002, and the consolidated results of their operations and their cash flows for each of the two fiscal years in the period ended December 28, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Jostens, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 6 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on December 30, 2001.

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
February 12, 2003

JOSTENS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands, except per share data
Net sales	$284,171	$504,058	$755,984	$736,560
Cost of products sold	162,656	218,594	315,961	311,212

Gross profit	121,515	285,464	440,023	425,348
Selling and administrative expenses	143,845	196,430	306,449	300,927
Loss on redemption of debt	503	13,878	1,765	—
Transaction costs	226	30,960	—	—
Special charges	—	—	—	2,540

Operating (loss) income	(23,059)	44,196	131,809	121,881
Interest income	337	82	1,109	2,269
Interest expense	32,754	32,528	68,435	79,035

(Loss) income from continuing operations before income taxes	(55,476)	11,750	64,483	45,115
(Benefit from) provision for income taxes	(18,436)	8,695	36,214	18,575

(Loss) income from continuing operations	(37,040)	3,055	28,269	26,540

Discontinued operations:
Loss from operations (net of income tax benefit of $3,422)	—	—	—	(5,614)
Gain (loss) on disposal (net of income tax expense of $1,071 and income tax benefit of $10,623)	—	—	1,637	(16,826)

Gain (loss) on discontinued operations	—	—	1,637	(22,440)
Cumulative effect of accounting change	—	4,585	—	—

Net (loss) income	(37,040)	7,640	29,906	4,100
Dividends and accretion on redeemable preferred shares	—	(6,525)	(11,747)	(10,202)

Net (loss) income available to common shareholders	$(37,040)	$1,115	$18,159	$(6,102)

Basic net (loss) income per common share:
(Loss) income from continuing operations	$(11.47)	$(0.39)	$1.85	$1.82
Gain (loss) on discontinued operations	—	—	0.18	(2.50)
Cumulative effect of accounting change	—	0.51	—	—

	$(11.47)	$0.12	$2.03	$(0.68)

Diluted net (loss) income per common share:
(Loss) income from continuing operations	$(11.47)	$(0.39)	$1.66	$1.65
Gain (loss) on discontinued operations	—	—	0.17	(2.26)
Cumulative effect of accounting change	—	0.51	—	—

	$(11.47)	$0.12	$1.83	$(0.61)

Weighted average common shares outstanding	3,229	8,956	8,959	8,980
Dilutive effect of warrants and stock options	—	—	941	957

Weighted average common shares outstanding assuming dilution	3,229	8,956	9,900	9,937

The accompanying notes are an integral part of the consolidated financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	2003	Predecessor 2002
	In thousands, except share amounts
ASSETS
Cash and cash equivalents	$24,752	$10,938
Accounts receivable, net	57,018	59,027
Inventories, net	72,523	69,348
Deferred income taxes	—	13,631
Salespersons overdrafts, net of allowance of $10,953 and $8,034, respectively	30,062	25,585
Prepaid expenses and other current assets	10,446	8,614

Total current assets	194,801	187,143

Property and equipment, net	105,593	65,448
Goodwill	746,025	14,450
Intangibles, net	644,654	479
Deferred financing costs, net	29,483	22,665
Pension assets, net	—	21,122
Other	10,857	16,214

	$1,731,413	$327,521

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Short-term borrowings	$13,013	$8,960
Accounts payable	17,483	13,893
Accrued employee compensation and related taxes	28,124	31,354
Commissions payable	16,736	15,694
Customer deposits	149,809	133,840
Income taxes payable	8,833	7,316
Interest payable	4,910	10,789
Current portion of long-term debt	—	17,094
Deferred income taxes	4,283	—
Other accrued liabilities	14,065	14,968
Current liabilities of discontinued operations	3,100	4,323

Total current liabilities	260,356	258,231

Long-term debt—less current maturities	836,693	563,334
Redeemable preferred stock (liquidation preference: $99,052)	135,272	—
Deferred income taxes	231,416	9,668
Pension liabilities, net	18,695	—
Other noncurrent liabilities	4,664	7,978

Total liabilities	1,487,096	839,211

Commitments and contingencies
Redeemable preferred stock (liquidation preference: $86,318)	—	70,790
Common stock
Class A $.01 par value; authorized: 700,000 shares; issued and outstanding: 504,584 shares
Class B $.01 par value; non-voting; authorized: 4,050,000 shares; issued and outstanding: 2,724,759 shares	32	—
Common stock	—	1,003
Additional paid-in-capital	281,316	20,964
Officer notes receivable	—	(1,625)
Accumulated deficit	(37,040)	(592,005)
Accumulated other comprehensive income (loss)	9	(10,817)

Total shareholders' equity (deficit)	244,317	(582,480)

	$1,731,413	$327,521

The accompanying notes are an integral part of the consolidated financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Net (loss) income	$(37,040)	$7,640	$29,906	$4,100
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
Depreciation	13,900	12,649	24,645	25,910
Amortization of debt discount, premium and deferred financing costs	2,926	3,112	7,422	6,960
Other amortization	20,621	1,939	2,252	2,708
Depreciation and amortization of discontinued operations	—	—	—	1,202
Accrued interest on redeemable preferred stock	8,418	842	—	—
Deferred income taxes	(20,051)	(1,500)	11,805	(2,237)
Loss on redemption of debt	503	13,878	1,765	—
Cumulative effect of accounting change, net of tax	—	(4,585)	—	—
Other	180	2,765	(959)	3,038
Changes in assets and liabilities:
Accounts receivable	(1,888)	4,576	(2,789)	8,706
Inventories	21,102	14,293	1,166	20,716
Salespersons overdrafts	(4,840)	1,645	2,452	(810)
Prepaid expenses and other current assets	(4,724)	3,405	(891)	2,423
Pension liabilities/assets	(1,478)	(750)	(5,983)	(6,875)
Accounts payable	9,268	(5,969)	(4,828)	(5,709)
Accrued employee compensation and related taxes	6,487	(9,998)	3,962	(3,434)
Commissions payable	(24,953)	25,632	(2,945)	(1,256)
Customer deposits	90,845	(76,069)	7,440	17,552
Income taxes payable	(6,780)	8,288	(9,624)	1,785
Interest payable	871	(6,750)	222	471
Net liabilities of discontinued operations	(326)	(897)	(5,159)	6,982
Other	(767)	(939)	(4,387)	(10,585)

Net cash provided by (used for) operating activities	72,274	(6,793)	55,472	71,647

Acquisition of businesses, net of cash acquired	(423,439)	(5,008)	—	—
Purchases of property and equipment	(17,041)	(6,129)	(22,843)	(22,205)
Purchases of property and equipment related to discontinued operations	—	—	—	(496)
Proceeds from sale of property and equipment	7	90	1,256	4,204
Proceeds from sale of business	—	—	—	2,500
Other investing activities, net	(18)	(828)	(1,225)	168

Net cash used for investing activities	(440,491)	(11,875)	(22,812)	(15,829)
Net short-term borrowings	620	1,500	8,960	—
Repurchase of common stock and warrants	—	(471,044)	(2,851)	(396)
Principal payments on long-term debt	(25,000)	(379,270)	(60,855)	(38,874)
Redemption of senior subordinated notes payable	(9,325)	—	(8,456)	—
Proceeds from issuance of long-term debt	153,711	475,000	—	—
Proceeds from issuance of redeemable preferred stock	100,000	—	—	—
Proceeds from issuance of common stock	322,934	417,934	—	—
Payment for return of capital	(41,586)
Redemption of redeemable preferred stock	(102,820)	—	—	—
Debt financing costs	(5,709)	(20,212)	(1,620)	—
Merger costs	—	(12,608)	—	—
Other financing activities, net	—	1,625	—	—

Net cash (used for) provided by financing activities	392,825	12,925	(64,822)	(39,270)

Effect of exchange rate changes on cash and cash equivalents	144	236	—	—

Increase (decrease) in cash and cash equivalents	24,752	(5,507)	(32,162)	16,548
Cash and cash equivalents, beginning of period	—	10,938	43,100	26,552

Cash and cash equivalents, end of period	$24,752	$5,431	$10,938	$43,100

Supplemental information:
Income taxes paid	$8,398	$1,895	$31,492	$5,004
Interest paid	$23,703	$32,162	$61,542	$71,604

The accompanying notes are an integral part of the consolidated financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

	Common shares		Additional paid-in- capital warrants				Accumulated other comprehensive income (loss)
				Additional paid-in- capital	Officer notes receivable	Accumulated deficit
	Number	Amount						Total
Predecessor	In thousands
Balance—December 30, 2000	8,993	$1,015	$24,733	$—	$(1,775)	$(604,102)	$(6,191)	$(586,320)
Net income						4,100		4,100
Change in cumulative translation adjustment							(1,502)	(1,502)
Transition adjustment relating to the adoption of SFAS 133, net of $1,194 tax							(1,821)	(1,821)
Change in fair value of interest rate swap agreement, net of $1,021 tax							(1,566)	(1,566)
Adjustment in minimum pension liability, net of $931 tax							(1,423)	(1,423)

Comprehensive loss								(2,212)
Preferred stock dividends						(9,670)		(9,670)
Preferred stock accretion						(532)		(532)
Repurchase of common stock	(28)	(9)			368	(755)		(396)

Balance—December 29, 2001	8,965	$1,006	$24,733	$—	$(1,407)	$(610,959)	$(12,503)	$(599,130)
Net income						29,906		29,906
Change in cumulative translation adjustment							579	579
Change in fair value of interest rate swap agreement, net of $1,351 tax							2,065	2,065
Adjustment in minimum pension liability, net of $627 tax							(958)	(958)

Comprehensive income								31,592
Preferred stock dividends						(11,097)		(11,097)
Preferred stock accretion						(650)		(650)
Repurchase of common stock	(9)	(3)			126	(268)		(145)
Reacquisition of warrants to purchase common shares			(3,769)			1,063		(2,706)
Interest accrued on officer notes receivable					(344)			(344)

Balance—December 28, 2002	8,956	$1,003	$20,964	$—	$(1,625)	$(592,005)	$(10,817)	$(582,480)
Net income						7,640		7,640
Change in cumulative translation adjustment							(278)	(278)
Change in fair value of interest rate swap agreement, net of $846 tax							1,293	1,293

Comprehensive income								8,655
Preferred stock dividends						(6,148)		(6,148)
Preferred stock accretion						(377)		(377)
Payment on officer notes receivable					1,625			1,625
Repurchase of common stock and warrants	(8,956)	(1,003)	(20,964)			(449,077)		(471,044)
Issuance of common stock	1	—		417,934				417,934
Effect of purchase accounting						1,039,967	9,802	1,049,769

Balance—July 29, 2003	1	$—	$—	$417,934	$—	$—	$—	$417,934

Successor
Issuance of common stock	3,229	$32	$—	$322,902	$—	$—	$—	$322,934
Net loss						(37,040)		(37,040)
Change in cumulative translation adjustment							9	9

Comprehensive loss								(37,031)
Return of capital				(41,586)				(41,586)

Balance—January 3, 2004	3,229	$32	$—	$281,316	$—	$(37,040)	$9	$244,317

The accompanying notes are an integral part of the consolidated financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Formation of Company

        Jostens Holding Corp. ("Jostens Holdings"), formerly known as Ring Holding Corporation, was incorporated in June 2003. Jostens Holdings was capitalized in July 2003 through the issuance of common stock and received proceeds of $322.9 million. Jostens Holdings, in turn, established a wholly-owned subsidiary, Jostens IH Corp. ("JIHC"), and capitalized it through the purchase of common stock for $317.9 million. JIHC used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock to the DLJMB Funds, to make a capital contribution of $417.9 million to Jostens, Inc. ("Jostens"). Jostens is a leading provider of school-related affinity products and services including yearbooks, class rings and graduation products in North America. Jostens also provides school photography products and services of which they have a leading market share in Canada. Jostens has been in operation for over 100 years.

Basis of Presentation

        The accompanying consolidated financial statements, after the elimination of intercompany accounts and transactions, include the accounts of Jostens Holdings and our wholly-owned subsidiary, JIHC, and its wholly-owned subsidiary, Jostens, for the period from July 30, 2003 through January 3, 2004 (successor period, five months). The accounts prior to the merger (predecessor period, seven months) relate to Jostens and its wholly-owned subsidiaries. Our consolidated financial statements for the predecessor period were prepared using the historical basis of accounting for Jostens. As a result of the merger transaction as discussed in Note 2, we applied purchase accounting and a new basis of accounting began on July 29, 2003. Jostens Holdings and JIHC had no operating activities until the acquisition of Jostens.

Reclassifications

        Certain reclassifications of previously reported amounts have been made to conform to the current year presentation and to conform with recent accounting pronouncements and guidance. The reclassifications had no impact on net earnings as previously reported.

Fiscal Year

        We utilize a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31. The successor period in 2003 and fiscal years 2002 and 2001 ended on January 3, 2004, December 28, 2002 and December 29, 2001, respectively. The combined predecessor and successor periods in 2003 consisted of fifty-three weeks while fiscal years 2002 and 2001 each consisted of fifty-two weeks.

Use of Estimates

        The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        We consider all investments with an original maturity of three months or less on their acquisition date to be cash equivalents.

Allowance for Doubtful Accounts

        We make estimates of potentially uncollectible customer accounts receivable. We believe that our credit risk for these receivables is limited because of our large number of customers and the relatively small account balances for most of our customers. We evaluate the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, length of time receivables are past due, adverse situations that may affect a customer's ability to repay and prevailing economic conditions. We make adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Sales Returns

        We make estimates of potential future product returns related to current period product revenue. We evaluate the adequacy of the allowance on a periodic basis. This evaluation includes historical returns experience, changes in customer demand and acceptance of our products and prevailing economic conditions. We make adjustments to the allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Salespersons Overdrafts

        We make estimates of potentially uncollectible receivables arising from sales representative draws paid in excess of earned commissions. For veteran sales representatives, these estimates are based on historical commissions earned and length of service. For newer sales representatives, receivables arising from draws paid in excess of earned commissions are fully reserved. We evaluate the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, length of time receivables are past due, adverse situations that may affect a sales representative's ability to repay and prevailing economic conditions. We make adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Inventories

        Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing, which approximates the first-in, first-out (FIFO) method for all inventories except gold and certain other precious metals, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor and applicable overhead. LIFO inventories were $0.1 million at the end of 2003 and 2002 and approximated replacement cost. Obsolescence reserves are provided as necessary in order to approximate inventories at market value.

Property and Equipment

        Property and equipment are stated at historical cost for the predecessor period through July 29, 2003, at which time we adjusted property and equipment to fair value in accordance with purchase accounting. Maintenance and repairs are charged to operations as incurred. Major renewals and betterments are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	15 to 40
Machinery and equipment	3 to 10
Capitalized software	2 to 5

Capitalization of Internal-Use Software

        We capitalize costs of software developed or obtained for internal use once the preliminary project stage has concluded, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Goodwill and Other Intangible Assets

        Goodwill and other intangible assets are originally recorded at their fair values at date of acquisition. Goodwill and indefinite-lived intangibles are no longer amortized, but are tested annually for impairment, or more frequently if impairment indicators occur, as further described in ITEM 7 "Critical Accounting Policies". Prior to fiscal 2002, goodwill and intangibles were amortized over their estimated useful lives, not to exceed a period of forty years. Definite-lived intangibles are amortized over their estimated useful lives and are evaluated for impairment annually, or more frequently if impairment indicators are present, using a process similar to that used to test other long-lived assets for impairment.

Impairment of Long-Lived Assets

        We evaluate our long-lived assets, including intangible assets with finite lives, in compliance with Statement of Financial Accounting Standards (SFAS) 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". An impairment loss is recognized whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. In applying SFAS 144, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. We consider historical performance and future estimated results in our evaluation of impairment. If the carrying amount of the asset exceeds expected undiscounted future cash flows, we measure the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting expected future cash flows at the rate we utilize to evaluate potential investments.

Customer Deposits

        Amounts received from customers in the form of cash down payments to purchase goods are recorded as a liability until the goods are delivered.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense represents the taxes payable for the year and the change in deferred taxes during the year. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition and Warranty Costs

        We recognize revenue when the earnings process is complete, evidenced by an agreement between Jostens and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed and determinable. Provisions for warranty costs related to our jewelry products, sales returns and uncollectible amounts are recorded based on historical information and current trends.

Shipping and Handling

        Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Foreign Currency Translation

        Assets and liabilities denominated in foreign currency are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income (loss).

Supplier Concentration

        We purchase substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany, whom we believe is also a supplier to our major class ring competitors in the United States.

Derivative Financial Instruments

        We account for all derivatives in accordance with SFAS 133, "Accounting for Derivatives and Hedging Activities", as amended. SFAS 133 requires that we recognize all derivatives on the balance sheet at fair value and establish criteria for designation and effectiveness of hedging relationships. Effective December 31, 2000, the beginning of fiscal year 2001, we adopted SFAS 133 and recognized a $1.8 million, net-of-tax cumulative effect adjustment in other comprehensives income (loss). Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income (loss) are reclassified into earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of a derivative's change in fair value is recognized in earnings in the current period.

(Loss) Earnings Per Common Share

        Basic (loss) earnings per share are computed by dividing net (loss) income available to common shareholder(s) by the weighted average number of outstanding common shares. Diluted earnings per share are computed by dividing net income available to common shareholder(s) by the weighted average number of outstanding common shares and common share equivalents. Common share equivalents include the dilutive effects of warrants and options.

        There were no common share equivalents outstanding subsequent to the merger on July 29, 2003 as discussed in Note 2. For the predecessor period in 2003, approximately 0.9 million shares of common share equivalents were excluded in the computation of net (loss) per share since they were antidilutive due to the net loss incurred in the period. For 2002, options to purchase 44,750 shares of common stock were outstanding, but were excluded from the computation of common share equivalents because they were antidilutive.

Stock-Based Compensation

        We apply the intrinsic value method prescribed by Accounting Principles Board Opinion (APB) 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for stock options granted to employees and non-employee directors. Accordingly, no compensation cost has been reflected in net income for these plans since all options are granted at or above fair value. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS 123, "Accounting for Stock-Based Compensation". There were no stock options outstanding subsequent to the merger on July 29, 2003, as discussed in Note 2.

	Predecessor
	Seven Months 2003	2002	2001
	In thousands, except per-share data
Net income (loss) available to common shareholders
As reported	$1,115	$18,159	$(6,102)
Add stock-based employee compensation expense included in reported net income available to common shareholders, net of tax effects	7,608	—	—
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(2,185)	(483)	(375)

Proforma net income (loss) available to common shareholders	$6,539	$17,676	$(6,477)

Net income (loss) per share
Basic—as reported	$0.12	$2.03	$(0.68)
Basic—proforma	$0.73	$1.97	$(0.72)
Diluted—as reported	$0.12	$1.83	$(0.61)
Diluted—proforma	$0.66	$1.79	$(0.65)

New Accounting Standards

SFAS 143—Accounting for Asset Retirement Obligations

        In the first quarter of fiscal 2003, we adopted SFAS 143, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Adoption of this Statement had no impact on our financial statements.

SFAS 146—Accounting for Costs Associated with Exit or Disposal Activities

        In the first quarter of fiscal 2003, we adopted SFAS 146, which requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and be measured at fair value. Adoption of this Statement had no impact on our financial statements.

SFAS 150—Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

        As of June 29, 2003, we adopted SFAS 150, which establishes guidance for how certain financial instruments with characteristics of both liabilities and equity are classified and requires that a financial instrument that is within its scope be classified as a liability (or as an asset in some circumstances). We determined that the characteristics of our redeemable preferred stock were such that the securities should be classified as a liability and we recognized a $4.6 million cumulative effect of a change in accounting principle upon adoption. Restatement of prior periods was not permitted. We assessed the value of our redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, thus recognizing a discount of $19.7 million. The redeemable preferred stock was reclassified to the liabilities section of our consolidated balance sheet and the preferred dividend and related discount amortization were subsequently recorded as interest expense in our results of operations rather than as a reduction to retained earnings. We did not provide any tax benefit in connection with the cumulative effect adjustment because payment of the related preferred dividend and the discount amortization are not tax deductible.

        Unaudited proforma amounts assuming the change in accounting principle had been in effect since the beginning of 2001 are as follows:

		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands, except per share data
Net (loss) income available to common shareholders
As reported	$(37,040)	$1,115	$18,159	$(6,102)
Dividends and accretion on redeemable preferred shares previously reported	—	6,525	11,747	10,202
Reverse cumulative effect of accounting change	—	(4,585)	—	—
Proforma interest expense	—	(5,528)	(10,395)	(8,788)

Proforma net (loss) income available to common shareholders	$(37,040)	$(2,473)	$19,511	$(4,688)

Net (loss) income per share
Basic—as reported	$(11.47)	$0.12	$2.03	$(0.68)
Basic—proforma	$(11.47)	$(0.28)	$2.18	$(0.52)
Diluted—as reported	$(11.47)	$0.12	$1.83	$(0.61)
Diluted—proforma	$(11.47)	$(0.28)	$1.97	$(0.47)

FAS 132 (Revised—Employers' Disclosures about Pensions and Other Postretirement Benefits

        As of January 3, 2004, we adopted the provisions of SFAS 132 (Revised), which amends the disclosure requirements of SFAS 132 to require more complete information in both annual and interim financial statements about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and postretirement benefit plans. A discussion of our accounting policy and the required disclosures under the revised provisions of SFAS 132 are included in Note 12. Adoption of this Statement had no impact on our financial statements.

FSP 106-1—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003

        On December 8, 2003, President Bush signed into law a bill that expands Medicare, primarily adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. Under this bill, postretirement plans with prescription drug benefits that are at least "actuarially equivalent" to the Medicare Part D benefit will be eligible for a 28% subsidy. In response to this bill, on January 12, 2004, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) 106-1. FSP 106-1 addresses how to incorporate this subsidy into the calculation of the accumulated periodic benefit obligation (APBO) and net periodic postretirement benefit costs, and also allows plan sponsors to defer recognizing the effects of the bill in the accounting for its postretirement plan under SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, until further authoritative guidance on the accounting for the federal subsidy is issued. As the measurement date for our postretirement benefit plan is September 30, 2003, the APBO and the net periodic postretirement benefit cost in the financial statements and accompanying notes do not reflect the effects of the bill on the plan. In addition, specific authoritative guidance on the accounting for the federal subsidy is pending, and when issued, could require a change to previously reported information. We have deferred adoption of this standard, as is allowed under FSP 106-1, until further guidance is issued.

2.    Merger

        On June 17, 2003, Jostens Holdings entered into a merger agreement with Jostens and Ring Acquisition Corp., an entity organized by Jostens Holdings for the sole purpose of effecting its acquisition of Jostens. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens with Jostens surviving as an indirect subsidiary of Jostens Holdings, which we refer to as the merger. Currently the DLJMB Funds and certain co-investors beneficially own 99% of the outstanding voting securities of Jostens Holdings and certain members of Jostens' senior management and directors own the remaining 1%.

        In connection with the merger, Jostens Holdings invested $317.9 million into JIHC, a controlled subsidiary of Jostens Holdings and the direct parent of Jostens following the merger. JIHC used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock to the DLJMB Funds, to make a capital contribution of $417.9 million to Jostens. Jostens, in turn, used the proceeds from the capital contribution along with incremental borrowings under its senior secured credit facility to repurchase all previously outstanding common stock and warrants. Jostens paid $471.0 million to holders of its common stock and warrants representing a cash payment of $48.25 per share. In addition, Jostens paid approximately $41.0 million of cash fees and expenses associated with the merger including $12.6 million of compensation expense representing the excess of the fair market value over the exercise price of outstanding stock options, $12.6 million of capitalized merger costs and $16.0 million of expensed costs consisting primarily of investment banking, legal and accounting fees. Jostens also recognized $2.6 million of non-cash transaction costs as a result of writing off certain prepaid management fees having no future value.

        Also in connection with the merger, Jostens refinanced its senior secured credit facility through the establishment of a new senior secured credit facility. Jostens received $475.0 million in term loan borrowings under the new credit facility and repaid $371.1 million of outstanding indebtedness under the old credit facility. In addition, Jostens incurred cash transaction fees and related costs of $20.2 million associated with the new credit facility, which have been capitalized and are being amortized as interest expense over the life of the facility. Jostens also wrote off the unamortized balance of $13.9 million relating to non-cash deferred financing costs associated with the old credit facility.

Merger Accounting

        Beginning on July 29, 2003, our subsidiary, JIHC, accounted for the merger as a purchase in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) 141, "Business Combinations", which requires a valuation for the assets and liabilities of JIHC and its subsidiaries based upon the fair values as of the date of the merger. JIHC's purchase price of $471.0 million was allocated to the assets and liabilities based on their relative fair values and $417.9 million was reflected in shareholder's equity of Jostens as the value of JIHC's ownership upon completion of the merger. Immediately prior to the merger, shareholders' equity of Jostens was a deficit of approximately $578.7 million. As of January 3, 2004, our preliminary allocation of the purchase price is as follows:

In thousands
Current assets	$165,280
Property and equipment	101,989
Intangible assets	660,399
Goodwill	727,633
Other assets	18,622
Current liabilities	(199,776)
Long-term debt	(594,494)
Redeemable preferred stock	(126,511)
Deferred income taxes	(253,577)
Other liabilities	(28,521)

$471,044

        We have estimated the fair value of our assets and liabilities, including intangible assets and property and equipment, as of the merger date, utilizing information available at the time that our consolidated financial statements were prepared. These estimates are subject to refinement until all pertinent information has been obtained. We also recognized the funding status of our pension and postretirement benefit plans as of July 29, 2003 and updated the calculation of our successor period pension expense.

        As a result of the merger, we have reflected a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 3, 2004 (five months) in our consolidated financial statements for fiscal 2003.

3.    Accumulated Comprehensive Income (Loss)

        The following amounts were included in accumulated other comprehensive income (loss) as of the dates indicated:

Predecessor	Foreign currency translation	Minimum pension liability	Fair value of interest rate swap agreement	Accumulated other comprehensive income (loss)
	In thousands
Balance at December 30, 2000	$(5,243)	$(948)	$—	$(6,191)
Transition adjustment relating to adoption of SFAS 133	—	—	(1,821)	(1,821)
Current period change	(1,502)	(1,423)	(1,566)	(4,491)

Balance at December 29, 2001	(6,745)	(2,371)	(3,387)	(12,503)
Current period change	579	(958)	2,065	1,686

Balance at December 28, 2002	(6,166)	(3,329)	(1,322)	(10,817)
Pre-merger period change	(278)	—	1,293	1,015
Effect of purchase accounting	6,444	3,329	29	9,802

Balance at July 29, 2003	$—	$—	$—	$—

Successor
Balance at July 29, 2003	$—	$—	$—	$—
Post-merger period change	9	—	—	9

Balance at January 3, 2004	$9	$—	$—	$9

4.    Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

	2003	Predecessor 2002
	In thousands
Trade receivables	$64,993	$67,181
Allowance for doubtful accounts	(2,184)	(2,557)
Allowance for sales returns	(5,791)	(5,597)

Total accounts receivable, net	$57,018	$59,027

        Net inventories were comprised of the following:

	2003	Predecessor 2002
	In thousands
Raw materials and supplies	$11,416	$10,810
Work-in-process	28,084	27,347
Finished goods	34,713	32,850
Reserve for obsolescence	(1,690)	(1,659)

Total inventories, net	$72,523	$69,348

Precious Metals Consignment Arrangement

        We have a precious metals consignment arrangement with a major financial institution whereby we have the ability to obtain up to $30.0 million in consigned inventory. We expensed consignment fees related to this facility of $0.2 million in the successor period of 2003, $0.2 million in the predecessor period of 2003 and $0.3 million and $0.5 million in 2002 and 2001, respectively. Under the terms of the consignment arrangement, we do not own the consigned inventory until it is shipped in the form of a product to our customer. Accordingly, we do not include the value of consigned inventory nor the corresponding liability in our financial statements. The value of consigned inventory as of the end of 2003 and 2002 was $24.1 million and $17.4 million, respectively.

5.    Property and Equipment

        As of the end of 2003 and 2002, net property and equipment consisted of:

	2003	Predecessor 2002
	In thousands
Land	$12,617	$2,795
Buildings	26,925	36,332
Machinery and equipment	66,554	201,421
Capitalized software	13,410	40,242

Total property and equipment	119,506	280,790
Less accumulated depreciation and amortization	13,913	215,342

Property and equipment, net	$105,593	$65,448

        Property and equipment are stated at historical cost for the predecessor period through July 29, 2003, at which time we adjusted property and equipment to fair value in accordance with purchase accounting. Depreciation expense was $13.9 million for the successor period in 2003 and $12.6 million for the predecessor period in 2003. Depreciation expense for 2002 and 2001 was $24.6 million and $25.9 million, respectively. The amount in 2001 relates to continuing operations. Amortization related to capitalized software is included in depreciation expense and totaled $2.6 million for the successor period in 2003, $3.8 million for the predecessor period in 2003 and $6.9 million and $6.6 million in 2002 and 2001, respectively.

6.    Goodwill and Other Intangible Assets

        On December 30, 2001, the beginning of fiscal year 2002, we adopted SFAS 142 "Goodwill and Other Intangible Assets", which provides that goodwill and other indefinite-lived intangible assets are no longer amortized but are reviewed for impairment annually, or more frequently if impairment indicators occur. Separable intangible assets that are deemed to have a definite life continue to be amortized over their useful lives. Had the provisions of SFAS 142 been in effect during fiscal year 2001, net loss available to common shareholders would have decreased by $1.0 million or $.09 per diluted share and income from continuing operations would have increased by $0.5 million or $.05 per diluted share.

Goodwill

        The changes in the net carrying amount of goodwill were as follows:

		Predecessor
	Five Months 2003	Seven Months 2003	2002
	In thousands
Balance at beginning of period	$679,231	$14,450	$13,759
Goodwill acquired during the period	10,954	664,668	678
Purchase price adjustments	55,768	—	—
Currency translation	72	113	13

Balance at end of period	$746,025	$679,231	$14,450

Other Intangible Assets

        Information regarding our other intangible assets as of the end of 2003 and 2002 is as follows:

	2003
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net
	In thousands
School relationships	10 years	$330,000	$(14,540)	$315,460
Order backlog	1.5 years	48,700	(2,190)	46,510
Internally developed software	2 to 5 years	12,200	(1,447)	10,753
Patented/unpatented technology	3 years	11,000	(1,612)	9,388
Customer relationships	4 to 8 years	8,666	(1,135)	7,531
Other	3 years	24	(12)	12
		410,590	(20,936)	389,654
Trademarks	Indefinite	255,000	—	255,000

		$665,590	$(20,936)	$644,654

	Predecessor 2002
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net
	In thousands
Customer relationships	5 years	510	(51)	459
Other	3 years	24	(4)	20

		$534	$(55)	$479

        Amortization expense was $20.3 million for the successor period in 2003 and $0.6 million for the predecessor period in 2003. Amortization expense for 2002 and 2001 was $0.1 million and $0.5 million, respectively. Estimated amortization expense for each of the five succeeding fiscal years based on intangible assets as of January 3, 2004 is as follows:

In thousands
2004	$87,901
2005	41,051
2006	38,769
2007	35,470
2008	34,473

$237,664

        The increase in goodwill and other intangible assets is predominantly attributable to the effect of purchase accounting in connection with the merger as discussed in Note 2. In addition, we acquired the net assets of a photography business in January 2003 for $5.0 million in cash. The purchase price allocation was $0.4 million to net tangible assets, $3.2 million to amortizable intangible assets and $1.4 million to goodwill. We also acquired the net assets of a printing business in September 2003 for $10.9 million in cash. The purchase price allocation was $0.7 million to net tangible assets, $4.5 million to amortizable intangible assets and $5.7 million to goodwill.

        Acquisitions are accounted for as purchases and, accordingly, have been included in our consolidated results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisition is obtained. Proforma results of operations have not been presented since the effect is not material to an understanding of our financial position and results of operations.

7.    Long-term Debt

        As of the end of 2003 and 2002, long-term debt consists of the following:

	2003	Predecessor 2002
	In thousands
Borrowings under senior secured credit facility:
Term Loan, variable rate, 3.72 percent at January 3, 2004, with semi-annual principal and interest payments through July 2010	$453,705	$—
Term Loan A, variable rate, 3.65 percent at December 28, 2002, paid in full July 2003	—	58,602
Term Loan C, variable rate, 4.15 percent at December 28, 2002, paid in full July 2003	—	320,669
Senior subordinated notes, 12.75 percent fixed rate, including premium of $22,717 at January 3, 2004, net of discount of $16,343 at December 28, 2002, with semi-annual interest payments of $13.3 million, principal due and payable at maturity—May 2010	231,702	201,157
Senior discount notes, 10.25 percent fixed rate, net of discount of $95,914 at January 3, 2004, with semi-annual interest accretion of $12.7 million, through December 1, 2008, thereafter semi-annual interest payments of $12.7 million, accreted principal due and payable at maturity—December 2013	151,286	—

	836,693	580,428
Less current portion	—	17,094

	$836,693	$563,334

        Maturities of long-term debt, at face value, as of the end of 2003 are as follows:

In thousands
2004	$—
2005	29,849
2006	41,789
2007	47,758
2008	59,698
Thereafter	730,796

$909,890

Senior Secured Credit Facility

        In connection with the merger, we refinanced our senior secured credit facility through the establishment of a new senior secured credit facility, which consists of: (i) a $475.0 million term loan; (ii) a $150.0 million revolving credit facility; and (iii) $3.7 million drawn under an incremental $50.0 million change of control term loan, which was subsequently consolidated into the term loan. The proceeds of the change of control term loan were used solely to fund certain change of control payments due to holders of our 12.75% senior subordinated notes due May 2010 who elected to tender their notes pursuant to the notes change of control offer that we commenced on July 30, 2003 (the

"Notes Offer"). Commitment for the amounts not borrowed in respect of the $50.0 million change of control term loan terminated following the consummation of the Notes Offer and is not available for our future use. Substantially all of the assets of our operations were used to secure the new senior secured credit facility.

        The term loan bears a variable interest rate based upon either the London Interbank Offered Rate (LIBOR) or an "alternative base rate", which is based upon the greater of the federal funds effective rate plus 0.5% or the prime rate, plus a fixed margin. Future mandatory principal payment obligations under the term loan are due semi-annually beginning on July 2, 2005 at an amount equal to 2.63% of the current outstanding balance of the term loan. Thereafter, semi-annual principal payments gradually increase through July 2009 to an amount equal to 7.89% of the current outstanding balance of the term loan, with two final principal payments due in December 2009 and July 2010, each equal to 26.32% of the current outstanding balance of the term loan. In the successor period of 2003 and during 2002 and 2001, we voluntarily paid down $25.0 million, $40.0 million and $24.0 million, respectively, of our term loans. Deferred financing fees related to these voluntary prepayments, which are included in interest expense, totaled $0.6 million in the successor period of 2003 and $1.2 million and $0.8 million in 2002 and 2001, respectively.

        Under the $150.0 million revolving credit facility, we may borrow funds and elect to pay interest under either LIBOR or the "alternative base rate" plus applicable margins. The revolving credit facility contains a sub-facility that allows our Canadian subsidiary to borrow funds not to exceed $20.0 million of the total $150.0 million facility. The revolving credit facility expires on July 29, 2008. At the end of 2003, there was $13.0 million outstanding in the form of short-term borrowings at our Canadian subsidiary at a weighted average interest rate of 6.25% and an additional $12.8 million outstanding in the form of letters of credit, leaving $124.2 million available under this facility.

        The senior secured credit facility requires that we meet certain financial covenants, ratios and tests, including a maximum senior leverage ratio, a maximum leverage ratio and a minimum interest coverage ratio. In addition, we are required to pay certain fees in connection with the senior secured credit facility, including letter of credit fees, agency fees and commitment fees. The senior secured credit facility and the Jostens senior subordinated notes contain certain cross-default and cross-acceleration provisions whereby default under or acceleration of one debt obligation would, consequently, cause a default or acceleration under the other debt obligation. At the end of 2003, we were in compliance with all covenants.

Senior Subordinated Notes

        The senior subordinated notes (the "Jostens notes") are not collateralized and are subordinate in right of payment to the senior secured credit facility. The Jostens notes were issued with detachable warrants valued at $10.7 million. During 2002, we repurchased 79,015 warrants to purchase 149,272 actual equivalent shares of common stock for $2.7 million. In connection with the merger, all warrants that were outstanding immediately prior to the merger were cancelled and extinguished for $48.25 per equivalent common share, resulting in an aggregate payment of $13.3 million.

        The Jostens notes were issued with an original issuance discount of $19.9 million. In accordance with purchase accounting, we recorded the notes at fair value based on the quoted market price as of the merger date, giving rise to a premium in the amount of $24.4 million and eliminating the unamortized discount of $15.5 million. The resulting premium is being amortized to interest expense through May 2010 and represents a $1.1 million reduction to interest expense during the successor period in 2003. The discount was also being amortized to interest expense and during the predecessor period of 2003, 2002 and 2001, the amount of interest expense related to the amortization of discount on the Jostens notes was $0.8 million, $1.2 million and $1.1 million, respectively.

        During the successor period of 2003, we purchased $3.5 million principal amount of the Jostens notes pursuant to the Notes Offer and voluntarily redeemed an additional $5.0 million principal amount of the notes. As a result of these transactions, we recognized a loss of $0.5 million consisting of $0.8 million of premium paid on redemption of the Jostens notes and a net $0.3 million credit to write-off unamortized premium, original issuance discount and deferred financing costs.

        During 2002, we voluntarily redeemed $7.5 million principal amount of the Jostens notes and recognized a loss of $1.8 million consisting of $1.0 million of premium paid on redemption of the notes and $0.8 million to write-off unamortized original issuance discount and deferred financing costs.

Senior Discount Notes

        On December 2, 2003, we issued $247.2 million in principal amount of 10.25% senior discount notes (the "Jostens Holdings notes") due December 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States for gross proceeds of $150.0 million. On March 8, 2004, we completed an offer to exchange the entire principal amount at maturity of these notes for an equal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act.

        The Jostens Holdings notes are not collateralized and are subordinate in right of payment to all debt and other liabilities and redeemable preferred stock of our subsidiaries. No cash interest will accrue on the Jostens Holdings notes prior to December 1, 2008. Thereafter, cash interest on the Jostens Holdings notes will accrue and be payable semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 2009, at a rate of 10.25%. The Jostens Holdings notes were issued with an initial accreted value of $150.0 million, resulting in an original issuance discount of $97.2 million. The accreted value of the Jostens Holdings notes will increase from the date of issuance until December 1, 2008 at a rate of 10.25% per annum such that on December 1, 2008, the accreted value will equal the stated principal amount at maturity. The Jostens Holdings notes will mature on December 1, 2013. The discount accretion is being amortized to interest expense through 2008 and, during the successor period of 2003, the amount of interest expense related to the discount accretion was $1.3 million. In addition, transaction fees and related costs of $5.7 million associated with the Jostens Holdings notes were capitalized and are being amortized as interest expense through December 1, 2013.

        As of the end of 2003 and 2002, the fair value of our debt, excluding the Jostens notes and the Jostens Holdings notes, approximated its carrying value and is estimated based on quoted market prices for comparable instruments. The fair value of the aggregate notes as of the end of 2003 and 2002 was $394.9 million and $242.2 million, respectively, and was estimated based on quoted market prices.

8.    Redeemable Preferred Stock

        In May 2000, Jostens issued redeemable, payment-in-kind, preferred shares (the "Jostens preferred stock"), having an initial liquidation preference of $60.0 million. The redeemable preferred shares are entitled to receive dividends at 14.0% per annum, compounded quarterly and payable either in cash or in additional shares of the same series of preferred stock. The redeemable preferred shares are subject to mandatory redemption by Jostens in May 2011 for a total amount of $272.6 million.

        We ascribed $14.0 million of the initial liquidation preference value to detachable warrants to purchase 531,325 shares of our Class E common stock at an exercise price of $0.01 per share. In addition, $3.0 million of issuance costs were netted against the initial liquidation preference value and reflected as a reduction to the carrying amount of the preferred stock. Prior to our adoption of SFAS 150 on June 29, 2003, the carrying value of the preferred stock was being accreted to full liquidation preference value, plus unpaid preferred stock dividends, over the eleven-year period through charges to retained earnings. Upon adoption of SFAS 150, we assessed the value of our redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, thus recognizing a discount of $19.7 million and a $4.6 million cumulative effect of a change in accounting principle. The redeemable preferred stock was reclassified to the liabilities section of our consolidated balance sheet and the preferred dividend and related discount amortization were subsequently recorded as interest expense in our results of operations rather than as a reduction to retained earnings.

        In connection with the merger, all warrants that were outstanding immediately prior to the merger were cancelled and extinguished for $48.25 per equivalent common share, resulting in an aggregate payment of $25.6 million. In accordance with purchase accounting, we recorded the redeemable preferred stock at fair value as of the merger date based on a third party appraisal, giving rise to a premium in the amount of $36.5 million and eliminating the unamortized discount of $19.6 million previously established with the adoption of SFAS 150. The resulting premium is being amortized to interest expense through 2011 and represents a $0.3 million reduction to interest expense during the successor period in 2003. During the predecessor period of 2003, $0.1 million of discount was amortized to interest expense.

        Also in connection with the merger, JIHC issued 8% senior redeemable preferred stock (the"JIHC preferred stock") to the DLJMB Funds and received proceeds of $100.0 million. We used a portion of the net proceeds of the Jostens Holdings notes offering to purchase all of the outstanding JIHC preferred stock for $102.8 million, which Jostens Holdings contributed to the capital of JIHC.

        The aggregate liquidation preference outstanding of the Jostens preferred stock as of the end of 2003 and 2002 was $99.1 million and $86.3 million, respectively, including accrued dividends. We have 4,000,000 shares of preferred stock, $.01 par value, authorized. We had 96,793 and 84,350 shares outstanding in the form of redeemable preferred stock as of the end of 2003 and 2002, respectively.

9.    Derivative Financial Instruments and Hedging Activities

        Our involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros.

        We used an interest rate swap agreement to modify risk from interest rate risk fluctuations associated with a specific portion of our underlying debt. The interest rate swap was designated as a cash flow hedge and was reflected at fair value in our consolidated balance sheets. Differences paid or received under the swap contract were recognized over the life of the contract as adjustments to interest expense. As the critical terms of the interest rate swap and the hedged debt matched, there was an assumption of no ineffectiveness for this hedge. At the end of 2002, the notional amount outstanding was $70.0 million and the fair value of the interest rate swap was a liability of $2.2 million ($1.3 million net of tax). The contract matured in August of 2003 and was not renewed.

10.    Commitments and Contingencies

Leases

        We lease buildings, equipment and vehicles under operating leases. Future minimum rental commitments under noncancellable operating leases are $3.1 million, $1.4 million, $0.5 million and $0.1 million in 2004, 2005, 2006 and 2007, respectively. Rent expense was $1.7 million for the successor period and $2.4 million for the predecessor period in 2003. Rent expense for 2002 and 2001 was $4.0 million and $3.5 million, respectively.

Forward Purchase Contracts

        We are subject to market risk associated with changes in the price of gold. To mitigate our commodity price risk, we enter into forward contracts to purchase gold based upon the estimated ounces needed to satisfy projected customer demand. Our purchase commitment at the end of 2003 was $7.5 million with delivery dates occurring throughout 2004. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS 133. The fair market value of our open gold forward contracts at the end of 2003 was $8.3 million and was calculated by valuing each contract at quoted futures prices.

        Gains or losses on forward contracts used to purchase inventory for which we have firm purchase commitments qualify as accounting hedges and are therefore deferred and recognized in income when the inventory is sold. Counter parties expose us to loss in the event of nonperformance as measured by the unrealized gains on the contracts. Exposure on our open gold forward contracts at the end of 2003 was $0.8 million.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act. As part of our environmental management program, we are currently involved in various environmental remediation activities. As sites are identified and assessed in this program, we determine potential environmental liabilities. Factors considered in assessing liability include, but are not limited to: whether we have been designated as a potentially responsible party, the number of other potentially responsible parties designated at the site, the stage of the proceedings and available environmental technology.

        In 1996, we assessed the likelihood as probable that a loss had been incurred at one of our sites based on findings included in remediation reports and from discussions with legal counsel. Although we no longer own the site, we continue to manage the remediation project, which began in 2000. As of the end of 2003, we had made payments totaling $7.3 million for remediation at this site and our consolidated balance sheet included $0.9 million in "other accrued liabilities" related to this site. During 2001, we received reimbursement from our insurance carrier in the amount of $2.7 million, net of legal costs. While we may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable. We have not established a receivable for potential recoveries as of January 3. 2004. We believe the effect on our consolidated results of operations, cash flows and financial position, if any, for the disposition of this matter will not be material.

Litigation

        A federal antitrust action was served on us on October 23, 1998. The complainant, Epicenter Recognition, Inc. (Epicenter), alleged that we attempted to monopolize the market of high school graduation products in the state of California. Epicenter is a successor to a corporation formed by four of our former independent sales representatives. The plaintiff claimed damages of approximately $3.0 million to $10.0 million under various theories and differing sized relevant markets. Epicenter waived its right to a jury, so the case was tried before a judge in U.S. District Court in Orange County, California. On June 18, 2002, the Court found, among other things, that while our use of rebates, contributions and value-added programs are legitimate business practices widely practiced in the industry and do not violate antitrust laws, our use of multi-year Total Service Program contracts violated Section 2 of the Sherman Act because these agreements could "exclude competition by making it difficult for a new vendor to compete against Jostens."

        On July 12, 2002, the Court entered an initial order providing, among other things, that Epicenter be awarded damages of $1.00, trebled pursuant to Section 15 of the Clayton Act, and that in the state of California, Jostens was enjoined for a period of ten years from utilizing any contract, including those for Total Service Programs, for a period which extends for more than one year (the "Initial Order"). The Initial Order also provided for payment to Epicenter of reasonable attorneys fees and costs. We made a motion to set aside the Initial Order. On August 23, 2002, the Court entered its ruling on the motion, and granted, in part, our motion for relief from judgment, changing the Initial Order and enjoining us for only five years, and allowing us to enter into multi-year agreements in the following specific circumstances: (1) when a school requests a multi-year agreement, in writing and on its own accord, or (2) in response to a competitor's offer to enter into a multi-year agreement. On August 23, 2002, the Court entered an additional order granting Epicenter's motion for attorneys' fees in the amount of $1.6 million plus $0.1 million in out-of-pocket expenses for a total award of $1.7 million. On September 12, 2002, we filed a Notice of Appeal to the Ninth Circuit of the United States Court of Appeals. Payment of attorneys' fees and costs were stayed pending appeal. In November 2002, we issued a letter of credit in the amount of $2.0 million to secure the judgment on attorneys' fees and costs. Our brief on appeal was filed with the Court on February 13, 2003. Oral argument was scheduled by the Court and heard by a three-judge panel on October 7, 2003. On November 20, 2003, the Ninth Circuit panel completely reversed the decision of the lower court, holding that we had not violated antitrust laws because we did not possess a monopoly in the relevant market and that the lower court had erred when it founded an injunction under the California unfair competition law. The Ninth Circuit panel also reversed the grant of damages, costs, attorneys' fees and the injunction. On January 6, 2004, the Ninth Circuit panel denied a Petition for Rehearing and for Rehearing En Banc that had been filed by Epicenter on December 4, 2003. In response to the appellate court's reversal of the Initial Order, the trial court on March 19, 2004, entered a revised judgment for Jostens and against Epicenter on all claims. The case is now closed.

        We are a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We believe the effect on our consolidated results of operations, cash flows and financial position, if any, for the disposition of these matters, will not be material.

11.    Income Taxes

        The following table summarizes the differences between income taxes computed at the federal statutory rate and income taxes from continuing operations for financial reporting purposes:

		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Federal statutory income tax rate	35%	35%	35%	35%
Federal (benefit) tax at statutory rate	$(19,417)	$4,113	$22,569	$15,790
State income (benefit) tax, net of federal tax benefit	(2,446)	873	2,394	1,655
Foreign tax credits used (generated), net	2,033	—	(16,240)	—
Foreign earnings repatriation, net	933	—	9,278	—
Non deductible interest expense	2,946	295	—	—
Non deductible transaction costs	—	3,095	—	—
Capital loss resulting from IRS audit	—	—	(10,573)	—
(Decrease) increase in deferred tax valuation allowance	(2,383)	—	26,813	—
Other differences, net	(102)	319	1,973	1,130

(Benefit from) provision for income taxes from continuing operations	$(18,436)	$8,695	$36,214	$18,575

        The U.S. and foreign components of income from continuing operations before income taxes and the (benefit from) provision for income taxes attributable to earnings from continuing operations were as follows:

		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Domestic	$(60,088)	$10,648	$57,436	$38,172
Foreign	4,612	1,102	7,047	6,943

(Loss) Income from continuing operations before income taxes	$(55,476)	$11,750	$64,483	$45,115

Federal	$2	$7,977	$20,029	$8,144
State	(321)	1,609	2,289	1,592
Foreign	1,934	609	3,162	3,300

Total current income taxes	1,615	10,195	25,480	13,036
Deferred	(20,051)	(1,500)	10,734	5,539

(Benefit from) provision for income taxes from continuing operations	$(18,436)	$8,695	$36,214	$18,575

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A net deferred tax asset represents management's best estimate of the tax benefits that will more likely than not be realized in future years at each reporting date. Significant components of the deferred income tax liabilities and assets as of the end of 2003 and 2002 consisted of:

	2003	Predecessor 2002
	In thousands
Tax depreciation in excess of book	$(7,043)	$(4,471)
Capitalized software development costs	(2,324)	(3,947)
Tax on unremitted non-U.S. earnings	(904)	(768)
Pension benefits	(21,976)	(17,129)
Basis difference on property and equipment	(15,506)	—
Basis difference on intangible assets	(251,978)	—
Other	(611)	(532)

Deferred tax liabilities	(300,342)	(26,847)

Reserves for accounts receivable and salespersons overdrafts	6,542	5,828
Reserves for employee benefits	16,867	15,424
Other reserves not recognized for tax purposes	3,341	3,326
Foreign tax credit carryforwards	14,392	16,425
Capital loss carryforwards	12,884	13,234
Basis difference on pension liabilities	17,488	—
Basis difference on long-term debt	15,165	—
Other	5,240	6,232

Deferred tax assets	91,919	60,469
Valuation allowance	(27,276)	(29,659)

Deferred tax assets, net	64,643	30,810

Net deferred tax (liability) asset	$(235,699)	$3,963

        As described in Note 2, Jostens Holding Corp. was organized for the purpose of effecting the acquisition of Jostens, Inc. on behalf of DLJ Merchant Banking Partners III, L.P. We expect to file a consolidated federal income tax return beginning in 2004.

        We recognized $258.2 million of net deferred tax liabilities in connection with the merger. This amount represents the tax effect for temporary differences between the carrying amount of assets and liabilities resulting from the purchase price allocation and the related tax bases. At the end of 2003, the net deferred tax liability related to temporary differences arising from our merger accounting was $235.3 million.

        During 2002, we agreed to certain adjustments proposed by the Internal Revenue Service (IRS) in connection with its audit of our federal income tax returns filed for years 1996 through 1998. As a result of the audit, we agreed to pay additional federal taxes of $11.3 million. Combined with additional state taxes and interest charges, the liability related to these adjustments, which had previously been accrued, was approximately $17.0 million. During 2003, we filed an appeal with the IRS concerning a further proposed adjustment of approximately $8.0 million. While the appeal process may take up to two years to complete, we believe the outcome of this matter will not have a material impact on our results of operations.

        In connection with the aforementioned audit, the IRS recharacterized as a capital loss approximately $27.0 million of notes that were written off in 1998. The notes were received in connection with the 1995 sale of a subsidiary. Since capital losses may only be used to offset future capital gains, we have provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to our capital losses may not be realized. At the end of 2003, we have capital loss carryforwards totaling approximately $32.6 million of which $27.0 million expire in 2004, $4.0 million expire in 2006 and $1.6 million expire in 2007.

        During 2003 and 2002, we repatriated $3.0 million and $32.1 million, respectively, of earnings from our Canadian subsidiary. We were unable to fully utilize all foreign tax credits generated in connection with the distributions. During 2003, we reduced our deferred tax asset balance and related valuation allowance by $2.4 million to reflect foreign tax credit carryforwards as reported on our 2002 income tax return. At the end of 2003, we have foreign tax credit carryforwards totaling $14.4 million of which approximately $13.5 million expire in 2007 and $0.9 million expire in 2008. We have provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to the foreign tax credits may not be realized. During 2003 and 2002, we provided deferred income taxes of $0.1 million and $0.8 million on approximately $0.5 million and $4.0 million, respectively, of unremitted Canadian earnings that are no longer considered permanently invested.

        As described in Note 7, during December 2003, we issued $150.0 million of senior discount notes due 2013. The notes have significant original issue discount ("OID") and are considered applicable high yield discount obligations because the yield to maturity of the notes exceeds the sum of the applicable federal rate in effect for the month the notes were issued and five percentage points. As a result, we will not be allowed a deduction for interest (including OID) accrued on the notes until such time as we actually pay such interest (including OID) in cash or other property. We have provided deferred income taxes of approximately $0.5 million on $1.3 million of OID accrued through December 2003.

12.    Benefit Plans

Pension and Other Postretirement Benefits

        We have noncontributory defined-benefit pension plans that cover nearly all employees. The benefits provided under the plans are based on years of service, age eligibility and employee compensation. We have funded the benefits for our qualified pension plans through pension trusts, the objective being to accumulate sufficient funds to provide for future benefits. In addition to our qualified pension plans, we have unfunded, non-qualified pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified plans. We also provide certain medical and life insurance benefits for eligible retirees, including their spouses and dependents. Generally, the postretirement benefits require contributions from retirees.

        The following tables present the benefit obligations, plan assets and funded status of the plans for our qualified and non-qualified plans in aggregate and for our postretirement benefits at the respective period end based on a measurement date of September 30:

	Pension benefits			Postretirement benefits
		Predecessor			Predecessor
	Five Months 2003	Seven Months 2003	2002	Five Months 2003	Seven Months 2003	2002
	In thousands
Change in benefit obligation
Benefit obligation beginning of period	$201,857	$185,388	$165,676	$6,309	$8,942	$6,392
Service cost	983	4,846	4,944	6	65	89
Interest cost	2,109	10,176	11,705	60	388	438
Plan amendments	—	—	477	—	—	(129)
Actuarial loss (gain)	5,792	8,935	11,282	313	(2,170)	2,997
Benefits paid	(1,488)	(7,488)	(8,696)	(135)	(916)	(845)

Benefit obligation end of period	$209,253	$201,857	$185,388	$6,553	$6,309	$8,942

Change in plan assets
Fair value of plan assets beginning of period	$189,923	$165,929	$189,823	$—	$—	$—
Actual return (loss) on plan assets	4,428	29,975	(17,011)	—	—	—
Company contributions	294	1,507	1,813	135	916	845
Benefits paid	(1,488)	(7,488)	(8,696)	(135)	(916)	(845)

Fair value of plan assets end of period	$193,157	$189,923	$165,929	$—	$—	$—

Funded status
Funded status end of period(1)	$8,733		$4,668	$—		$—
Unfunded status end of period(2)	(24,829)		(24,127)	(6,553)		(8,943)

Net unfunded status end of period	(16,096)		(19,459)	(6,553)		(8,943)
Unrecognized cost:
Net actuarial loss	4,314		47,449	312		5,709
Transition amount	—		(830)	—		—
Prior service cost	—		3,319	—		(157)

Net amount recognized	$(11,782)		$30,479	$(6,241)		$(3,391)

Amounts recognized in the consolidated balance sheets consist of:
Prepaid benefit cost	$12,579		$47,239	$—		$—
Accrued benefit cost	(24,361)		(22,549)	(6,241)		(3,391)
Intangible asset	—		341	—		—
Accumulated comprehensive income—pre-tax	—		5,448	—		—

Net amount recognized	$(11,782)		$30,479	$(6,241)		$(3,391)

(1)
Relates to all qualified pension plans

(2)
Relates to all non-qualified pension plans and postretirement benefits

        During 2003, interest rates had not returned to the levels of prior years, which required us to change the discount rate assumption from 6.75% to 6.00% for the pension and postretirement plans. This increased the year-end benefit obligations and accounts for the majority of the amounts shown as 2003 actuarial loss.

        In accordance with purchase accounting, we recognized the funding status of our pension and postretirement benefit plans as of July 29, 2003. At the end of 2003, the unrecognized net actuarial loss for pension benefits was $4.3 million.

        The accumulated benefit obligation (ABO) for all defined benefit pension plans was $197.1 million and $174.1 million at the end of 2003 and 2002, respectively. The ABO differs from the benefit obligation shown in the table in that it includes no assumption about future compensation levels.

        Non-qualified pension plans, included in the tables above, with obligations in excess of plan assets were as follows:

	2003	Predecessor 2002
	In thousands
Projected benefit obligation	$24,829	$24,127
Accumulated benefit obligation	23,578	22,549
Fair value of plan assets	—	—

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for one qualified plan with obligations in excess of plan assets at the end of 2002 were $88.1 million, $78.4 million and $87.3 million, respectively.

        Net periodic benefit expense (income) of the pension and other postretirement benefit plans included the following components:

	Pension benefits
		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Service cost	$983	$4,846	$4,944	$4,690
Interest cost	2,109	10,176	11,705	10,900
Expected return on plan assets	(2,950)	(16,973)	(21,569)	(19,838)
Amortization of prior year service cost	—	1,548	1,837	1,868
Amortization of transition amount	—	(461)	(714)	(875)
Amortization of net actuarial loss (gain)	—	439	(1,626)	(2,518)

Net periodic benefit expense (income)	$142	$(425)	$(5,423)	$(5,773)

	Postretirement benefits
		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Service cost	$6	$65	$89	$66
Interest cost	60	388	438	372
Amortization of prior year service cost	—	(16)	(7)	(7)
Amortization of net actuarial loss	—	232	186	—

Net periodic benefit expense	$66	$669	$706	$431

Assumptions

        Weighted-average assumptions used to determine end of year benefit obligations are as follows:

	Pension benefits		Postretirement benefits
	2003	2002	2003	2002
Discount rate	6.00%	6.75%	6.00%	6.75%
Rate of compensation increase	6.30%	6.30%	—	—

        Weighted-average assumptions used to determine net periodic benefit cost for the year are as follows:

	Pension benefits		Postretirement benefits
	2003	2002	2003	2002
Discount rate	6.75%	7.25%	6.75%	7.25%
Expected long-term rate of return on plan assets	9.50%	10.00%	—	—
Rate of compensation increase	6.30%	6.30%	—	—

        Assumed health care cost trend rates are as follows:

	Postretirement benefits
	2003	2002
Health care cost trend rate assumed for next year	9.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2007	2007

        We employ a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established via a building block approach and proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

        Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. For 2003, a one percentage point change in the assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	In thousands
Effect on total of service and interest cost components	$32	$29
Effect on postretirement benefit obligation	$374	$341

Plan Assets

        Our weighted-average asset allocations for our pension plans as of the measurement date of 2003 and 2002, by asset category, are as follows:

Asset Category	2003	2002	Target
Equity securities	78.0%	63.4%	80.0%
Debt securities	21.2%	35.7%	20.0%
Real estate	—	—	—
Other	0.8%	0.9%	—

	100.0%	100.0%	100.0%

        We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

Contributions

        Our projected contributions include $1.8 million to our non-qualified pension plans and $0.8 million to our postretirement benefit plans in 2004. The actual amount of contributions is dependent upon the actual return on plan assets.

401(k) Plans

        We have 401(k) savings plans, which cover substantially all salaried and hourly employees who have met the plans' eligibility requirements. We provide a matching contribution on amounts contributed by employees, limited to a specific amount of compensation that varies among the plans. Our contribution was $1.6 million for the successor period in 2003, $2.7 million for the predecessor period in 2003 and $4.4 million and $4.3 million in 2002 and 2001, respectively, which represents 50% of eligible employee contributions.

13.    Shareholder's Deficit

        Prior to the merger on July 29, 2003, Jostens' common stock consisted of Class A through Class E common stock as well as undesignated common stock. Holders of Class A common stock were entitled to one vote per share, whereas holders of Class D common stock were entitled to 306.55 votes per share. Holders of Class B common stock, Class C common stock and Class E common stock had no voting rights.

        The par value and number of authorized, issued and outstanding shares as of the end of 2002 for each class of Jostens' common stock is set forth below:

	Par value		Authorized shares	Issued and outstanding shares
	In thousands, except par value
Class A	$.33	1/3	4,200	2,825
Class B	$.01		5,300	5,300
Class C	$.01		2,500	811
Class D	$.01		20	20
Class E	$.01		1,900	—
Undesignated	$.01		12,020	—

			25,940	8,956

14.    Stock Plans

Stock Options

        In connection with the merger, all options to purchase Jostens' common stock that were outstanding immediately prior to the merger were cancelled and extinguished in consideration for an amount equal to the difference between the per-share merger consideration and the exercise price, resulting in an aggregate payment of $12.6 million included in "transaction costs" in the predecessor period of 2003.

        We did not grant any stock options in 2003. The weighted average fair value of options granted in 2002 and 2001 was $8.03 and $7.66 per option, respectively. We estimated the fair values using the Black-Scholes option-pricing model, modified for dividends and using the following assumptions:

	2002	2001
Risk-free rate	2.7%	4.8%
Dividend yield	—	—
Volatility factor of the expected market price of Jostens' common stock	20%	20%
Expected life of the award (years)	7.0	7.0

        The following table summarizes stock option activity:

	Shares	Weighted-average exercise price
	Shares in thousands
Outstanding at December 30, 2000	531	$25.25
Granted	73	25.25
Cancelled	(52)	25.25

Outstanding at December 29, 2001	552	25.25
Granted	45	28.50
Cancelled	(41)	25.29

Outstanding at December 28, 2002	556	25.51
Cancelled	(2)	25.25
Settled for cash in the merger	(554)	25.51

Outstanding at July 29, 2003	—	$—

        At the end of 2002, the weighted average remaining contractual life of the options was approximately 4.7 years and 111,570 options were exercisable.

Stock Loan Programs

        In connection with the merger, the remaining stock loans issued in May 2000 to certain members of senior management to purchase shares of Jostens' common stock were repaid together with accumulated interest. At the end of 2002, the outstanding balance of these loans was $1.6 million including accumulated interest and was classified as a reduction in shareholders' equity (deficit) in our consolidated balance sheet.

15.    Business Segments

        We manage our business on the basis of one reportable segment: the development, manufacturing and distribution of school-related affinity products.

        Revenues are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates. No single customer accounted for more than 10% of revenue in the successor and predecessor periods of 2003 or in fiscal years 2002 or 2001.

        The following tables present net sales by class of similar products and certain geographic information:

		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Net sales by classes of similar products:
Yearbooks	$94,429	$229,041	$318,451	$299,856
Class rings	113,010	90,785	204,148	204,243
Graduation products	31,528	163,535	179,713	181,885
Photography	45,204	20,697	53,672	50,576

Consolidated	$284,171	$504,058	$755,984	$736,560

Net sales by geographic area:
United States	$256,758	$484,460	$716,110	$697,484
Other, primarily Canada	27,413	19,598	39,874	39,076

Consolidated	$284,171	$504,058	$755,984	$736,560

Net property and equipment and intangible assets by geographic area:
United States	$1,490,666		$77,217	$78,394
Other, primarily Canada	5,606		3,160	3,556

Consolidated	$1,496,272		$80,377	$81,950

16.    Discontinued Operations

        In December 2001, our Board of Directors approved a plan to exit our former Recognition business in order to focus our resources on our core school-related affinity products business. Prior to the end of 2001 and in connection with our exit, we sold certain assets of the Recognition business to a supplier who manufactures awards and trophies. We received cash proceeds in the amount of $2.5 million and non-cash proceeds of $0.8 million in the form of a promissory note that was paid in 2002. The results of the Recognition business are reflected as discontinued operations in our consolidated statement of operations for all periods presented.

        Revenue and loss from discontinued operations were as follows:

	2002	2001
	In thousands
Revenue from external customers	$—	$55,913
Pre-tax loss from operations of discontinued operations before measurement date	—	(9,036)
Pre-tax gain (loss) on disposal	2,708	(27,449)
Income tax (expense) benefit	(1,071)	14,045

Gain (loss) on discontinued operations	$1,637	$(22,440)

        During 2001, the results of discontinued operations encompassed the period through the December 3, 2001 measurement date. The $27.4 million pre-tax loss on disposal of the discontinued business consisted of a non-cash charge of $11.1 million to write off certain net assets of the Recognition business plus a $16.3 million charge for accrued costs related to exiting the Recognition business.

        During 2002, we reversed $2.3 million of the accrued charges based on our revised estimates for employee separation costs and phase-out costs. Of the total adjustment, $0.5 million resulted from modifying our anticipated workforce reduction from 150 to 130 full-time positions and $1.8 million resulted from lower information systems, customer service and internal support costs and lower receivable write-offs than originally anticipated. In addition, we reversed $0.4 million in other liabilities for a total pre-tax gain on discontinued operations of $2.7 million ($1.6 million net of tax). Components of the accrued disposal costs, which are included in "current liabilities of discontinued operations" in our consolidated balance sheet, are as follows:

				Utilization
	Initial charge	Prior accrual	Net adjustments	Prior periods	Predecessor 2003	2003	Balance end of 2003
	In thousands
Employee separation benefits and other related costs	$6,164	$—	$(523)	$(5,109)	$(156)	$—	$376
Phase-out costs of exiting the Recognition business	4,255	—	(1,365)	(2,591)	(72)	(7)	220
Salesperson transition benefits	2,855	1,236	(191)	(767)	(688)	(252)	2,193
Other costs related to exiting the Recognition business	3,018	1,434	(228)	(4,224)	—	—	—

	$16,292	$2,670	$(2,307)	$(12,691)	$(916)	$(259)	$2,789

        Our obligation for separation benefits continues through 2004 over the benefit period as specified under our severance plan, and transition benefits will continue to be paid through the period of our statutory obligations.

17.    Special Charges

        During 2001, we recorded special charges totaling $2.5 million. We incurred costs of $2.1 million for severance and related separation benefits in connection with the departure of a senior executive and two other management personnel. In addition, we elected to terminate our joint venture operations in Mexico City, Mexico and took a charge of $0.4 million, primarily to write off the net investment. We utilized $2.3 million of the aggregate special charge in 2001, less than $0.1 million in 2002 and the remaining balance in the successor period of 2003.

JOSTENS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	July 3, 2004	Predecessor June 28, 2003	July 3, 2004	Predecessor June 28, 2003
	In thousands
Net sales	$376,186	$374,936	$519,271	$496,460
Cost of products sold	196,867	161,005	257,647	211,750

Gross profit	179,319	213,931	261,624	284,710
Selling and administrative expenses	116,501	108,589	204,804	180,047

Operating income	62,818	105,342	56,820	104,663
Loss on redemption of debt	—	—	420	—
Net interest expense	20,396	13,535	40,159	27,475

Income before income taxes	42,422	91,807	16,241	77,188
Provision for income taxes	10,181	38,100	3,898	32,079

Net income	32,241	53,707	12,343	45,109
Dividends and accretion on redeemable preferred stock	—	(3,320)	—	(6,525)

Net income available to common shareholders	$32,241	$50,387	$12,343	$38,584

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	July 3, 2004	January 3, 2004	Predecessor June 28, 2003
	In thousands, except share amounts
ASSETS
Cash and cash equivalents	$8,215	$24,752	$22,940
Accounts receivable, net	82,163	57,018	87,860
Inventories, net	49,693	72,523	45,528
Salespersons overdrafts, net of allowance of $10,510, $10,953 and $8,629	21,414	30,062	17,701
Prepaid expenses and other current assets	6,433	10,446	5,398
Deferred income taxes	10,698	—	13,718

Total current assets	178,616	194,801	193,145
Property and equipment	130,187	119,506	277,452
Less accumulated depreciation	(27,984)	(13,913)	(216,757)

Property and equipment, net	102,203	105,593	60,695
Goodwill	728,101	746,025	16,095
Intangibles, net	589,539	644,654	3,561
Other assets	37,059	40,340	57,389

	$1,635,518	$1,731,413	$330,885

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Book overdrafts	$2,964	$—	$—
Short-term borrowings	9,675	13,013	8,880
Accounts payable	12,250	17,483	10,792
Commissions payable	44,076	16,736	42,453
Customer deposits	57,866	149,809	58,583
Income taxes payable	34,943	8,833	37,241
Current portion of long-term debt	5,150	—	18,411
Deferred income taxes	—	4,283	—
Other accrued liabilities	45,629	50,199	48,930

Total current liabilities	212,553	260,356	225,290
Long-term debt—less current maturities	800,397	836,693	554,463
Redeemable preferred securities (liquidation preference: $106,107 and $99,052)	122,435	135,272	—
Deferred income taxes	219,985	231,416	10,533
Other noncurrent liabilities	23,344	23,359	6,362

Total liabilities	1,378,714	1,487,096	796,648
Commitments and contingencies
Redeemable preferred stock (liquidation preference: $90,358)	—	—	77,316
Common stock
Class A $.01 par value; authorized: 700,000 shares; issued and outstanding: 504,584 shares
Class B $.01 par value; non-voting; authorized: 4,050,000 shares; issued and outstanding: 2,724,759 shares	32	32	—
Common stock	—	—	1,003
Additional paid-in-capital	281,316	281,316	20,964
Officer notes receivable	—	—	(1,670)
Accumulated deficit	(24,697)	(37,040)	(553,421)
Accumulated other comprehensive loss	153	9	(9,955)

Total shareholders' equity (deficit)	256,804	244,317	(543,079)

	$1,635,518	$1,731,413	$330,885

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended
	July 3, 2004	Predecessor June 28, 2003
	In thousands
Net income	$12,343	$45,109
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	14,177	10,941
Amortization included in interest expense	9,624	2,664
Other amortization	55,539	1,687
Accrued interest on redeemable preferred stock	7,163	—
Deferred income taxes	(25,044)	—
Other noncash reconciling items	463	95
Changes in assets and liabilities	(41,201)	(28,343)

Net cash provided by operating activities	33,064	32,153
Acquisition of business, net of cash acquired	—	(5,008)
Purchases of property and equipment	(11,572)	(5,369)
Other investing activities, net	18	(407)

Net cash used for investing activities	(11,554)	(10,784)
Principal payments on long-term debt	(36,059)	(8,218)
Redemption of senior subordinated notes payable	(5,800)	—
Proceeds from issuance of long-term debt	4,000	—
Other financing activities, net	(126)	(1,420)

Net cash used for financing activities	(37,985)	(9,638)
Effect of exchange rate changes on cash and cash equivalents	(62)	271

(Decrease) increase in cash and cash equivalents	(16,537)	12,002
Cash and cash equivalents, beginning of period	24,752	10,938

Cash and cash equivalents, end of period	$8,215	$22,940

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

JOSTENS HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.    Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year. For further information, refer to the consolidated financial statements and footnotes included in our Form 10-K for the fiscal year ended January 3, 2004.

        The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        The accompanying unaudited condensed consolidated financial statements, after the elimination of intercompany accounts and transactions, include the accounts of Jostens Holding Corp. ("Jostens Holdings") and our wholly-owned subsidiary, Jostens IH Corp. ("JIHC"), and its wholly-owned subsidiary, Jostens, Inc. ("Jostens"), as of and for the three- and six-month periods ended July 3, 2004 (successor periods). The accounts as of and for the three- and six-month periods ended June 28, 2003 (predecessor periods) relate to Jostens and its wholly-owned subsidiaries. Our unaudited condensed consolidated financial statements for the predecessor periods were prepared using the historical basis of accounting for Jostens. As a result of the 2003 merger transaction as discussed in Note 3, we applied purchase accounting and a new basis of accounting began on July 29, 2003. Jostens Holdings and JIHC had no operating activities until the acquisition of Jostens.

        Certain amounts in our prior period financial statements and notes have been reclassified to conform to the current period presentation.

Stock-Based Compensation

        We apply the intrinsic method prescribed by Accounting Principles Board Opinion (APB) 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for stock options granted to employees and non-employee directors. Accordingly, no compensation cost has been reflected in net income for these plans since all options are granted with exercise prices at or above fair value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS 123, "Accounting for Stock-Based Compensation".

	Three months ended		Six months ended
	July 3, 2004	Predecessor June 28, 2003	July 3, 2004	Predecessor June 28, 2003
	In thousands
Net loss available to common shareholders
As reported	$32,241	$50,387	$12,343	$38,584
Deduct total stock-based employee compensation expense determined under fair value-based method for all awards, net of tax effects	(152)	(157)	(304)	(313)

Pro forma net loss available to common shareholders	$32,089	$50,230	$13,039	$38,271

New Accounting Standards

FSP 106-1—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003

        On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law. The Act will provide plan sponsors a federal subsidy for certain qualifying prescription drug benefits covered under the sponsor's postretirement health care plans. In accordance with Financial Accounting Standards Board (FASB) Staff Position (FSP) 106-1, all amounts are presented without reflecting any potential effects of the Act. On May 19, 2004, the FASB issued FSP 106-2, which requires measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit cost to reflect the effects of the Act in the first interim period beginning after June 15, 2004. We do not expect the adoption of the Act to have a material impact on our consolidated financial statements.

2.    Pending Transaction

        On July 21, 2004, Jostens Holdings ("JHC") entered into a contribution agreement (the "Contribution Agreement") with Fusion Acquisition LLC ("AcquisitionCo"), a newly-formed entity owned by investment funds of Kohlberg Kravis & Roberts Co. L.P. ("KKR"), pursuant to which JHC shall issue common stock of JHC to AcquisitionCo and AcquisitionCo shall contribute to JHC the capital stock of each of (i) Von Hoffmann Holdings Inc. ("Von Hoffmann"), a leading printer of educational textbooks, supplemental materials, book components and direct marketing print services, and (ii) AHC I Acquisition Corp. ("Arcade"), a leading manufacturer of sampling products for the fragrance, cosmetics, consumer products and food and beverage industries. AcquisitionCo will acquire each of Von Hoffmann and Arcade immediately prior to consummation of the Contribution Agreement pursuant to separate merger agreements entered into between AcquisitionCo and Von Hoffmann and Arcade, respectively. The transactions are expected to close late in the third quarter or early in the fourth quarter of 2004.

        Von Hoffmann and Arcade are each currently controlled by DLJ Merchant Banking Partners II, L.P. and certain of its affiliated funds. DLJ Merchant Banking Partners III, L.P. and certain of its affiliated funds (collectively, the "DLJMB III Funds") currently beneficially own approximately 82.5% of JHC's outstanding voting securities. Upon the closing of the transactions contemplated by the Contribution Agreement, KKR will be issued equity interests representing approximately 45% of the economic interests and 50% of the voting interests of JHC, and the DLJMB III Funds will own equity interests representing approximately 45% of the economic interests and approximately 41% of the voting interests of JHC. Upon the closing of the Contribution Agreement, the Board of Directors of JHC is expected to consist of nine directors, four of whom will be appointed by KKR, four of whom will be appointed by the DLJMB III Funds and one of whom will be the Chief Executive Officer of JHC, initially Marc Reisch.

        In connection with the transactions, Jostens IH Corp., our wholly-owned subsidiary, has received a commitment from Credit Suisse First Boston for new senior secured credit facilities consisting of: (i) two senior secured term loan facilities in an aggregate principal amount of up to $1,020.0 million and (ii) a senior secured revolving credit facility in an aggregate principal amount of $250.0 million (the "Credit Facilities") and a $500.0 million increasing rate bridge loan facility (the "Bridge Facility"). Jostens IH Corp. expects to use a portion of the proceeds from the Credit Facilities and the Bridge Facility (or any offering of notes that may be issued in lieu of the Bridge Facility) to fund certain tender payments due to holders of Jostens' 12.75% Senior Subordinated Notes due 2010 who elect to tender their notes pursuant to a tender offer and consent solicitation expected to be commenced in August 2004 and to satisfy and discharge the indenture with respect to the notes that are not tendered pursuant to such tender offer. In connection with the transactions, Von Hoffmann and Arcade are each expected to tender for certain of their own existing indebtedness and redeem such indebtedness not so tendered, or defease or satisfy and discharge the indentures governing such indebtedness. Concurrently with the consummation of the transactions contemplated by the Contribution Agreement, Jostens intends to repurchase all issued and outstanding shares of its 14% Senior Redeemable Payment-in-Kind Preferred Stock. JHC's 10.25% Senior Discount Notes are expected to remain outstanding.

        The Credit Facilities will require that we meet certain financial covenants, ratios and tests, including a maximum leverage ratio, a maximum senior leverage ratio and a minimum interest coverage ratio. In addition, we will be required to pay certain fees in connection with the Credit Facilities, including letter of credit fees, agency fees and commitment fees on the average daily unused portion of the revolving credit facility.

3.    2003 Merger

        On June 17, 2003, we entered into a merger agreement with Jostens and Ring Acquisition Corp., an entity organized by us for the sole purpose of effecting an acquisition of Jostens. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens with Jostens surviving as an indirect subsidiary of Jostens Holdings, which we refer to as the merger.

        Jostens Holdings was capitalized in July 2003 through the issuance of common stock to DLJ Merchant Banking Partners III, L.P. and certain of its affiliated funds (collectively, the "DLJMB Funds") and members of our management, and received proceeds of $322.9 million. Jostens Holdings, in turn, established a wholly-owned subsidiary, JIHC, and capitalized it through the purchase of common stock for $317.9 million. JIHC used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock to the DLJMB Funds, to make a capital contribution of $417.9 million to Jostens. Jostens, in turn, used the proceeds from the capital contribution along with incremental borrowings under its senior secured credit facility to repurchase all previously outstanding common stock and warrants. Jostens paid $471.0 million to holders of its common stock and warrants representing a cash payment of $48.25 per share.

        We accounted for the merger using the purchase method of accounting. The price paid to holders of common stock and warrants of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their relative fair values as of the date of the merger. As of July 3, 2004, our preliminary allocation of the purchase price was as follows:

In thousands
Current assets	$165,280
Property and equipment	101,389
Intangible assets	660,399
Goodwill	709,724
Other assets	18,622
Current liabilities	(202,635)
Long-term debt	(594,494)
Redeemable preferred stock	(106,511)
Deferred income taxes	(252,209)
Other liabilities	(28,521)

$471,044

        We have estimated the fair value of our assets and liabilities as of the merger date utilizing information available at the time that our condensed consolidated financial statements were prepared. These estimates are subject to refinement until all pertinent information has been obtained. During the six months ended July 3, 2004, we recorded purchase price adjustments through goodwill to reduce the fair value of Jostens' redeemable preferred stock and our property and equipment in the amounts of $20.0 million and $0.6 million, respectively, and established a $2.9 million purchase accounting liability. The $2.9 million liability is for severance and other personnel costs related to the involuntary termination or relocation of employees associated with management's plans, as of the merger date, to cease production at our Red Wing, MN manufacturing facility. Production and customer service of graduation diplomas will be transferred to facilities in Owatonna, MN, Shelbyville, TN and Topeka, KS. The decision to close the Red Wing facility was based on improving customer service and overall efficiency of Jostens. On June 22, 2004, we formally communicated the termination of employment to approximately 180 full-time and seasonal plant and administrative employees. We anticipate that the majority of these exit costs will be paid during 2004.

4.    Comprehensive Income

        Comprehensive income and its components, net of tax, are presented below:

	Three months ended		Six months ended
	July 3, 2004	Predecessor June 28, 2003	July 3, 2004	Predecessor June 28, 2003
	In thousands
Net income	$32,241	$53,707	$12,343	$45,109
Change in cumulative translation adjustment	128	(175)	52	(327)
Change in fair value of foreign currency hedge	92	—	92	—
Change in fair value of interest rate swap agreement	—	601	—	1,189

Comprehensive income	$32,461	$54,133	$12,487	$45,971

5.    Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

	July 3, 2004	January 3, 2004	Predecessor June 28, 2003
	In thousands
Trade receivables	$94,799	$64,993	$100,014
Allowance for doubtful accounts	(2,422)	(2,184)	(2,569)
Allowance for sales returns	(10,214)	(5,791)	(9,585)

Accounts receivable, net	$82,163	$57,018	$87,860

        Net inventories were comprised of the following:

	July 3, 2004	January 3, 2004	Predecessor June 28, 2003
	In thousands
Raw material and supplies	$13,687	$11,416	$11,262
Work-in-process	22,935	28,084	22,753
Finished goods	15,034	34,713	13,511
Reserve for obsolescence	(1,963)	(1,690)	(1,998)

Inventories, net	$49,693	$72,523	$45,528

6.    Goodwill and Other Intangible Assets

        The increase in goodwill and other intangible assets as of July 3, 2004 compared to the period ended June 28, 2003 was predominantly attributable to the effect of purchase accounting in connection with the July 29, 2003 merger.

        The changes in the net carrying amount of goodwill were as follows:

	July 3, 2004	Predecessor June 28, 2003
	In thousands
Balance at beginning of year	$746,025	$14,450
Goodwill acquired during the period	15	4,781
Purchase price adjustments	(17,909)	(3,277)
Currency translation	(30)	141

Balance at end of period	$728,101	$16,095

        The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets as of the dates indicated:

	July 3, 2004
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net
	In thousands
School relationships	10 years	$330,000	$(30,977)	$299,023
Order backlog	1.5 years	48,700	(36,610)	12,090
Internally developed software	2 to 5 years	12,200	(3,183)	9,017
Patented/unpatented technology	3 years	11,000	(3,433)	7,567
Customer relationships	4 to 8 years	8,666	(1,832)	6,834
Other	3 years	24	(16)	8

		410,590	(76,051)	334,539
Trademarks	Indefinite	255,000	—	255,000

		$665,590	$(76,051)	$589,539

	Predecessor June 28, 2003
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net
	In thousands
Customer relationships	4 to 5 years	4,146	(601)	3,545
Other	3 years	24	(8)	16

		$4,170	$(609)	$3,561

        Amortization expense related to other intangible assets was $43.7 million and $55.1 million for the three and six months ended July 3, 2004 compared to $0.4 million and $0.6 million for the three and six months ended June 28, 2003.

7.    Long-term Debt

        Long-term debt consists of the following:

	July 3, 2004	January 3, 2004	Predecessor June 28, 2003
	In thousands
Borrowings under senior secured credit facility:
Term Loan, variable rate, 3.86 percent at July 3, 2004 and 3.72 percent at January 3, 2004, with semi-annual principal and interest payments through July 2010	$417,704	$453,705	$—
Term Loan A, variable rate, 3.36 percent at June 28, 2003, paid in full July 2003	—	—	51,359
Term Loan C, variable rate, 3.86 percent at June 28, 2003, paid in full July 2003	—	—	319,694
Senior subordinated notes, 12.75 percent fixed rate, including premium of $20,880 at July 3, 2004 and $22,717 at January 3, 2004, net of discount of $15,679 at June 28, 2003, with semi-annual interest payments of $13.3 million, principal due and payable at maturity—May 2010	224,865	231,702	201,821
Senior discount notes, 10.25 percent fixed rate, net of discount of $88,164 at July 3, 2004 and $95,914 at January 3, 2004, with semi-annual interest accretion of $12.7 million, through December 1, 2008, thereafter semi-annual interest payments of $12.7 million, accreted principal due and payable at maturity—December 2013	159,036	151,286	—
Promissory note, 3.71 percent at July 3, 2004, with monthly principal and interest payments through maturity—March 2009	3,942	—	—

	805,547	836,693	572,874
Less current portion	5,150	—	18,411

	$800,397	$836,693	$554,463

        During the three months ended July 3, 2004, we voluntarily prepaid $36.0 million on our senior secured credit facility. In addition, during the first quarter of 2004, we voluntarily redeemed $5.0 million principal amount of Jostens' senior subordinated notes and recognized a loss of $0.4 million consisting of $0.8 million of premium paid on redemption of the notes and a net $0.4 million credit resulting from the write-off of related unamortized premium, original issuance discount and deferred financing costs.

        As of July 3, 2004, there was $9.7 million outstanding in the form of short-term borrowings at our Canadian subsidiary, at a weighted average interest rate of 5.5% and an additional $10.8 million outstanding in the form of letters of credit, leaving $129.6 million available under our revolving credit facility.

        The senior secured credit facility and the Jostens senior subordinated notes contain certain cross-default and cross-acceleration provisions whereby default under or acceleration of one debt obligation would, consequently, cause a default or acceleration under the other debt obligation. As of July 3, 2004, we were in compliance with all covenants.

        As of July 3, 2004, January 3, 2004 and June 28, 2003, the fair value of our debt, excluding the senior subordinated notes and the senior discount notes, approximated its carrying value. The fair value of the aggregate notes as of July 3, 2004, January 3, 2004 and June 28, 2003 was $395.5 million, $394.9 million and $256.7 million, respectively, based on the quoted market price.

8.    Redeemable Preferred Stock

        On June 29, 2003, we adopted SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". In accordance with SFAS 150, we reclassified Jostens' redeemable preferred stock to the liabilities section of our condensed consolidated balance sheet and began reporting the preferred dividend as interest expense in our results of operations rather than as a reduction to retained earnings. We also recognized $4.6 million cumulative effect of a change in accounting principle. We did not provide any tax benefit in connection with the cumulative effect adjustment because payment of the related preferred dividend and the discount amortization are not tax deductible. Pro forma amounts assuming the change in accounting principle had been in effect since the beginning of 2003 are as follows:

	Three months ended		Six months ended
	July 3, 2004	Predecessor June 28, 2003	July 3, 2004	Predecessor June 28, 2003
	In thousands
Net income available to common shareholders
As reported	$32,241	$50,387	$12,343	$38,584
Dividends and accretion on redeemable preferred shares previously reported	—	3,320	—	6,525
Pro forma interest expense	—	(2,927)	—	(5,527)

Pro forma net income available to common shareholders	$32,241	$50,780	$12,343	$39,582

        During the first quarter of 2004, we refined our estimate of the fair value of Jostens' redeemable preferred stock as of the merger date from $130.0 million to $110.0 million. The aggregate liquidation preference of the redeemable preferred stock as of July 3, 2004, January 3, 2004 and June 28, 2003 was $106.1 million, $99.1 million and $92.5 million, respectively, including accrued dividends. Jostens has 4,000,000 shares of preferred stock, $.01 par value, authorized. There were 103,687, 96,793 and 90,358 shares of redeemable preferred stock outstanding as of July 3, 2004, January 3, 2004 and June 28, 2003, respectively.

9.    Derivative Financial Instruments and Hedging Activities

        We use forward foreign currency exchange contracts to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros. The effective portion of the change in fair value for these contracts, which have been designated as a cash flow hedge, is reported in

"accumulated other comprehensive loss" (AOCL) and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion of the change in fair value of these instruments is immediately recognized in earnings. The amount of contracts outstanding at July 3, 2004 was $2.7 million. There were no forward foreign currency exchange contracts outstanding at January 3, 2004 and June 28, 2003. These contracts will mature over the remainder of the current fiscal year, the period in which all amounts included in AOCL will be reclassified into earnings.

10.    Commitments

        We are subject to market risk associated with changes in the price of precious metal. To mitigate our commodity price risk, we enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. Our purchase commitment at July 3, 2004 was $7.3 million with delivery dates occurring throughout 2004. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". The fair market value of our open precious metal forward contracts as of July 3, 2004 was $7.3 million and was calculated by valuing each contract at quoted futures prices.

11.    Income Taxes

        Consistent with the provisions of APB 28, "Interim Financial Reporting", we have provided an income tax provision based on our best estimate of the consolidated effective tax rate applicable for the entire year. Based on those estimates, we provided an income tax provision at a consolidated effective rate of 24% for the six months ended July 3, 2004 compared to 41.6% in the comparable prior year period. We review our tax rate estimates on a quarterly basis and make revisions as necessary.

        Our consolidated effective tax rate is less than the federal statutory rate because we anticipate a consolidated tax loss for the entire year and the rate of tax benefit is negatively impacted by the effect of nondeductible interest expense associated with the redeemable preferred stock of Jostens. Furthermore, the rate of tax benefit recorded for purchase accounting adjustments is based on the change in deferred tax liability balances attributable to net taxable temporary differences recorded in connection with the purchase price allocation of the prior year merger transaction.

12.    Pension and Other Postretirement Benefit Plans

        Net periodic benefit cost for our pension and other postretirement benefit plans for the three and six months ended July 3, 2004 and June 28, 2003 consists of the following:

	Pension benefits
	Three months ended		Six months ended
	July 3, 2004	Predecessor June 28, 2003	July 3, 2004	Predecessor June 28, 2003
	In thousands
Service cost	$1,618	$1,454	$3,236	$2,908
Interest cost	3,068	3,053	6,136	6,106
Expected return on plan assets	(4,497)	(5,092)	(8,994)	(10,184)
Amortization of prior year service cost	—	465	—	929
Amortization of transition amount	—	(139)	—	(277)
Amortization of net actuarial loss	—	132	—	264

Net periodic benefit expense (income)	$189	$(127)	$378	$(254)

	Postretirement benefits
	Three months ended		Six months ended
	July 3, 2004	Predecessor June 28, 2003	July 3, 2004	Predecessor June 28, 2003
	In thousands
Service cost	$10	$19	$20	$39
Interest cost	93	117	186	233
Amortization of prior year service cost	—	(5)	—	(10)
Amortization of net actuarial loss	—	70	—	140

Net periodic benefit expense	$103	$201	$206	$402

13.    Discontinued Operations

        In conjunction with exiting our Recognition business in December 2001, we recorded a $27.4 million pre-tax loss on disposal for discontinued operations. The pre-tax loss on disposal consisted of a non-cash charge of $11.1 million to write off certain net assets of the Recognition business plus a

$16.3 million charge for accrued costs related to exiting the Recognition business. Components of the accrued exit costs are as follows:

				Utilization
	Initial charge	Prior accrual	Net adjustments			Balance July 3, 2004
				Prior	2004
	In thousands
Employee separation benefits and other related costs	$6,164	$—	$(442)	$(5,265)	$(66)	$391
Phase-out costs of exiting the Recognition business	4,255	—	(1,203)	(2,670)	20	402
Salesperson transition benefits	2,855	1,236	(191)	(1,707)	(219)	1,974
Other costs related to exiting the Recognition business	3,018	1,434	(228)	(4,224)	—	—

	$16,292	$2,670	$(2,064)	$(13,866)	$(265)	$2,767

        Our obligation for separation benefits continues through 2004 over the benefit period as specified under our severance plan, and transition benefits will continue to be paid through the period of our contractual obligation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Von Hoffmann Holdings Inc.

        We have audited the accompanying consolidated balance sheets of Von Hoffmann Holdings Inc. and Subsidiaries at December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Oversight Accounting Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Von Hoffmann Holdings Inc. and Subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 1 to the consolidated financial statements, in the year ended December 31, 2002, the Company changed its method for amortizing goodwill.

St. Louis, Missouri
February 12, 2004

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	December 31
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$21,948	$4,438
Trade accounts receivable, less allowance for doubtful accounts of $699 in 2003 and $475 in 2002	48,369	49,141
Inventories	28,486	32,037
Income taxes refundable	3,594	1,611
Deferred income taxes	2,871	2,492
Prepaid expenses	2,725	1,057
Asset held for sale	59,652	—

Total current assets	167,645	90,776
Deferred debt issuance cost, net of accumulated amortization of $5,668 in 2003 and $3,363 in 2002	12,323	11,124
Property, plant, and equipment:
Buildings and improvements	49,520	45,907
Machinery and equipment	239,515	225,625
Transportation equipment	853	842
Furniture and fixtures	7,428	6,634

	297,316	279,008
Allowance for depreciation and amortization	(179,672)	(158,553)

	117,644	120,455
Installation in process	2,003	3,017
Land	5,719	4,894

	125,366	128,366
Goodwill	230,946	189,855
Other intangibles, net	29,225	—

	$565,505	$420,121

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$14,518	$13,907
Other accrued expenses	19,058	14,899
Salaries and wages	6,938	5,865
Taxes, other than income taxes	393	427

Total current liabilities	40,907	35,098
Long-term liabilities:
Deferred income taxes	28,267	11,384
Deferred compensation and pension	11,029	—
Senior secured credit agreement—revolving loan	25,800	—
Senior debt	277,749	215,000
Senior subordinated notes	100,000	100,000
Subordinated exchange debentures	41,169	35,681

Total long-term liabilities	484,014	362,065
Stockholders' equity:
Common stock; $0.01 par value per share; 150,000 shares authorized	916	716
Additional paid-in capital	106,234	86,434
Accumulated deficit	(57,568)	(55,240)
Treasury stock, at cost	(8,470)	(8,470)
Notes receivable from the sale of stock and accrued interest	(528)	(482)

	40,584	22,958

	$565,505	$420,121

See accompanying notes.

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statement of Operations

(In thousands)

	Year Ended December 31
	2003	2002	2001
Net sales	$377,056	$379,437	$407,096
Cost of products and services	313,189	321,331	346,917

Gross profit	63,867	58,106	60,179
Operating expenses:
Selling and administrative expenses	24,492	26,177	31,263
Special consulting expenses	1,902	2,453	578
Restructuring charges	—	—	1,476

	26,394	28,630	33,317

Income from operations	37,473	29,476	26,862
Interest income	167	270	265
Gain (loss) on disposal of depreciable assets	(445)	2,771	(512)
Gain on debt extinguishment, net	—	280	—
Interest expense—subsidiary	(36,785)	(33,557)	(32,144)
Interest expense—subordinate exchange debentures	(5,488)	(5,529)	(5,983)

	(42,551)	(35,765)	(38,374)

Loss before income taxes and discontinued operations	(5,078)	(6,289)	(11,512)
Income tax benefit	(1,399)	(993)	(1,268)

Loss before discontinued operations	(3,679)	(5,296)	(10,244)
Discontinued operations, net of taxes	1,351	—	—

Net loss	$(2,328)	$(5,296)	$(10,244)

Basic and diluted loss per common share:
Loss before discontinued operations	$(0.05)	$(0.08)	$(0.20)
Discontinued operations	$0.02	$—	$—
Net loss	$(0.03)	$(0.08)	$(0.20)

See accompanying notes.

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity

(In thousands)

			Amounts
								Notes Receivable From the Sale of Stock and Accrued Interest
	Number of Shares
	Common Stock	Treasury Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Treasury Stock			Total
Balance at December 31, 2000	51,594	—	$516	$59,981	$(39,700)	$		$(1,402)	$19,395
Net loss	—	—	—	—	(10,244)		—	—	(10,244)
Accrued interest	—	—	—	—	—		—	(133)	(133)
Purchase of treasury stock	—	60	—	—	—		(90)	44	(46)

Balance at December 31, 2001	51,594	60	516	59,981	(49,944)		(90)	(1,491)	8,972
Net loss	—	—	—	—	(5,296)		—	—	(5,296)
Accrued interest	—	—	—	—	—		—	(93)	(93)
Purchase of treasury stock	—	8,380	—	—	—		(8,380)	1,102	(7,278)
Issuance of common stock	20,000	—	200	19,800	—		—	—	20,000
Pushdown of goodwill created by equity transactions	—	—	—	6,653	—		—	—	6,653

Balance at December 31, 2002	71,594	8,440	716	86,434	(55,240)		(8,470)	(482)	22,958
Net loss	—	—	—	—	(2,328)		—	—	(2,328)
Accrued interest	—	—	—	—	—		—	(46)	(46)
Issuance of common stock	20,000	—	200	19,800	—		—	—	20,000

Balance at December 31, 2003	91,594	8,440	$916	$106,234	$(57,568)		$(8,470)	$(528)	$40,584

See accompanying notes.

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31
	2003	2002	2001
Operating activities
Net loss	$(2,328)	$(5,296)	$(10,244)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	23,114	29,266	38,030
Amortization of debt issuance costs	2,305	2,133	1,987
Amortization of intangibles	175	218	9,289
Amortization of premium on senior notes	(101)	—	—
(Gain) loss on disposal of depreciable assets	445	(2,771)	512
Gain on debt extinguishment, net	—	(280)	—
Provision for deferred income taxes	(2,169)	(1,926)	(6,701)
Accrued interest on subordinated exchange debentures	5,220	5,221	5,608
Accretion of discount on subordinated exchange debentures	268	308	375
Accrued interest on notes from the sale of stock	(46)	(93)	(133)
Changes in operating assets and liabilities:
Trade accounts receivable	4,541	(2,390)	11,148
Inventories	4,432	(8,776)	12,855
Income taxes refundable	(1,983)	846	(251)
Prepaid expenses	(815)	(461)	448
Asset held for sale	(4,652)	—	—
Trade accounts payable	(2,324)	4,447	(4,323)
Other accrued expenses	2,907	9,100	444
Salaries and wages	247	(2,899)	729
Taxes, other than income taxes	(93)	62	(157)
Deferred compensation and pension	269	—	—

Net cash provided by operating activities	29,412	26,709	59,616
Investing activities
Purchases of property, plant, and equipment	(9,071)	(12,657)	(23,875)
Proceeds from sale of equipment	336	6,273	172
Purchase of The Lehigh Press, Inc.	(108,313)	—	—

Net cash used in investing activities	(117,048)	(6,384)	(23,703)
Financing activities
Payments of debt issuance costs	(3,504)	(10,914)	(13)
Net (payments) borrowings—revolving loan	25,800	(23,000)	(10,000)
Net payments—acquisition loan	—	(21,000)	(4,000)
Payments on senior secured debt—term loans	—	(197,555)	(9,220)
Proceeds from issuance of senior notes	62,850	215,000	—
Payments on subordinated exchange debentures	—	(9,460)	—
Receipt on notes receivable from sale of stock	—	1,102	44
Purchase of treasury stock	—	(8,380)	(90)
Issuance of common stock	20,000	20,000	—

Net cash provided by (used in) financing activities	105,146	(34,207)	(23,279)

Net (decrease) increase in cash and cash equivalents	17,510	(13,882)	12,634
Cash and cash equivalents at beginning of year	4,438	18,320	5,686

Cash and cash equivalents at end of year	$21,948	$4,438	$18,320

See accompanying notes.

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.    Summary of Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of Von Hoffmann Holdings Inc. (formerly known as Von Hoffmann Corporation) (the Company) and its wholly owned subsidiary, Von Hoffmann Corporation (formerly known as Von Hoffmann Press, Inc.) (the Subsidiary) and its wholly owned subsidiaries: Mid-Missouri Graphics, Inc., Von Hoffmann Graphics, Inc., H&S Graphics, Inc., Preface, Inc., One Thousand Realty and Investment Company, Precision Offset Printing Company, Inc., and The Lehigh Press, Inc. (Lehigh Press) Effective October 22, 2003, the Subsidiary acquired The Lehigh Press, Inc. Effective February 25, 2002, Von Hoffmann Graphics, Inc. was merged with the Subsidiary. Effective December 20, 2002, One Thousand Realty and Investment Company was merged into the Subsidiary. Effective July 1, 2001, Mid-Missouri Graphics, Inc. was merged into the Subsidiary. Intercompany accounts and transactions have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Business Segment and Concentration of Credit Risk

        Substantially all of the Company's assets, sales, and operating earnings are derived from the performance of book manufacturing services to educational publishers, commercial entities, and governmental institutions throughout the United States. At December 31, 2003, approximately 18.9 percent of the Company's workforce is subject to collective bargaining agreements. Two customers and their affiliates accounted for 28.1 percent of 2003 net sales, 27.9 percent of 2002 net sales, and 32.0 percent of 2001 net sales, respectively. Additionally, these two customers and their affiliates accounted for 17.8 percent and 15.6 percent of accounts receivable at December 31, 2003 and 2002, respectively. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

Revenue Recognition

        Revenues are recognized when the products are shipped FOB shipping point, risk of loss transfers or as services are performed as determined by the contractual arrangement.

Cash and Cash Equivalents

        The Company considers cash and cash equivalents to include demand deposits and repurchase agreements with maturities of three months or less when purchased. Cash and cash equivalents are carried at cost, which approximates market value.

Trade Accounts Receivable and Allowance for Doubtful Accounts

        Trade accounts receivables represent only receivables invoiced for products or services recognized as revenue. Trade accounts receivable is reviewed at least quarterly, and those accounts with amounts that are judged to be uncollectible are reserved within the allowance for doubtful accounts or written off directly against operations.

Inventories

        The Company values approximately 92% of its inventory at the lower of cost, as determined using the last-in, first-out (LIFO) method, or market. The remainder of inventory is valued at the lower of cost, as determined using the first-in, first-out (FIFO) method, or market. Inventories are comprised of the following amounts at December 31:

	2003	2002
Raw materials	$16,533	$14,602
Work-in-process	13,195	19,125

	29,728	33,727
Less LIFO reserve	1,242	1,690

	$28,486	$32,037

Property, Plant, and Equipment

        Property, plant, and equipment are stated at cost. The Company capitalizes all repair and maintenance costs which result in significant increases in the useful life of the underlying asset. All other repair and maintenance costs are expensed. Depreciation is computed using straight-line or accelerated methods over the following estimated useful lives:

Description	Years
Buildings and improvements	11-40
Machinery and equipment	5-12
Transportation equipment	4-10
Furniture and fixtures	4-7

        Property, plant and equipment is reviewed for impairment whenever events and changes in business circumstances indicate the carrying value of property, plant and equipment may not be recoverable. Impairment losses are recognized based on fair value if expected cash flows of the related property, plant and equipment are less than their carrying value.

Business Combinations

        In accordance with SFAS No. 141, Business Combinations (SFAS No. 141), we account for all business combinations initiated after June 30, 2001 using the purchase method. In applying the purchase method, we perform detail analysis which may include use of third party appraisals to recognize and value acquired intangible assets separately from goodwill.

Goodwill and Other Intangible Assets

        In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), effective January 1, 2002, we no longer amortize goodwill subject to annual impairment tests. If goodwill amortization was not recorded in 2001, the Company would have reported net loss of $1.3 million or

$0.03 basic and diluted loss per share. The Company performed a transitional impairment test of its existing goodwill during the second quarter of 2002. The Company did not recognize any impairment of goodwill in connection with the initial transitional impairment test. The Company performs a formal impairment test of goodwill and indefinite-lived intangible assets on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The annual impairment tests performed in 2003 and 2002 also did not result in any impairment. The Company has broken its operations into three reporting units: print and bind, prepress services and sheetfed and cover printing. The Company did not recognize any impairment of goodwill and other intangible assets for any year presented.

        Trade names are not amortizable. Amortizable intangible assets are amortized on a straight-line basis upon estimated useful lives as follows:

Description	Years
Customer relationships	40
Non-compete agreements	3

        Amortizable intangible assets are evaluated for potential impairment when current facts and circumstances indicate that the carrying value may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the amortizable intangible asset, or appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an intangible asset is determined to be impaired, the loss is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows.

Income Taxes

        Deferred income taxes reflect the net tax effects of temporary differences between the financial and tax basis of assets and liabilities. Deferred income taxes are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Employee Stock Options

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company follows APB Opinion No. 25 and related interpretations in accounting for its stock compensation awards. Based on the analysis as discussed in Note 11, the Company's pro forma net loss and loss per share incorporating the amortization of employee stock compensation expense, as determined under SFAS No. 123, would not have been materially different from reported amounts during 2003, 2002 and 2001.

Shipping and Handling Costs

        The Company records all revenues related to shipping and handling fees in net sales and the related costs in cost of products and services.

Reclassifications

        Certain reclassifications have been made to prior years' balances to conform with the current year presentation.

2.    Recapitalization Restated to a Purchase

        Effective May 22, 1997, a leveraged recapitalization of the Company took place (Recapitalization) pursuant to which:

  (1)
  The Company executed a credit agreement with a syndicate of financial institutions representing the senior secured credit facility (the Credit Agreement) in an aggregate amount of $200 million. Initial proceeds under the senior secured credit facility were $125 million. The terms of the senior secured credit facility are described in Note 7.

  (2)
  The Company issued $100 million of senior subordinated notes (Note 7).

  (3)
  In exchange for $67.1 million, DLJ Merchant Banking Partners II and its affiliates acquired approximately 84 percent of the new common stock of the Company, redeemable preferred stock, and warrants to purchase additional shares of new common stock in the Company. On November 16, 1998, the preferred stock was converted into 13.5 percent subordinated exchange debentures at the then accreted value of $30.4 million. The terms of the 13.5 percent subordinated exchange debentures are described in Note 7.

  (4)
  The Company redeemed/exchanged the former common stock of the Company owned by ZS VH L.P. (ZS) for (a) cash of $288.8 million and (b) 10 percent of the new common stock of the Company.

  (5)
  The Company exchanged the former common stock of the Company owned by Robert A. Uhlenhop (Uhlenhop), the Company's former president and chief executive officer, for approximately 2.5 percent of the new common stock of the Company. In exchange for $0.3 million in cash and $0.5 million of notes receivable, Uhlenhop acquired an additional 1.5 percent of the new common stock in the Company.

  (6)
  In exchange for $0.4 million in cash and $0.4 million of notes receivable, certain other management personnel acquired the remaining 2.0 percent of the new common stock in the Company.

  (7)
  Costs incurred by the Company related to the Recapitalization were approximately $5.9 million and were expensed in the predecessor financial statements.

        Through June 20, 2002, the Company accounted for the May 22, 1997 Recapitalization transaction using the historical basis of the Company's existing assets and liabilities (i.e., "recapitalization accounting") because there was substantive continuing voting ownership by ZS. Because of the events described below and the rules in SEC Staff Accounting Bulletin (SAB) No. 54, the Company was required to retroactively push down the new owners' basis to the Company's separate financial statements—as if it were a new entity as of May 22, 1997.

        During 2002, the Company had the following equity transactions:

  •
  On March 26, 2002, the Company issued 20 million shares of its common stock to its majority shareholder for $20.0 million in cash.

  •
  On June 21, 2002, the Company purchased all 5 million shares of common stock owned by ZS for $5.0 million in cash.

  •
  On June 21, 2002, the Company purchased all 2 million shares of common stock owned by Uhlenhop for $2.0 million, consisting of approximately $1.2 million in cash and settlement of a note receivable of approximately $0.8 million.

        As a result of these transactions, the majority owners of the Company owned approximately 96 percent of the Company's common stock. In accordance with SAB No. 54, recapitalization accounting could no longer be used, and the new owners' "purchase accounting" basis had to be pushed down to the Company's financial statements as if it had occurred May 22, 1997. The accompanying financial statements reflect this retroactive application, and accordingly, the 2001 balances have been restated from their recapitalization accounting presentation in past financial statements issued by the Company.

        The application of purchase accounting for the May 22, 1997 partial purchase by the new owners and the March 26, 2002 purchase by the majority stockholder resulted in the following adjustments for the year ended December 31, 2001:

	Year Ended December 31, 2001
	Previously Reported	Restated Balance
Cost of products and services	$334,372	$346,917
Selling and administrative expenses	23,404	31,263
Loss on disposal of depreciable assets	(394)	(512)
Income tax provision (benefit)	3,717	(1,268)
Net income (loss)	5,294	(10,244)
Earnings (loss) per share:
Basic	$0.10	$(0.20)
Diluted	$0.09	$(0.20)

        During the third and fourth quarters of 2002, the Company purchased approximately 1.4 million shares of common stock, owned by former employees, for approximately $1.4 million in cash.

        The March 26, 2002 acquisition by the majority stockholder of the newly issued shares, the June 21, 2002 acquisitions by the Company of all shares of common stock held by ZS and Uhlenhop, and the above third and fourth quarter common stock repurchases resulted in additional purchase accounting basis being pushed down to the Company. Such pushdown resulted in additional goodwill of approximately $6.7 million being recorded by the Company in 2002.

3.    Business Combinations

The Lehigh Press, Inc.

        On October 22, 2003, the Subsidiary acquired all of the outstanding shares of The Lehigh Press, Inc. (Lehigh Press) for approximately $108.3 million (Lehigh Press Acquisition). Lehigh Press is a leading provider of book covers and other components, and a provider of digital premedia and direct marketing printing services, operating through its Lehigh Lithographers and Lehigh Direct divisions. The acquisition reinforces our market position within the elementary and high school case-bound education market as well as the strategy to increase product offerings and capabilities to our customer base. The Lehigh Press Acquisition was financed by the borrowing of funds under the New Credit Agreement and cash on hand.

        The acquisition was accounted for under the purchase method of accounting in accordance with the SFAS No. 141. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on the estimates of their respective fair values at the date of the acquisition.

        In November 2003, Von Hoffmann's Board of Directors authorized the exploration of a potential sale of Lehigh Direct. We determined to consider a sale of the Lehigh Direct business because it does not serve our core instructional materials market. To assist us in the sale of the Lehigh direct division, we engaged Credit Suisse First Boston in late November 2003. As a result, retroactive to the date we acquired Lehigh Press, the Lehigh Direct division of Lehigh Press met the criteria for classification as an asset held for sale under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, had been met related to the Lehigh Direct division. Accordingly, the carrying value of the division's net assets was adjusted to its fair value less expected costs to sell, amounting to $55.0 million, based on recent internal analysis of similar transactions. The Company believes the division will be sold by the end of the third quarter of 2004. The preliminary valuation recognized for the Lehigh Direct division could change depending on our further analysis of the financial information of Lehigh Direct as well as our further review of current market valuations.

        The following table summarizes the purchase price allocation of assets acquired and liabilities assumed at the date of acquisition. Lehigh Press is in the process of completing its final federal and state tax returns for the tax periods under previous ownership, thus, the allocation of the purchase price is subject to adjustment.

Current assets	$5,695
Property, plant and equipment	11,825
Intangible assets:
Customer relationships	19,500
Trade name	8,200
Non-compete agreements	1,700

29,400
Goodwill	41,091
Asset held for sale	55,000

Total assets acquired	143,011
Current liabilities	(4,691)
Deferred income taxes	(19,248)
Deferred compensation and pension	(10,760)

Total liabilities assumed	(34,699)

Net assets acquired	$108,312

        None of the goodwill is tax deductible. As of December 31, 2003, the stock purchase agreement required $9.0 million to be placed in escrow for certain working capital adjustments and other indemnification clauses as defined in the stock purchase agreement. The escrow or portions thereof will expire at various dates through April 2005.

        The consolidated financial statements include the results of operations of Lehigh Press from October 22, 2003, the date of acquisition. On an unaudited pro forma basis, adjusting only for the assumption that the acquisition of Lehigh Press and related incremental borrowings had occurred at the beginning of the respective years, revenues for the year ended December 31, 2003 and 2002 would have been $425.4 million and $436.7 million, respectively. Unaudited pro forma net loss would have been $1,417 and $3,459, respectively. Unaudited pro forma basic and diluted loss per share would have been $0.02 and $0.04, respectively. The unaudited pro forma information is not necessarily indicative of the results of operations had the Lehigh Press acquisition actually occurred at the beginning of the respective period, nor is it necessarily indicative of future results.

4.    Restructuring Charge

        During 2001, the Company closed the sheet-fed printing, stripping, and platemaking operations of its St. Louis, Missouri, manufacturing location. The majority of these operations were transferred to the Owensville, Missouri, manufacturing location of Von Hoffmann Graphics, Inc. Additionally, the Company reduced the workforce within the St. Louis, Missouri, manufacturing location of the Subsidiary. Lastly, the Company closed the Owensville, Missouri, manufacturing location of the Subsidiary. These operations and certain related assets were consolidated into the Jefferson City, Missouri, manufacturing locations of the Subsidiary. As a result of these restructurings, the Company recorded total restructuring expenses in 2001 of approximately $1,476 consisting mainly of employee severance and equipment relocation costs. The Company utilized approximately $1,370 in 2001 and $106 in 2002. The Company has no remaining liability associated with the restructuring.

        On December 11, 2003, the Company announced the closure of two manufacturing facilities under the Precision Offset Printing Company Inc. ("Precision") subsidiary. The remaining operations will be combined into the Pennsauken, NJ-based Lehigh Lithographers ("Litho") division of The Lehigh Press. The purpose of the closure is to reduce the cost structure as well as consolidate its service offerings (i.e. products, people, etc.) to the educational customers who print products on plastics and other synthetic substrates.

        The Company estimates the pre-tax expenses associated with the above closure to total approximately $4.0 million to $4.5 million consisting of employee severance ($700); revision of depreciable assets and salvage value of property, plant and equipment ($2,700) and other cash charges ($700). Of these amounts, none were recognized to date in 2003. These amounts will be recognized over the first two quarters of 2004.

5.    Goodwill and Other Intangibles

        The changes in carrying value of goodwill for the year ending December 31, 2003 are as follows:

Balance, January 1, 2003	$189,855
Lehigh Press acquisition	41,091

Balance, December 31, 2003	$230,946

        The gross carrying amount and accumulated amortization of other intangible assets as of December 31, 2003 are as follows:

	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Customer relationships	$19,500	$81
Non-compete agreements	1,700	94

	$21,200	$175

Unamortized intangible assets:
Trade names	$8,200

        The amortization expense for the year ended December 31, 2003 was $175. The estimated amortization expense for the next five years is as follows for the year ending December 31:

Year	Amortization Expense
2004	$1,054
2005	1,054
2006	960
2007	488
2008	488

6.    Asset Held for Sale

        As disclosed in Note 3, the Company determined that the Lehigh Direct division of Lehigh Press met the criteria for asset held for sale as outlined by FAS No. 144 at the acquisition date. Accordingly, the carrying value of the division's net assets was adjusted to its fair value less costs to sell, amounting to $55.0 million, which was based on internal analysis of recent similar transactions.

        From the acquisition date through December 31, 2003, the value of the asset held for sale changed based on the fluctuations in net assets included within the disposal group. No gain or loss was recognized associated with this change in the net assets of Lehigh Direct, as we believe the valuation of the asset will change accordingly. At December 31, 2003, the net assets of the Lehigh Direct division consisted of the following:

Assets:
Current assets	$15,450
Property, plant and equipment, net	57,080

Total assets	72,530
Liabilities:
Current liabilities	9,054
Deferred income taxes	3,824

Total liabilities	12,878

Asset held for sale	$59,652

        Within the Statement of Operations, activity associated with operating results of the Lehigh Direct division is shown separately as part of discontinued operations, net of tax provision of $0.8 million. In 2003, net sales and pre-tax profit were $16.3 million and $2.2 million, respectively.

7.    Long-Term Debt

        Long-term debt consisted of the following at December 31:

	2003	2002
Von Hoffmann Corporation:
Senior secured credit agreement—revolving loan	$25,800	$—
Senior notes, including unamortized premium	277,749	215,000
Senior subordinated notes	100,000	100,000

	403,549	315,000
Von Hoffmann Holdings Inc.:
Subordinated exchange debentures	41,169	35,681

	$444,718	$350,681

Senior Secured Credit Agreement (New Credit Agreement)

        On March 26, 2002, the Subsidiary entered into a Senior Secured Credit Agreement (New Credit Agreement), which provides $90.0 million on a revolving basis. The New Credit Agreement was amended in 2003 to allow for the acquisition of Lehigh Press as well as an increase in available borrowings. The available borrowings were increased to $100.0 million effective October 7, 2003. The New Credit Agreement expires November 15, 2006.

        Borrowings under the New Credit Agreement bear interest at variable rates tied to, at the Subsidiary's option, LIBOR or base rates of interest, and such interest is payable quarterly. Additionally, performance-based reductions of interest rates are available subject to measures of leverage. At December 31, 2003, the Subsidiary had $25.8 million outstanding borrowings and approximately $54.6 million available for future borrowings under the New Credit Agreement, net of a $2.1 million outstanding letter of credit.

        The indebtedness outstanding on the New Credit Agreement is guaranteed by the Company and the Subsidiary's subsidiaries and secured by the capital stock of the Subsidiary. Since the Company has no independent operations and no subsidiaries other than the Subsidiary, these financial statements do not include condensed consolidating financial information. Additionally, the indebtedness is secured by substantially all existing and after-acquired property and assets of the Subsidiary.

Senior Secured Credit Agreement (Old Credit Agreement)

        The Credit Agreement, originally entered into on May 22, 1997 as amended therefrom, was comprised of three term loan tranches with maturities ranging from six to eight years. Amortization of these term loans commenced on September 30, 1997. The Old Credit Agreement included a revolving loan and an acquisition loan commitment of $75 million and $25 million, respectively.

        As a result of the Subsidiary extinguishing the Old Credit Agreement and entering into the New Credit Agreement, the Company recognized a loss of $3.1 million in 2002, which is reflected within the gain on debt extinguishment. The loss represents the write-off of deferred debt issuance costs associated with the Old Credit Agreement.

Senior Notes

        On March 26, 2002, the Subsidiary issued $215 million of 10.25 percent senior notes (Senior Notes) due at maturity in 2009. On October 22, 2003, the Subsidiary issued an additional $60 million of Senior Notes with the same maturity, at a premium of $2,850. The premium will be amortized as a reduction to interest expense-subsidiary over remaining life of debt instrument.

        The notes pay interest semiannually in arrears on February 15 and August 15 and are a general unsecured obligation of the Subsidiary, fully and unconditionally guaranteed by the Company and the subsidiaries of the Subsidiary. The notes are subordinated to all current and future secured debt, including borrowings under the New Credit Agreement. Under the senior notes indenture, the Subsidiary is subject to certain covenants that, among other things, limit the ability of the Subsidiary to pay dividends, incur additional indebtedness, and sell assets.

        Proceeds from the New Credit Agreement and the initial issuance of the Senior Notes were used to pay off all outstanding balances under the Subsidiary's prior Senior Secured Credit Agreement in 2002.

Senior Subordinated Notes

        On May 22, 1997, the Subsidiary issued $100 million of 10.375 percent senior subordinated notes due at maturity in 2007.

        The notes pay interest semiannually in arrears on May 15 and November 15 and are a general unsecured obligation of the Subsidiary, fully and unconditionally guaranteed by the Company and the subsidiaries of the Subsidiary, and subordinated to all current and future senior debt, including borrowings under the New Credit Agreement and the Senior Notes.

        Under the senior subordinated notes indenture, the Subsidiary is subject to certain covenants that, among other things, limit the ability of the Subsidiary to pay dividends, incur additional indebtedness, and sell assets.

        The subordinated notes indenture required the Company to file a registration statement with the Securities and Exchange Commission within 365 days of the issuance date or pay liquidated damages. The Company did not file a registration statement and complete an exchange offer for the Senior Subordinated Notes until September 27, 2002. As a result, the Company paid liquidated damages at an annual rate of 0.5 percent from May 22, 1998 until that date.

Subordinated Exchange Debentures/Redeemable Preferred Stock/Warrants

        On May 22, 1997, the Company issued redeemable preferred stock due in 2009 and detachable warrants for $25 million. The total proceeds received were allocated between the preferred stock and the warrants based on an estimate of each security's fair value at the date of issuance. The preferred stock accreted dividends at an annual rate of 13.5 percent until it was exchanged on November 16, 1998 for subordinated exchange debentures due in 2009. After the exchange, the preferred stock owners sold the subordinated exchange debentures in the open market. The subordinated exchange debentures accrue interest at a rate of 13.5 percent. Interest is currently not paid in cash but accretes to and increases the principal amount of each debenture. Beginning on May 22, 2002, interest is required to be paid in cash, subject to restrictions defined in the New Credit Agreement and conditions provided in the subordinated exchange debentures indenture. These restrictions remained in effect after May 22, 2002, therefore, interest continues not to be paid in cash but accretes and increases the principal amount of each debenture.

        During 2002, the Company purchased approximately 28.3 percent of its then outstanding subordinated exchange debentures for approximately $9.5 million. The purchase price of these debt instruments was less than the carrying value, resulting in a gain on the transaction of approximately $3.4 million, which is reflected within the gain on debt extinguishment.

        A total of 5,000 detachable warrants was issued in conjunction with the issuance of the redeemable preferred stock. The warrants entitle the holder to purchase common shares of the Company at a price of $0.01 per share. The warrants expire after ten years and can be exercised at any time. The fair value assigned to warrants of $4,495 is reflected in the stockholders' equity section of the consolidated balance sheets.

        At December 31, 2003, the fair value of the senior notes and senior subordinated notes was approximately $291.5 million and $100.3 million, respectively, based on quoted market prices. The fair value of borrowings under the New Credit Agreement approximates the carrying value. The redemption value of the subordinated exchange debentures at December 31, 2003 was $42.6 million. Total interest paid on all debt was $33,093 in 2003, $27,998 in 2002, and $30,347 in 2001.

8.    Income Taxes

        The income tax provision (benefit) is derived as follows:

		Year Ended December 31
	2003	2002	2001
Continuing operations	$(1,399)	$(993)	$(1,268)
Discontinued operations	863	—	—

Total income tax benefit	$(536)	$(993)	$(1,268)

        The components of the income tax provision (benefit) of continuing operations are as follows:

	Year Ended December 31
	2003	2002	2001
Current:
U.S. federal	$510	$883	$4,878
State and other	37	50	555

	547	933	5,433
Deferred:
U.S. federal	(1,816)	(1,785)	(6,017)
State and other	(130)	(141)	(684)

	(1,946)	(1,926)	(6,701)

Total income tax benefit	$(1,399)	$(993)	$(1,268)

        Significant components of the Company's deferred tax assets and liabilities are as follows:

	December 31
	2003	2002
Deferred tax assets:
Goodwill/impairment charge	$4,454	$4,973
Interest on subordinated exchange debentures	6,297	4,718
Pension	3,774	—
Vacation accrual	1,364	1,178
Other	2,227	1,570

Total deferred tax assets	18,116	12,439
Deferred tax liabilities:
Property, plant, and equipment	18,560	17,721
Assets held for sale	9,390	—
Customer relationships	7,573	—
Trade name	3,198	—
Inventory	3,133	3,054
Other	1,658	556

Total deferred tax liabilities	43,512	21,331

Net deferred tax liabilities	$(25,396)	$(8,892)

        The reconciliation of income tax expense at the U.S. federal statutory tax rates to the effective income tax rates is as follows:

	Year Ended December 31
	2003	2002	2001
Expected statutory rate	35.00%	35.00%	35.00%
Nondeductible goodwill	—	—	(28.00)
Accretion on subordinated exchange debentures	(1.96)	(1.81)	(1.20)
Interest and gain on subordinated exchange debentures	(6.93)	(26.47)	—
State income tax and other	1.44	9.07	5.22

Effective tax rate	27.55%	15.79%	11.02%

        Income taxes of $5,327, $2,332 and $9,434 were paid in 2003, 2002 and 2001 respectively.

9.    Pension and Profit Sharing Plan

        The Company has two defined contribution retirement plans, which cover substantially all the employees of the Company. Within the two plans, benefits represent, to a varying degree, matching and profit sharing contributions. The Company contributed a total of $4,972 in 2003, $4,681 in 2002, and $4,343 in 2001.

        The Company also contributes to a multi-employer pension plan covered by labor union contracts. Contribution amounts are determined by contract and the Company does not administer or control the funds in any way. Contributions to the plan were $121, $77 and $76 in 2003, 2002 and 2001, respectively. The Fund's administration reported that, as of the most recent actuarial report, the Fund had no unfunded vesting liability and no withdrawal liability for contributing employers for the plan year through April 30, 2004.

        With the acquisition of Lehigh Press, the Company maintains a trusted, noncontributory defined benefit pension plan for eligible employees of the Lehigh Press divisions not otherwise covered by collective bargaining agreements. In addition, the Company maintains an unfunded supplemental retirement plan (SRP plan) for certain key executives of Lehigh Press. The SRP plan no longer has any active participants accruing benefits under the supplemental retirement plan. The plans provide benefits based on years of service and final average compensation. The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2003 as well as the funded status and amounts both recognized and not recognized in the balance sheets as of December 31, 2003:

	Pension Benefits 2003	Other Benefits (SRP) 2003
	(Dollars in Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$—	$—
Acquisition date—Lehigh Press	30,366	967
Service cost	223	—
Interest cost	354	11
Actuarial gain	(36)	—
Benefits paid	(153)	(15)
Administrative expenses	(17)	—

Benefit obligation at end of year	$30,737	$963

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Acquisition date—Lehigh Press	20,573	—
Actual return on plan assets	1,132	—
Company contributions	—	15
Benefits paid	(153)	(15)
Administrative expenses	(17)	—

Fair value of plan assets at end of year	$21,535	$—

Funded status	$(9,202)	(963)
Unrecognized net actuarial gain	(864)	—

Net amount recognized	$(10,066)	$(963)

Amounts recognized in the balance sheet consist of:
Accrued benefit liability	$(10,066)	$(963)

Weighted-average assumptions used to determine benefit obligations and net periodic benefit cost as of and for the year ended December 31:
Discount rate	6.25%	6.25%
Expected return on plan assets	8.00%	—
Rate of compensation increase	3.00%	—
Components of net periodic benefit cost:
Service cost	$223	$—
Interest cost	354	11
Expected return on plan assets	(304)	—

Net periodic benefit cost	$273	$11

        The accumulated benefit obligation as of December 31, 2003 for the pension plan and SRP plan was $27,970 and $963, respectively.

        Pension plan assets are invested in listed mutual funds holding equity and fixed income investments. Equity investments within the mutual funds are investments in large, medium and small companies. The fixed income investments within the mutual funds are invested in government securities, mortgage backed securities and corporate debt obligations. The mutual funds are valued at fair value based on quoted market values. At December 31, 2003, plan assets are allocated approximately 60% and 40% between equity and fixed income investments, respectively.

        The Company's funding policy for all plans is to make the minimum annual contributions required by applicable regulations. The Company expects to contribute $3.6 million to the pension plan and $0.1 million to the SRP plan in 2004.

10.    Leases

        At December 31, 2003, the minimum lease commitments under all non-cancelable operating leases with initial or remaining terms of more than one year are as follows:

Year	Total
2004	$3,264
2005	1,642
2006	1,089
2007	527
2008 and thereafter	21

$6,543

        Rental expense amounted to $2,069, $1,626, and $1,592 in 2003, 2002, and 2001, respectively.

11.    Employee Stock Option Plan

        The Company has two stock option plans under which certain officers, employees and members of the board of directors are participants. All stock options are granted at market value.

        For the 1997 Stock Option Plan, the Company authorized the granting of options to management personnel for up to 6,000 shares of the Company's common stock. Certain options granted under the plan vest ratably over a five-year period, while other options have an accelerated vesting feature in which vesting occurs ratably over a five-year period only if certain performance targets are met. If performance targets are not met, those options automatically vest nine years and 11 months from the date of grant. Vested options may be exercised up to ten years from the date of grant.

        For the 2003 Stock Option Plan, the Company authorized the granting of options to management personnel and non-employee directors for up to 2,773 shares of the Company's common stock. Options under the plan vest only if certain performance targets are met as determined by the board of directors. If performance targets are not met, those options automatically vest nine years and

11 months from the date of grant. Vested options may be exercised up to ten years from the date of grant. Information related to the Company's stock option plans are presented as follows:

	2003		2002		2001
	Number of Options	Weighted Average Exercise Price	Weighted Average Number of Options	Number of Options	Weighted Average Exercise Price	Weighted Average Number of Options
	(in thousands)		(in thousands)		(in thousands)
Outstanding at beginning of year	3,227	$1.00	5,275	$1.20	5,525	$1.19
Forfeited	(262)	1.00	(1,198)	1.20	(400)	1.27
Cancelled	—	—	(850)	1.97	—	—
Granted	1,817	1.00	—	—	150	2.25

Outstanding at end of year	4,782	$1.00	3,227	$1.00	5,275	$1.20

Exercisable at end of year	3,292	$1.00	2,932	$1.00	3,888	$1.12

Reserved for future option grants	3,991		2,773		725

        Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the minimum value method. Under this method, the expected volatility of the Company's common stock is not estimated, as there is no market for the Company's common stock in which to monitor stock price volatility. The calculation of the fair value of the options granted in 2003 and 2001 assumes a risk-free interest rate of 3.00 and 5.00 percent, respectively, an assumed dividend yield of zero, and an expected life of the options of five years. The weighted average fair value of options granted during 2003 and 2001 was $0.14 and $0.54 per share, respectively. The weighted average remaining contractual life of options is 5.22 years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' estimated vesting period.

        Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Based on the above assumptions, the Company's pro forma net loss and loss per share incorporating this amortization would not have been materially different from reported amounts during 2003, 2002, and 2001.

12.    Loss per Share

        The following table sets forth the computation of basic and diluted loss per share:

	Year Ended December 31
	2003	2002	2001
Numerator:
Loss before discontinued operations	$(3,679)	$(5,296)	$(10,244)
Discontinued operations	1,351	—	—

Net loss	$(2,328)	$(5,296)	$(10,244)

Denominator (Weighted average shares):
Basic and diluted	66,935	62,610	51,579

Basic and diluted loss per share:
Loss before discontinued operations	$(0.05)	$(0.08)	$(0.20)
Discontinued operations	0.02	—	—

Net loss	$(0.03)	$(0.08)	$(0.20)

        For 2003, 2002 and 2001, options and/or warrants for 4,950, 4,950 and 6,444 shares, respectively, were excluded from the diluted loss per share calculation because they were anti-dilutive.

13.    Related Party Transactions

        In 2003, the Company paid underwriting fees associated with the additional issuance of Senior Notes to Credit Suisse were approximately $1.9 million, which were recorded in debt issuance costs. As part of the financial commitments made by Credit Suisse during the Lehigh Press Acquisition, the Company also paid approximately $1.4 million to Credit Suisse. Due to the additional issuance of Senior Notes and an amendment to the New Credit Agreement referenced to above, the Company expensed, as special consulting expenses, the $1.4 million in fees for Credit Suisse's financial commitments. The Company believes the amount paid to Credit Suisse in these transactions was no more favorable than an amount it would have paid to independent third parties for the same service. On October 31, 2003, the Subsidiary entered into an amendment of the financial advisory agreement which provided for the waiver of the annual advisory fee of $500,000 to be paid by us to Credit Suisse for the year 2003 and any future years unless otherwise reinstated.

        On November 21, 2003, the Subsidiary entered into an agreement to engage Credit Suisse to act as its exclusive financial advisor with respect to the sale of Lehigh direct. Under the agreement, Credit Suisse assists the Subsidiary in analyzing and evaluating Lehigh Direct, in preparing materials to distribute to potential purchasers, to evaluate potential purchasers and to assist in structuring and negotiating the sale. For its services, Credit Suisse received a transaction fee equal to $1,000,000.

        The Company paid consulting fees to Credit Suisse First Boston Corporation (Credit Suisse) (or its predecessor), an affiliate of the Company's principal stockholder in the Company, of approximately $0.3 million in 2003, $0.4 million in 2002 and $0.3 million in 2001. As part of the financing activity disclosed in Note 7, the Company paid consulting fees associated with formulation of financial strategies to Credit Suisse of approximately $1.0 million in 2002. In addition, the Company paid underwriting fees in 2002 associated with the issuance of the Senior Notes and New Credit Agreement to Credit Suisse of approximately $8.2 million which were recorded in debt issuance costs.

14.    Uhlenhop Agreement

        On June 21, 2002, the Company and Uhlenhop amended his employment agreement, and at that time, the Company paid Uhlenhop a one-time cash payment on an after-tax basis of $1.0 million. The Company recorded an expense, as reflected in selling and administrative expense in 2002, of approximately $1.8 million.

15.    Quarterly Financial Information (Unaudited)

	Quarter
2002
	First	Second	Third	Fourth(1)	Total
Net sales	$82,666	$112,025	$108,054	$76,692	$379,437
Gross profit	9,368	19,872	16,311	12,555	58,106
Net income (loss)	(5,793)	2,268	250	(2,021)	(5,296)
Basic earnings (loss) per share	(0.11)	0.03	—	(0.03)	(0.08)
Diluted earnings (loss) per share	(0.11)	0.03	—	(0.03)	(0.08)
	Quarter
2003
	First	Second	Third	Fourth(2)	Total
Net sales	$93,751	$104,363	$107,180	$71,762	$377,056
Gross profit	15,489	20,724	18,930	8,724	63,867
Net income (loss)	(378)	2,865	(374)	(4,441)	(2,328)
Continuing operations:
Basic earnings (loss) per share	(0.01)	0.05	(0.01)	(0.07)	(0.05)
Diluted earnings (loss) per share	(0.01)	0.04	(0.01)	(0.07)	(0.05)
Discontinued operations:
Basic earnings per share	—	—	—	0.02	0.02
Diluted earnings per share	—	—	—	0.02	0.02
Total:
Basic earnings (loss) per share	(0.01)	0.05	(0.01)	(0.06)	(0.03)
Diluted earnings (loss) per share	(0.01)	0.04	(0.01)	(0.06)	(0.03)

(1)
During the quarter ended December 31, 2002, the Company recorded a $1,000 increase to earnings ($842 net of tax) related to a book-to-physical inventory adjustment on paper inventory. The impact of the adjustment on a basic and diluted basis was $0.01 per share.

(2)
Results include the results of operations of Lehigh Press from October 22, 2003, the date of acquisition.

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	June 30, 2003	December 31, 2003
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,186	$10,203	$21,948
Trade accounts receivable, less allowance for doubtful accounts of $698 at June 30, 2004, $475 at June 30, 2003 and $699 at December 31, 2003	64,837	62,065	48,369
Inventories	37,387	39,491	28,486
Income taxes refundable	—	—	3,594
Deferred income taxes	2,871	2,509	2,871
Prepaid expenses	3,536	851	2,725
Asset held for sale	62,280	—	59,652

	193,097	115,119	167,645
Deferred debt issuance cost, net of accumulated amortization of $7,181 at June 30, 2004, $4,999 at June 30, 2003, and $5,668 at December 31, 2003	11,104	10,033	12,323
Property, plant, and equipment:
Buildings and improvements	45,790	45,974	49,520
Machinery and equipment	240,212	225,301	239,515
Transportation equipment	820	812	853
Furniture and fixtures	7,519	7,005	7,428

	294,341	279,092	297,316
Allowance for depreciation and amortization	(188,226)	(168,673)	(179,672)

	106,115	110,419	117,644
Installation in process	3,328	6,600	2,003
Land	4,349	4,894	5,719

	113,792	121,913	125,366
Goodwill	230,502	189,855	230,946
Other intangibles, net	28,697	—	29,225

	$577,192	$436,920	$565,505

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$21,165	$22,567	$14,518
Other accrued expenses	19,211	15,899	19,058
Salaries and wages	7,612	6,914	6,938
Taxes, other than income taxes	1,057	1,100	393
Income taxes payable	1,954	1,475	—

Total current liabilities	50,999	47,955	40,907
Long-term liabilities:
Deferred income taxes	27,382	10,203	28,267
Deferred compensation and pension	10,489	—	11,029
Senior secured credit agreement—revolving loan	23,500	—	25,800
Senior debt, including unamortized premium	277,485	215,000	277,749
Senior subordinated notes	100,000	100,000	100,000
Subordinated exchange debentures	44,181	38,340	41,169

Total long-term liabilities	483,037	363,543	484,014
Stockholders' equity:
Common stock; $0.01 par value per share; 150,000 shares authorized; 91,594 shares issued at June 30, 2004, 71,594 at June 30, 2003, 91,594 shares at December 31, 2003	916	716	916
Additional paid in capital	106,234	86,434	106,234
Accumulated deficit	(54,971)	(52,753)	(57,568)
Treasury stock; at cost, 8,440 shares at June 30, 2004, June 30, 2003, and December 31, 2003	(8,470)	(8,470)	(8,470)
Notes receivable from the sale of stock and accrued interest	(553)	(505)	(528)

Total stockholders' equity	43,156	25,422	40,584

	$577,192	$436,920	$565,505

See notes to consolidated unaudited financial statements.

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands)

	Three Months Ended June 30,
	2004	2003
Net sales	$119,419	$104,363
Cost of products and services	92,674	83,640

Gross profit	26,745	20,723
Operating expenses:
Selling and administrative expenses	9,389	5,513
Special consulting expenses	284	168
Restructuring charges	330	—

	10,003	5,681

Income from operations	16,742	15,042
Interest income	52	24
Loss on disposal of depreciable assets	(33)	(24)
Interest expense—subsidiary	(10,683)	(8,817)
Interest expense—subordinated exchange debentures	(1,530)	(1,351)

	(12,194)	(10,168)

Income before income taxes and discontinued operations	4,548	4,874
Income tax provision	1,354	2,010

Net income before discontinued operations	3,194	2,864
Discontinued operations, net of taxes	2,354	—

Net income	$5,548	$2,864

Basic income per common share:
Income before discontinued operations	$0.04	$0.05
Discontinued operations	0.03	—

Net income	$0.07	$0.05

Diluted income per common share:
Income before discontinued operations	$0.03	$0.04
Discontinued operations	0.03	—

Net income	$0.06	$0.04

Average number of shares outstanding:
Basic	83,154	63,154

Diluted	88,104	68,104

See notes to consolidated unaudited financial statements.

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2004	2003
Net sales	$228,016	$198,114
Cost of products and services	185,160	161,902

Gross profit	42,856	36,212
Operating expenses:
Selling and administrative expenses	19,505	11,089
Special consulting expenses	329	334
Restructuring charges	900	—

	20,734	11,423

Income from operations	22,122	24,789
Interest income	95	45
Loss on disposal of depreciable assets	(61)	(288)
Interest expense—subsidiary	(21,491)	(17,662)
Interest expense—subordinated exchange debentures	(3,011)	(2,659)

	(24,468)	(20,564)

(Loss) income before income taxes and discontinued operations	(2,346)	4,225
Income tax (benefit) provision	(714)	1,738

Net (loss) income before discontinued operations	(1,632)	2,487
Discontinued operations, net of taxes	4,229	—

Net income	$2,597	$2,487

Basic income per common share:
(Loss) income before discontinued operations	$(0.02)	$0.04
Discontinued operations	0.05	—

Net income	$0.03	$0.04

Diluted income per common share:
(Loss) income before discontinued operations	$(0.02)	$0.04
Discontinued operations	0.05	—

Net income	$0.03	$0.04

Average number of shares outstanding:
Basic	83,154	63,154

Diluted	88,104	68,104

See notes to consolidated unaudited financial statements.

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2004	2003
Operating Activities
Net income	$2,597	$2,487
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	13,532	11,192
Amortization of debt issuance costs	1,513	1,091
Amortization of intangibles	528	—
Amortization of premium on senior notes	(264)	—
Loss on disposal of depreciable assets	61	288
Provision for deferred income taxes	(885)	(1,198)
Accrued interest on subordinated exchange debentures	2,877	2,525
Accretion of discount on subordinated exchange debentures	134	134
Accrued interest on notes from the sale of stock	(25)	(23)
Changes in operating assets and liabilities:
Trade accounts receivable	(16,468)	(12,924)
Inventories	(8,901)	(7,454)
Income taxes refundable/payable	5,992	3,086
Prepaid expenses	(811)	206
Asset held for sale	(2,628)	—
Trade accounts payable	6,647	8,660
Other accrued expenses	(426)	1,000
Salaries and wages	674	1,049
Taxes, other than income taxes	664	673
Deferred compensation and pension	(540)	—

Net cash provided by operating activities	4,271	10,792
Investing Activities
Purchases of property, plant, and equipment	(6,361)	(5,171)
Proceeds from sale of equipment	4,922	144

Net cash used in investing activities	(1,439)	(5,027)
Financing Activities
Net payments—revolving loan	(2,300)	—
Payments of debt issuance costs	(294)	—

Net cash used in financing activities	(2,594)	—

Net increase in cash and cash equivalents	238	5,765
Cash and cash equivalents at beginning of period	21,948	4,438

Cash and cash equivalents at end of period	$22,186	$10,203

See notes to consolidated unaudited financial statements.

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements of Von Hoffmann Holdings Inc. (the "Company") (formerly known as Von Hoffmann Corporation) and its wholly owned subsidiaries have been prepared in accordance with instructions to Form 10-Q and reflect all adjustments which management believes necessary to present fairly the results of operations. These statements, however, do not include all information and footnotes necessary for a complete presentation of the Company's financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. The consolidated unaudited financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

        The Company's business is subject to seasonal influences; therefore, interim results may not necessarily be indicative of results which may be expected for any other interim period or for the year as a whole.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Von Hoffmann Corporation (the "Subsidiary"), and its wholly owned subsidiaries: H&S Graphics, Inc., Precision Offset Printing Company, Inc. and The Lehigh Press, Inc.

Property, Plant and Equipment

        On May 24, 2004, the Company completed a sale leaseback related to its corporate headquarters in St. Louis, Missouri. Under the agreement, the building and land with a book value of approximately $3.9 million was sold for approximately $4.5 million and leased back under a five-year operating lease agreement. The gain on the sale of $0.6 million was deferred and is reflected within other accrued expenses. The deferred gain is being amortized over the five-year term of the operating lease.

Income Taxes

        The provision for income taxes is computed using the liability method. Differences between the actual tax rate and statutory tax rate result primarily from the nondeductible portion of interest expense-subordinated exchange debentures.

Employee Stock Options

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company follows APB Opinion No. 25 and related interpretations in accounting for its stock compensation awards. No stock-based employee compensation cost is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. Based on the Company's calculations, pro forma net income and earnings per share under the fair value method of SFAS No. 123 would not have been materially different from reported amounts for the three months and six months ended June 30, 2004 and 2003.

2.    Inventories

        Inventories are priced at cost using the last-in, first-out (LIFO) method that does not exceed market, for the reporting period. The Company does not anticipate a material adjustment to the year-end LIFO reserve and thus, no quarterly LIFO adjustment has been made.

        Inventories are comprised of the following amounts:

	June 30, 2004	June 30, 2003	December 31, 2003
Raw Materials	$25,759	$23,718	$16,533
Work In Process	12,870	17,463	13,195

	38,629	41,181	29,728
Less: LIFO Reserve	1,242	1,690	1,242

	$37,387	$39,491	$28,486

3.    Business Combinations

The Lehigh Press, Inc.

        On October 22, 2003, the Subsidiary acquired all of the outstanding shares of The Lehigh Press, Inc. ("Lehigh Press") for approximately $108.3 million (the "Lehigh Press Acquisition"). Lehigh Press is a leading provider of book covers and other components, and a provider of digital premedia and direct marketing printing services, operating through its Lehigh Lithographers and Lehigh Direct divisions. The acquisition reinforces our market position within the elementary and high school case-bound education market as well as furthers our strategy to increase product offerings and capabilities to our customer base. The Lehigh Press Acquisition was financed by the borrowing of funds under the Subsidiary's credit facility and cash on hand.

        The acquisition was accounted for under the purchase method of accounting in accordance with the SFAS No. 141. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on the estimates of their respective fair values at the date of the acquisition.

        During the second quarter of 2004, Lehigh Press completed its final federal and state tax returns for the periods under previous ownership. As a result of these filings, the Company adjusted its allocation of the purchase price which resulted in a decrease in goodwill of $0.4 million and corresponding reduction in income taxes payable. The allocation of the purchase price is not subject to further adjustments. As of June 30, 2004, the Lehigh Press stock purchase agreement required $6.0 million to be placed in escrow for certain potential indemnification clauses under the stock purchase agreement. The escrow or portions thereof will expire at various dates through April 2005.

        In November 2003, the Subsidiary's Board of Directors authorized the exploration of a potential sale of Lehigh Direct. To assist us in the sale of the Lehigh Direct division, Credit Suisse First Boston was engaged in late November 2003. As a result, retroactive to the date we acquired Lehigh Press, the Lehigh Direct division of Lehigh Press met the criteria for classification as an asset held for sale under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, the carrying value of the division's net assets was adjusted to its fair value less expected costs to sell, amounting to $55.0 million, based on recent internal analysis of similar transactions.

        On April 27, 2004, the Company announced the closure of Lehigh Press's premedia operating division, located in Elk Grove Village, Illinois. The operations will be combined into H & S Graphics, Inc., the Company's existing premedia operation, during the third quarter of 2004. The impact of the closure to on-going operations and financial position will not be material.

4.    Asset Held for Sale

        As disclosed in Note 3, the Company determined the Lehigh Direct division of Lehigh Press met the criteria for an asset held for sale as outlined by FAS No. 144 at the acquisition date. Accordingly, at the acquisition date, the carrying value of the division's net assets was adjusted to its fair value less costs to sell, amounting to $55.0 million, which was based on internal analysis of recent similar transactions.

        From the acquisition date through June 30, 2004, the value of the asset held for sale changed based on the fluctuations in net assets included within the disposal group. No gain or loss was recognized associated with this change in the net assets of Lehigh Direct, as we believe the valuation of the asset will change accordingly. The net assets of the Lehigh Direct division consist of the following:

	June 30, 2004	December 31, 2003
Assets:
Current assets	$19,616	$18,430
Property, plant and equipment, net	55,000	54,399

Total assets	74,616	72,829
Liabilities:
Current liabilities	8,213	9,054
Deferred income taxes	4,123	4,123

Total liabilities	12,336	13,177

Asset held for sale	$62,280	$59,652

        Within the Statement of Operations, activity associated with operating results of the Lehigh Direct division is shown separately as part of discontinued operations, net of a tax provision of $1.6 million and $2.7 million for the three months and six months ended June 30, 2004, respectively. For the three months ended June 30, 2004, net sales and pre-tax income were $24.4 million and $4.0 million, respectively. For the six months ended June 30, 2004, net sales and pre-tax income were $47.0 million and $6.9 million, respectively.

5.    Restructuring Charges

        On December 11, 2003, the Company announced the closure of two manufacturing facilities under the Precision Offset Printing Company Inc. ("Precision") subsidiary. The remaining operations will be combined into the Pennsauken, NJ-based Lehigh Lithographers ("Litho") division of The Lehigh Press. The purpose of the closure is to reduce the cost structure as well as consolidate its service offerings (i.e. products, people, etc.) to the educational customers who print products on plastics and other synthetic substrates.

        During the second quarter, the Company revised the amount of expected pre-tax expenses associated with the above closure to total approximately $2.2 million. The expenses consist of employee severance and related benefits ($0.7 million); revision of depreciable asset lives and salvage value of property, plant and equipment ($1.1 million) and other charges ($0.4 million). The reduction in the amount of total restructuring costs since March 31, 2004, is due to changes in the mix of equipment being transferred and an increase in the level of expected proceeds from disposition of assets. In 2003, no expense was recognized associated with the restructuring.

        The table below sets forth the significant components and activity related to the above restructuring for the three months and six months ended June 30, 2004:

	Balance March 31, 2004	Charges	Cash Payments	Balance June 30, 2004
Severance	$499	$234	$(647)	$86
Other costs	—	96	(96)	—

	$499	$330	$(743)	$86

	Balance March 31, 2004	Charges	Cash Payments	Balance June 30, 2004
Severance	$—	$741	$(655)	$86
Other costs	—	159	(159)	—

	$—	$900	$(814)	$86

        These expenses are reflected within operating expenses as restructuring charges. Additionally within costs of products and services, the Company recognized incremental depreciation expense of $1.1 million for the six months ended June 30, 2004, as a result of the revision of depreciable asset lives and salvage value of property, plant and equipment not being transferred. During the three months ended June 30, 2004, the Company reversed $0.6 million of depreciation expense as a result of the revisions described above.

6.    Pension Plan

        With the acquisition of Lehigh Press, the Company maintains a trusteed, noncontributory defined benefit pension plan for eligible employees of the Lehigh Press divisions not otherwise covered by collective bargaining agreements. In addition, the Company maintains an unfunded supplemental retirement plan (SRP plan) for certain key executives of Lehigh Press. The SRP plan no longer has any active participants accruing benefits under the supplemental retirement plan. The plans provide benefits based on years of service and final average compensation. The following table sets forth the components of net periodic benefit cost for the three months ended and six months ended June 30, 2004:

	Three Months Ended		Six Months Ended
	Pension Benefits 2004	Other Benefits (SRP) 2004	Pension Benefits 2004	Other Benefits (SRP) 2004
Components of net periodic benefit cost:
Service cost	$298	$—	$611	$—
Interest cost	473	15	943	30
Expected return on plan assets	(409)	—	(849)	—
Amortization of unrecognized prior service cost	13	—	20	—

Net periodic benefit cost	$375	$15	$725	$30

        No net periodic benefit cost was incurred for 2003 as Lehigh Press was acquired in October 2003. The Company's funding policy for all plans is to make the minimum annual contributions required by applicable regulations. The Company expects to contribute $2.6 million to the pension plan and $0.1 million to the SRP plan in 2004. No additional discretionary contributions are anticipated to be made in 2004.

7.    Subsequent Event

        On July 21, 2004, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Fusion Acquisition LLC ("AcquisitionCo"), a newly-formed entity owned by investment funds managed by Kohlberg, Kravis, Roberts & Co. ("KKR"), and VHH Merger, Inc. ("MergerCo"), a wholly-owned subsidiary of AcquisitionCo formed for the purpose of effecting the Merger (as defined below), pursuant to which MergerCo will merge with and into the Company such that the Company will be the surviving corporation in the Merger (the "Merger") and, at the effective time of the Merger, will become a wholly-owned subsidiary of AcquisitionCo. Immediately upon the effectiveness of the Merger, AcquisitionCo will contribute the Company to Jostens Holding Corp. ("JHC") in exchange for capital stock of JHC. Following the contribution, JHC intends to contribute the Company to its direct subsidiary, Jostens IH Corp., and as a result the Company will be a wholly-owned subsidiary of Jostens IH Corp.

        Pursuant to the Merger Agreement, each issued and outstanding share of the Company's common stock, together with all shares represented by exercisable stock options and warrants, will be converted into the right to receive cash merger consideration. The cash merger consideration payable per share (less, in the case of stock options and warrants, the applicable per share exercise price) will be determined based upon a total enterprise value of $650.0 million, as adjusted based upon the working capital of the Company at closing.

        DLJ Merchant Banking Partners II, L.P. and certain of its affiliated funds currently beneficially own approximately 99% of the Company's outstanding voting securities. Upon consummation of the merger and the contribution, the Company shall be a wholly-owned subsidiary of Jostens IH Corp.

        In connection with the Merger and subsequent contribution, we will refinance our existing credit facility. In addition, upon the consummation of the contribution, JHC intends to use new financing by

Jostens IH Corp. to fund certain tender payments due to holders of each of the (i) the Subsidiary's 10.25% Senior Notes due 2009, (ii) the Subsidiary's 10.375% Senior Subordinated Notes due 2007, and (iii) the Company's 13.5% Subordinated Exchange Debentures due 2009, who elect to tender their notes pursuant to tender offers and consent solicitations expected to be commenced in August 2004 and to redeem those notes and debentures not so tendered.

        With the above Merger Agreement, the Lehigh Direct business will no longer be sold as a separate business. As a result, the Lehigh Direct division of Lehigh Press no longer meets the criteria, as of July 21, 2004, for classification as an asset held for sale under SFAS No. 144. Accordingly in the third quarter of 2004, the Lehigh Direct division will be valued at its carrying amount, adjusted for any depreciation and amortization that would have been recognized had the division been continuously classified as "held and used".

        The change in classification of the Lehigh Direct division will result in its assets and liabilities being classified within their respective individual financial statement line items rather than within the asset held for sale line in the consolidated balance sheet. Within the Statement of Operations, results of the Lehigh Direct division will be classified as an operating business rather than as a discontinued operation. During the third quarter of 2004, the Company will record a one-time cumulative adjustment for approximately $5.0 million, on a pre-tax basis, associated with the depreciation and amortization expense as if the division was classified as an asset held for use since October 2003, the date of the Lehigh Press Acquisition. For the three months ended June 30, 2004, net sales, income from operations and net income would be $143.8 million, $18.9 million, and $4.5 million, respectively, assuming the classification as an asset held and used. For the six months ended June 30, 2004, net sales, income from operations and net income would be $275.0 million, $25.3 million, and $0.3 million, respectively, assuming the classification as an asset held and used.

Report Of Independent Auditors

To the Board of Directors and Stockholders of AHC I Acquisition Corp. and Subsidiaries:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of AHC I Acquisition Corp. and Subsidiaries at June 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of FASB Statement No. 142 "Goodwill and Other Intangible Assets" in fiscal 2003.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of FASB Statement No. 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" in fiscal 2004.

PRICEWATERHOUSECOOPERS LLP

Knoxville, Tennessee
August 4, 2004

AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,
	2004	2003
	In thousands, except share and per share information
ASSETS
Current assets
Cash and cash equivalents	$1,786	$1,866
Accounts receivable, net	22,169	20,267
Inventory	9,810	7,265
Income tax receivable	—	4,166
Prepaid expenses	812	671
Deferred income taxes	1,004	808

Total current assets	35,581	35,043
Property, plant and equipment, net	12,539	16,584
Goodwill, net	152,438	152,994
Other intangible assets, net	9,514	11,307
Deferred charges, net	2,400	3,032
Other assets	148	138

Total assets	$212,620	$219,098

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$—	$1,875
Accounts payable, trade	7,187	5,444
Accrued income taxes	573	—
Accrued compensation	5,079	4,333
Accrued interest	5,947	5,915
Accrued expenses	4,218	3,661

Total current liabilities	23,004	21,228
Revolving credit line	1,500	10,000
Term loan	—	6,250
Senior notes	103,510	103,510
Notes payable to stockholders	72,920	62,129
Mandatorily redeemable senior preferred stock, 50,000 shares authorized, 20,311.11 shares issued and outstanding at June 30, 2004	132,952	—
Deferred income taxes	136	1,142
Other non-current liabilities	311	1,740

Total liabilities	334,333	205,999
Mandatorily redeemable senior preferred stock, 5,000,000 shares authorized, 2,031,111 shares issued and outstanding at June 30, 2003	—	114,747
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par, 200,000 shares authorized; 161,111.11 shares issued and outstanding at June 30, 2004; 20,000,000 shares authorized; 16,111,111 shares issued and outstanding at June 30, 2003	2	161
Additional paid-in capital	16,109	15,950
Accumulated deficit	(123,133)	(102,464)
Accumulated other comprehensive income	1,039	435
Carryover basis adjustment	(15,730)	(15,730)

Total stockholders' equity	(121,713)	(101,648)

Total liabilities and stockholders' equity	$212,620	$219,098

The accompanying notes are an integral part of the consolidated financial statements.

AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended June 30,
	2004	2003	2002
	In Thousands
Net sales	$133,372	$115,308	$120,893
Cost of goods sold	85,770	73,883	73,888

Gross profit	47,602	41,425	47,005
Selling, general and administrative expenses	20,795	17,971	18,943
Amortization of goodwill	—	—	4,806
Amortization of other intangibles	1,143	1,143	1,645
Gain from settlement of purchase price dispute, net	—	—	(992)

Income from operations	25,664	22,311	22,603
Other expenses:
Interest expense to stockholder(s) and affiliate	29,066	9,268	7,935
Interest expense, other	12,554	14,334	15,615
Management fees to stockholders and affiliate	400	325	250
(Gain) loss from early retirement of debt	—	871	(3,941)
(Gain) loss from sale and disposal of fixed assets	(105)	33	—

(Loss) income before income taxes	(16,251)	(2,520)	2,744
Income tax expense	4,418	2,260	5,924

Net loss	(20,669)	(4,780)	(3,180)
Accretion of mandatorily redeemable senior preferred stock	—	15,712	13,560

Net loss allocable to common shareholders	$(20,669)	$(20,492)	$(16,740)

The accompanying notes are an integral part of the consolidated financial statements.

AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

					Accumulated other comprehensive income (loss)
	Common stock
			Additional paid-in capital	Accumulated deficit		Carryover basis adjustment
	Shares	Amount					Total
	In Thousands, except share information
Balances, June 30, 2001	16,111,111.00	161	15,950	(65,232)	(837)	(15,730)	(65,688)
Net loss	—	—	—	(3,180)	—	—	(3,180)
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	391	—	391

Comprehensive loss							(2,789)
Accretion of mandatorily redeemable senior preferred stock	—	—	—	(13,560)	—	—	(13,560)

Balances, June 30, 2002	16,111,111.00	161	15,950	(81,972)	(446)	(15,730)	(82,037)
Net loss	—	—	—	(4,780)	—	—	(4,780)
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	881	—	881

Comprehensive loss							(3,899)
Accretion of mandatorily redeemable senior preferred stock	—	—	—	(15,712)	—	—	(15,712)

Balances, June 30, 2003	16,111,111.00	161	15,950	(102,464)	435	(15,730)	(101,648)
100 for 1 reverse stock split	(15,949,999.89)	(159)	159	—	—	—	—
Net loss	—	—	—	(20,669)	—	—	(20,669)
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	604	—	604

Comprehensive loss							(20,065)

Balances, June 30, 2004	161,111.11	$2	$16,109	$(123,133)	$1,039	$(15,730)	$(121,713)

The accompanying notes are an integral part of these financial statements

AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2004	2003	2002
	In thousands
Cash flows from operating activities:
Net loss	$(20,669)	$(4,780)	$(3,180)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation	5,159	5,377	5,197
Amortization of goodwill and other intangibles	1,952	1,954	6,899
Amortization of debt discount	90	1,730	3,120
Amortization of loan closing costs	659	646	693
Non-cash interest expense on notes payable to stockholders	10,771	9,178	7,844
Accrued interest on mandatorily redeemable senior preferred stock	18,205	—	—
Deferred income taxes	(1,202)	2,003	(918)
Loss (gain) from early retirement of debt	—	871	(3,941)
Gain from sale and disposal of equipment	(105)	—	—
Other	(279)	592	472
Changes in operating assets and liabilities:
Accounts receivable	(1,902)	3,270	(3,177)
Inventory	(2,545)	749	690
Prepaid expenses, deferred charges and other assets	(141)	(4)	(131)
Accounts payable and accrued expenses	3,008	(1,177)	(118)
Income taxes	4,739	(6,173)	365

Net cash provided by operating activities	17,740	14,236	13,815
Cash flows from investing activities:
Purchases of equipment	(1,349)	(2,345)	(1,338)
Proceeds from sale of equipment	340	—	—
Payments for acquisitions, net of cash acquired	—	—	(19,422)
Patents	(159)	(119)	(79)

Net cash used in investing activities	(1,168)	(2,464)	(20,839)
Cash flows from financing activities:
Payments under capital leases for equipment	—	—	(503)
Repayments of long-term debt	—	(18,031)	(6,805)
Net proceeds (repayments) on line of credit	(8,500)	7,250	2,750
Proceeds (repayments) on term loan, net of repayment of $500 in 2002	(8,125)	(1,375)	9,500
Payments on loan closing costs	(27)	—	(679)

Net cash provided by (used in) financing activities	(16,652)	(12,156)	4,263

Net decrease in cash and cash equivalents	(80)	(384)	(2,761)
Cash and cash equivalents, beginning of period	1,866	2,250	5,011

Cash and cash equivalents, end of period	$1,786	$1,866	$2,250

Supplemental information:
Cash paid (received) during the period for:
Interest, net	$11,831	$11,950	$11,600
Income taxes	4,407	6,616	6,857

The accompanying notes are an integral part of these financial statements

AHC I ACQUISITION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in thousands, except share and per share information

1.    Organization And Business

        Arcade Holding Corporation (the "Predecessor") was organized for the purpose of acquiring all the issued and outstanding capital stock of Arcade, Inc. ("Arcade") on November 4, 1993. As more fully described in Note 3, DLJ Merchant Banking Partners II, L.P. and certain related investors (collectively, "DLJMBII") and certain members of the Predecessor organized AHC I Acquisition Corp. ("AHC" or the "Company") and AHC I Merger Corp. ("Merger Corp.") for purposes of acquiring the Predecessor (the "Acquisition"). On December 15, 1997, Merger Corp. acquired all of the equity interests of the Predecessor and then merged with and into the Predecessor and the combined entity assumed the name AKI, Inc. and Subsidiaries ("AKI"). Subsequent to the Acquisition, AHC contributed $1 of cash and all of its ownership interest in AKI to AKI Holding Corp. ("Holding,") for all of the outstanding equity of Holding. AKI is engaged in interactive advertising for consumer products companies and has a specialty in the design, production and distribution of sampling systems from its Chattanooga, Tennessee and Baltimore, Maryland facilities and distributes its products in Europe through its French subsidiary, Arcade Europe S.A.R.L.

        In February 2004 AHC amended its certificate of incorporation which resulted in a 100 for 1 reverse stock split of its common and preferred stock. The par value of the common and preferred stock remained at $0.01 per share. As a result, we reduced the common stock in our consolidated balance sheet by approximately $159 with a corresponding increase in the additional paid-in-capital.

        Unless otherwise indicated, all references to years refer to AHC's and AKI's fiscal year, which ends on June 30.

2.    Summary Of Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

Cash and Cash Equivalents

        For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Concentration of Credit Risk

        The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts; in addition, the Company believes it is not exposed to any significant credit risk on cash and cash equivalents. The Company grants credit terms in the normal course of business to its customers and as part of its ongoing procedures, the Company monitors the credit worthiness of its customers. The Company does not believe that it is subject to any unusual credit risk beyond the normal credit risk attendant in its business.

        Three customers accounted for 41.9% (16.3%, 15.5% and 10.1%) of net sales during the year ended June 30, 2004. Two customers accounted for 29.7% (15.0% and 14.7%) and 31.3% (18.4% and 12.9%) of net sales during the years ended June 30, 2003 and June 30, 2002, respectively.

Concentration of Purchasing

        Products accounting for a significant portion of the Company's net sales utilize specific grades of paper that are produced exclusively for the Company by one domestic supplier or specific component materials that are sourced from one qualified supplier. The Company does not have purchase agreements with its suppliers. The Company's products can be manufactured using other grades of paper; however, the Company believes the specific grades of paper utilized by the Company provide the Company with an advantage over its competitors. The Company is currently researching methods of replicating the advantages of these specific grades of paper with other grades of paper available from multiple suppliers and alternate component materials from multiple suppliers. Until such methods are developed and alternative sources located, a loss of supply of these specific materials and the resulting competitive advantage could cause a possible loss of sales, which could adversely affect operating results.

Revenue Recognition and Accounts Receivable

        Products are produced to customer specifications based on purchase orders or signed quotations which include agreed upon pricing. Product sales, net of estimated discounts and rebates, are recognized at the time title and risk of ownership transfers upon delivery to the customer. Products are shipped F.O.B. shipping point and are not subject to any contractual right of return provisions. The Company provides for allowances for doubtful accounts based on its assessment of balances on a specific basis as well as historical costs.

Shipping and Handling Costs

        The costs associated with shipping and handling are included as a component of cost of goods sold.

Inventory

        Paper inventory is stated at the lower of cost or market using the last-in, first-out (LIFO) method; all other inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Expenditures that extend the economic lives or improve the efficiency of equipment are capitalized. The costs of maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded.

        Depreciation is computed using the straight-line method based on the estimated useful lives of the assets as indicated in Note 6 for financial reporting purposes and accelerated methods for tax purposes.

Leasehold improvements are depreciated over the shorter of their estimated useful lives or the lease term.

Goodwill

        The aggregate purchase price of business acquisitions was allocated to the assets and liabilities of the acquired companies based on their respective fair values as of the acquisition dates. Goodwill represents the excess purchase price paid over the fair value of net identifiable assets acquired. The cost and accumulated amortization of goodwill was $172,597 and $20,159 at June 30, 2004 and $173,153 and $20,159 at June 30, 2003, respectively. In accordance with SFAS 142 goodwill is no longer being amortized effective July 1, 2003. The following pro forma amounts reflect goodwill amortization and net income had SFAS 142 been implemented at the beginning of fiscal 2002:

	2004	2003	2002
Net loss as reported	$(20,669)	$(4,780)	$(3,180)
Goodwill amortization	—	—	4,806

Pro forma net income (loss)	$(20,669)	$(4,780)	$1,626

        Management annually tests the carrying value of its goodwill and other long-lived assets which have resulted in no impairment.

Stock Based Compensation

        The Company has elected to account for its stock based compensation with employees under the intrinsic value method set forth in APB 25 as permitted under SFAS 123. Under the intrinsic value method, because the stock price of the Company's employee stock options equaled the fair value of the underlying stock on the date of grant, no compensation expense was recognized. If the Company had elected to recognize compensation expense based on the fair value of the options at grant date as prescribed by SFAS 123, the net income for the years ended June 30, 2004, 2003 and 2002 would have been as follows:

	2004	2003	2002
Net loss as reported	$(20,669)	$(4,780)	$(3,180)
Stock based compensation expense	31	35	105

Pro forma net loss	$(20,700)	$(4,815)	$(3,285)

Deferred Charges

        Deferred charges are primarily comprised of debt issuance costs which are being amortized using the effective interest method over the terms of the related debt. Such costs are included in the accompanying consolidated balance sheets, net of accumulated amortization.

Other Intangible Assets

        Other intangible assets include patents, customer lists, covenants not to compete and other intangible assets and are being amortized over their estimated lives using the straight-line method. The following table details the components of other intangible assets:

	June 30,
	2004			2003
	Costs	Accumulated Amortization	Net	Costs	Accumulated Amortization	Net
Patents	$8,592	$2,096	$6,496	$8,433	$1,286	$7,147
Customer lists	7,289	4,373	2,916	7,289	3,645	3,644
Covenants not to compete	1,375	1,285	90	1,375	1,010	365
Other	694	682	12	694	543	151

	$17,950	$8,436	$9,514	$17,791	$6,484	$11,307

        Future amortization of other intangible assets is as follows:

2005	$1,603
2006	1,563
2007	1,551
2008	1,537
2009	809
Thereafter	2,451

$9,514

Fair Value of Financial Instruments

        SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," requires the disclosure of the fair value of financial instruments, for assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The fair value of the Company's Senior Notes, as determined from quoted market prices, was $106,357 at June 30, 2004 compared to a carrying value of $103,510. The carrying value of all other financial instruments approximated fair value at June 30, 2004.

Foreign Currency Transactions

        Gains and (losses) on foreign currency transactions have been included in the determination of net income in accordance with SFAS No. 52, "Foreign Currency Translation." Foreign currency gains and (losses) amounted to ($84), ($44) and $301 for the years ended June 30, 2004, 2003 and 2002, respectively.

Research and Development Expenses

        Research and development expenditures consist of salaries and benefits, occupancy costs, and test materials and related production costs, and are charged to selling, general and administrative expenses in the period incurred. Research and development expenses totaled $2,244, $2,137 and $2,061 for the years ended June 30, 2004, 2003 and 2002, respectively.

Income Taxes

        Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, deferred tax assets and liabilities are recognized at the applicable income tax rates based upon future tax consequences of temporary differences between the tax bases and financial reporting bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes significant estimates in the areas of accounts receivable, inventory, intangible assets, long-lived assets and deferred income tax. Actual results could differ from those estimates.

Recently Issued Accounting Standards

        FASB Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") was issued in June 2001. SFAS 142 changes the accounting and reporting for acquired goodwill and other intangible assets. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and was applied at the beginning of our 2003 fiscal year. The adoption of SFAS 142 eliminated the amortization of goodwill, approximately $4,800 in fiscal 2002, while requiring annual tests for impairment of goodwill. The Company completed its initial and its annual tests of the carrying value of goodwill all of which resulted in no impairment.

        FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45") was issued in November 2002. Fin 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires the guarantor to recognize, at the inception of the guarantee, a liability for the fair value of obligations undertaken in issuing the guarantee. The disclosure requirements are effective for quarters ending after December 15, 2002 and the liability recognition is in effect for guarantees initiated after December 31, 2002. The provisions of this statement did not have a material impact on the Company's reported results of operations, financial positions or cash flows.

        FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" ("FIN 46") was issued in January 2003. FIN 46 requires an investor with a majority of the variable interests in a variable interest entity ("VIE") to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investor does not have a controlling interest, or the equity investment risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. For arrangements entered into with VIEs created prior to January 31, 2003, the provisions of FIN 46 are required to be adopted at the beginning of the first interim or annual period beginning after December 15, 2003. Provisions of this interpretation did not have an impact on the Company's reported results of operations, financial position or cash flows.

        FASB Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150") was issued in May 2003. SFAS 150 establishes guidance for how certain financial instruments with characteristics of both liabilities and equity are classified and requires that a financial instrument that is within its scope be classified as a liability (or as an asset in some circumstances). SFAS 150 is effective for fiscal years beginning after June 15, 2003 and was applied at the beginning of our 2004 fiscal year. The characteristics of the Company's redeemable preferred stock are such that the securities should be classified as a liability and, accordingly, effective fiscal year 2004 the redeemable preferred stock was reclassified to the liabilities section of the consolidated balance sheet and the related accretion was recorded as interest expense in our results of operations rather than as a reduction to retained earnings.

3.    Acquisitions

        On December 18, 2001, the Company acquired the business including certain assets and assumed certain liabilities of Color Prelude, Inc. ("CP") for $19,423 including direct acquisition costs of $540. The acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations". The purchase price has been allocated to the assets and liabilities acquired using estimated fair values at the date of acquisition and resulted in assigning value to goodwill totaling $407 which will not be amortized in accordance with Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets". The following shows the allocation of the purchase price:

Cash	$1
Other current assets	5,680
Property, plant and equipment	7,695
Patents	7,750
Other intangible assets	1,069
Goodwill	407

Total allocation to assets	$22,602

Current liabilities	$3,179

        Patents are being amortized over a ten year period and other intangible assets are being amortized over periods ranging from one to four years.

        The results of the acquired operations are included in the financial statements since the date of acquisition.

        In April 2002 the Company settled a dispute with the former owners of RetCom Holdings Ltd. In connection with the settlement the Company received approximately $1,000 and has included this settlement amount net of related expenses in income from operations.

4.    Accounts Receivable

        The following table details the components of accounts receivable:

	June 30,
	2004	2003
Trade accounts receivable	$22,600	$20,633
Allowance for doubtful accounts	(573)	(557)

	22,027	20,076
Other accounts receivable	142	191

	$22,169	$20,267

5.    Inventory

        The following table details the components of inventory:

	June 30,
	2004	2003
Raw Materials
Paper	$4,003	$1,740
Other raw materials	3,185	2,353

Total raw materials	7,188	4,093
Work in process	3,517	3,857
Reserve for obsolescence	(895)	(685)

Total inventory	$9,810	$7,265

        The difference between the carrying value of paper inventory using the FIFO method as compared to the LIFO method was not significant at June 30, 2004 or June 30, 2003.

6.    Property, Plant And Equipment

        The following table details the components of property, plant and equipment as well as their estimated useful lives:

		June 30,
	Estimated Useful Lives
		2004	2003
Land		$258	$258
Building	7 - 15 years	3,174	2,999
Leasehold improvements	1 - 3 years	754	717
Machinery and equipment	5 - 7 years	32,009	33,240
Furniture and fixtures	3 - 5 years	4,554	4,141
Construction in progress		337	31

		41,086	41,386
Accumulated depreciation		(28,547)	(24,802)

		$12,539	$16,584

        Depreciation expense amounted to $5,159, $5,377 and $5,197 for the years ended June 30, 2004, 2003 and 2002, respectively.

7.    Line Of Credit

        On December 18, 2001, the Company amended and restated its Credit Agreement. The Credit Agreement provides for a $10,000 term loan which was to mature on December 31, 2006 with varying quarterly principal payments and, under certain circumstances, payments of "excess cash flow" as defined in the Credit Agreement. Interest on amounts borrowed accrued at a floating rate based upon either prime or LIBOR. The term loan was repaid in full in 2004.

        The Credit Agreement also provides for a revolving loan commitment up to a maximum of $20,000 and expires on December 31, 2006. Borrowings are limited to a borrowing base consisting of accounts receivable, inventory and property, plant and equipment which serve as collateral for the borrowings. As of June 30, 2004, the Company's borrowing base was approximately $26,024. Interest on amounts borrowed accrue at a floating rate based upon either prime or LIBOR (the weighted average interest rate on the outstanding balance under the revolving loan was 6.0% at June 30, 2004 and 2003). The weighted average interest rate on the outstanding balance under the revolving loan was 5.31%, 6.14% and 6.45% for the years ended June 30, 2004, 2003 and 2002, respectively.

        The Company is required to pay commitment fees on the unused portion of the revolving loan commitment at a rate of approximately 0.5% per annum. In addition, the Company is required to pay fees equal to 2.5% of the average daily outstanding amount of lender guarantees. The Company had $291 of lender guarantees outstanding at June 30, 2004. These fees totaled $68, $76 and $65 for the years ended June 30, 2004, 2003 and 2002, respectively. The Credit Agreement contains certain financial covenants and other restrictions including restrictions on additional indebtedness and restrictions on the payment of dividends.

8.    Senior Notes

        On June 25, 1998, AKI completed a private placement of $115,000 of Senior Notes (the "Senior Notes") which mature on July 1, 2008. The Senior Notes are general unsecured obligations of AKI and bear interest at 10.5% per annum, payable semi-annually on January 1 and July 1. The placement of the Senior Notes yielded AKI net proceeds of $110,158 after deducting offering expenses of $4,842, including $3,450 of underwriting fees paid to an affiliate of the stockholder. The Senior Notes are redeemable at the option of the Company, in whole or part, at any time after July 1, 2003 at a price of up to 105.25% of the outstanding principal balance plus accrued and unpaid interest. The Senior Notes contain certain covenants including restrictions on the declaration and payment of dividends by AKI to Holding and limitations on the incurrence of additional indebtedness. On December 22, 1998, AKI completed the registration of its Senior Notes with the Securities and Exchange Commission.

9.    Senior Discount Debentures

        On June 25, 1998, Holding completed a private placement of Senior Discount Debentures (the "Debentures") with a stated value of $50,000. The Debentures were general unsecured obligations of Holding and mature on July 1, 2009. The Debentures were not required to accrue or pay interest until July 1, 2003 and were issued with an original issuance discount of $24,038. The placement of the Debentures yielded the Company net proceeds of $24,699 after deducting offering expenses of $1,263, including $1,038 of underwriting fees paid to an affiliate of the stockholder. The original issuance discount of $24,038 on the Debentures was being accreted from issuance through July 1, 2003 at an effective rate of 13.5% per annum. The unamortized balance of the original issuance discount was $2,219 at June 30, 2002. During fiscal 2003, Holding purchased, with proceeds from a distribution from AKI, the remaining outstanding Senior Discount Debentures with a carrying value of $17,541 for $18,032 and recognized a loss of approximately $871. During fiscal 2002, Holding purchased, with proceeds from a distribution from AKI, Senior Discount Debentures with a carrying value of $11,054 for $6,804 and recognized a gain of approximately $3,941. The purchased Debentures were subsequently retired.

10.    Initial Capitalization

        In conjunction with the Acquisition, AHC issued $30,000 of Floating Rate Notes, $50,279 of Mandatorily Redeemable Senior Preferred Stock (the "Senior Preferred Stock") and $1,111 of its Common Stock. The Floating Rate Notes were issued with an original issuance discount of $5,389. Interest was payable quarterly and could be settled through the issuance of additional Floating Rate Notes through December 15, 2009, the maturity date, at the discretion of AHC. The original issuance discount of $5,389 was being amortized using the effective interest method over the life of the Floating Rate Notes. On November 1, 1999 AHC issued Amended and Restated Notes totaling $35,500 in exchange for the Floating Rate Notes. The Amended and Restated Notes bear a fixed interest rate of approximately 16% per annum and mature on December 15, 2009 and provide for the payment of stipulated early redemption premiums. The Senior Preferred Stock accretes in value at 15% per annum and must be redeemed by December 15, 2012. The Amended and Restated Notes and Senior Preferred Stock are general unsecured obligations of AHC.

        The cash proceeds from the issuance of the Floating Rate Notes, Senior Preferred Stock and Common Stock of approximately $76,000 and a Mandatorily Redeemable Senior Preferred Stock

Option of $2,363 were contributed by AHC to AKI in exchange for 1,000 shares of AKI's Common Stock. Subsequent to the capitalization of AKI, AHC contributed $1 of cash and all of its ownership interest in AKI to Holding for all of the outstanding equity of Holding.

        AHC has no other operations other than AKI. Absent additional financing, AKI's operations represent the only current source of funds available to service AHC's Floating Rate Notes and Mandatorily Redeemable Senior Preferred Stock; however, AKI is not obligated to pay or otherwise guarantee the Floating Rate Notes and Mandatorily Redeemable Senior Preferred Stock.

11.    Notes Payable To Stockholders

        The Notes Payable to Stockholders bear a fixed interest rate of approximately 16% per annum, and mature on December 15, 2009 and provide for the payment of stipulated early redemption premiums. Interest is payable quarterly and can be settled through the issuance of additional notes through maturity at the discretion of AHC. At June 30, 2004, the carrying value and redemption premiums of the Notes Payable to Stockholders were $73,403 and $4,083, respectively, which includes amounts for accrued interest. The Notes Payable to Stockholders are general unsecured obligations of AHC and can be repaid prior to maturity.

        AHC has no other operations other than AKI. Absent additional financing by AHC, AKI's operations represent the only current source of funds available to service the Notes Payable to Stockholders and Mandatorily Redeemable Senior Preferred Stock; however, AKI is not obligated to pay or otherwise guarantee the Notes Payable to Stockholders and Mandatorily Redeemable Senior Preferred Stock.

12.    Mandatorily Redeemable Senior Preferred Stock

        The Company is authorized to issue up to 50,000 shares of preferred stock of which 21,111.11 shares has been designated as Senior Preferred Stock. In conjunction with the Acquisition, AHC issued 20,111.11 shares, after giving effect to the 100 for 1 reverse stock split in 2004, of Mandatorily Redeemable Senior Preferred Stock (the "Senior Preferred Stock") resulting in proceeds of approximately $50,279. The Senior Preferred Stock accretes in value at 15% per annum, compounded quarterly, and must be redeemed by December 15, 2012. Earlier redemption is required if there is a change of control. Subsequent to December 15, 2002, the Company may redeem all or part of the outstanding Senior Preferred Stock for its accreted value multiplied by a declining redemption premium percentage that ranges from 107.5% to 100.0% based upon the year of redemption.

13.    Commitments And Contingencies

Raw Material Purchase Obligations

        The Company in the ordinary course of business issues purchase orders for raw materials with expected delivery ranging from one to three months. At June 30, 2004 outstanding purchase orders for raw materials totaled approximately $5.8 million.

Operating Leases

        Equipment and office, warehouse and production space under operating leases expire at various dates. Rent expense was $1,468, $1,293 and $559 for the years ended June 30, 2004, 2003 and 2002, respectively. Future minimum lease payments under the leases are as follows.

2005	$1,506
2006	1,502
2007	1,291
2008	756
2009	683
Thereafter	1,728

$7,466

Royalty Agreements

        Royalty agreements are maintained for certain technologies used in the manufacture of certain products. Under the terms of one royalty agreement, payments by the Company are required based on a percentage of net sales of those products manufactured with the specific technology, or a minimum of $500 per year adjusted for changes in the CPI. This agreement expires the earlier of (1) when a total of $11,800 in cumulative royalty payments has been paid or (2) December 31, 2004 unless renewed by the Company for successive one-year periods. The Company expensed $565, $669 and $500 under this agreement for the years ended June 30, 2004, 2003 and 2002, respectively. The Company has paid $7,294 in cumulative royalty payments under this agreement through June 30, 2004.

        Under the terms of another agreement, royalty payments are required based on the number of products sold that were manufactured with the specific licensed technology, or a minimum payment of $625 per year through the expiration of the agreement in 2012. The Company expensed $625 under this agreement for each of the three years ended June 30, 2004.

Employment Agreements

        The Company has employment and salary continuation agreements with certain executive officers with terms through June 30, 2005 and 2006. Such agreements provide for base salaries totaling $1,332 per year. One officer has an incentive bonus of up to 200% of base salary which is payable if certain financial and management goals are attained and certain other incentive payments. The employment agreements also provide severance benefits of up to two years of base salary if the officers' services are terminated under certain conditions and one officer's agreement provides, in the event of termination resulting from a change of control, a severance benefit of two times his highest aggregate amount of base salary and bonus in any of the three calendar years prior to the effective date of termination.

Litigation

        The Beautiful Bouquet Company, Ltd. (the "Licensor") filed suit against the Company alleging breaches of a Patent and Know-How License agreement, as amended (the "License Agreement"). Under the License Agreement, the Company licenses certain intellectual property related to one of the Company's products for which the Company is obligated to pay the Licensor a royalty based on sales of the product and a minimum annual royalty. The Licensor alleges the Company committed a number of breaches, including a breach of the License Agreement and a breach of fiduciary duty owed to the Licensor, and is seeking to recover unspecified amounts under the terms of the License Agreement and all amounts due it under the Company's unjust enrichment of the Licensor's intellectual property rights.

        The Company believes that it did not breach any provision of the License Agreement and intends to vigorously defend against its claims.

        The Company is a party to other litigation arising in the ordinary course of business which, in the opinion of management, will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

Value Added Tax Assessment

        The French tax authorities have asserted that the Company's foreign subsidiary has failed to properly collect value added taxes ("VAT") from its French customers. The assertion is based on the classification of the Company's products as advertising services and not goods, which are taxed differently. The Company has historically collected VAT from its customers on the basis of selling goods which classification had previously been agreed to in audits by the French tax authorities. While the amount of uncollected VAT would be substantial if a change in classification of such goods is required, such amounts could be billable and input VAT to our customers and therefore reclaimable from the tax authorities. An estimate of this contingent loss, if any, for this asserted claim by the French tax authorities, is not possible at this time. The Company believes the range of such claim by the tax authorities, before considering reclaims available, is approximately $600 to $2,700.

Printing Services Agreement

        In connection with the RetCom acquisition, AKI entered into a Printing Services Agreement, which expires December 31, 2004, with a former shareholder of RetCom. The Printing Services Agreement requires annual purchases of printing services totaling $5,000 and a 15% charge on the amount of any shortfall. The present value of the costs related to the estimated shortfall over the life of the Printing Services Agreement was recorded as a liability in the RetCom purchase accounting. The liability balance at June 30, 2004 was approximately $857.

14.    Retirement Plans

        A 401(k) defined contribution plan (the "Plan") is maintained for substantially all full-time salaried employees and certain non-union hourly employees. Applicable employees who have six months of service and have attained age 21 are eligible to participate in the Plan. Employees may elect to contribute a percentage of their earnings to the Plan in accordance with limits prescribed by law. The Company makes contributions to the Plan by matching a percentage of employee contributions. Costs associated with the Plan totaled $418, $424 and $323 for the years ended June 30, 2004, 2003 and 2002, respectively.

        Certain hourly employees are covered under a multiemployer defined benefit plan administered under a collective bargaining agreement. Costs (determined by union contract) under the defined benefit plan were $258, $245 and $221 for the years ended June 30, 2004, 2003 and 2002, respectively.

15.    Income Taxes

        The Company files a consolidated federal income tax return with its subsidiaries and separate state income tax returns calculating its state tax provision on a separate company basis. Any income taxes payable or receivable by the consolidated group are settled or received by AKI.

        For financial reporting purposes, loss before income taxes includes the following components:

	Year Ended June 30,
	2004	2003	2002
Income (loss) before income taxes:
United States	$(18,655)	$(4,221)	$602
Foreign	2,404	1,701	2,142

	$(16,251)	$(2,520)	$2,744

        Significant components of the provision (benefit) for income taxes are as follows:

	Year Ended June 30,
	2004	2003	2002
Current expense (benefit):
Federal	$4,205	$(701)	$4,838
Foreign	867	613	1,042
State	548	345	962

	5,620	257	6,842
Deferred expense (benefit):
Federal	(1,013)	1,965	(832)
Foreign	—	—	—
State	(189)	38	(86)

	(1,202)	2,003	(918)

	$4,418	$2,260	$5,924

        The significant components of deferred tax assets (liabilities) at June 30, 2004 and 2003, were as follows:

	June 30,
	2004		2003
	Current	Noncurrent	Current	Noncurrent
Deferred income tax assets:
Accrued expenses	$450	$—	$376	$—
Allowance for doubtful accounts	219	—	213	—
Reserve for inventory obsolescence	335	—	219	—
Amortization of intangibles	—	1,136	—	879

Deferred tax asset	1,004	1,136	808	879
Deferred income tax liability:
Property, plant and equipment	—	(1,272)	—	(2,021)

Deferred tax assets (liabilities)	$1,004	$(136)	$808	$(1,142)

        Realization of the future deductibility of the accrued interest on the Amended and Restated Notes is uncertain and, therefore, the Company has not recorded a deferred tax asset for such possible future deductions. In the event such interest deductions were to be realized, the maximum tax benefit would be approximately $12,483.

        The income tax provision recognized by the Company for the years ended June 30, 2004, 2003 and 2002 differs from the amount determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following:

	Year Ended June 30,
	2004	2003	2002
Computed tax provision (benefit) at the statutory rate	$(5,525)	$(857)	$933
State income tax provision (benefit), net of federal effect	237	(110)	328
Nondeductible expenses	9,904	3,453	4,445
Other, net	(198)	(226)	218

	$4,418	$2,260	$5,924

16.    Stock Options

        Subsequent to the Acquisition, AHC adopted the 1998 Stock Option Plan ("Option Plan") for certain employees and directors of AHC and any parent or subsidiary of AHC. The Option Plan authorizes the issuance of options to acquire up to 16,500 shares of AHC Common Stock after giving effect to the 100 for 1 reverse stock split in 2004. The Board of Directors determines the terms of each individual options grant. The exercise price for each grant is required to be set at least equal to the fair market value per share of AHC provided that the exercise price shall not be less than $100 per share. Options vest over periods ranging from one to eight years. Certain options are eligible for accelerated vesting based on targeted EBITDA. Targeted EBITDA is net income or loss plus income taxes, interest expense, management fees, loss from early retirement of debt, loss from sale and disposal of fixed assets, depreciation, amortization and impairment loss of goodwill and amortization of other intangibles less gains from early retirement of debt and settlement of purchase price dispute. Options may be exercisable for up to ten years.

        A summary of AHC stock option activity and related information for the years ended June 30, 2004, 2003 and 2002 follows:

	2004		2003		2002
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding. beginning of year	15,322.50	$100	1,469,050	$1.00	1,464,850	$1.00
Granted	—	100	96,000	1.00	21,000	1.00
Exercised	—	—	—	—	—	—
Forfeited	(50.00)	100	(32,800)	1.00	(16,800)	1.00

Outstanding, end of year	15,272.50	$100	1,532,250	$1.00	1,469,050	$1.00

Exercisable, end of year	14,717.50	$100	1,436,073	$1.00	1,106,343	$1.00

Weighted average remaining contractual life	5.7 years		6.7 years		7.5 years

        In connection with the Merger described in footnote 20, each AHC Stock Option, granted under the Option Plan, outstanding shall be cancelled and extinguished and no consideration will be paid thereon.

17.    Related Party Transactions

        The Company made payments to an affiliate of DLJMBII for management fees of $400, $325 and $250 for the three years ended June 30, 2004, 2003 and 2002, respectively.

18.    Geographic Information

        The Company operates in one segment, the production of interactive sampling systems for the fragrance, cosmetic, personal care and other consumer product industries.

        The following table illustrates geographic information for revenues and long-lived assets. Revenues are attributed to countries based on the receipt of sales orders and long-lived assets are based upon the country of domicile.

	United States	France	Total
Net sales:
Year ended June 30, 2002	$103,138	$17,755	$120,893
Year ended June 30, 2003	99,757	15,551	115,308
Year ended June 30, 2004	113,131	20,241	133,372
Long-lived assets:
June 30, 2002	$189,754	$82	$189,836
June 30, 2003	183,949	106	184,055
June 30, 2004	176,918	121	177,039

19.    Condensed Parent Company Only Financial Statements

        The following condensed balance sheet at June 30, 2004 and June 30, 2003 and condensed statement of operations, stockholder's equity and cash flows for the years ended June 30, 2004 and June 30, 2003 for the Company should be read in conjunction with the consolidated financial statements and notes thereto.

Balance Sheets

	June 30,
	2004	2003
Assets
Cash	$417	$396
Investment in subsidiaries	98,916	90,540

Total assets	$99,333	$90,936

Liabilities
Accrued interest	$483	$413
Notes payable to stockholders	72,920	62,129
Mandatorily redeemable Senior Preferred Stock	132,952	—

Total liabilities	206,355	62,542
Mandatorily redeemable Senior Preferred Stock	—	114,747
Stockholder's equity
Common Stock, $0.01 par, 200,000 shares authorized; 161,111.11 shares issued and outstanding at June 30, 2004; 20,000,000 shares authorized; 16,111,111 shares issued and outstanding at June 30, 2003	2	161
Additional paid-in capital	16,109	15,950
Accumulated deficit	(123,133)	(102,464)

Total stockholder's equity	(107,022)	(86,353)

Total liabilities and stockholder's equity	$99,333	$90,936

Statements of Income

	Year Ended June 30,
	2004	2003
Equity in net income of subsidiaries	$8,376	$4,467
Interest expense to stockholders and affiliates	(29,066)	(9,268)
Interest income, other	21	21

Net loss	(20,669)	(4,780)
Accretion of mandatorily redeemable senior preferred stock	—	(15,712)

Net loss allocable to common shareholders	$(20,669)	$(20,492)

Statements of Stockholder's Equity

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount			Total
Balances, June 30, 2002	16,111,111.00	$161	$15,950	$(81,972)	$(65,861)
Net loss	—	—	—	(4,780)	(4,780)
Accretion of mandatorily redeemable senior preferred stock	—	—	—	(15,712)	(15,712)

Balances, June 30, 2003	16,111,111.00	161	15,950	(102,464)	(86,353)
100 for 1 reverse stock split	(15,949,999.89)	(159)	159	—	—
Net loss	—	—	—	(20,669)	(20,669)

Balances, June 30, 2004	161,111.11	$2	$16,109	$(123,133)	$(107,022)

Statements of Cash Flows

	Year Ended June 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(20,669)	$(4,780)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net change in investment in subsidiaries	(8,376)	(4,467)
Non-cash interest expense on notes payable to stockholders	10,861	9,268
Accrued interest on mandatorily redeemable senior preferred stock	18,205	—

Net cash provided by operating activities	21	21

Net increase (decrease) in cash and cash equivalents	21	21
Cash and cash equivalents, beginning of period	396	375

Cash and cash equivalents, end of period	$417	$396

20.    Subsequent Event

        On July 21, 2004, AHC entered into an agreement and plan of merger (the "Merger Agreement") with Fusion Acquisition LLC ("Fusion"), an entity affiliated with Kohlberg Kravis Roberts & Co. The Merger Agreement contemplates that a subsidiary of Fusion will merge with and into AHC (the "Merger"), and AHC will continue as the surviving entity and will be a wholly owned subsidiary of Fusion. In the Merger, AHC's common stock will be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore; AHC's outstanding preferred stock shall be converted into the right to receive an amount in cash, without interest equal to (a) $250 million plus (b) the aggregate amount of transaction expenses paid minus (c) the aggregate amount of indebtedness net of cash minus (d) an amount not to exceed $2 million to be determined by AHC's Board of Directors or a committee thereof for transaction success or retention bonuses to be paid to employees of AKI minus (e) a transaction advisory fee in the amount of $2 million to be paid to DLJMBII minus (f) $0.2 million payable to Renaissance Brands LLC, whose president is a member of AHC's Board of Directors, plus (g) the amount, if any, by which the closing working capital exceeds $16.3 million (the "Target Working Capital") minus (h) the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital. The completion of the merger is subject to several conditions including, among other things, the conclusion of certain other concurrent transactions ("Concurrent Transactions") involving other companies affiliated with DLJMB, the repayment, repurchase or redemption of certain indebtedness and preferred stock of AKI, AHC and the other companies party to the Concurrent Transaction, and an investment in common stock by the CEO of Fusion. Upon completion of the Concurrent Transactions, DLJMB will indirectly own 45% of AHC.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification of Directors and Officers.

        The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrant's directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrant are covered by insurance policies maintained and held in effect by Jostens Holding Corp. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

        Jostens Holding Corp. is IST, Corp. are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

        The amended and restated certificate of incorporation of Jostens Holding Corp. provides that indemnification may be provided to any person who was or is a party to any action, suit or proceeding to the fullest extent provided by the Delaware Statute. In addition, Jostens Holding Corp. shall indemnify its directors for all liabilities arising from a breach of fiduciary duty except (i) for any breach of the director's duty of loyalty to Jostens Holding Corp. or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.

Item 21. Exhibits

        (a)   The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Exhibit Description
2.1	Agreement and Plan of Merger dated as of July 21, 2004 among Fusion Acquisition LLC, AHC Merger, Inc. and AHC I Acquisition Corp. Incorporated by reference to Exhibit 2.1 contained in AKI Inc.'s Form 10-K, filed on September 1, 2004.

2.2	Agreement and Plan of Merger, dated as of July 21, 2004, by and among Von Hoffmann Holdings Inc., Fusion Acquisition LLC and VHH Merger, Inc. Incorporated by reference to Exhibit 10.21 contained in Von Hoffmann's Form 10Q/A, filed on August 12, 2004.
2.3	Contribution Agreement dated as of July 21, 2004 between Jostens Holding Corp. and Fusion Acquisition LLC. Incorporated by reference to Exhibit 2.1 contained in Jostens Holdings' Form 10-Q, filed on August 17, 2004.
2.4	Amendment No. 1 to Contribution Agreement, dated as of September 30, 2004, between Jostens Holding Corp. and Fusion Acquisition LLC.**
3.1	Second Amended and Restated Certificate of Incorporation of Jostens Holding Corp.**
3.2	By-Laws of Jostens Holding Corp.*
4.1	Indenture, dated December 2, 2003 between Jostens Holding Corp. and BNY Midwest Trust Company, as trustee.*
4.2	Registration Rights Agreement, dated November 25, 2003 among Jostens Holding Corp., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.*
4.3	Indenture, dated as of October 4, 2004, among Jostens IH Corp., the guarantors party thereto and The Bank of New York, as trustee. Incorporated by reference to Exhibit 4.1 contained in JIHC's Form S-4 filed on November 10, 2004.
4.4	Exchange and Registration Rights Agreement, dated October 4, 2004, among Jostens IH Corp., the guarantors parties thereto, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. Incorporated by reference to Exhibit 4.2 contained in JIHC's Form S-4 filed on November 10, 2004.
4.5	Registration Rights Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and the Stockholders named therein.**
5.1	Opinion of Weil, Gotshal & Manges LLP regarding the validity of the securities offered hereby.*
10.1	Credit Agreement, dated as of October 4, 2004, among Jostens IH Corp., as Borrower, Jostens Canada Ltd., as Canadian Borrower, Jostens Secondary Holdings Corp., as Guarantor, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Credit Suisse First Boston, as Sole Lead Arranger and Sole Bookrunner, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Co-Arrangers and Co-Syndication Agents, and certain other lending institutions from time to time parties thereto. Incorporated by reference to Exhibit 10.1 contained in JIHC's Form S-4 filed on November 10, 2004.
10.2	U.S. Guarantee, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., each of the subsidiaries of Jostens IH Corp., listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.2 contained in JIHC's Form S-4 filed on November 10, 2004.
10.3	Canadian Guarantee, dated as of October 4, 2004, among Jostens IH Corp., Jostens Secondary Holdings Corp., the subsidiaries of Jostens IH Corp. listed on Schedule 1 thereto and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.3 contained in JIHC's Form S-4 filed on November 10, 2004.

10.4	Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., each of the subsidiaries of Jostens IH Corp. listed on Annex A thereto, and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.4 contained in JIHC's Form S-4 filed on November 10, 2004.
10.5	Canadian Security Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.5 contained in JIHC's Form S-4 filed on November 10, 2004.
10.6	Pledge Agreement, dated as of October 4, 2004, among Jostens IH Corp., Jostens Secondary Holdings Corp., each of the subsidiaries of Jostens IH Corp. listed on Schedule 1 thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.6 contained in JIHC's Form S-4 filed on November 10, 2004.
10.7	Canadian Pledge Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.7 contained in JIHC's Form S-4 filed on November 10, 2004.
10.8	Trademark Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., the subsidiaries of Jostens IH Corp. listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.8 contained in JIHC's Form S-4 filed on November 10, 2004.
10.9	Patent Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., the subsidiaries of Jostens IH Corp. listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.9 contained in JIHC's Form S-4 filed on November 10, 2004.
10.10	Copyright Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., the subsidiaries of Jostens IH Corp. listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.10 contained in JIHC's Form S-4 filed on November 10, 2004.
10.11	Stockholders' Agreement, dated as of July 29, 2003, among Jostens Holding Corp. and the stockholders party thereto. Incorporated by reference to Exhibit 10.2 contained in Jostens' Form 10-Q filed on November 12, 2003.
10.12	Stock Purchase and Stockholders' Agreement, dated as of September 3, 2003, among Jostens Holding Corp., Jostens IH Corp., and the Stockholders parties thereto. Incorporated by reference to Exhibit 10.3 contained in Jostens Holdings Form 10-K filed on April 28, 2004.
10.13	Management Stock Incentive Plan established by Jostens, Inc. dated as of May 10, 2000. Incorporated by reference to Exhibit 10.24 contained in Jostens' Form S-4 filed April 7, 2000.
10.14	Form of Contract entered into with respect to Executive Supplemental Retirement Plan. Incorporated by reference to Jostens' Form 8 dated May 2, 1991.
10.15	Stock Purchase Agreement among Von Hoffmann Corporation, The Lehigh Press, Inc. and the shareholders of The Lehigh Press Inc., dated September 5, 2003. Incorporated by reference to Exhibit 2.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Report on Form 10-Q, filed on November 10, 2003.

10.16	Jostens, Inc. Executive Severance Pay Plan—2003 Revision, effective February 26, 2003. Incorporated by reference to Exhibit 10.9 contained in Jostens' Form 10-K filed on April 1, 2004.
10.17	Employment Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch.**
10.18	Employment Agreement, dated as of January 31, 2002, between Von Hoffmann Corporation and Robert Mathews. Incorporated by reference to Exhibit 10.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), dated June 21, 2002.
10.19	Management Stockholder's Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch.**
10.20	Restricted Stock Award Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch.**
10.21	Sale Participation Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch.**
10.22	Stock Option Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch.**
10.23	2004 Stock Option Plan for Key Employees of Jostens Holding Corp. and its Subsidiaries, dated as of October 4, 2004.***
10.24	Transaction and Monitoring Agreement, dated as of October 4, 2004, between Jostens Holding Corp., Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc.**
12	Computation of Ratio of Earnings to Fixed Charges.***
21	Subsidiaries of Jostens Holding Corp.***
23.1	Consent of Ernst & Young LLP**
23.2	Consent of PricewaterhouseCoopers LLP.**
23.3	Consent of PricewaterhouseCoopers LLP.**
23.4	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page).**
25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of BNY Midwest Trust Company, as trustee.*

* Previously filed.

** Filed herewith.

*** To be filed by amendment.

Item 22. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (A)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

  (B)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (C)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

  (4)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

  (5)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Jostens Holding Corp. has duly caused Post-effective Amendment No. 1 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 10th day of November, 2004.

JOSTENS HOLDING CORP.
By:	/s/ MARC L. REISCH Marc L. Reisch Chairman, President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marie D. Hlavaty and Paul B. Carousso, and each of them, her or his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for her or him and in her or his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, Post-effective Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of November, 2004.

SIGNATURE	CAPACITY	DATE

/s/ MARC L. REISCH Marc L. Reisch	Chairman, President and Chief Executive Officer	November 10, 2004
/s/ PAUL B. CAROUSSO Paul B. Carousso	Vice President, Finance (Principal Financial and Accounting Officer)	November 10, 2004
/s/ JOSEPH Y. BAE Joseph Y. Bae	Director	November 10, 2004
/s/ DAVID F. BURGSTAHLER David F. Burgstahler	Director	November 10, 2004
/s/ THOMPSON DEAN Thompson Dean	Director	November 10, 2004
/s/ ALEXANDER NAVAB Alexander Navab	Director	November 10, 2004

/s/ TAGAR C. OLSON Tagar C. Olson	Director	November 10, 2004
/s/ CHARLES P. PIEPER Charles P. Pieper	Director	November 10, 2004

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1	Agreement and Plan of Merger dated as of July 21, 2004 among Fusion Acquisition LLC, AHC Merger, Inc. and AHC I Acquisition Corp. Incorporated by reference to Exhibit 2.1 contained in AKI Inc.'s Form 10-K, filed on September 1, 2004.
2.2	Agreement and Plan of Merger, dated as of July 21, 2004, by and among Von Hoffmann Holdings Inc., Fusion Acquisition LLC and VHH Merger, Inc. Incorporated by reference to Exhibit 10.21 contained in Von Hoffmann's Form 10Q/A, filed on August 12, 2004.
2.3	Contribution Agreement dated as of July 21, 2004 between Jostens Holding Corp. and Fusion Acquisition LLC. Incorporated by reference to Exhibit 2.1 contained in Jostens Holdings' Form 10-Q, filed on August 17, 2004.
2.4	Amendment No. 1 to Contribution Agreement, dated as of September 30, 2004, between Jostens Holding Corp. and Fusion Acquisition LLC.**
3.1	Second Amended and Restated Certificate of Incorporation of Jostens Holding Corp.**
3.2	By-Laws of Jostens Holding Corp.*
4.1	Indenture, dated December 2, 2003 between Jostens Holding Corp. and BNY Midwest Trust Company, as trustee.*
4.2	Registration Rights Agreement, dated November 25, 2003 among Jostens Holding Corp., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.*
4.3	Indenture, dated as of October 4, 2004, among Jostens IH Corp., the guarantors party thereto and The Bank of New York, as trustee. Incorporated by reference to Exhibit 4.1 contained in JIHC's Form S-4 filed on November 10, 2004.
4.4	Exchange and Registration Rights Agreement, dated October 4, 2004, among Jostens IH Corp., the guarantors parties thereto, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. Incorporated by reference to Exhibit 4.2 contained in JIHC's Form S-4 filed on November 10, 2004.
4.5	Registration Rights Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and the Stockholders named therein.**
5.1	Opinion of Weil, Gotshal & Manges LLP regarding the validity of the securities offered hereby.*
10.1	Credit Agreement, dated as of October 4, 2004, among Jostens IH Corp., as Borrower, Jostens Canada Ltd., as Canadian Borrower, Jostens Secondary Holdings Corp., as Guarantor, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Credit Suisse First Boston, as Sole Lead Arranger and Sole Bookrunner, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Co-Arrangers and Co-Syndication Agents, and certain other lending institutions from time to time parties thereto. Incorporated by reference to Exhibit 10.1 contained in JIHC's Form S-4 filed on November 10, 2004.
10.2	U.S. Guarantee, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., each of the subsidiaries of Jostens IH Corp., listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.2 contained in JIHC's Form S-4 filed on November 10, 2004.
10.3	Canadian Guarantee, dated as of October 4, 2004, among Jostens IH Corp., Jostens Secondary Holdings Corp., the subsidiaries of Jostens IH Corp. listed on Schedule 1 thereto and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.3 contained in JIHC's Form S-4 filed on November 10, 2004.

10.4	Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., each of the subsidiaries of Jostens IH Corp. listed on Annex A thereto, and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.4 contained in JIHC's Form S-4 filed on November 10, 2004.
10.5	Canadian Security Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.5 contained in JIHC's Form S-4 filed on November 10, 2004.
10.6	Pledge Agreement, dated as of October 4, 2004, among Jostens IH Corp., Jostens Secondary Holdings Corp., each of the subsidiaries of Jostens IH Corp. listed on Schedule 1 thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.6 contained in JIHC's Form S-4 filed on November 10, 2004.
10.7	Canadian Pledge Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.7 contained in JIHC's Form S-4 filed on November 10, 2004.
10.8	Trademark Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., the subsidiaries of Jostens IH Corp. listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.8 contained in JIHC's Form S-4 filed on November 10, 2004.
10.9	Patent Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., the subsidiaries of Jostens IH Corp. listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.9 contained in JIHC's Form S-4 filed on November 10, 2004.
10.10	Copyright Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., the subsidiaries of Jostens IH Corp. listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.10 contained in JIHC's Form S-4 filed on November 10, 2004.
10.11	Stockholders' Agreement, dated as of July 29, 2003, among Jostens Holding Corp. and the stockholders party thereto. Incorporated by reference to Exhibit 10.2 contained in Jostens' Form 10-Q filed on November 12, 2003.
10.12	Stock Purchase and Stockholders' Agreement, dated as of September 3, 2003, among Jostens Holding Corp., Jostens IH Corp., and the Stockholders parties thereto. Incorporated by reference to Exhibit 10.3 contained in Jostens Holdings Form 10-K filed on April 28, 2004.
10.13	Management Stock Incentive Plan established by Jostens, Inc. dated as of May 10, 2000. Incorporated by reference to Exhibit 10.24 contained in Jostens' Form S-4 filed April 7, 2000.
10.14	Form of Contract entered into with respect to Executive Supplemental Retirement Plan. Incorporated by reference to Jostens' Form 8 dated May 2, 1991.
10.15	Stock Purchase Agreement among Von Hoffmann Corporation, The Lehigh Press, Inc. and the shareholders of The Lehigh Press Inc., dated September 5, 2003. Incorporated by reference to Exhibit 2.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Report on Form 10-Q, filed on November 10, 2003.
10.16	Jostens, Inc. Executive Severance Pay Plan—2003 Revision, effective February 26, 2003. Incorporated by reference to Exhibit 10.9 contained in Jostens' Form 10-K filed on April 1, 2004.

10.17	Employment Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch.**
10.18	Employment Agreement, dated as of January 31, 2002, between Von Hoffmann Corporation and Robert Mathews. Incorporated by reference to Exhibit 10.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), dated June 21, 2002.
10.19	Management Stockholder's Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch.**
10.20	Restricted Stock Award Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch.**
10.21	Sale Participation Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch.**
10.22	Stock Option Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch.**
10.23	2004 Stock Option Plan for Key Employees of Jostens Holding Corp. and its Subsidiaries, dated as of October 4, 2004.***
10.24	Transaction and Monitoring Agreement, dated as of October 4, 2004, between Jostens Holding Corp., Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc.**
12	Computation of Ratio of Earnings to Fixed Charges.***
21	Subsidiaries of Jostens Holding Corp.***
23.1	Consent of Ernst & Young LLP**
23.2	Consent of PricewaterhouseCoopers LLP.**
23.3	Consent of PricewaterhouseCoopers LLP.**
23.4	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page).**
25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of BNY Midwest Trust Company, as trustee.*

* Previously filed.

** Filed herewith.

*** To be filed by amendment.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INDUSTRY AND MARKET DATA
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Our Company
Business Strengths
Business Strategy
The Transactions
Ownership and Corporate Structure
Summary of Terms of the Notes
Information About Us
RISK FACTORS
Risks Relating to Our Business
Risks Related To The Notes
THE TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
JOSTENS HOLDING CORP. Unaudited Pro Forma Condensed Consolidated Balance Sheet
JOSTENS HOLDING CORP. Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet (In thousands)
JOSTENS HOLDING CORP. Unaudited Pro Forma Condensed Consolidated Statement of Income Fiscal Year 2003
JOSTENS HOLDING CORP. Unaudited Pro Forma Condensed Consolidated Statement of Income
JOSTENS HOLDING CORP. Unaudited Pro Forma Condensed Consolidated Statement of Income
JOSTENS HOLDING CORP. Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income (In thousands)
SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
PRINCIPAL SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Report of Independent Auditors
JOSTENS HOLDING CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES STATEMENTS OF OPERATIONS
JOSTENS HOLDING CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES BALANCE SHEETS
JOSTENS HOLDING CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES STATEMENTS OF CASH FLOWS
JOSTENS HOLDING CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES NOTES TO FINANCIAL STATEMENTS
JOSTENS HOLDING CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
JOSTENS HOLDING CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)
JOSTENS HOLDING CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
JOSTENS HOLDING CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES NOTES TO CONDENSED FINANCIAL STATEMENTS
Report of Independent Auditors
Report of Independent Auditors
JOSTENS HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
JOSTENS HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
JOSTENS HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
JOSTENS HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
JOSTENS HOLDING CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JOSTENS HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
JOSTENS HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
JOSTENS HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
JOSTENS HOLDING CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES Consolidated Statement of Operations (In thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES Consolidated Statements of Changes in Stockholders' Equity (In thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
Report Of Independent Auditors
AHC I ACQUISITION CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
AHC I ACQUISITION CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME
AHC I ACQUISITION CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
AHC I ACQUISITION CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
AHC I ACQUISITION CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS in thousands, except share and per share information
Balance Sheets
Statements of Income
Statements of Stockholder's Equity
Statements of Cash Flows
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX